Exhibit 10.1

$2,150,000,000

CREDIT AGREEMENT

Dated as of July 14, 2011

among

PENN NATIONAL GAMING, INC.,
as Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

THE L/C LENDERS PARTY HERETO

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO SECURITIES, LLC,
COMMERZ MARKETS LLC,
RBS SECURITIES INC.
and
UBS SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,

and

BANK OF AMERICA, N.A.,
COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, and
UBS SECURITIES LLC, Co-Syndication Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Swingline Lender, Administrative Agent, L/C Lender and Collateral Agent,

and

THE ROYAL BANK OF SCOTLAND PLC,
as Documentation Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Senior Managing Agent

i

ANNEXES:

ANNEX A-1	-	Revolving Commitments
ANNEX A-2	-	Term A Facility Commitments
ANNEX A-3	-	Term B Facility Commitments
ANNEX B	-	Applicable Margin For Revolving Loans, Swingline Loans and Term A Facility Loans and Applicable Fee Percentage
ANNEX C-1	-	Amortization Payments - Term A Facility Loans
ANNEX C-2	-	Amortization Payments - Term B Facility Loans

SCHEDULES:

SCHEDULE 1.01(A)	-	Ground Leases
SCHEDULE 1.01(B)	-	Principal Assets
SCHEDULE 1.01(C)	-	Mortgaged Real Property at Closing Date
SCHEDULE 1.01(D)	-	Subsidiary Guarantors
SCHEDULE 2.03(n)	-	Existing Letters of Credit
SCHEDULE 7.01		Jurisdictions of Local Counsel Opinions
SCHEDULE 8.03	-	Litigation
SCHEDULE 8.07	-	ERISA
SCHEDULE 8.08	-	Taxes
SCHEDULE 8.10	-	Environmental Matters
SCHEDULE 8.12(a)	-	Subsidiaries
SCHEDULE 8.12(b)	-	Immaterial Subsidiaries
SCHEDULE 8.12(c)	-	Unrestricted Subsidiaries
SCHEDULE 8.13(a)	-	Ownership
SCHEDULE 8.13(b)	-	Vessels; Mortgaged Vessels at Closing Date
SCHEDULE 8.15	-	Licenses and Permits
SCHEDULE 8.19	-	Intellectual Property
SCHEDULE 8.20	-	Existing Indebtedness
SCHEDULE 8.21	-	Regulation H
SCHEDULE 8.23(a)	-	Real Property
SCHEDULE 8.23(b)	-	Real Property Takings, Etc.
SCHEDULE 8.24(a)	-	Leases
SCHEDULE 8.24(b)	-	Existing Breaches and Defaults
SCHEDULE 8.24(d)(x)	-	SNDA’s - Existing Fee Mortgagees
SCHEDULE 8.24(d)(y)	-	SNDA’s - Future Fee Mortgagees
SCHEDULE 8.25(a)	-	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	-	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 9.14(b)(i)	-	Title Insurance Values
SCHEDULE 9.14(c)	-	Ongoing Construction Projects
SCHEDULE 10.02	-	Certain Existing Liens
SCHEDULE 10.04	-	Investments

EXHIBITS:

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Term A Facility Note
EXHIBIT A-3	-	Form of Term B Facility Note
EXHIBIT A-4	-	Form of Swingline Note
EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Notice of Conversion/Continuation
EXHIBIT D	-	Form of Interest Rate Certificate
EXHIBIT E	-	Form of Foreign Lender Certificate
EXHIBIT F	-	Reserved

v

EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of Security Agreement
EXHIBIT I	-	Form of Mortgage
EXHIBIT J	-	Form of Ship Mortgage
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	Form of Letter of Credit Request
EXHIBIT M	-	Form of Joinder Agreement
EXHIBIT N	-	Form of Estoppel
EXHIBIT O	-	Form of Perfection Certificate
EXHIBIT P	-	Form of Auction Procedures
EXHIBIT Q	-	Form of Borrower Letter
EXHIBIT R	-	Form of Term Loan Extension Amendment
EXHIBIT S	-	Form of Revolving Extension Amendment
EXHIBIT T	-	Form of First Lien Intercreditor Agreement
EXHIBIT U	-	Form of Junior Lien Intercreditor Agreement

CREDIT AGREEMENT, dated as of July 14, 2011, among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”); the SUBSIDIARY GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; the L/C LENDERS party hereto; MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, WELLS FARGO SECURITIES, LLC, COMMERZ MARKETS LLC, RBS SECURITIES INC. and UBS SECURITIES LLC (“UBSS”) as joint lead arrangers and joint bookrunners (in such capacities, together with their respective successors in such capacities, “Lead Arrangers”); BANK OF AMERICA, N.A., COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, and UBSS as co-syndication agents (in such capacities, together with their respective successors in such capacities, “Co-Syndication Agents”); WELLS FARGO BANK, NATIONAL ASSOCIATION, as swingline lender (in such capacity, together with its successors in such capacity, “Swingline Lender”), as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”); THE ROYAL BANK OF SCOTLAND PLC, as documentation agent (in such capacity, together with its successors in such capacity, “Documentation Agent”); and U.S. BANK NATIONAL ASSOCIATION, as senior managing agent (in such capacity, together with its successors in such capacity, “Senior Managing Agent”).

WHEREAS, the Borrower has requested that the Lenders provide first lien revolving credit and term loan facilities, and the Lenders have indicated their willingness to lend and the L/C Lender has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.                         Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

“Acquisition” shall mean, with respect to any person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other person, or of any business or division of any other person (other than any then existing Company), (b) acquisition of more than 50% of the Equity Interests of any other person (other than any then existing Company), or otherwise causing any other person (other than any then existing Company) to become a Subsidiary of such person or (c) merger or consolidation of such person or any other combination of such person with any other person (other than any of the foregoing between or among any then existing Companies).

“Adjusted Net Income” shall mean, for any Test Period, the net income or loss of Borrower and its Restricted Subsidiaries for such period, adjusted by excluding (to the extent taken into account in the calculation of such consolidated net income (loss)) the effect of (a) gains or losses for such period from Asset Sales not in the ordinary course of business, (b) any non-recurring, unusual or extraordinary items of income (including cancellation of indebtedness income) or non-recurring, unusual or extraordinary items of cost or expense for such period and the net tax consequences thereof for such period (as determined in good faith by Borrower), except that Adjusted Net Income for such period shall be increased (to the extent not otherwise included in Adjusted Net Income) by the amount of insurance proceeds received during such period in respect of any Casualty Event; provided, however, that (A) with respect to any Property subject to such Casualty Event which has been in operation for at least one complete fiscal quarter such amount of insurance proceeds plus the Adjusted Net Income (excluding such insurance proceeds), if any, attributable to the Property subject to such Casualty Event for such period shall not exceed an amount equal to the Adjusted Net Income attributable to such Property for the previous Test Period most recently ended prior to the date of such Casualty Event (calculated on a pro forma annualized basis to the extent such Property was not operational for the full previous Test Period) and (B) with respect to any Property subject to such Casualty Event which has not been in operation for at least one complete fiscal quarter, such amount of insurance proceeds plus the Adjusted Net Income attributable to such Property for such period shall not exceed the Adjusted Net

Income reasonably projected by the Borrower to be derived from such Property for such period, (c) transaction costs for the Transactions, (d) non-cash valuation adjustments, (e) any expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, (f) expenses related to the grant of stock options, stock appreciation rights or other equivalent or similar instruments, (g) income of any Unrestricted Subsidiaries, Joint Ventures (other than Joint Ventures that are Restricted Subsidiaries) or 50% or less-owned entities, except that Adjusted Net Income shall be increased (to the extent not otherwise included in Adjusted Net Income) to the extent of the amount of dividends or other distributions or payments (including management fees) actually received in cash from such Unrestricted Subsidiaries, Joint Ventures or 50% or less-owned entities, (h) any gains or losses attributable to the early extinguishment or conversion for Indebtedness, (i) any non-cash impairment charges or asset write-off or write-down resulting from the application of Accounting Standards Codification 350, Intangibles — Goodwill and Other, Accounting Standards Codification 360, Property, Plant and Equipment, and Accounting Standards Codification 805, Business Combinations, and (j) non-cash gains, losses, income and expenses resulting from fair value accounting required by Accounting Standards Codification 815, Derivatives and Hedging, or any related subsequent Statement of Financial Accounting Standards.

“Affiliate” shall mean, with respect to any person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that neither any Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Borrower or any Subsidiary thereof.

“Agent” shall mean any of Administrative Agent, Auction Manager, Collateral Agent, Lead Arrangers, Co-Syndication Agents, Documentation Agent and/or Senior Managing Agent, as applicable.  All discretionary authority vested in Collateral Agent hereunder may be exercised in consultation with Lead Arrangers and/or counsel to Lead Arrangers and Administrative Agent.

“Agent Related Parties” shall mean each Agent and any sub-agent and their respective Affiliates, directors, officers, employees, agents and advisors.

“Agreement” shall mean this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean for any day, the greatest of (i) the corporate base rate of interest announced by Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the LIBO Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points.  Notwithstanding the foregoing, the Alternate Base Rate for Term B Facility Loans shall never be less than 2.00%.  The corporate base rate is not necessarily the lowest rate charged by Administrative Agent to its customers.

“Alternate Currency” shall mean Canadian dollars.

“Amortization Payment” shall mean each scheduled installment of payments on the Term Loans as set forth in Sections 3.01(b), 3.01(c) and 3.01(d).

“Applicable Fee Percentage” shall mean:  with respect to any Unutilized R/C Commitments, (a) prior to the Trigger Date (as defined in this definition), 0.35%; and (b) on and after the date (the “Trigger Date”) on which Borrower shall have delivered to Administrative Agent and the Lenders the financial statements and Interest Rate Certificate required by Sections 9.04(a) and 9.04(e) demonstrating the then applicable Consolidated Total Leverage Ratio for the fiscal quarter ended on June 30, 2011, the applicable percentage per annum set forth on Annex B set forth opposite the relevant Consolidated Total Leverage Ratio in Annex B as evidenced in the most recent Interest Rate Certificate delivered hereunder.  After the Trigger Date, any change in the Consolidated Total Leverage Ratio shall be effective to adjust the Applicable Fee Percentage on and as of the date of receipt by Administrative Agent of the Interest Rate Certificate most recently delivered pursuant to Section 9.04(e).  If Borrower fails to deliver the financial statements and Interest Rate Certificate within the times specified in Sections 9.04(a) or 9.04(b), as applicable, and 9.04(e) such ratio shall be deemed to be at Level I as set forth in Annex B from the date of any such failure to deliver until Borrower delivers such Interest Rate Certificate and financial statements.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Annexes A-1 through A-3 hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean:

(a)                                  in the case of Revolving Loans, Term A Facility Loans or Swingline Loans, (i) prior to the Trigger Date, the respective percentage per annum set forth at Level III as set forth on Annex B for such Type and Class of Loan; and (ii) on and after the Trigger Date, the applicable percentage per annum as set forth on Annex B for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Leverage Ratio in Annex B as evidenced in the most recent Interest Rate Certificate delivered hereunder.  After the Trigger Date, any change in the Consolidated Total Leverage Ratio shall be effective to adjust the Applicable Margin on and as of the date of receipt by Administrative Agent of the Interest Rate Certificate most recently delivered pursuant to Section 9.04(e).  If Borrower fails to deliver the financial statements and Interest Rate Certificate within the times specified in Sections 9.04(a) or 9.04(b), as applicable, and 9.04(e) such ratio shall be deemed to be at Level I as set forth in Annex B from the date of any such failure to deliver until Borrower delivers such Interest Rate Certificate and financial statements; and

(b)                                 in the case of Term B Facility Loans (x) 2.75% per annum, with respect to LIBOR Loans and (y) 1.75% per annum, with respect to ABR Loans.

For purposes of calculating the Consolidated Total Leverage Ratio for the fiscal quarter ended June 30, 2011 in determining the Applicable Margin, (i) the Transactions shall each be deemed to have occurred on June 30, 2011, and the applicable Test Period shall be the four fiscal quarter-period ended June 30, 2011; and (ii) calculation of the Consolidated Total Leverage Ratio shall otherwise be subject to Section 10.08(d).

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) to the extent that the aggregate value of such Property sold in any single transaction or related series of transactions is greater than or equal to $10.0 million and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any person (other than any Company).

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K hereto.

“Auction Amount” shall have the meaning provided in Exhibit P hereto.

“Auction Manager” shall mean Wells Fargo (or such other financial institution as shall be selected by the Borrower in a written notice to the Administrative Agent) in its capacity as Auction Manager.

“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit P hereto; provided, however, the Auction Manager, with the prior written consent of the Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Term Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.

“Available Equity Amount” shall mean, on any date, the aggregate amount of Equity Issuance Proceeds received after the Closing Date and on or prior to such date to the extent not previously applied, or simultaneously being applied, to any Investment pursuant to Section 10.04(k) or Section 10.04(l), any Restricted Payment pursuant to Section 10.06(g)(ii) or any Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then outstanding Available Equity Amount).

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Borrower 2015 Notes” shall mean the outstanding 6 3/4% Senior Subordinated Notes due 2015 of Borrower in the original aggregate principal amount of $250.0 million.

“Borrower 2019 Notes” shall mean the outstanding 8 3/4% Senior Subordinated Notes of Borrower due 2019 in the original aggregate principal amount of $325.0 million.

“Borrower Assignment Agreement” shall mean, with respect to any assignment to Borrower pursuant to Section 13.05(d), an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Borrower Assignment Effective Date” shall have the meaning provided in Section 13.05(d).

“Borrower Letter” shall mean a Borrower Letter substantially in the form attached as Exhibit Q hereto.

“Borrower Loan Purchase” shall mean any purchase of Term Loans by Borrower pursuant to Section 13.05(d).

“Borrower Outstanding Bonds” shall mean the Borrower 2015 Notes and the Borrower 2019 Notes.

“Borrower Outstanding Bond Indentures” shall mean the indentures governing the Borrower Outstanding Bonds.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, Continuation, Conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Canadian dollars” shall mean the lawful money of Canada.

“Capital Expenditures” shall mean, for any period, with respect to any person, any expenditures by such person for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such person that should be capitalized in accordance with GAAP.

“Capital Lease” as applied to any person, shall mean any lease of any Property by that person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that person; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any person, all obligations of such person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to each of the Administrative Agent, the L/C Lender (in the case of obligations owing to the L/C Lender) and the Swingline Lender (in the case of obligations owing to the Swingline Lender) (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

“Cash Equivalents” shall mean, for any person:  (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender (in each case, at the time of acquisition); (c) commercial paper rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, maturing not more than one year from the date of acquisition thereof by such person (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above at the time of acquisition thereof; (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); or (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such country is rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (at the time of investment) and (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries if such person was, at the date of entering into such Cash Management Agreement, a Lender or Affiliate of a Lender, and such person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property for which Borrower or any of its Restricted Subsidiaries receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance); provided, however, no such event shall constitute a Casualty Event if such proceeds or other compensation in respect thereof is less than $10 million.  “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change of Control” shall be deemed to have occurred if:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Principal or a Related Party of Principal, is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower or (b) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness of Borrower or any of its Restricted Subsidiaries that is then outstanding.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels, all property encumbered pursuant to Sections 9.08 and 9.11, and all other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document.

“Collateral Account” shall have the meaning assigned to such term in the Security Agreement.

“Collateral Agent” shall mean Wells Fargo in its capacity as collateral agent in accordance with the introduction hereto and in accordance with the terms of the Security Documents, as the case may be.

“Commitment Letter” shall mean the Commitment Letter among the Commitment Parties and Borrower, dated June 1, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), together with Exhibit A thereto.

“Commitment Parties” shall mean Bank of America N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Commerzbank AG, Commerz Markets LLC, The Royal Bank of Scotland PLC, RBS Securities Inc., UBS Loan Finance LLC and UBS Securities LLC, each in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Commitments” shall mean the Revolving Commitments, the Term Loan Commitments, the Swingline Commitment, any Other Commitments and any New Incremental Term Loan Commitments.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Credit Party) that operates, manages or controls the operation of a casino or racino or controls, has entered into any agreement to control or is under common control with, in each case directly or indirectly, any entity that operates, manages or controls the operation of a casino or racino; provided that the foregoing shall not include commercial or corporate banks, and any funds that are managed or controlled by such commercial or corporate banks which funds principally invest in commercial loans or debt securities.

“Complementary Asset Acquisition” shall mean, a Permitted Acquisition which involves the acquisition of assets principally comprised of Complementary Assets.

“Complementary Assets” shall mean, with respect to any person (other than any existing Company), the principal assets of such person which are complementary to (as a result of the geographic proximity to other businesses operated by Borrower and its Restricted Subsidiaries) a business of the type conducted by Borrower and its Restricted Subsidiaries or activities related or ancillary thereto.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum distributed in connection herewith dated May 2011.

“Consolidated Companies” shall mean Borrower and each Subsidiary of Borrower (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of Borrower in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Adjusted Net Income for such period, plus, in each case to the extent deducted in calculating such Adjusted Net Income, (1) income tax expense, (2) Consolidated Interest Expense, non-cash interest expense, amortization of non-cash financing fees (including non-cash fees payable under a Swap Contract), deferred non-cash financing costs, arrangement, commitment or upfront fees, redemption or prepayment premiums, and costs in an aggregate amount not to exceed $5.0 million incurred relating to termination of Interest Rate Protection Agreements in effect prior to the Closing Date, (3) depreciation and amortization expense, (4) any extraordinary non-cash items (other than cancellation of indebtedness income), (5) other non-cash items of expense (including (a) losses on discontinued operations and asset sales, disposals or abandonments, (b) any impairment charge or asset write-off including, without limitation, those related to intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (c) all losses from investments recorded using the equity method, and (d) other non-cash charges including, without limitation, the amortization of up-front bonuses), other than to the extent such non-cash items require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of the Borrower, be added to Adjusted Net Income and deducted when and to the extent actually paid in cash), (6) any Pre-Opening Expenses, and (7)  in any fiscal quarter during which a purchase of property subject to any Company’s operating lease shall occur and during the three following fiscal quarters, an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries and minus all non-cash gains from investments recorded using the equity method.  Consolidated EBITDA shall be further calculated in accordance with Section 10.08(d).

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, Notes and Capital Lease Obligations (but excluding bankers’ acceptances, surety, appeal and similar bonds, obligations under conditional sale or title retention agreements and the aggregate undrawn portion of all outstanding letters of credit and Indebtedness that has been Discharged)) of Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that, for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof.  Consolidated Indebtedness shall be further calculated in accordance with Section 10.08(d).

“Consolidated Interest Expense” shall mean, for any period, the sum of all cash interest expense of Borrower and its Restricted Subsidiaries for such period as determined on a consolidated basis for Borrower and its Restricted Subsidiaries in accordance with GAAP, including the interest portion of payments on Capital Leases (but excluding (x) amortization of non-cash financing fees (including non-cash fees payable under a Swap Contract) or deferred non-cash financing costs, (y) arrangement, commitment or upfront fees, redemption or prepayment premiums, and (z) interest with respect to Indebtedness that has been Discharged).  Consolidated Interest Expense shall be further calculated in accordance with Section 10.08(d).

“Consolidated Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date, minus, without duplication, all unsecured Indebtedness of Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the Test Period ended prior to such date.  The calculation of Consolidated Senior Secured Leverage Ratio shall be subject to Section 10.08(d).

“Consolidated Total Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period ended prior to such date.  The calculation of Consolidated Total Leverage Ratio shall be subject to Section 10.08(d).

“Contingent Obligation” shall mean, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.09 of a LIBOR Loan from one Interest Period to the next Interest Period.

“Contractual Obligation” shall mean as to any person, any provision of any security issued by such person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such person is a party or by which it or any of its Property is bound or subject.

“control” see definition of “Affiliate.”

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.09 of one Type of Loan (other than Swingline Loans) into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then existing Term Loans or then existing Revolving Loans (or unused Revolving Commitments), or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained and (iv) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Commitments being replaced.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the L/C Documents, (d) the Security Documents, (e) the Fee Letter, and (f) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent and/or any Lender in connection herewith or therewith evidencing or governing the Obligations or delivered in connection herewith or therewith, all as amended from time to time, but shall not include a Swap Contract or Cash Management Agreement.

“Credit Parties” shall mean Borrower and the Subsidiary Guarantors.

“Creditor” shall mean each of (a) each Agent, (b) each L/C Lender and (c) each Lender.

“Credit Swap Contracts” shall mean any Swap Contract between Borrower and/or any or all of its Restricted Subsidiaries and a Swap Provider.

“Debt Issuance” shall mean the incurrence by Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01).  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Discount Range” shall have the meaning provided in Exhibit P hereto.

“Disqualified Capital Stock” shall mean, with respect to any person, any Equity Interest of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock or upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control and is subject to the prior payment in full of the Obligations or as a result of a redemption required by Gaming Law), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof; provided that the Series B Preferred Stock outstanding as of the Closing Date shall not constitute Disqualified Capital Stock.

“Dollars” and “$” shall mean the lawful money of the United States.

“Dollar Equivalent” shall mean, as of any date of determination, (a) as to any amount denominated in Dollars, such amount on such date, and (b) as to any amount denominated in the Alternate Currency, the amount of Dollars which could be purchased with the amount of the Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the applicable L/C Lender (which issued such Letter of Credit) as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination therefor for purchase on such date.

“Domestic Subsidiary” of any person shall mean any Subsidiary of such person incorporated, organized or formed in the United States or any state or territory thereof or the District of Columbia.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D) and (ii) solely for purposes of Borrower Loan Purchases, Borrower; provided, however, that (x) other than as set forth in clause (ii) of this definition, neither Borrower nor any of Borrower’s Affiliates (other than an Investment Fund) or Subsidiaries shall be an Eligible Assignee and (y) Eligible Assignee shall not include any Person that is a Competitor unless consented to by Borrower.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability of Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Interests” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution).  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Equity Rights” shall mean, with respect to any person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 if ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean Borrower or any of its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower and its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.

“Estoppel” shall mean a Lessor Consent, Waiver and Estoppel Certificate, which shall be substantially in the form attached hereto as Exhibit N or such other form requested by the Borrower and reasonably acceptable to the Administrative Agent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Foreign Subsidiary” shall mean (a) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (b) any Subsidiary substantially all the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (a) of this definition, or (c) any Subsidiary the Equity Interests of which are directly or indirectly owned by any Subsidiary described in clause (a) of this definition.

“Excluded Information” shall have the meaning provided in Section 12.06.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income or net profits by the United States, or by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business (other than a business deemed to arise solely by virtue of the transactions contemplated by this Agreement) or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) other than an assignee pursuant to a request by Borrower under Section 2.11(a), any U.S. federal withholding tax that is imposed on amounts payable to such person under the laws in effect at the time such person becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 5.06(a), (d) a U.S. federal withholding tax that is attributable to such person’s failure to comply with Section 5.06(b) or 5.06(c) and (e) any United States federal withholding tax imposed under FATCA.

“Existing Borrower Credit Agreement” shall mean the Credit Agreement, dated as of October 3, 2005, as amended on September 18, 2006 and September 23, 2009, among Borrower, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and the lenders party thereto.

“Existing Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Existing Revolving Tranche” shall have the meaning provided in Section 2.13(b).

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.13(a).

“Existing Tranche” shall mean any Existing Term Loan Tranche or Existing Revolving Tranche.

“Extended Loans/Commitments” shall mean Extended Term Loans and/or Extended Revolving Commitments.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.13(b).

“Extended Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Extended Term Loans” shall have the meaning provided in Section 2.13(a).

“Extending Lender” shall have the meaning provided in Section 2.13(c).

“Extension Amendment” shall have the meaning provided in Section 2.13(d).

“Extension Date” shall mean any date on which any Existing Term Loan Tranche or Existing Revolving Tranche is modified to extend the related scheduled maturity date(s) in accordance with Section 2.13 (with respect to Lenders under such Existing Term Loan Tranche or Existing Revolving Tranche which agree to such modification).

“Extension Election” shall have the meaning provided in Section 2.13(c).

“Extension Request” shall mean any Term Loan Extension Request or Revolving Extension Request.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any regulations thereunder or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.

“Fee Letter” shall mean the fee letter agreement dated June 1, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Borrower and the Commitment Parties.

“Final Maturity Date” shall mean the latest of the R/C Maturity Date, the Term A Facility Maturity Date, the Term B Facility Maturity Date, the latest New Incremental Term Loan Maturity Date and the latest final maturity date applicable to any Extended Term Loans.

“Financial Maintenance Covenants” shall mean the covenants set forth in Sections 10.08(a) through and including 10.08(c).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements) maintained or contributed to by, or entered into with, Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean (x) each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia and (y) any Excluded Foreign Subsidiary.

“Funding Date” shall mean the date of the making of any extension of credit (whether the making of a Loan or the issuance of a Letter of Credit) hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (a) necessary to enable Borrower or any of its Restricted Subsidiaries to engage in the casino, gambling, horse racing or gaming business or otherwise continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Closing Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” shall mean any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility (including, without limitation, the following as of the Closing Date:  the Alcohol and Gaming Commission of Ontario, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Florida Division of Pari-Mutuel Wagering, the Illinois Gaming Control Board, Indiana Gaming Commission, the Iowa Racing and Gaming Commission, Kansas Lottery, Kansas Racing and Gaming Commission, the Louisiana Gaming Control Board, the Maine State Harness Racing Commission, the Maine Gambling Control Board, the Maryland State Lottery Commission, the Maryland Racing Commission, the Maryland Video Lottery Facility Location Commission, the Mississippi Gaming Commission, the Mississippi Department of Revenue, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the New Mexico Gaming Control Board, the New Mexico Racing Commission, the Ohio Casino Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Ontario Lottery and Gaming Corporation, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, Texas Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission), or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Borrower or any of its Restricted Subsidiaries.

“Gaming Facility” shall mean any gaming establishment and other property or assets ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” shall mean all applicable provisions of all:  (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Gaming License” shall mean any Gaming Approval or other casino, gambling, horse racing or gaming license issued by any Gaming Authority covering any Gaming Facility.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Ground Leases” shall mean, collectively, each ground lease set forth on Schedule 1.01(A) attached hereto as each may be supplemented, replaced, terminated or modified from time to time.

“Guarantee” shall mean the guarantee of each Subsidiary Guarantor pursuant to Article VI.

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of Borrower having assets with an aggregate fair market value of less than $25.0 million as of the last day of any fiscal quarter of Borrower; provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiaries exceed the Immaterial Subsidiary Threshold Amount as of the last day of any fiscal quarter of Borrower.

“Immaterial Subsidiary Threshold Amount” shall mean $50.0 million.

“Incremental Commitments” shall mean the Incremental Revolving Commitments, the Incremental Term A Loan Commitments and the Incremental Term B Loan Commitments.

“Incremental Existing Tranche Revolving Commitment” shall have the meaning set forth in Section 2.12(a).

“Incremental Revolving Commitments” shall mean Incremental Existing Tranche Revolving Commitments and New Incremental Revolving Commitments.

“Incremental Term A Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term A Loans” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B Loans” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term Loan Commitments” shall mean the Incremental Term A Loan Commitments, the Incremental Term B Loan Commitments and the New Incremental Term Loan Commitments.

“Incremental Term Loan Facility” shall mean a credit facility comprising a series of Incremental Term Loan Commitments and the corresponding Incremental Term Loans, if any.

“Incremental Term Loans” shall mean the Incremental Term A Loans, the Incremental Term B Loans and any New Incremental Term Loans.

“incur” shall mean, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business, (y) financing of insurance premiums in the ordinary course of business and (z) any such obligations payable solely through the issuance of Equity Interests); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) all Capital Lease Obligations of such person; (g) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including Swap Contracts); (h) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above; provided, however, that for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor).  The amount of Indebtedness of the type referred to in clause (g) above of any person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such person.  The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. For the avoidance of doubt, to the extent such items would otherwise constitute Indebtedness, (x) casino “chips” and gaming winnings of customers, (y) any obligations of such person in respect of Cash Management Agreements and (z) any obligations of such person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness.

“Indiana Mortgage Documents” shall mean, collectively, (a) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, by Indiana Gaming Company, L.P., as mortgagor, to Wells Fargo, as mortgagee, dated as of the Closing Date, relating to Real Property located in Dearborn County, Indiana, and (b) the Preferred Ship Mortgage, by Indiana Gaming Company, L.P., as mortgagor, to Wells Fargo, as mortgagee, dated as of the Closing Date, relating to the whole of the Argosy VI Vessel.

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Interest Coverage Ratio” shall mean, as at any date of determination, the ratio of (x) Consolidated EBITDA for the Test Period ending on such date to (y) Consolidated Interest Expense for the Test Period ending on such date.

“Interest Period” shall mean, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or Converted from an ABR Loan or the last day of the next preceding Interest Period for such LIBOR Loan and (subject to the requirements of Section 2.09) ending on the numerically corresponding day in the first, second, third or sixth calendar month (or, to the extent requested by Borrower and with the prior written consent of each applicable Lender, nine or twelve months) thereafter, as Borrower may select as provided in Section 4.05 (but otherwise subject to the second sentence in Section 2.01(d)), except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period for any Revolving Loan would otherwise end after the R/C Maturity Date of such Revolving Loan, such Interest Period shall end on the R/C Maturity Date of such Revolving Loan; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period.

“Interest Rate Certificate” shall mean an Interest Rate Certificate substantially in the form of Exhibit D, delivered pursuant to Section 9.04(e), demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio as of any Test Date.

“Interest Rate Protection Agreement” shall mean, for any person, an interest rate swap, cap or collar agreement or similar arrangement between such person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investment Fund” means an Affiliate of the Borrower (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Borrower does not, directly or indirectly, actually direct or cause the direction of the investment policies of such entity.

“Investments” of any person shall mean (a) any loan or advance of funds or credit by such person to any other person, (b) any Contingent Obligation by such person in respect of the Indebtedness or other obligation of any other person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or obligations of any other person, (d) any capital contribution by such person to any other person, (e) any payment under any Contingent Obligation by such person in respect of the Indebtedness or other obligation of any other person, or (f) the acquisition of Cash Equivalents.  For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Borrower at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12; provided, however, that upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments is deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments in such Subsidiary that was deemed to have been made (directly or indirectly) at the time of, and has been made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (i), (k) or (l) of Section 10.04 at the time of such Revocation.

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M attached hereto and each Joinder Agreement to be entered into pursuant to the Security Agreement.

“Joint Venture” shall mean any person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Junior Financing” shall mean any Permitted Subordinated Indebtedness (other than Borrower Outstanding Bonds).

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“L/C Commitments” shall mean the commitments of L/C Lender to issue Letters of Credit pursuant to Section 2.03.

“L/C Disbursements” shall mean a payment or disbursement made by any L/C Lender pursuant to a Letter of Credit.

“L/C Documents” shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended or modified and in effect from time to time.

“L/C Interest” shall mean, for each Revolving Lender, such Lender’s participation interest (or, in the case of L/C Lender, L/C Lender’s retained interest) in L/C Lender’s liability under Letters of Credit and such Lender’s rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

“L/C Lender” shall mean, as the context may require:  (a) Wells Fargo or any of its Affiliates, in its capacity as issuer of Letters of Credit issued by it hereunder (including certain of the Existing Letters of Credit issued by it), together with its successors and assigns in such capacity; (b) any other Lender or Lenders (1) selected by Borrower and reasonably acceptable to the Administrative Agent that agrees to become an L/C Lender or (2) that becomes an L/C Lender pursuant to Section 2.03(l), in each case in its capacity as issuer of Letters of Credit issued by such Lender hereunder, together with its successors and assigns in such capacity; (c) Wells Fargo, in its capacity as issuer of certain of the Existing Letters of Credit issued by it, together with its successors and assigns in such capacity; or (d) collectively, all of the foregoing.

“L/C Liability” shall mean, at any time, without duplication, the sum of (a) the Dollar Equivalent of the Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of any Letter of Credit denominated in the Alternate Currency) in respect of all Letters of Credit.  The L/C Liability of any Revolving Lender at any time shall mean such Revolving Lender’s participations and obligations in respect of outstanding Letters of Credit at such time.

“L/C Sublimit” shall mean an amount equal to the lesser of (a) $100.0 million and (b) the Total Revolving Commitments then in effect.  The L/C Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Lender Default” shall mean, in respect of any Lender, (i) such Lender has failed, for more than two (2) Business Days, to comply with its obligations under this Agreement to make a Loan, make a payment to the L/C Lender in respect of an L/C Disbursement and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) such Lender has notified the Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company or (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation).  Any determination of a Lender Default under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lenders” shall mean (a) each Person listed on Annexes A-1, A-2 and A-3 that is a party to this Agreement, (b) any New Incremental Lender from time to time party hereto pursuant to Section 2.12 and any person that becomes a Lender from time to time party hereto pursuant to Section 2.15 and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lender and L/C Lender.

“Letter of Credit” shall have the meaning set forth in Section 2.03(a) and shall include each Existing Letter of Credit.

“LIBO Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum determined by Administrative Agent to be the arithmetic mean (rounded, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Base Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBO Base Rate” shall mean, with respect to each day during each Interest Period pertaining to LIBOR Loans comprising part of the same borrowing, the rate per annum equal to the rate at which Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such LIBOR Loan to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit markets).

“LIBO Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by Administrative Agent to be equal to the LIBO Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.  Notwithstanding the foregoing, (a) for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second Business Day preceding the date of determination) and (b) the LIBO Rate for Term B Facility Loans shall never be less than 1.00%.

“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate.”

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries, but excluding any such revocation, failure to renew, suspension or appointment to the extent such Gaming License relates to a Gaming Facility that is located on a Native American Indian reservation and/or in a jurisdiction the Gaming Laws of which have permitted gambling in the form of slot machines and table games to be conducted by any person or persons who are not Native American Indians or are acting or managing gaming operations for or on behalf of Native American Indians for less than two years at the time of any such revocation, failure to renew, suspension or appointment.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Government Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof.

“Loans” shall mean the Revolving Loans, the Swingline Loans and the Term Loans.

“Losses” of any person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements of any kind or nature whatsoever (including reasonable fees and expenses of one primary counsel for the Secured Parties collectively (and any local counsel reasonably required in any applicable jurisdiction) in connection with any Proceeding commenced or threatened in writing, whether or not such person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such person.

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean an event, circumstance, occurrence or condition which has caused any of (a) any change, condition, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to have a material adverse effect on the business, assets, results of operations or financial condition of Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform any of their material obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any Credit Party of the Credit Documents to which it is a party or any of the material rights and remedies of any Creditor thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral (other than as a result of Gaming Laws or changes thereto).

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $50.0 million.

“MNPI” shall mean Projections and other material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its subsidiaries and any of their respective securities.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Liens permitted thereunder) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which shall be in substantially in the form of Exhibit I, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to Administrative Agent.

“Mortgaged Real Property” shall mean (a) each Real Property identified on Schedule 1.01(C) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 9.08, 9.11 or 9.14.

“Mortgaged Vessel” shall mean (a) each Vessel listed on Schedule 8.13(b) as a “Mortgaged Vessel,” and (b) each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.14.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made contributions, including any person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i)                                     in the case of any Asset Sale permitted by Section 10.05(c), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Lien on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent;

(ii)                                  in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue) received by the person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted by the Credit Documents, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any person (other than any Company) owning a beneficial interest in the subject Property; and

(iii)                               in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“New Incremental Revolving Commitment” shall have the meaning set forth in Section 2.12(a).

“New Incremental Revolving Loan” shall have the meaning set forth in Section 2.12(a).

“New Incremental Revolving Loan Facility” shall mean the credit facility comprising the New Incremental Revolving Commitments and the New Incremental Revolving Loans, if any.

“New Incremental Term Loan Facility” shall mean the credit facility comprising the New Incremental Term Loan Commitments and the New Incremental Term Loans, if any.

“New Incremental Term Loan Maturity Date” shall mean, with respect to any New Incremental Term Loans to be made pursuant to the related Incremental Joinder Agreement, the maturity date thereof as determined in accordance with Section 2.12(c).

“New Incremental Term Loan Notes” shall mean the promissory notes executed and delivered in connection with any New Incremental Term Loan Commitments and the related New Incremental Term Loans.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Notes” shall mean the Revolving Notes, the Swingline Note and the Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B.

“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Creditor, Swap Provider or any Cash Management Bank or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document, any Credit Swap Contract or with the prior written approval of the Borrower any Secured Cash Management Agreement (including interest accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer or its treasurer or controller (in each case, or an equivalent officer) in their official (and not individual) capacities.

“Organizational Document” shall mean, relative to any person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Commitments” means the Other Term Commitments and Other Revolving Commitments.

“Other Debt” has the meaning set forth in the definition of “Repricing Transaction.”

“Other Revolving Commitments” means one or more Tranches of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Other Term Loan Commitments” means one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit T hereto.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower and each of the Subsidiary Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit O) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(j)(B).

“Permitted Acquisitions” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all the business, property or assets of, or Equity Interests in, a person or any division or line of business of a person so long as (a) such acquisition shall not have been consummated pursuant to a tender offer that has not been approved by the board of directors (or functional equivalent) of such person, (b) such assets are to be used in, or such person so acquired is principally engaged in, as the case may be, a business of the type conducted by Borrower and its Restricted Subsidiaries or activities related or ancillary thereto, or such assets are Complementary Assets and (c) immediately after giving effect thereto, (i) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable Laws, (iii) Borrower and its Restricted Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants set forth in Section 10.08 as of the most recently ended Test Period, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of such relevant Test Period (provided that any acquisition that occurs prior to the first Test Period under such Sections 10.08(a), (b) and (c) shall be deemed to have occurred during such first Test Period) and (iv) with respect to a Permitted Acquisition in excess of $50.0 million, Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a), (b) and (c)(i) through (iii) above, together with all relevant financial information for the person or assets to be acquired.

“Permitted Business” means any business of the type in which the Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).

“Permitted Business Assets” means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by the Borrower’s Board of Directors or management in its good faith judgment.

“Permitted Collateral Liens” shall mean:

(a)                                  in the case of all Pledged Collateral other than Securities Collateral (as defined in the Security Agreement), Permitted Liens of the type described in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (m), (n), (o), (p), (q), (s), (t), (u), (v), (x), (y), (z), (aa), (bb), (cc) and (dd) of Section 10.02;

(b)                                 in the case of all Pledged Collateral constituting Securities Collateral (as defined in the Security Agreement), Permitted Liens of the type described in clauses (a), (p), (v) and (y) of Section 10.02;

(c)                                  in the case of each Mortgaged Real Property, (i) on the date of the filing, recording or registering of the related Mortgage, “Permitted Collateral Liens” shall mean Prior Mortgage Liens and other Liens acceptable to Administrative Agent and (ii) any time thereafter, “Permitted Collateral Liens” shall mean (A) such Prior Mortgage Liens and such other Liens acceptable to Administrative Agent referred to in clause (i) above and (B) Permitted Liens of the type described in clauses (a), (b), (c), (d), (e), (f), (g), (i), (k), (n), (p), (s) and (v) of Section 10.02; and

(d)                                 in the case of each Mortgaged Vessel, Permitted Liens of the type described in clauses (a), (b), (c), (d), (e), (f), (g), (i), (k), (n), (o), (p) and (v) of Section 10.02.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (iv) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Pari passu Intercreditor Agreement.

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations) (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date), in each case prior to the Final Maturity Date then in effect at the time of issuance, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iv) has no financial maintenance covenants, other than in the case of any Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations (in which event the financial maintenance covenants in the documentation governing such Indebtedness shall not be more restrictive in any material respect than those set forth in this Agreement) and (v) has covenants and default and remedy provisions that in the good faith determination of the Borrower are no more restrictive in any material respect taken as a whole, than those set forth in this Agreement.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided, however, that:  (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or weighted average life that is shorter than that of the Indebtedness being refinanced (provided that the stated maturity or weighted average life may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity in effect prior to such refinancing or (2) 91 days after the Final Maturity Date then in effect at the time of issuance), (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and reasonable expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing; and (c) the sole obligor on such refinancing Indebtedness shall be Borrower or the original obligor on such Indebtedness being refinanced; provided, however, that (i) any guarantor of the Indebtedness being refinanced shall be permitted to guarantee the refinancing Indebtedness and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

“Permitted Second Lien Indebtedness” means any Indebtedness of the Borrower and Guarantors that (a) (i) is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) meets the Permitted Junior Debt Conditions and (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Second Lien Intercreditor Agreement.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii), the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Second Lien Intercreditor Agreement and (iv) meets the Permitted Junior Debt Conditions.

“Permitted Subordinated Indebtedness” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or all or any Restricted Subsidiaries (a) that contains subordination provisions reasonably satisfactory to the Administrative Agent (it being understood that the subordination provisions providing that such Indebtedness is at least as subordinated in all material respects to the Obligations then outstanding as the obligations under the Borrower Outstanding Bond Indentures, as in effect on the date hereof, to the Obligations are reasonably satisfactory to the Administrative Agent) and (b) that shall not have any scheduled principal payments due prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date).

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Borrower and its Restricted Subsidiaries that (a) (i) is on terms and conditions (including as to covenants) customary in the good faith determination of the Borrower for senior notes issued under Rule 144A or other private placement transaction under the Securities Act and (ii) meets the Permitted Junior Debt Conditions or (b) is Permitted Subordinated Indebtedness.  For the avoidance of doubt, Disqualified Equity Interests shall not constitute Permitted Unsecured Indebtedness.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“person” or “Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Pledged Collateral” has the meaning set forth in the Security Agreement.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period.

“Principal” shall mean Peter M. Carlino.

“Principal Asset” shall mean (a) each of the Properties of Borrower and its Restricted Subsidiaries as of the Closing Date listed on Schedule 1.01(B) and (b) any other Property (excluding Equity Interests in a person other than a Restricted Subsidiary) or Gaming Facility of Borrower or any of its Restricted Subsidiaries from time to time that, individually, was responsible for at least 7.5% of Consolidated EBITDA during the most recently ended fiscal year of Borrower.

“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 333 South Grand Avenue, 12th Floor, Los Angeles, California 90071, or such other office as may be designated by Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage as such Schedule B may be amended from time to time to the reasonable satisfaction of Administrative Agent.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any person, Equity Interests or other ownership interests of any other person.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 180 days after such acquisition of such Property or the incurrence of such costs by such person.

“Qualified Capital Stock” shall mean, with respect to any person, any Equity Interests of such person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns directly or indirectly at least 25% of the Equity Interests of such Joint Venture or casinos or racinos managed by Borrower or any of its Restricted Subsidiaries pursuant to a management or similar contract.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“R/C Maturity Date” shall mean the date that is the fifth anniversary of the Closing Date.

“R/C Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitments at such time; provided, however, that if the R/C Percentage of any Revolving Lender is to be determined after the Total Revolving Commitments have been terminated, then the R/C Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination.

“Real Property” shall mean all right, title and interest of Borrower or any of its Restricted Subsidiaries (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by Borrower or any of its Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures (it being understood that for purposes of Schedules 1.01(C) and 8.23(a), Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedules).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“refinance” shall mean refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the obligations of Borrower to reimburse L/C Disbursements in respect of any Letter of Credit.

“Related Party” shall mean:

(a)                                  any immediate family member of Principal; or

(b)                                 any trust, corporation, partnership or other entity, in which Principal and/or such other persons referred to in the immediately preceding clause (a) have an 80% or more controlling interest.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Repricing Transaction” shall mean (i) the incurrence by Borrower or any of its Subsidiaries of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term B Facility Loans into any such new tranche of replacement term loans) (x) having an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term B Facility Loans of the respective Type (with the comparative determinations of such margins to be made by Administrative Agent (consistent with generally acceptable financial practices) and to be made after taking into account all upfront or similar fees or original issue discount (amortized over the life (determined according to the maturity date thereof) of such tranche of replacement term loans or Term B Facility Loans, as the case may be) payable to all Lenders holding such replacement term loans or Term B Facility Loans, as the case may be, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) holding such tranche of replacement term loans or Term B Facility Loans, as the case may be, after giving effect to the syndication thereof) (excluding any such loans incurred in connection with a Change of Control) and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Facility Loans (it being understood that a conversion of Term B Facility Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term B Facility Loans), (ii) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Margin for Term B Facility Loans (with the determination of such effective reduction to be made in accordance with the applicable provisions set forth in the parenthetical appearing in preceding clause (i)(x)) and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans, (y) any other term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement or (z) any other bank debt other than under this Agreement (such other term loans referred to in clause (y) above in this clause (iii) and such other bank debt referred to in clause (z) above in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay or repay outstanding Term B Facility Loans (except to the extent any such Incremental Term Loans or Other Debt is incurred in connection with a Change of Control) if such Incremental Term Loans or Other Debt has a lower interest rate spread or margin over the LIBOR Rate (or any comparable rate) or the Alternative Base Rate (or any comparable rate), as applicable, than that of the Term B Facility Loans at the time of prepayment or repayment thereof (with the comparative determination of such interest rate spreads or margins to be made by Administrative Agent (consistent with generally acceptable financial practices) taking into account all upfront or similar fees or original issue discount (amortized over the life (determined according to the maturity date thereof) of such Incremental Term Loans or Other Debt) payable to all lenders holding such Incremental Term Loans or Other Debt after giving effect to the syndication thereof).  Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii) and (iii) shall be conclusive and binding on all Lenders holding Term B Facility Loans.

“Required Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Term Loans, Revolving Loans, Unutilized R/C Commitments, Swingline Exposure and L/C Liabilities then outstanding represents more than 50% of the aggregate sum (without duplication) of (i) all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Loan Commitments of all Non-Defaulting Lenders, (ii) all outstanding Revolving Loans of all Non-Defaulting Lenders, (iii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iv) the Swingline Exposure of all Non-Defaulting Lenders and (v) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Revolving Lenders” shall mean, as of any date of determination: (a) at any time prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Revolving Commitments and (b) thereafter, Non-Defaulting Lenders holding more than 50% of the aggregate sum of (without duplication) (i) the aggregate principal amount of outstanding Revolving Loans of all Non-Defaulting Lenders, (ii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iii) the Swingline Exposure of all Non-Defaulting Lenders, and (iv) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Tranche Lenders” shall mean:  (a) with respect to Lenders having Revolving Commitments or Revolving Loans of any particular Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Unutilized R/C Commitments, Revolving Loans, Swingline Exposure and L/C Liabilities, in each case, in respect of such Tranche and then outstanding; (b) with respect to Lenders having Term A Facility Loans or Term A Facility Commitments, Lenders having more than 50% of the aggregate sum of the Term A Facility Loans and Term A Facility Commitments and Incremental Term A Loan Commitments then outstanding; (c) with respect to Lenders having Term B Facility Loans, Incremental Term B Loans or Incremental Term B Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term B Facility Loans, Incremental Term B Loans and Incremental Term B Loan Commitments then outstanding; (d) for each New Incremental Term Loan Facility, if applicable, with respect to Lenders having New Incremental Term Loans or New Incremental Term Loan Commitments, in each case, in respect of such New Incremental Term Loan Facility, Lenders having more than 50% of the aggregate sum of such New Incremental Term Loans and New Incremental Term Loan Commitments then outstanding; and (e) for each New Incremental Revolving Loan Facility, if applicable, with respect to Lenders having New Incremental Revolving Loans or New Incremental Revolving Commitments, in each case, in respect of such New Incremental Revolving Loan Facility, Lenders having more than 50% of the aggregate sum of such New Incremental Revolving Loans or New Incremental Revolving Commitments then outstanding.

“Requirement of Law” shall mean, as to any person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Reserve Requirement” shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System of the United States in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer or treasurer of Borrower or, with respect to financial matters, the chief financial officer, senior financial officer or treasurer of Borrower.

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than outstanding securities convertible into Equity Interests and other than any payment made relating to any Transfer Agreement) of Borrower or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock of Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock of Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility from trust or other similar arrangement to the Borrower or any of its Restricted Subsidiaries from time to time.

“Revolving Availability Period” shall mean, (i) with respect to the Revolving Commitments, the period from and including the Closing Date to but excluding the earlier of the R/C Maturity Date and the date of termination of the Revolving Commitments, and (ii) with respect to any other Tranche of Revolving Commitments, the period from and including the date such Tranche of Revolving Commitments is established to but excluding the earlier of the maturity date set forth in the applicable Extension Amendment or Incremental Joinder Agreement and the date of termination of such Tranche of Revolving Commitments.  Unless the context otherwise requires, references in this Agreement to the Revolving Availability Period shall mean the Revolving Availability Period ending on the latest R/C Maturity Date then in effect.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, for each Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Annex A-1 under the caption “Revolving Commitment,” or in the Assignment Agreement pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b), (b) reduced or terminated from time to time pursuant to Sections 2.04 and/or 11.01, as applicable, or (c) increased or otherwise adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12 and Section 2.15.  The initial aggregate principal amount of the sum of the Revolving Commitments of all Lenders is $700.0 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Extension Request” shall have the meaning provided in Section 2.13(b).

“Revolving Facility” shall mean the credit facility comprising the Revolving Commitments.

“Revolving Lenders” shall mean (a) on the Closing Date, the Lenders having a Revolving Commitment on Annex A-1 hereof and (b) thereafter, the Lenders from time to time holding Revolving Loans and/or a Revolving Commitment as in effect from time to time.

“Revolving Notes” shall mean the promissory notes substantially in the form of Exhibit A-1.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit U hereto.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Borrower and/or any or all of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Parties” shall mean the Agents, the Lenders, any Swap Provider that is party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Agreement” shall mean a security agreement substantially in the form of Exhibit H among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements, as the same may be amended in accordance with the terms thereof and hereof, reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant to Collateral Agent on behalf of the Secured Parties a first priority (subject only to the Liens permitted thereunder) perfected security interest in the Pledged Collateral covered thereby.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Ship Mortgages and each other security document or pledge agreement, instrument or other document required by applicable local law or otherwise executed and delivered by a Credit Party to grant or perfect a security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the Closing Date, and any other document, agreement or instrument utilized to pledge or grant as collateral for the Obligations any Property of whatever kind or nature.

“Series B Preferred Stock” means the Borrower’s Series B Redeemable Preferred Stock, par value $0.01, outstanding on the Closing Date.

“Ship Mortgage” shall mean a Ship Mortgage substantially in the form of Exhibit J made by the applicable Credit Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel covered thereby, subject only to Permitted Collateral Liens.

“Solvent” and “Solvency” shall mean, for any person on a particular date, that on such date (a) the fair value of the Property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such person does not intend to, and does not believe that it will, incur debts and liabilities beyond such person’s ability to pay as such debts and liabilities mature, (d) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s Property would constitute an unreasonably small capital and (e) such person is able to pay its debts as they become due and payable.  For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more Subsidiaries of such person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors” shall mean each of the persons listed on Schedule 1.01(D) attached hereto and each Wholly-Owned Restricted Subsidiary which may hereafter execute a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Subsidiary Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, Subsidiary Guarantors shall not include any Subsidiary of Borrower that is a Foreign Subsidiary, any Immaterial Subsidiary or any Person that has been released as a Subsidiary Guarantor in accordance with the terms of the Credit Documents.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement).

“Swap Provider” shall mean any person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such person was, at the date of entering into such Swap Contract, a Lender or Affiliate of a Lender, and such person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.01(e), as the same may be reduced from time to time pursuant to Section 2.04.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its R/C Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.01(e).

“Swingline Note” shall mean the promissory note substantially in the form of Exhibit A-4.

“Swingline Sublimit” shall mean the lesser of (a) $30.0 million and (b) the Total Revolving Commitments then in effect.  The Swingline Sublimit is part of, not in addition to, the Total Revolving Commitments.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Taxes” shall mean (a) any and all taxes, imposts, duties, charges, fees, levies or other charges or assessments of whatever nature, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof) including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (b) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. § 1.1502-6 (or any similar state, local or foreign provisions)) in respect of any items described in clause (a).

“Term A Facility” shall mean the credit facility comprising the Term A Facility Commitments, any Incremental Term A Loans Commitments and the Term A Facility Loans.

“Term A Facility Commitment” shall mean, for each Term A Facility Lender, the obligation of such Lender to make a Term A Facility Loan in a principal amount not to exceed the amount set forth opposite the name of such Lender on Annex A-2 under the caption “Term A Facility Commitment,” or in the Assignment Agreement pursuant to which such Lender assumed its Term A Facility Commitment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b) or (b) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The initial aggregate principal amount of the sum of the Term A Facility Commitments of all Term A Facility Lenders is $700.0 million.

“Term A Facility Lenders” shall mean (a) on the Closing Date, the Lenders having Term A Facility Commitments on Annex A-2 hereof and (b) thereafter, Lenders from time to time holding any Incremental Term A Loan Commitments and/or Term A Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term A Facility Loans” shall mean (a) collectively, term loans made pursuant to Section 2.01(b) and (b) term loans made pursuant to any Incremental Term A Loan Commitments.

“Term A Facility Maturity Date” shall mean the date that is the fifth anniversary of the Closing Date.

“Term A Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-2.

“Term B Facility” shall mean the credit facility comprising the Term B Facility Commitments, any Incremental Term B Loan Commitments and the Term B Facility Loans.

“Term B Facility Commitment” shall mean, for each Term B Facility Lender, the obligation of such Lender, if any, to make a Term B Facility Loan to Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Facility Commitment” on Annex A-3, or in the Assignment Agreement pursuant to which such Lender assumed its Term B Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The initial aggregate principal amount of the sum of the Term B Facility Commitments of all Term B Facility Lenders is $750.0 million.

“Term B Facility Lenders” shall mean (a) on the Closing Date, the Lenders having Term B Facility Commitments on Annex A-3 hereof and (b) thereafter, Lenders from time to time holding any Incremental Term B Loan Commitments and/or Term B Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B Facility Loans” shall mean (a) the term loans made pursuant to Section 2.01(c) and (b) term loans made pursuant to any Incremental Term B Loan Commitments.

“Term B Facility Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.

“Term B Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-3.

“Term Facilities” shall mean, collectively, the credit facilities comprising the Term A Facility, the Term B Facility, any New Incremental Term Loan Facilities and the credit facilities comprising the Extended Term Loans, if any.

“Term Loan Commitments” shall mean, collectively, (a) the Term A Facility Commitments, (b) the Term B Facility Commitments and (c) any Incremental Term Loan Commitments.

“Term Loan Extension Request” shall have the meaning provided in Section 2.13(a).

“Term Loan Notes” shall mean, collectively, the Term A Facility Notes, the Term B Facility Notes and any New Incremental Term Loan Notes.

“Term Loans” shall mean, collectively, the Term A Facility Loans, the Term B Facility Loans, any Extended Term Loans and any New Incremental Term Loans.

“Test Date” shall mean, with respect to any Financial Maintenance Covenant, each date of determination in accordance with such Financial Maintenance Covenant.

“Test Period” shall mean for any date of determination the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which financial statements are available.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower.

“Total Revolving Commitments” shall mean, at any time, the Revolving Commitments of all the Revolving Lenders at such time.

“Tranche” shall mean (i) when used with respect to Lenders, each of the following classes of Lenders:  (a) Lenders having Revolving Loans or Revolving Commitments, (b) Lenders having such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment or Incremental Joinder Agreement, (c) Lenders having Term A Facility Commitments, Incremental Term A Loan Commitments or Term A Facility Loans, (d) Lenders having Term B Facility Commitments, Incremental Term B Loan Commitments or Term B Facility Loans and (e) Lenders having such other Tranche of Term Loan Commitments or Term Loans created pursuant to an Extension Amendment or Incremental Joinder Agreement, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments:  (a) Revolving Loans or Revolving Commitments, (b) such other Tranche of Revolving Commitments or Revolving Loans created pursuant to an Extension Amendment or Incremental Joinder Agreement, (c) Term A Facility Commitments, Incremental Term A Loan Commitments or Term A Facility Loans, (d) Term B Facility Commitments, Incremental Term B Loan Commitments or Term B Facility Loans and (e) such other Tranche of Term Loan Commitments or Term Loans created pursuant to an Extension Amendment or Incremental Joinder Agreement.

“Transaction Documents” shall mean the Credit Documents and all documents related thereto and all exhibits, appendices, schedules and annexes to any thereof.

“Transactions” shall mean the financings and transactions to occur on the Closing Date, including the consummation of the refinancing of the Existing Borrower Credit Agreement, the borrowings hereunder on such date and the payment of all fees and expenses in connection with the foregoing.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Trigger Date” shall have the meaning set forth in the definition of “Applicable Fee Percentage.”

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or other similar arrangement required by any Gaming Authority from time to time.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“Unaffiliated Joint Ventures” shall mean any joint venture of Borrower or any of its Subsidiaries; provided, however, that (i) all Investments in, and other transactions entered into with, such joint venture by Borrower or any of its Restricted Subsidiaries were made in compliance with this Agreement and (ii) no Affiliate (other than Borrower or any Subsidiary or any other Unaffiliated Joint Venture) or officer or director of Borrower or any of its Subsidiaries owns any Equity Interest, or has any material economic interest, in such joint venture.

“United States” shall mean the United States of America.

“Unrestricted Subsidiaries” shall mean (a) the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary (in each case unless subsequently designated as a Restricted Subsidiary pursuant to this Agreement).

“Unutilized R/C Commitment” shall mean, for any Revolving Lender, at any time, the excess of such Revolving Lender’s Revolving Commitment at such time over the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender and (ii) such Revolving Lender’s L/C Liability at such time.

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon (it being understood that for purposes of Schedule 8.13(b), Borrower shall not be required to describe such fixtures and equipment in such Schedule 8.13(b)).

“Voting Stock” shall mean, with respect to any person, the capital stock (including any and all shares, interests (including partnership, membership and other Equity Interests), participations, rights in, or other equivalents of, such capital stock, and any and all rights, warrants or options exchangeable for or convertible into such capital stock) of such person, in each case, that ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of the Term Loans, an amount equal to (a) the scheduled repayments of such Term Loans to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Term Loans.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Wholly Owned Subsidiary” shall mean, with respect to any person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such person and/or one or more Wholly Owned Subsidiaries of such person.  Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02.        Other Definitions.

Term	Defined in Section

“Act”	13.14
“Additional Credit Party”	9.11
“Administrative Agent”	Introduction
“Advance Date”	4.06
“Anti-Terrorism Laws”	8.27(a)
“Borrower”	Introduction
“Borrower Refinancings”	7.01(l)
“Class”	1.04
“Closing Date”	7.01
“Co-Syndication Agents”	Introduction
“Covered Taxes”	5.06(a)
“Designation”	9.12(a)
“Designation Amount”	9.12(a)(ii)
“Documentation Agent”	Introduction
“Event of Default”	11.01
“Excluded Designation”	9.13(a)
“Excluded Immaterial Subsidiaries”	9.13(a)
“Executive Order”	8.27(a)
“Existing Indebtedness”	8.20
“Existing Letter of Credit”	2.03(n)
“Foreign Lender Certificate”	5.06(b)
“Guaranteed Obligations”	6.01
“Incremental Effective Date”	2.12(b)
“Incremental Joinder Agreement”	2.12(b)
“Incremental Lender”	2.12(a)
“Indemnitee”	13.03(b)
“Intellectual Property”	8.19
“Judgment Currency Conversion Date”	13.15(a)
“L/C Payment Notice”	2.03(d)
“Lead Arrangers”	Introduction
“Lender SNDAs	8.24(d)
“Letter of Credit Request”	2.03(b)
“Liquor Authority	13.13(a)
“Liquor Laws”	13.13(a)
“Non-U.S. Lender”	5.06(b)
“Obligation Currency”	13.15(a)
“OFAC”	8.27(b)(v)
“Other Taxes”	5.06(e)
“Payor”	4.06
“Permits”	8.15
“Permitted Liens”	10.02
“Post-Increase Revolving Lenders”	2.12(d)
“Pre-Increase Revolving Lenders”	2.12(d)
“Redesignation”	9.13(a)
“Register”	2.08(c)
“Replaced Lender”	2.11(a)
“Replacement Lender”	2.11(a)
“Required Payment”	4.06

Term	Defined in Section

“Revocation”	9.12(b)
“Revolving Loans”	2.01(a)
“Senior Managing Agent”	Introduction
“Tax Benefit”	5.06(g)
“Tax Returns”	8.08
“Type”	1.04
“unreallocated portion”	2.14(a)
“Unreimbursed Amount”	2.03(e)

SECTION 1.03.        Accounting Terms and Determinations.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders, not to be unreasonably withheld).

SECTION 1.04.        Classes and Types of Loans.  Loans hereunder are distinguished by “Class” and by “Type.”  The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Loan, any particular Tranche of Incremental Revolving Loans, any particular Tranche of Revolving Loans created pursuant to an Extension Amendment, a Refinancing Amendment, Term A Facility Loan, Term B Facility Loan, any particular Tranche of Incremental Term Loans, any particular Tranche of Term Loans created pursuant to an Extension Amendment, a Refinancing Amendment or a Swingline Loan, each of which constitutes a Class.  The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type.  Loans may be identified by both Class and Type.

SECTION 1.05.        Rules of Construction.

(a)           In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) persons include their respective permitted successors and assigns or, in the case of governmental persons, persons succeeding to the relevant functions of such persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document; (iv) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (v) unless otherwise expressly provided, any reference to any action of any Creditor by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (vi) time shall be a reference to New York City time; (vii) Obligations (other than L/C Liabilities) shall not be deemed “outstanding” if such Obligations have been paid in full in cash (except for contingent indemnification obligations not yet due and payable that survive repayment), all of the Commitments of the Lenders to make any Loans under the Credit Agreement have expired or been sooner terminated in full and all of the commitments of any L/C Lender to issue Letters of Credit under the Credit Agreement have expired or been sooner terminated in full; and (viii) L/C Liabilities shall not be deemed “outstanding” if (x) such L/C Liabilities have been cash collateralized or supported by a letter of credit in a manner reasonably satisfactory to the applicable L/C Lender and (y) all Revolving Commitments shall have been terminated; provided, however, that notwithstanding the foregoing in this clause (viii), in no event shall Borrower be relieved of its obligations to repay any such L/C Liabilities; and (ix) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b)           In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “Property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.

(c)           In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d)           This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or Lenders’ involvement in their preparation.

SECTION 1.06.        Dollar Equivalent Calculations.  For purposes of this Agreement, the Dollar Equivalent of each Letter of Credit denominated in the Alternate Currency shall be calculated (a) on the date when any such Letter of Credit is issued, (b) on each date the drawing under such Letter of Credit was paid or disbursed by the applicable L/C Lender under such Letter of Credit, (c) on the fifteenth day of each month (or, if such fifteenth day is not a Business Day, the first Business Day occurring immediately after such fifteenth day) and (d) on such additional dates as designated from time to time by Administrative Agent or by L/C Lender that issued such Letter of Credit.  Such Dollar Equivalent shall remain in effect until the same is recalculated as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by Administrative Agent.  L/C Lender that issued a Letter of Credit denominated in the Alternate Currency shall calculate such Dollar Equivalent at such times as provided above, and such L/C Lender shall, on the date such calculation is so made, notify Administrative Agent of such determination of the Dollar Equivalent. Administrative Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent.

ARTICLE II.

CREDITS

SECTION 2.01.        Loans.

(a)           Revolving Loans.  Each Revolving Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make revolving loans (the “Revolving Loans”) to Borrower in Dollars from time to time, on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any one time outstanding not exceeding the amount of such Revolving Commitment of such Revolving Lender as in effect from time to time; provided, however, that, after giving effect to any Borrowing of Revolving Loans, (i) the sum of the aggregate principal amount of (without duplication) all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time, (ii) the Revolving Exposure of such Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitments in effect at such time and (iii) the Revolving Exposure of such Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitments in effect at such time.  Subject to the terms and conditions of this Agreement, during the applicable Revolving Availability Period, Borrower may borrow, repay and re-borrow the amount of the Revolving Commitments by means of ABR Loans and LIBOR Loans.

(b)           Term A Facility Loans.  Each Lender with a Term A Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term A Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term A Facility Commitment of such Lender.  Term A Facility Loans that are repaid or prepaid may not be reborrowed.

(c)           Term B Facility Loans.  Each Lender with a Term B Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term B Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term B Facility Commitment of such Lender.  Term B Facility Loans that are repaid or prepaid may not be reborrowed.

(d)           Limit on LIBOR Loans.  No more than 20 separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time.

(e)           Swingline Loans.

(i)      Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower in Dollars from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (y) (1) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments or (2) the Revolving Exposure of any Revolving Lender exceeding the Revolving Commitments of such Lender then in effect; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and re-borrow Swingline Loans.

(ii)     Swingline Loans.  To request a Swingline Loan, Borrower shall notify Administrative Agent of such request by telephone (promptly confirmed in writing in the form of a Notice of Borrowing by telecopy or facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower.  The Swingline Lender shall make each Swingline Loan available to Borrower by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Swingline Lender, by crediting the same to) the account of Borrower as directed by Borrower in the applicable Notice of Borrowing for such Swingline Loan by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.  Swingline Loans shall only be incurred and maintained as ABR Loans.  Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default or an Event of Default has occurred and is continuing.  Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $250,000 above such amount.

(iii)    Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, and without any penalty or premium, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to Administrative Agent before 12:00 (noon), New York City time, on the date of repayment at the Swingline Lender’s office as the Swingline Lender may from time to time specify to Borrower and Administrative Agent.  All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(iv)    Participations.  The Swingline Lender may by written notice given to Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such

Lender’s applicable percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Administrative Agent, for the account of the Swingline Lender, such Lender’s R/C Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 4.01 with respect to Loans made by such Lender (and Section 4.01 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.02.        Borrowings.  Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing.  Not later than 12:00 noon, New York City time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower.  Each borrowing of Revolving Loans shall be made by each Revolving Lender pro rata based on its R/C Percentage.  The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York City time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.

SECTION 2.03.        Letters of Credit.

(a)           Subject to the terms and conditions hereof, the Revolving Commitments may be utilized, upon the request of Borrower, in addition to the Revolving Loans provided for by Section 2.01(a), for standby and commercial documentary letters of credit (herein collectively called “Letters of Credit”) issued by L/C Lender for the account of any Credit Party (provided that Borrower shall be a co-applicant (and jointly and severally liable) with respect to each Letter of Credit issued for the account of any Subsidiary); provided, however, that in no event shall

(i)            the aggregate amount of all L/C Liabilities, plus the aggregate principal amount of all the Revolving Loans and Swingline Loans then outstanding, exceed at any time the Total Revolving Commitments as in effect at such time,

(ii)           the sum of the aggregate principal amount of all Revolving Loans of any Revolving Lender then outstanding, plus such Revolving Lender’s L/C Liability plus such Revolving Lender’s Swingline Exposure exceed at any time such Revolving Lender’s Revolving Commitment as in effect at such time,

(iii)          the outstanding aggregate amount of all L/C Liabilities exceed the L/C Sublimit,

(iv)          the Dollar Equivalent of the Stated Amount of any Letter of Credit be less than $100,000 or such lesser amount as is acceptable to L/C Lender,

(v)           the expiration date of any Letter of Credit extend beyond the earlier of (x) the fifth Business Day preceding the next succeeding R/C Maturity Date and (y) the date twelve months following the date of such issuance for standby Letters of Credit or 180 days after the date of such issuance for commercial documentary Letters of Credit, unless the Required Revolving Lenders have approved such expiry date in writing (but never beyond the fifth Business Day prior to the next succeeding R/C Maturity Date); provided, however, that any standby Letter of Credit may be automatically extendible for periods of up to one year (but never beyond the fifth Business Day prior to the next succeeding R/C Maturity Date),

(vi)          L/C Lender issue any Letter of Credit after it has received notice from Borrower or the Required Revolving Lenders stating that a Default exists until such time as L/C Lender shall have received written notice of (x) rescission of such notice from the Required Revolving Lenders, (y) waiver or cure of such Default in accordance with this Agreement or (z) Administrative Agent’s good faith determination that such Default has ceased to exist, or

(vii)         any Letter of Credit be issued in a currency other than Dollars or the Alternate Currency nor at a tenor other than sight.

(b)           Whenever Borrower requires the issuance of a Letter of Credit it shall give L/C Lender and Administrative Agent at least three Business Days written notice (or such shorter period of notice acceptable to L/C Lender) (including by way of facsimile transmission).  Each notice shall be in the form of Exhibit L appropriately completed (each a “Letter of Credit Request”) and shall specify a date of issuance not beyond the fifth Business Day prior to the R/C Maturity Date.  Each Letter of Credit Request must be accompanied by documentation describing in reasonable detail the proposed terms, conditions and format of the Letter of Credit to be issued, and if so requested by L/C Lender each Letter of Credit Request shall be accompanied by such L/C Lender’s form of application but which application shall not contain any operating or financial covenants or any provisions inconsistent with this Agreement.  If there is any conflict between the terms and conditions of this Agreement and the terms and condition of any application, the terms and conditions of this Agreement shall govern.  Each Lender hereby authorizes L/C Lender to issue and perform its obligations with respect to Letters of Credit and each Letter of Credit shall be issued in accordance with the customary procedures of L/C Lender.  Borrower acknowledges and agrees that the failure of L/C Lender to require an application at any time and from time to time shall not restrict or impair such L/C Lender’s right to require such an application or agreement as a condition to the issuance of any subsequent Letter of Credit.

(c)           On each day during the period commencing with the issuance by L/C Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s R/C Percentage of the Dollar Equivalent of the then Stated Amount of such Letter of Credit plus the amount of any unreimbursed drawings thereunder (the amount of such unreimbursed drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  Each Revolving Lender (other than L/C Lender) severally agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire from the L/C Lender that issued such Letter of Credit, without recourse, a participation in L/C Lender’s obligation to fund drawings and rights under such Letter of Credit in an amount equal to such Lender’s R/C Percentage of such obligation (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) and rights, and each Revolving Lender (other than L/C Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to L/C Lender to pay and discharge when due, its R/C Percentage of L/C Lender’s obligation to fund drawings (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) under such Letter of Credit.  L/C Lender shall be deemed to hold an L/C Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Revolving Lenders other than L/C Lender of their participation interests.

(d)           In the event that L/C Lender has determined to honor a drawing under a Letter of Credit, L/C Lender shall promptly notify (the “L/C Payment Notice”) Administrative Agent and Borrower (through Administrative Agent) of the amount paid by L/C Lender and the date on which payment is to be made to such beneficiary.  In the case of a Letter of Credit denominated in the Alternate Currency, Borrower shall reimburse L/C Lender that issued such Letter of Credit in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in the Alternate Currency, the applicable L/C Lender shall notify Administrative Agent and Borrower of the Dollar Equivalent of the amount of the drawing following the determination thereof in accordance with Section 1.06.  Borrower hereby unconditionally agrees to pay and reimburse L/C Lender for the amount of payment under such Letter of Credit in Dollars, together with interest thereon at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin applicable to Revolving Loans that are maintained as ABR Loans as are in effect from time to time from the date payment was made to such beneficiary to the date on which payment is due, such payment to be made not later than the first Business Day after the date on which Borrower receives the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m. (New York City time) on a Business Day).  Any such payment due from Borrower and not paid on the required date shall thereafter bear interest at rates specified in Section 3.02(b) until paid.  Promptly upon receipt of the amount paid by Borrower pursuant to the immediately prior sentence, L/C Lender shall notify Administrative Agent of such payment and whether or not such payment constitutes payment in full of the Reimbursement Obligation under the applicable Letter of Credit.

(e)           Promptly upon its receipt of a L/C Payment Notice referred to in Section 2.03(d), Borrower shall advise L/C Lender and Administrative Agent whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse L/C Lender for the amount of the related demand for payment under the applicable Letter of Credit and, if it does so intend, submit a Notice of Borrowing for such borrowing to Administrative Agent as provided in Section 4.05.  In the event that Borrower fails to reimburse L/C Lender for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m. (New York City time) on a Business Day), such L/C Lender shall promptly notify Administrative Agent of such failure by Borrower to so reimburse and of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  In the event that Borrower fails to either submit a Notice of Borrowing to Administrative Agent pursuant to the immediately prior sentence or reimburse L/C Lender for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m. (New York City time) on a Business Day), Administrative Agent shall give each Revolving Lender prompt notice of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) (the “Unreimbursed Amount”), specifying such Lender’s R/C Percentage thereof and requesting payment of such amount.

(f)            Each Revolving Lender (other than L/C Lender) shall pay to Administrative Agent for account of L/C Lender at the Principal Office in Dollars and in immediately available funds, an amount equal to such Revolving Lender’s R/C Percentage of the Unreimbursed Amount upon not less than one Business Day’s actual notice by Administrative Agent as described in Section 2.03(e) to such Revolving Lender requesting such payment and specifying such amount.  Administrative Agent will promptly remit the funds so received to the applicable L/C Lender in Dollars.  Subject to the proviso in Section 2.03(m), each such Revolving Lender’s obligation to make such payments to Administrative Agent for the account of L/C Lender under this Section 2.03(f), and L/C Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this Section 2.03(f), (ii) the financial condition of Borrower or the existence of any Default or (iii) the termination of the Commitments.  Each such payment to L/C Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(g)           Upon the making of each payment by a Revolving Lender to L/C Lender pursuant to Section 2.03(f) in respect of any Letter of Credit, such Revolving Lender shall, automatically and without any further action on the part of Administrative Agent, L/C Lender or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to L/C Lender by Borrower hereunder and under the L/C Documents relating to such Letter of Credit and (ii) a participation equal to such Revolving Lender’s R/C Percentage in any interest or other amounts (such interest and other amounts expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) (other than cost reimbursements) payable by Borrower hereunder and under such L/C Documents in respect of such Reimbursement Obligation.  If L/C Lender receives directly from or for the account of Borrower any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security), L/C Lender shall promptly pay to Administrative Agent for the account of each Revolving Lender which has satisfied its obligations under Section 2.03(f), such Revolving Lender’s R/C Percentage of the Dollar Equivalent of such payment, each such payment by L/C Lender to be made in Dollars.  In the event any payment received by L/C Lender and so paid to the Revolving Lenders hereunder is rescinded or must otherwise be returned by L/C Lender, each Revolving Lender shall, upon the request of L/C Lender (through Administrative Agent), repay to L/C Lender (through Administrative Agent) the amount of such payment paid to such Revolving Lender, with interest at the rate specified in Section 2.03(j).

(h)           Borrower shall pay to Administrative Agent, for the account of each Revolving Lender, in respect of each Letter of Credit for which such Revolving Lender has a L/C Liability, a letter of credit commission equal to (x) the rate per annum equal to the Applicable Margin for Revolving Loans made by such Revolving Lender that are LIBOR Loans in effect from time to time, multiplied by (y) the daily Dollar Equivalent of the Stated Amount of each Letter of Credit (such Dollar Equivalent to be determined in accordance with Section 1.06) for the period from and including the date of issuance of each Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to and excluding the date on such Letter of Credit is drawn in full or is terminated.  Such commission will be non-refundable and is to be paid (1) quarterly in arrears on each Quarterly Date and (2) on the R/C Maturity Date.  In addition, Borrower shall pay to L/C Lender, for such L/C Lender’s account, in respect of each Letter of Credit, a non refundable letter of credit issuance commission in an amount equal to 0.125% per annum multiplied by the daily Dollar Equivalent of the Stated Amount of each Letter of Credit from and including the issuance date of each Letter of Credit through the expiry date of each Letter of Credit (but in no event less than $500.00 per year per Letter of Credit) payable quarterly in arrears on each Quarterly Date and on the first day on or after the R/C Maturity Date upon which no Letters of Credit remain outstanding.  In addition Borrower agrees to pay to L/C Lender all charges, costs and expenses in the amounts customarily charged by L/C Lender, from time to time in like circumstances, with respect to the issuance, amendment, transfer, payment of drawings, and other transactions relating thereto.

(i)            Upon the issuance of or amendment or modification to a Letter of Credit, L/C Lender shall promptly deliver to Administrative Agent and Borrower a written notice of such issuance, amendment or modification and such notice shall be accompanied by a copy of such Letter of Credit or the respective amendment or modification thereto, as the case may be.  Promptly upon receipt of such notice, Administrative Agent shall deliver to each Revolving Lender a written notice regarding such issuance, amendment or modification, as the case may be, and, if so requested by a Revolving Lender, Administrative Agent shall deliver to such Revolving Lender a copy of such Letter of Credit or amendment or modification, as the case may be.

(j)            If and to the extent that any Revolving Lender fails to pay an amount required to be paid pursuant to Section 2.03(f) or 2.03(g) on the due date therefor, such Revolving Lender shall pay to L/C Lender (through Administrative Agent) interest on such amount for each day from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) for the first three days and at the interest rate (in effect from time to time) applicable to Revolving Loans made by such Revolving Lender that are maintained as ABR Loans for each day thereafter.

(k)           The issuance by L/C Lender of any amendment or modification to any Letter of Credit hereunder that would extend the expiry date or increase the Stated Amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such amendment or modification shall be issued hereunder unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended or modified form or (y) the Required Revolving Lenders (or all of the Revolving Lenders to the extent required by Section 13.04) shall have consented thereto.

(l)            Notwithstanding the foregoing, L/C Lender shall not be under any obligation to issue any Letter of Credit if at the time of such issuance, any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain L/C Lender from issuing such Letter of Credit, any of L/C Lender’s policies, any Requirement of Law applicable to L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which L/C Lender is not otherwise compensated) not in effect on the Closing Date.  At any time that L/C Lender shall not be under any obligation to issue Letters of Credit pursuant to this Section 2.03(l), L/C Lender may be replaced by Borrower with another Lender reasonably acceptable to Administrative Agent upon notice to L/C Lender and acceptance of such appointment by such successor L/C Lender.  Upon any such replacement, Administrative Agent shall notify the Lenders of any such replacement of L/C Lender and the replacement L/C Lender shall agree to be bound by the applicable provisions of this Agreement.  At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Lender pursuant to Section 2.03(h).  From and after the effective date of any such replacement, (i) the successor L/C Lender shall have all the rights and obligations of L/C Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Lender” shall be deemed to refer to such successor or to any previous L/C Lender, or to such successor and all previous L/C Lenders, as the context shall require.  After the replacement of an L/C Lender hereunder, the replaced L/C Lender shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(m)          The obligations of Borrower under this Agreement and any L/C Document to reimburse L/C Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Revolving Loans or Swingline Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Document under all circumstances, including the following:  (i) any lack of validity or enforceability of this Agreement or any L/C Document; (ii) the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), L/C Lender or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Subsidiary Guarantor; provided, however, that neither Borrower nor any Revolving Lender shall be obligated to reimburse L/C Lender for any wrongful payment finally determined by a court of competent jurisdiction to have been made by L/C Lender as a result of acts or omissions constituting willful misconduct or gross negligence on the part of L/C Lender.  To the extent that any provision of any L/C Document is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall control.

(n)           Borrower, Administrative Agent and Revolving Lenders hereby agree that, as of the Closing Date, each letter of credit identified on Schedule 2.03(n) (each, an “Existing Letter of Credit”) shall be a Letter of Credit as if originally issued under this Agreement, and that the fees and other provisions set forth in this Section 2.03 shall be applicable to each Existing Letter of Credit as of the Closing Date.

(o)           On the last Business Day of each month, Borrower and each L/C Lender shall provide to Administrative Agent such information regarding the outstanding Letters of Credit as Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent (and in such standard electronic format as Administrative Agent shall reasonably specify), for purposes of Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit.  Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by Borrower and L/C Lenders pursuant to this Section 2.03(o), and such record of Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder.  Notwithstanding the foregoing, if and to the extent Administrative Agent determines that there are one or more discrepancies between information provided by Borrower and any L/C Lender hereunder, Administrative Agent will notify Borrower and such L/C Lender thereof and Borrower and such L/C Lender shall endeavor to reconcile any such discrepancy.  In addition to and without limiting the foregoing, with respect to commercial documentary Letters of Credit, on the first Business Day of each week the applicable L/C Lender shall deliver to Administrative Agent, by facsimile (or, if Administrative Agent and the applicable L/C Lender agree, by e-mail), a report detailing the daily outstanding commercial documentary Letters of Credit for the previous week for such Letters of Credit issued in Dollars and for such Letters of Credit issued in the Alternate Currency.

SECTION 2.04.        Termination and Reductions of Commitment.

(a)           (i)  In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term A Facility Commitments shall be automatically and permanently reduced to zero at 5:00 pm, New York City time, on the Closing Date (after giving effect to the making of the Term A Facility Loans on such date).

(ii)           In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B Facility Commitments shall be automatically and permanently reduced to zero at 5:00pm, New York City time, on the Closing Date (after giving effect to the making of the Term B Facility Loans in respect thereof on such date).

(iii)          In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments shall be automatically and permanently reduced by the amount of Incremental Term Loans made in respect thereof from time to time.

(iv)          The aggregate amount of the Revolving Commitments shall be automatically and permanently reduced to zero on the R/C Maturity Date and the L/C Commitments and the Swingline Commitment shall be automatically and permanently reduced to zero on the R/C Maturity Date.

(b)           Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any) pursuant to Section 5.05) (i) so long as no Revolving Loans, Swingline Loans or L/C Liabilities will be outstanding as of the date specified for termination (after giving effect to all transactions occurring on such date), to terminate the Revolving Commitments in their entirety, (ii) to reduce the aggregate amount of the Unutilized R/C Commitments (which shall be pro rata among Revolving Lenders) and (iii) so long as the remaining Revolving Commitments will equal or exceed the outstanding Revolving Loans, Swingline Exposure and L/C Liabilities of Revolving Lenders in respect of such Revolving Commitments, to reduce the aggregate amount of the Revolving Commitments (which shall be pro rata among Revolving Lenders); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05, and (y) each partial reduction shall be in an aggregate amount at least equal to $5.0 million (or any whole multiple of $1.0 million in excess thereof) or, if less, the remaining Unutilized R/C Commitments.

(c)           Any Commitment once terminated or reduced may not be reinstated.

(d)           Each reduction or termination of any of the Commitments applicable to any Tranche pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

(e)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders (or Required Revolving Lenders or Required Tranche Lenders, to the extent such change, waiver, discharge or termination requires the approval of all affected Lenders or all affected Required Revolving Lenders or all Lenders of such Tranche) as (and to the extent) provided in Section 13.04(b), Borrower may, subject to its compliance with the requirements of Section 13.04(b), upon three Business Days’ prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, other than any such Commitment which is being maintained by such Lender (and not being terminated by Borrower) as provided in Section 13.04(b), so long as all Loans (other than any such Loans that are being maintained by such Lender (and not being repaid by Borrower) as provided in Section 13.04(b)), together with accrued and unpaid interest, fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) are repaid concurrently with the effectiveness of such termination pursuant to Section 2.09(c) (at which time Annexes A-1, A-2 and/or A-3, as applicable, shall be deemed modified to reflect such changed amounts) and such Lender’s L/C Liability is cash collateralized by Borrower in a manner reasonably satisfactory to Administrative Agent and the respective L/C Lenders, and at such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 4.02, 5.01, 5.03, 5.05, 5.06 and 13.03), which shall survive as to such repaid Lender.

SECTION 2.05.        Fees.

(a)           Borrower shall pay to Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender), with respect to such Revolving Lender’s Revolving Commitments, a commitment fee for the period from and including the Closing Date (or, following the conversion of such Revolving Commitment into another Tranche, the applicable Extension Date) to but not including the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment, in each case, computed at a rate per annum equal to the Applicable Fee Percentage in effect from time to time during such period on the daily average amount of such Revolving Lender’s Unutilized R/C Commitment.  For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Liability of such Revolving Lender (and the Swingline Exposure of such Revolving Lender shall be disregarded for such purpose).  Any accrued commitment fee under this Section 2.05(a) in respect of any Revolving Commitment shall be payable in arrears on each Quarterly Date and on the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date.

(b)           Borrower shall pay to Administrative Agent for its own account the annual administrative fee pursuant to the Fee Letter.

(c)           At the time of the effectiveness of a Repricing Transaction prior to the date that is six months after the Closing Date, Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term B Facility Loans (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender under Section 2.11 or 2.09(c), as the case may be), a fee in an amount equal to 1.0% of the aggregate principal amount of all Term B Facility Loans outstanding on such date immediately prior to the effectiveness of such Repricing Transaction.  Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(d)           Borrower shall pay to the Auction Manager for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between Borrower and the Auction Manager.

(e)           Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.05 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the L/C Disbursements or the participations in outstanding Swingline Loans of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such L/C Disbursements or participations in outstanding Swingline Loan cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Lender and the Swingline Lender, as applicable (and the pro rata payment provisions of Section 4.02 will automatically be deemed adjusted to reflect the provisions of this Section 2.05).

SECTION 2.06.        Lending Offices.  The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07.        Several Obligations of Lenders.  The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.  No Revolving Lender will be responsible for failure of any other Lender to fund its participation in Letters of Credit.

SECTION 2.08.        Notes; Register.

(a)           At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibits A-1, A-2, A-3 and A-4 of such Lender’s Revolving Loans, Term A Facility Loans, Term B Facility Loans and Swingline Loans, respectively; and in the case of any Incremental Term Loans, such form of promissory note provided pursuant to the applicable Incremental Joinder Agreement; provided that any promissory notes issued in respect of Incremental Term Loans, Other Term Loans, Extended Term Loans or Extended Revolving Loans shall be in such form as mutually agreed by the Borrower and the Administrative Agent.

(b)           The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c)           Borrower hereby designates Administrative Agent to serve as its agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans.  The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless recorded in the Register.

SECTION 2.09.        Optional Prepayments and Conversions or Continuations of Loans.

(a)           Subject to Section 4.04, Borrower shall have the right to prepay Loans or reduce unused Commitments (without premium or penalty, except as provided in Section 2.09(d)), or to Convert Loans of one Type into Loans of another Type or to Continue Loans of one Type as Loans of the same Type, at any time or from time to time.  Borrower shall give Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests).  Each notice of Conversion or Continuation shall be substantially in the form of Exhibit C.  If LIBOR Loans are prepaid or Converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05.  Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to Convert any Loan into a LIBOR Loan, or to Continue any Loan as a LIBOR Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as ABR Loans.  Swingline Loans may not be converted or continued.

(b)           Application.

(i)      The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.

(ii)     In addition to the foregoing, and provided that the Consolidated Senior Secured Leverage Ratio is less than 3.50 to 1.00, Borrower shall have the right to elect to offer to prepay the Loans pro rata to the Term A Facility Loans and the Term B Facility Loans then outstanding and apply any amounts rejected for such prepayment to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively.  If Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term Loans.  Any such notice shall specify the aggregate amount offered to prepay the Term Loans.  Each holder of a Term A Facility Loan, a Term B Facility Loan or a New Incremental Term Loan may elect, in its sole discretion, to reject such prepayment offer with respect to an amount equal to or less than (x) with respect to holders of Term A Facility Loans, an amount equal to the aggregate amount so offered to prepay Term A Facility Loans times a fraction, the numerator of which is the principal amount of Term A Facility Loans owed to such holder and the denominator of which is the principal amount of Term A Facility Loans outstanding, (y) with respect to holders of Term B Facility Loans, an amount equal to the aggregate amount so offered to prepay Term B Facility Loans times a fraction, the numerator of which is the principal amount of Term B Facility Loans owed to such holder and the denominator of which is the principal amount of Term B Facility Loans outstanding or (z) with respect to holders of New Incremental Term Loans, an amount equal to the aggregate amount so offered to prepay New Incremental Term Loans times a fraction, the numerator of which is the principal amount of New Incremental Term Loans owed to such holder and the denominator of which is the principal amount of New Incremental Term Loans outstanding.  Any rejection of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any.  Failure to give such notice will constitute an election to accept such offer.  Any portion of such prepayment offer so accepted will be used to prepay the Term Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay.  Any portion of such prepayment rejected may be used by Borrower and its Restricted Subsidiaries to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively.

(c)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders (or Required Revolving Lenders or Required Tranche Lenders, to the extent such change, waiver, discharge or termination requires the approval of all affected Lenders or all affected Required Revolving Lenders or all Lenders of such Tranche) as (and to the extent) provided in Section 13.04(b), Borrower may, upon five Business Days’ prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans of such Lender, together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, Section 13.04(b), so long as (i) in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 2.09(c), (A) the Revolving Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 2.04(e) (at which time Annex A-1 shall be deemed modified to reflect the changed Revolving Commitments) and (B) such Lender’s R/C Percentage of all outstanding Letters of Credit is cash collateralized by Borrower in a manner reasonably satisfactory to Administrative Agent and L/C Lenders and (ii) the consents, if any, required under Section 13.04(b) in connection with the repayment pursuant to this Section 2.09(c) shall have been obtained.

(d)           Any prepayment of Term B Facility Loans pursuant to this Section 2.09 made prior to the date that is six months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

SECTION 2.10.        Mandatory Prepayments.

(a)           Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):

(i)      Casualty Events.  Within three Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x)            if no Default or Event of Default then exists or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of any Credit Party or repair, replace or restore the Property or other Property used or usable in the business of any Credit Party (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable), in each case within 365 days following the date of the receipt of such Net Available Proceeds,

(y)           to the extent such Casualty Event affects any of the Collateral or Property acquired to effect any repair, replacement or restoration of such Collateral, such proceeds shall be made subject to the Lien of the Security Documents in accordance with the provisions of Section 9.08, and

(z)            if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within 365 days after the date of the receipt of such Net Available Proceeds, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b); provided, however, that if any portion has not been so used within 365 days after such date and any Credit Party is diligently pursuing the repair, replacement or restoration of Property or the acquisition of Property, then such application of such remaining portion shall not be required for so long as such repair, replacement or restoration is being diligently pursued.

Notwithstanding the foregoing provisions of this Section 2.10(a)(i) or otherwise, no mandatory prepayment shall be required in any fiscal year pursuant to this Section 2.10(a)(i) until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i) in such fiscal year shall exceed $10 million (and thereafter only Net Available Proceeds in excess of such amount shall be required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i).

(ii)           Debt Issuance.  Within three Business Days after any Debt Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance.

(iii)          Asset Sales.  Within three Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale permitted by Section 10.05(c), in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however, that:

(x)            an amount equal to the Net Available Proceeds from any Asset Sale permitted by Section 10.05(c) shall not be required to be applied as provided above on such date if (1) no Default or Event of Default then exists or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, and (B) if such Asset Sale was effected by any other Company, any Company, in each case within 365 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended);

(y)           to the extent such Net Available Proceeds are from an Asset Sale of Collateral, an amount equal to the Net Available Proceeds shall be used within such 365 day period to acquire or invest in Property subject to or made subject to the Lien of the applicable Security Documents in accordance with the provisions of Section 9.08; and

(z)            if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above (and, in the case of any Net Available Proceeds from an Asset Sale of Collateral, in compliance with clause (y) above) within such 365-day period, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b) (it being understood that the foregoing shall in no way affect the obligation of any Company to obtain the consent of the Required Lenders if required pursuant to this Agreement to effect any Asset Sale).

Notwithstanding the foregoing provisions of this Section 2.10(a)(iii) or otherwise, no mandatory prepayment shall be required in any fiscal year pursuant to this Section 2.10(a)(iii) until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii) in such fiscal year shall exceed $10 million (and thereafter only Net Available Proceeds in excess of such amount shall be required be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii).

(iv)          Other Required Prepayments.  If the terms of any agreement, instrument or indenture pursuant to which any Indebtedness (other than the Obligations) pari passu with or junior in right of payment to the Loans is outstanding (or pursuant to which such Indebtedness is guaranteed) require prepayment of such Indebtedness out of the Net Available Proceeds of any Asset Sale unless such Net Available Proceeds are used to prepay other Indebtedness, then, to the extent not otherwise required by this Section 2.10(a), if Borrower and its Restricted Subsidiaries shall not have reinvested the Net Available Proceeds thereof as permitted by Section 2.10(a)(iii) within the time frame permitted thereby (but prior to the date required to be applied to such Indebtedness), the Loans shall be repaid in an amount not less than the minimum amount that would be required to be prepaid not later than the latest time as and upon such terms so that such other Indebtedness will not be required to be prepaid pursuant to the terms of the agreement, indenture or instrument or guarantee governing such other Indebtedness.

(b)           Application.  The amount of any required prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i)      First, the amount of the required prepayment shall be applied to the reduction of Amortization Payments on the Term Loans required by Sections 3.01(b), 3.01(c) and 3.01(d) pro rata among the Term Facilities based upon the remaining unpaid aggregate principal amounts thereof and, in each case, pro rata to the remaining Amortization Payments;

(ii)     Second, after such time as no Term Loans remain outstanding, with an amount equal to the remaining amount of any such required prepayment that would have been applied to the Term Loans, Borrower shall, first, repay all outstanding Swingline Loans, and second, prepay outstanding Revolving Loans (without any reduction in Revolving Commitments); and

(iii)    Third, after application of prepayments in accordance with clauses (i) and (ii) above, Borrower shall be permitted to retain any such remaining excess.

Notwithstanding the foregoing, any Term Loan Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Term Loan Lender that initially accepted such prepayment.  Any such re-offered amounts rejected by such Lenders shall be retained by Borrower.

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05.  Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c)           Revolving Credit Extension Reductions.  Until the R/C Maturity Date, Borrower shall from time to time immediately prepay the Revolving Loans (and/or provide cover for L/C Liabilities as specified in Section 2.10(d)) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Revolving Loans and the Swingline Loans, plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time, such amount to be applied, first, to Revolving Loans outstanding and second, as cover for L/C Liabilities outstanding as specified in Section 2.10(d).

(d)           Cover for L/C Liabilities.  In the event that Borrower shall be required pursuant to this Section 2.10 to provide cover for L/C Liabilities, Borrower shall effect the same by paying to Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by Collateral Agent in the Collateral Account (as provided in the Security Agreement as collateral security in the first instance for the L/C Liabilities) (in an amount not to exceed the amount of then outstanding L/C Liabilities) until such time as all Letters of Credit shall have been terminated and all of the then outstanding L/C Liabilities shall have been paid in full.

(e)           Prepayment of Term B Facility Loans.  Any prepayment of Term B Facility Loans pursuant to Section 2.10(a)(ii) made prior to the date that is six months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

(f)            Outstanding Letters of Credit.  If any Letter of Credit is outstanding on the 30th day prior to the R/C Maturity Date which has an expiry date later than the fifth Business Day preceding the R/C Maturity Date (or which, pursuant to its terms, may be extended to a date later than the fifth Business Day preceding the R/C Maturity Date), the Borrower shall, on such 30th day, either (x) pay to the Administrative Agent an amount of cash equal to 105% of the aggregate Stated Amount of all such Letters of Credit to be held as security for all obligations of the Borrower to the L/C Lender in respect of such Letters of Credit in a Cash Collateral Account to be established by, and under the sole dominion and control of, the Administrative Agent (it being understood that such Cash Collateral shall be released to the extent that such aggregate Stated Amount is reduced upon the expiration or termination of such Letters of Credit, so that the Cash Collateral shall not exceed 105% of the aggregate Stated Amount of such Letters of Credit outstanding at any particular time) or (y) deliver to the Administrative Agent a standby letter of credit (other than a Letter of Credit) in favor of the Administrative Agent and in a stated amount equal to 105% of the aggregate Stated Amount of all such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to the Administrative Agent.

SECTION 2.11.        Replacement of Lenders.

(a)           Borrower shall have the right, if no Event of Default then exists, to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees reasonably acceptable to Administrative Agent (collectively, the “Replacement Lender”) if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so or, (y) such Lender is, and has been for a period of more than 5 Business Days, a Defaulting Lender and/or (z) as provided in Section 13.04(b), such Lender refuses to consent to certain proposed amendments, waivers or modifications with respect to this Agreement; provided, however, that (i) at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or if the Replaced Lender is being replaced as a result of (1) clause (y) above and the applicable consent requires approval of all Lenders of a particular Tranche but not all Lenders, then the Replacement Lender shall acquire all Commitments, Loans and L/C Interests of such Replaced Lender under such Tranche or (2) such Replaced Lender being a Defaulting Lender, then the Replacement Lender shall acquire all Revolving

Commitments, Revolving Loans and L/C Interests of such Replaced Lender under one or more Tranches of Revolving Commitments) and, in connection therewith, shall pay to (x) the Replaced Lender, an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender (other than any Loans not being acquired by the Replacement Lender), (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of Letter of Credit denominated in the Alternate Currency) owing to such Replaced Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans owing to such Replaced Lender are being acquired and (C) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05 with respect to the Loans being so acquired, and (y) L/C Lender an amount equal to such Replaced Lender’s R/C Percentage of any Reimbursement Obligations (which at such time remains a Reimbursement Obligation) (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of Letter of Credit denominated in the Alternate Currency) to the extent such amount was not theretofore funded by such Replaced Lender (if the Revolving Commitments of such Replaced Lender are being assigned to the Replacement Lender), and (ii) all obligations of Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i) and (ii) above, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender and except with respect to Loans, Commitments and L/C Interests of the Replaced Lender not being acquired by the Replacement Lender.

In the event that a Replaced Lender does not execute an Assignment Agreement pursuant to this Section 2.11, upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.11, Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment Agreement on behalf of such Replaced Lender, and any such Assignment Agreement so executed by Administrative Agent on behalf of such Replaced Lender, the Replacement Lender and, to the extent required pursuant to Section 13.05, Administrative Agent shall be effective for purposes of this Section 2.11 and Section 13.05.

(b)           If Borrower receives a notice from any applicable Gaming Authority that a Lender is not qualified to make Loans to Borrower or to hold the securities of a casino licensee under applicable Gaming Laws (and such Lender is notified by Borrower and Administrative Agent in writing of such disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, even if a Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary).  Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender.  Notice to such Lender shall be given at least 10 days before the required date of transfer or prepayment (unless a shorter period is required under applicable law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws.  Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under applicable law).  Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon Borrower:  (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

SECTION 2.12.        Incremental Loan Commitments.

(a)           Borrower Request.  Borrower may, at any time, by written notice to Administrative Agent, request (i) the establishment of one or more new Tranches of Revolving Commitments (“New Incremental Revolving Commitments” and the related Revolving Loans, “New Incremental Revolving Loans”), (ii) an increase to any existing Tranche of Revolving Commitments (the “Incremental Existing Tranche Revolving Commitments”),

(iii) the establishment of additional Term A Facility Loans with terms and conditions identical to the terms and conditions of existing Term A Facility Loans hereunder (“Incremental Term A Loans” and the related commitments, the “Incremental Term A Loan Commitments”), provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term A Loan Commitments, (iv) the establishment of additional Term B Facility Loans with terms and conditions identical to the terms and conditions of existing Term B Facility Loans hereunder (“Incremental Term B Loans” and the related commitments, the “Incremental Term B Loan Commitments”); provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term B Loan Commitments, and/or (iv) the establishment of one or more new term loans (“New Incremental Term Loans” and the related commitments, “New Incremental Term Loan Commitments”); provided, however, that (x) the aggregate amount of all Incremental Term A Loans together with New Incremental Term A Loans (as defined below) shall not exceed $400.0 million and (y) any such request for Incremental Commitments shall be in a minimum amount of $25.0 million.  Each such notice shall specify the identity of each Eligible Assignee (and any existing Lender) to whom Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitment offered to it and (B) any Eligible Assignee that is not an existing Lender which agrees to make available an Incremental Commitment (a “New Incremental Lender”) shall be approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) (each New Incremental Lender or existing Lender which agrees to make available an Incremental Commitment shall be referred to as an “Incremental Lender”).

(b)           Incremental Effective Date.  The Incremental Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Incremental Lender making or providing such Incremental Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12.  The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.12.  If the Incremental Commitments are provided in accordance with this Section 2.12, Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) and the final allocation of such Incremental Commitments.  As a condition precedent to any such Incremental Commitments the following shall have been satisfied to the reasonable satisfaction of Administrative Agent:

(i)      each of the conditions set forth in Section 7.02 shall be satisfied with respect to the borrowing of the applicable Incremental Term Loans;

(ii)     all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid;

(iii)    Borrower shall make any payments required pursuant to Section 5.05 in connection with any adjustment of Revolving Loans pursuant to Section 2.12(d), if applicable;

(iv)    Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Commitments;

(v)     an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent and each applicable Incremental Lender making or providing such Incremental Commitment; and

(vi)    after giving effect to the incurrence of any Incremental Term Loans on a pro forma basis, the Borrower shall be in compliance with the financial covenants set forth in Section 10.08.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.12, any Incremental Lender that was not a Lender hereunder at such time shall become a Lender hereunder.  Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) in the case of Incremental Revolving Commitments, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Incremental Revolving Commitments and Annex A-1 shall be modified to reflect the revised Revolving Commitments of the affected Lenders, (ii) any New Incremental Revolving Loans shall be deemed to be additional Revolving Loans hereunder, (iii) any Revolving Loans made under Incremental Existing Tranche Revolving Commitments shall be deemed to be Revolving Loans of the relevant Tranche hereunder, (iv) any Incremental Term A Loans (to the extent funded) shall be deemed to be Term A Facility Loans hereunder, (v) any Incremental Term B Loans (to the extent funded) shall be deemed to be Term B Facility Loans hereunder and (vi) any New Incremental Term Loans shall be deemed to be additional Term Loans hereunder.  Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each Creditor to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12.  Such amendments may include provisions allowing any Incremental Term B Loans or New Incremental Term Loans to be treated on the same basis as Term B Loans in connection with declining prepayments.

Notwithstanding the conditions to the effectiveness to an Incremental Commitment set forth above, in order to receive an initial extension of credit under any Incremental Revolving Credit Commitment the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 10.08 on a pro forma basis after giving effect to such initial extension of credit.

(c)           Terms of Incremental Commitments and Loans.  The terms and provisions of the Incremental Commitments and Loans made pursuant thereto shall be as follows:

(i)      (A) the terms and provisions of any New Incremental Revolving Commitments and the related New Incremental Revolving Loans shall be as set forth in this Agreement or as otherwise determined by Borrower and Lenders under such Tranche of New Incremental Revolving Commitments and set forth in the related Incremental Joinder Agreement (which, for the avoidance of doubt, may provide for the re-allocation from Pre-Increase Revolving Lenders to Post-Increase Revolving Lenders of participations in Letters of Credit and Swingline Loans on a ratable basis and for the re-allocation to Post-Increase Revolving Lenders of all Letters of Credit expiring on or after the latest R/C Maturity Date then in effect, as contemplated by Section 2.12(d) hereof) and reasonably satisfactory to the Administrative Agent; provided, however, that the R/C Maturity Date applicable to such Tranche of New Incremental Revolving Commitments shall not be earlier than the latest R/C Maturity Date then in effect and (B) the terms and provisions of Incremental Existing Tranche Revolving Commitments and the related Revolving Loans (other than yield) shall be identical to the relevant existing Tranche of Revolving Commitments and any provisions applicable to Revolving Loans of such Tranche made hereunder; provided, further, that upfront fees may be paid to Lenders providing Incremental Existing Tranche Revolving Commitments;

(ii)     the terms and provisions of Incremental Term A Loans (other than yield) shall be identical to the existing Term A Facility Loans, with appropriate adjustments to the amortization schedule set forth on Annex C-1 to address such Incremental Term A Loans;

(iii)    the terms and provisions of Incremental Term B Loans (other than yield) shall be identical to the existing Term B Facility Loans, with appropriate adjustments to the amortization schedule set forth on Annex C-2 to address such Incremental Term B Loans;

(iv)    the terms and provisions of any New Incremental Term Loans shall be as set forth in this Agreement or as otherwise determined by Borrower and Lenders under such Tranche of New Incremental Term Loans and set forth in the related Incremental Joinder Agreement and reasonably satisfactory to the Administrative Agent; provided, however,

(A)          the Weighted Average Life to Maturity of any Tranche of New Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term B Loans; and

(B)           the maturity date of the New Incremental Term Loans shall not be earlier than the Final Maturity Date; and

provided further that (x) the Borrower may establish one or more Tranches of New Incremental Term Loans such that the Weighted Average Life to Maturity of such Tranche of New Incremental Term Loans may be shorter than the Weighted Average Life to Maturity of the existing Term B Loans; and (y) the maturity date of such Tranche of New Incremental Term Loans may be earlier than the Final Maturity Date (such New Incremental Term Loans referred to in clauses (x) and (y), the “New Incremental Term A Loans”) so long as the aggregate amount of all Incremental Term A Loans and New Incremental Term A Loans do not exceed $400.0 million;

(v)     the yield applicable to the Incremental Revolving Commitments and Incremental Term Loans shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, however, that in the case of any Incremental Term B Loans or New Incremental Loans (other than any New Incremental Term A Loans) made prior to the fourth anniversary of the Closing Date, the yield applicable to such Incremental Term B Loans and New Incremental Loans (other than any New Incremental Term A Loans) (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such Incremental Term B Loans and New Incremental Loans (other than any New Incremental Term A Loans)) shall not be greater than the applicable interest rate payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans (including any upfront or similar fees or original issue discount paid and payable to the Lenders hereunder), plus 50 basis points per annum unless the interest rate with respect to the Term B Facility Loans is increased so as to cause the then applicable interest rate under this Agreement on the Term B Facility Loans (including any upfront or similar fees or original issue discount paid and payable to the Lenders hereunder and the adjustment of any interest rate floor) to equal the yield then applicable to the Incremental Term B Loans or the New Incremental Loan (other than any New Incremental Term A Loans), as applicable (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such New Term Loans) minus 50 basis points.

(d)           Adjustment of Revolving Loans.  To the extent the Revolving Commitments are being increased on the relevant Incremental Effective Date, then (i) in the case of New Incremental Revolving Commitments, each of the Revolving Lenders having a Revolving Commitment prior to such Incremental Effective Date or (ii) in the case of Incremental Existing Tranche Revolving Commitments, each of the Revolving Lenders having a Revolving Commitment under the relevant Tranche prior to such Incremental Effective Date (such Revolving Lenders referred to in clause (i) or (ii) the “Pre-Increase Revolving Lenders”), in each case, shall assign or transfer to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Incremental Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each such Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments (in respect of the relevant Tranche, in the case of Incremental Existing Tranche Revolving Commitments) after giving effect to such Incremental Revolving Commitments (and after giving effect to any Revolving Loans made on the relevant Incremental Effective Date); provided, however, that, notwithstanding the foregoing, in the case of New Incremental Revolving Commitments with a maturity date occurring after the latest R/C Maturity Date then in effect, if so provided in the relevant Incremental Joinder Agreement and with the consent of the L/C Lender, participations in Letters of Credit expiring on or after such latest R/C Maturity Date shall be re-allocated from Pre-Increase Revolving Lenders to Post-Increase Revolving Lenders in accordance with the terms of such Incremental Joinder Agreement.  Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by the Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05.  For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased (or re-allocated) pursuant to this Section 2.12(d) shall, upon receipt thereof by the relevant Post-Increase Revolving Lenders, be deemed to be Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant new or additional Revolving Commitments acquired by such Post-Increase Revolving Lenders on the relevant Incremental Effective Date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.

(e)           Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.12 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder.

(f)            Supersede.  This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.

(g)           Incremental Joinder Agreements.  An Incremental Joinder Agreement may, subject to Section 2.12(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12 (including, without limitation, (A) amendments to Section 2.04(b)(iii) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of New Incremental Revolving Commitments without a concurrent reduction of such Tranche of New Incremental Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)).

SECTION 2.13.        Extensions of Loans and Commitments.

(a)           The Borrower may, at any time request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Term Loans may be higher or lower than the Applicable Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Extension Offer, (iv) the amortization schedule set forth on Annex C-2 applicable to such Existing Term Loan Tranche shall be adjusted to reflect the scheduled final maturity date of the Extended Term Loans and the amortization schedule (including the principal amounts payable pursuant thereto) in respect of such Extended Term Loans set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche and (v) the covenants set forth in Section 10.08 may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02(c) or Section 4.07(b)).  Each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and Security Interests created by the Security Documents.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.

(b)           The Borrower may, at any time request that all or a portion of the Revolving Commitments of any Tranche (an “Existing Revolving Tranche” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.13.  In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Tranche) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Tranche from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Revolving Loans may be higher or lower than the Applicable Margins for the Revolving Loans of such Existing Revolving Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Fee Percentage with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Fee Percentage for the Revolving Commitments of such Existing Revolving Tranche and (iv) the covenants set forth in Section 10.08 may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04).  Each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Sections 2.09(b) and 2.10(b) applicable to existing Revolving Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Tranche modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request.  Any Extended Revolving Commitments of any Extension Series shall constitute a separate Tranche and Class of Revolving Commitments from the Existing Revolving Tranche from which they were modified.  If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Tranche, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Tranche.  In addition, if so provided in the relevant Extension Amendment and with the consent of the L/C Lender, participations in Letters of Credit expiring on or after the latest R/C Maturity Date then in effect shall be re-allocated from Lenders of the Existing Revolving Tranche to Lenders holding Extending Revolving Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extending Revolving Commitments, be deemed to be participation interests in respect of such Extending Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(c)           The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Tranche are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request modified to constitute Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Tranche which it has elected to modify to constitute Extended Loans/Commitments.  In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Loans/Commitments on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections.  The Borrower shall have the right to withdraw any Extension Request upon written notice to the Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request is less than the amount of Extended Loans/Commitments requested pursuant to such Election Request.

(d)           Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit R or Exhibit S to this Agreement, as applicable).  Each Extension Amendment shall be executed by the Borrower, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby).  An Extension Amendment may, subject to Sections 2.13(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13 (including, without limitation, (A) amendments to Section 2.04(b)(iii) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of Extended Revolving Commitments without a concurrent reduction of such Tranche of Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Extended Loans/Commitments).

(e)           In addition to any conditions precedent set forth in any applicable Extension Amendment, no Extension Amendment shall be effective unless, (i) no Default or Event of Default shall have occurred and be continuing at the time of such extension or after giving effect thereto and (ii) (A) the pro forma Consolidated Total Leverage Ratio of Borrower would not exceed the maximum Consolidated Total Leverage Ratio permitted by Section 10.08(a), (B) the pro forma Consolidated Senior Secured Leverage Ratio of Borrower would not exceed the maximum Consolidated Senior Secured Leverage Ratio permitted by Section 10.08(b) and (C) the pro forma Interest Coverage Ratio would not be less than the minimum Interest Coverage Ratio permitted by Section 10.08(c), in each case, as of the most recent Test Date for which financial statements are available pursuant to Section 9.04(a) or 9.04(b) and after giving effect to (x) such extension and (y) the application of Section 10.08(d) to any transactions of the type referenced therein (1) that have occurred after such Test Date, but on or prior to the date of determination of such pro forma Consolidated Total Leverage Ratio, pro forma Consolidated Senior Secured Leverage Ratio and pro forma Interest Coverage Ratio pursuant to this paragraph (e) and (2) the occurrence of which, and any resulting pro forma adjustments to the amount of Consolidated Indebtedness, Consolidated EBITDA and/or Consolidated Interest Expense to be applied pursuant to this sub-clause (y) in calculating the pro forma Consolidated Total Leverage Ratio, pro forma Consolidated Senior Secured Leverage Ratio and pro forma Interest Coverage Ratio for the applicable pro forma Test Period pursuant to this paragraph (e) have been publicly disclosed by the Borrower prior to such date of determination.

SECTION 2.14.        Defaulting Lender Provisions.

(a)           If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Disbursements and any participations in outstanding Swingline Loans of such Defaulting Lender:

(i)      the LC Disbursements and the participations in outstanding Swingline Loan of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (i) the sum of each Non-Defaulting Lender’s total Revolving Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (ii) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)     to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Disbursements and participations in outstanding Swingline Loan cannot be so reallocated, whether by reason of the first proviso in clause (a) above or otherwise, the Borrower will, not later than 3 Business Days after demand by the Administrative Agent (at the direction of the L/C Lender and/or the Swingline

Lender, as the case may be), (i) Cash Collateralize the obligations of the Borrower to the L/C Lender and the Swingline Lender in respect of such L/C Disbursements or participations in outstanding Swingline Loans, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Disbursements or participations in outstanding Swingline Loan, or (ii) in the case of such participations in outstanding Swingline Loan, prepay (subject to clause (c) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (iii) make other arrangements satisfactory to the Administrative Agent, and to the L/C Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

(iii)    the Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(a); and

(iv)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Lender or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Lender or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(iv) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           Cure.  If the Borrower, the Administrative Agent, the L/C Lender and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)) (x) such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Exposure, L/C Disbursements and participations in outstanding Swingline Loan of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender and (y) all funds held as cash collateral pursuant to Section 2.14(a)(ii) shall thereafter be promptly returned to the Borrower.

(c)           Swingline Loans.  Notwithstanding anything to the contrary contained in Section 2.01(e) or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender is a Defaulting Lender if such Defaulting Lender’s participation in Swingline Loans cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swingline Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Commitment percentage of outstanding Swingline Loans.

(d)           L/C Disbursements.  Notwithstanding anything to the contrary contained in Section 2.03 or else-where in this Agreement, the L/C Lender shall not be obligated to issue any Letter of Credit, amend or modify any outstanding Letter of Credit or extend the expiry date of any outstanding Letter of Credit at any time when a Revolving Lender is a Defaulting Lender if such Defaulting Lender’s L/C Disbursements cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless the L/C Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the L/C Lender’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Lender to support, each such Defaulting Lender’s L/C Disbursements.

SECTION 2.15.        Refinancing Amendments.

(a)           At any time after the Closing Date, the Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Incremental Term Loans, Other Revolving Credit Loans or New Incremental Revolving Loans), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists New Incremental Revolving Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments (and without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in 7.02, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions and other documents.  Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(b)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing

Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Loan Commitments, Other Revolving Loans and/or Other Revolving Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.  This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.        Repayment of Loans.

(a)           Revolving Credit Loans and Swingline Loans.  Borrower hereby promises to pay (i) to Administrative Agent for the account of each Revolving Lender on the R/C Maturity Date, the entire outstanding principal amount of such Revolving Lender’s Revolving Loans, and each such Revolving Loan shall mature on the R/C Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the R/C Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)           Term A Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term A Facility Loans in repayment of the principal of the Term A Facility Loans, on each date set forth on Annex C-1, that principal amount of Term A Facility Loans, to the extent then outstanding, as is set forth opposite such date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) to the extent actually made or as provided in Section 2.12 or in Section 2.15), and the remaining principal amount of Term A Facility Loans on the Term A Facility Maturity Date.

(c)           Term B Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B Facility Loans in repayment of the principal of such Term B Facility Loans, on each date set forth on Annex C-2, that principal amount of such Term B Facility Loans, to the extent then outstanding, as is set forth opposite such date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) to the extent actually made or as provided in Section 2.12 or in Section 2.15) and the remaining principal amount of Term B Facility Loans on the Term B Facility Maturity Date.

(d)           New Incremental Term Loans; Extended Term Loans.  New Incremental Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Incremental Term Loans were made, subject, however, to Section 2.12(c).  Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a).

SECTION 3.02.        Interest.

(a)           Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i)      during such periods as such Loan (including each Swingline Loan) is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and

(ii)     during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.

(b)           To the extent permitted by Law, (i) overdue principal and overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or Event of Default pursuant to Section 11.01(g) or  Section 11.01(h) and (y) the rate which is 2% in excess of the rate otherwise applicable to ABR Loans of the respective Tranche from time to time, and (ii) all Obligations not paid when due other than Loans shall bear interest at the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Loans from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding).  Interest which accrues under this paragraph shall be payable on demand.

(c)           Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan, (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (or of any Swingline Loan) (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.        Payments.

(a)           All payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of the Administrative Agent, be deemed to have been made on the next succeeding Business Day).  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.

(b)           Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) or, in the case of Swingline Loans, to the Swingline Lender, the Class and Type of Loans, Reimbursement Obligations or other amounts payable by Borrower hereunder to which such payment is to be applied.

(c)           Except to the extent otherwise provided in the third sentence of Section 2.03(h), each payment received by Administrative Agent or by L/C Lender (through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, prior to 12:00 p.m. (New York City time) on any day, on such day and (y) if the payment was actually received by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, after 12:00 p.m. (New York City time) on any day, by 1:00 p.m. (New York City time) on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, Administrative Agent shall pay to such Lender, upon demand, interest at the Federal

Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent pays such Lender the full amount).

(d)           If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02.        Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Loans and Term Loans (in the case of Conversions and Continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.09(c), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of Revolving Loans or of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.09(c), Section 2.10(b), Section 2.11, Section 2.12, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Revolving Loans and Term Loans shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03.        Computations.  Interest on LIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.  Notwithstanding the foregoing, for each day that the Alternate Base Rate is calculated by reference to the Federal Funds Rate, interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day).

SECTION 4.04.        Minimum Amounts.  Except for mandatory prepayments made pursuant to Section 2.10 and Conversions or prepayments made pursuant to Section 5.04, each Borrowing, Conversion and partial prepayment of principal of Loans shall be in an amount at least equal to (a) in the case of Term Loans, $5.0 million with respect to ABR Loans and $5.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans and (b) in the case of Revolving Loans and Swingline Loans, $2.5 million with respect to ABR Loans and $2.5 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof (borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period) or, if less, the remaining Revolving Loans.  Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05.        Certain Notices.  Notices by Borrower to Administrative Agent (or, in the case of repayment of the Swingline Loans, to the Swingline Lender) of terminations or reductions of the Commitments, of Borrowings, Conversions, Continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (or, in the case of Swingline Loans, the Swingline Lender) by telephone not later than 1:00 p.m. (New York City time) (promptly followed by written notice via facsimile) on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified in the table below.

NOTICE PERIODS

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing or optional prepayment of, or Conversions into, ABR Loans	1

Borrowing or optional prepayment of, Conversions into, Continuations as, or duration of Interest Periods for, LIBOR Loans	3

Borrowing or repayment of Swingline Loans	same day

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced.  Each such notice of Borrowing, Conversion, Continuation or prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day).  Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.  Administrative Agent shall promptly notify the Lenders of the contents of each such notice.  In the event that Borrower fails to select the Type of Loan, or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically Converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan.

SECTION 4.06.        Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have received written notice from a Lender or Borrower (the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or a payment to Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided, however, that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three Business Days of the date such demand was made, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows (without double recovery):

(i)      if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate set forth in Section 3.02(b) (without duplication of the obligation of Borrower under Section 3.02 to pay interest on the Required Payment at the rate set forth in Section 3.02(b)), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 3.02 to pay interest at the rate set forth in Section 3.02(b) in respect of the Required Payment; and

(ii)     if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor, or Borrower, shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02, it being understood that the return by

Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.

SECTION 4.07.        Right of Setoff, Sharing of Payments; Etc.

(a)           If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party and Administrative Agent thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.

(b)           Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.09(c), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or the Administrative Agent’s Fee Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Borrower consents to the foregoing arrangements.

(c)           Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

(e)           Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.        Additional Costs.

(a)           If the adoption of, or any change in, in each case after the date hereof, any Requirement of Law or in the interpretation or application thereof (including (x) all requests, rules, regulations, guidelines or directives thereunder or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, regardless of the date enacted, adopted or issued) or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or the NAIC made subsequent to the Closing Date (other than such adoptions or changes as may relate to the certain Lenders’ indirect ownership of Borrower and its Restricted Subsidiaries):

(i)      shall subject any Lender or L/C Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any Lender’s participation therein, any L/C Document or any Loan made by it or change the basis of taxation of payments to such Lender in respect thereof by any Governmental Authority (except for any reserve requirement reflected in the LIBO Rate, taxes covered by or expressly excluded from coverage by, and expressly subject to, Section 5.06, Excluded Taxes, changes in the rate of tax on the overall net income or net profits of such Lender or its Applicable Lending Office, or any Affiliate thereof or franchise taxes or similar taxes imposed with respect to or in lieu of its net income or net profits by any Governmental Authority;

(ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (excluding any Reserve Requirement reflected in the LIBOR Rate) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or L/C Lender which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)    impose on any Lender or L/C Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to materially increase the cost to such Lender or L/C Lender of making, converting into, continuing or maintaining LIBOR Loans or issuing or participating in Letters of Credit, then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender or L/C Lender any additional amounts necessary to compensate such Lender or L/C Lender for such increased cost.  If any Lender or L/C Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender or L/C Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error.  Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(b)           In the event that any Lender or L/C Lender shall have determined that the adoption after the Closing Date of any law, rule, regulation or guideline regarding capital adequacy (or any change after the Closing Date therein or in the interpretation or application thereof) or compliance by any Lender or L/C Lender or any corporation controlling such Lender or L/C Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority or the NAIC, in each case, made subsequent to the Closing Date, including, without limitation, the issuance after the Closing Date of any final rule, regulation or guideline, does or shall have the effect of materially reducing the rate of return on such Lender’s or L/C Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or L/C Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, after submission by such Lender or L/C Lender to Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender or L/C Lender and the basis for such request), Borrower shall promptly pay to such Lender or L/C Lender such additional amount or amounts as will compensate such Lender or L/C Lender for such reduction.  Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a change in law regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Bank Supervision (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a change in law regardless of the date adopted, issued, promulgated or implemented.

(c)           Failure or delay on the part of any Lender or L/C Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or L/C Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender or L/C Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or L/C Lender, as the case may be, notifies Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or L/C Lender’s intention to claim compensation therefor; provided, further, that if the change in law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.        Inability To Determine Interest Rate.  If prior to the first day of any Interest Period:  (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period, or (b) Administrative Agent shall have received notice from Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in their relevant market, Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been Converted on the first day of such Interest Period to LIBOR Loans shall be Converted to or Continued as ABR Loans and (z) any outstanding LIBOR Loans shall be Converted, on the first day of such Interest Period, to ABR Loans.  Until such notice has been withdrawn by Administrative Agent, no further LIBOR Loans shall be made or Continued as such, nor shall Borrower have the right to Convert Loans to, LIBOR Loans.

SECTION 5.03.        Illegality.  Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or L/C Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender or L/C Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender or L/C Lender), then such Lender or L/C Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s or L/C Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans or issue Letters of Credit shall be suspended until such time as such Lender or L/C Lender may again make and maintain LIBOR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04.        Treatment of Affected Loans.  If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s LIBOR Loans shall be automatically Converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such Conversion no longer exist:

(i)      to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and

(ii)     all Loans which would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be Converted into LIBOR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05.        Compensation.

(a)           Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, Conversion into or Continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) default by Borrower or in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (4) the Conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (but excluding any lost profit or loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.

(b)           For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Base Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive.  Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the  Obligations and all other amounts payable hereunder.

SECTION 5.06.        Net Payments.

(a)           Except as provided in this Section 5.06(a), all payments made by any Credit Party hereunder or under any Note or any Guarantee will be made without setoff, counterclaim or other defense.  Except as provided in this Section 5.06(a), all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes now or hereafter imposed by any Governmental Authority or taxing authority with respect to such payments (including Taxes imposed or asserted on amounts payable under this Section, but excluding any Excluded Tax) (all such Taxes (other than Excluded Taxes) being referred to collectively as “Covered Taxes”).  If any Covered Taxes or Other Taxes are so levied or imposed (including through withholding by a Credit Party or an Agent), each Credit Party agrees on a joint and several basis to pay the full amount of such Covered Taxes or Other Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, the Guarantees or any other Credit Document, after withholding or deduction for or on account of any Covered Taxes or Other Taxes, will not be less than the amount provided for herein or in such other Credit Document.  The applicable withholding agent shall timely pay the amount of any Covered Taxes to the relevant Governmental Authority in accordance with applicable law.  The Borrower shall furnish to Administrative Agent within 45 days after the date the payment of any Covered Taxes is due pursuant to applicable law documentation reasonably satisfactory to such Lender evidencing such payment by the applicable Credit Party.  The Credit Parties agree to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Covered Taxes so levied or imposed and paid by such Lender (including Taxes (other than Excluded Taxes) imposed or asserted on amounts payable under this Section) and for any Other Taxes and any other reasonable expenses arising therefrom in each case, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed.  Such written request shall include a certificate of such Lender setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b)           Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) agrees to deliver to Borrower and Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.05 (unless the assigned or transferee Lender was already a Lender hereunder immediately prior to such assignment or transfer and was in compliance with this Section 5.06(b) as of the date of such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (or successor forms) certifying to such Lender’s entitlement to exemption from or reduction in the rate of United States withholding tax with respect to payments to be made under this Agreement and under any other Credit Document or any Guarantee (or, with respect to any assignee Lender, at least as extensive as the assigning Lender), or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit E (any such certificate, a “Foreign Lender Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender’s entitlement to exemption from or reduction in the rate of United States withholding tax with respect to payments to be made under this Agreement and under any Note (or, with respect to any assignee Lender, at least as extensive as the assigning Lender).  Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender hereunder or under any Note, Guarantee or any other Credit Document, shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent, (i) two original copies of the forms or statements required to be provided by such Lender under this Section 5.06(b), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and is not subject to United States withholding tax, and (ii) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums paid or payable to such Lender.  In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower and Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN, or Form W-8 and a Foreign Lender Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note or any Guarantee, or it shall immediately notify Borrower and Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.06(b).  Notwithstanding the foregoing, no Lender shall be required to deliver any such form or certificate if a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises Borrower.

(c)           Each Lender and Administrative Agent that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (other than persons that are corporations or otherwise exempt from United States backup withholding tax) shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to Borrower and Administrative Agent (as applicable), a properly completed and duly executed Internal Revenue Service Form W-9, or any successor form, certifying that such person is exempt from United States backup withholding Tax on payments made hereunder.

(d)           If a payment made to a Lender under any Credit Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 5.06(d), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(e)           In addition, Borrower agrees to (and shall timely) pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, filing, recordation or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(f)            Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or in the opinion of such Lender, materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(g)           If (i) Administrative Agent or any Lender receives a cash refund in respect of an overpayment of Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower (a “Tax Benefit”) and (ii) Administrative Agent or such Lender determines in its good faith sole discretion that such Tax Benefit has been correctly paid by such Governmental Authority, and will not be required to be repaid to such Governmental Authority, then Administrative Agent or such Lender shall notify Borrower of such Tax Benefit and forward the proceeds of such Tax Benefit (or relevant portion thereof) to Borrower as reduced by any reasonable expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such Tax Benefit; provided, however, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.06(g) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Taxes had never been paid.

ARTICLE VI.

GUARANTEES

SECTION 6.01.        The Guarantees.  The Subsidiary Guarantors hereby jointly and severally guarantee as primary obligors and not as sureties to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Credit Party under any Credit Document, any Swap Contract entered into with a Swap Provider or any Cash Management Agreement entered into with a Cash Management Bank, in each case strictly in accordance with the terms thereof, but, in the case of Swap Contracts and Cash Management Agreements not if such Swap Provider or Cash Management Bank, as applicable, provides notice to Borrower that it does not want such Swap Contract or Cash Management Agreement, as applicable, to be secured (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise)

any of the Guaranteed Obligations, such Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02.        Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 6.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)      at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)     the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii)    any Lien or security interest granted to, or in favor of, L/C Lender or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(iv)    the release of any other Subsidiary Guarantor pursuant to Section 6.08.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Creditor thereof exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Creditor thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between Borrower and the Creditors shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee.  This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Creditors, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Creditors or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 6.03.        Reinstatement.  The obligations of the Subsidiary Guarantors under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.  The Subsidiary Guarantors jointly and severally agree that they will indemnify each Creditor on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence or bad faith of such Creditor.

SECTION 6.04.        Subrogation; Subordination.  Each Subsidiary Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  The payment of any amounts due with respect to any indebtedness of Borrower or any other Subsidiary Guarantor now or hereafter owing to any Subsidiary Guarantor or Borrower by reason of any payment by such Subsidiary Guarantor under the Guarantee in this Article VI is hereby subordinated to the prior payment in full in cash of the Guaranteed Obligations.  After an Event of Default has occurred and is continuing, each Subsidiary Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of Borrower to such Subsidiary Guarantor until the Obligations shall have been paid in full in cash.  If an Event of Default has occurred and is continuing and any amounts are paid to the Guarantors in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Subsidiary Guarantor as trustee for Creditors and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Subsidiary Guarantor under the other provisions of the guaranty contained herein.

SECTION 6.05.        Remedies.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 6.01.

SECTION 6.06.        Continuing Guarantee.  The guarantee in this Article VI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07.        General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Creditor or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 6.08.        Release of Guarantors.  If, in compliance with the terms and provisions of the Credit Documents, (i) the Equity Interests of any Guarantor are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Restricted Subsidiary, or (ii) any Restricted Subsidiary is designated as or becomes an Unrestricted Subsidiary, Transferred Guarantor, upon the consummation of such sale or transfer, and such person so designated or which becomes such an Unrestricted Subsidiary, shall be automatically released from its obligations under this Agreement (including under Section 13.03 hereof), the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 6.09.        Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 6.04.  The provisions of this Section 6.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.        Conditions to Initial Extensions of Credit.

The obligations of the Lenders to make any initial extension of credit hereunder (whether by making a Loan or issuing a replacement and/or new Letter of Credit) are subject to the satisfaction of the following (the date of the satisfaction (or waiver) of all of the conditions to the initial extension of credit in this Section 7.01, the “Closing Date”):

(a)           Corporate Documents.  Certified true and complete copies of the charter and by-laws and all amendments thereto (or equivalent documents) of each Credit Party and of all corporate or other authority for each Credit Party (including board of directors (or the functional equivalent thereof) resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party and each other document to be delivered by each such Credit Party from time to time in connection herewith and the extensions of credit hereunder and the consummation of the Transactions, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each such Credit Party.

(b)           Officer’s Certificate.  An Officer’s Certificate of Borrower, dated the Closing Date, certifying (a) to the effect set forth in Sections 7.02(i)(a) and 7.02(i)(b) (giving effect to the provisions contained therein) and (b) to the effect that all conditions precedent to the making of any extension of credit to be effected on the Closing Date have been satisfied.

(c)           Opinions of Counsel.  The following opinions, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance and dated the date of the initial extension of credit hereunder:

(i)            an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties;

(ii)           Opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule 7.01.

(d)           Notes.  The Notes, duly completed and executed for each Lender that has requested Notes prior to the Closing Date.

(e)           The Credit Agreement.  This Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Lender and Agent, which Agreement shall be reasonably satisfactory to Lead Arrangers in form and substance.

(f)            Filings and Lien Searches.  (A) (i) UCC financing statements, (ii) certificates of ownership with respect to each Mortgaged Vessel identified on Schedule 8.13(b) and results of lien searches conducted in the jurisdictions in which the Borrower and its Restricted Subsidiaries are organized, (iii) United States Patent and Trademark Office and United States Copyright Office filings and (iv) evidence of payment (or arrangement for payment) of taxes, fees and other charges for recording of all Security Documents executed and delivered on or prior to the Closing Date, and (B) the taking of all actions as may be necessary or, in the reasonable opinion of Lead Arrangers, desirable, to perfect the Liens created, or purported to be created, by the Security Documents (subject to any applicable provisions set forth in the Security Agreement with respect to limitations as to perfection of Liens on the Pledged Collateral described therein).  All of the foregoing in this clause (vi)(a) shall be reasonably satisfactory to Lead Arrangers in form and substance.

(g)           Security Agreement.  With respect to the Credit Parties, the Security Agreement, such other pledge agreements reasonably satisfactory to Lead Arrangers, and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and the certificates identified under the name of such Credit Parties in Schedule 5 to the Initial Perfection Certificate evidencing or representing “Pledged Securities” (as such term is defined in the Security Agreement) (other than any membership interests of LV Gaming Ventures, LLC), accompanied by undated stock powers, instruments of assignment or issuer acknowledgments executed in blank if applicable, and the promissory notes, intercompany notes, instruments and chattel paper identified under the name of such Credit Parties in Schedule 7 to the Initial Perfection Certificate (other than such promissory notes, intercompany notes, instruments and chattel paper that constitute “Special Property” (as such term is defined in the Security Agreement), accompanied by undated notations or instruments of assignment executed in blank, and all of the foregoing shall be reasonably satisfactory to Lead Arrangers in form and substance (in each case to the extent required to be delivered pursuant to the terms of the Security Agreement).

(h)           Mortgage Matters.

(i)      Mortgaged Real Property.  On or prior to the Closing Date, each applicable Credit Party shall have caused to be duly executed, acknowledged and delivered, as appropriate, to Collateral Agent, on behalf of the Secured Parties:  (1) a Mortgage encumbering each Mortgaged Real Property identified on Schedule 1.01(C) reasonably satisfactory to Lead Arrangers and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of the Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected first priority Lien on such Mortgaged Real Property subordinate to no Liens other than Permitted Collateral Liens and (2) with respect to each Mortgaged Real Property and Mortgage, such fixture filings, title insurance policies, insurance certificates, surveys, consents, estoppels, subordination, nondisturbance and attornment agreements, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents delivered in connection with the Existing Borrower Credit Agreement substantially in the form delivered thereunder with such changes thereto as shall be necessary to reflect the Transactions and otherwise reasonably satisfactory to Lead Arrangers, and all of the foregoing shall be reasonably satisfactory to Lead Arrangers in form and substance; provided, however, that to the extent that the delivery of one or more of the items required under this Section 7.01(h)(i) is not practicable by the Closing Date, the delivery of the same may be made after the Closing Date pursuant to Section 9.14.

(ii)     Ship Mortgages.  Administrative Agent shall have received with respect to each Mortgaged Vessel identified on Schedule 8.13(b), (1) a Ship Mortgage reasonably satisfactory to Lead Arrangers and granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on such Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, in each case, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Mortgaged Vessel, and (2) certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage, and all of the foregoing shall be reasonably satisfactory to Lead Arrangers in form and substance.

(i)            Flood Area.  The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Real Property for which a Mortgage is delivered by the Closing Date pursuant to Section 7.01(h)(i) (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party relating thereto).

(j)            Insurance.  Evidence of insurance complying with the requirements of Section 9.02 and certificates naming Collateral Agent as an additional insured and/or loss payee.

(k)           Credit Documents in Full Force and Effect; Fee Letter.  The Credit Documents required to be executed and delivered on or prior to the Closing Date shall be in full force and effect.  Borrower shall have complied in all respects with its obligations under the Fee Letter required to be performed on the Closing Date.

(l)            Repayment of Indebtedness.  Borrower and its Restricted Subsidiaries shall have effected (or will, on the Closing Date, effect) the repayment in full of all obligations and indebtedness of Borrower and its Restricted Subsidiaries in respect of the Existing Borrower Credit Agreement, including, without limitation, the termination of all outstanding commitments in effect under the Existing Borrower Credit Agreement (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder), on terms and conditions and pursuant to documentation reasonably satisfactory to Lead Arrangers.  All Liens and guarantees in respect of such obligations shall have been terminated and released (or will, on the Closing Date, be terminated and released) (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder) and Lead Arrangers shall have received (or will, on the Closing Date, receive) evidence thereof reasonably satisfactory to Lead Arrangers and a “pay-off” letter or letters reasonably satisfactory to Lead Arrangers with respect to such obligations and such UCC termination statements, mortgage releases and other instruments, in each case in proper form for recording, as Lead Arrangers shall have reasonably requested to release and terminate of record the Liens securing such obligations (or arrangements for such release and termination reasonably satisfactory to Lead Arrangers shall have been made).  (All of the foregoing in this clause (a) shall be referred to as the “Borrower Refinancings”).

(m)          Consummation of Transactions.  The Transactions and the consummation thereof shall be in compliance in all material respects with all applicable Laws (including Gaming Laws and Regulation T, Regulation U and Regulation X) and all applicable gaming approvals and other applicable regulatory approvals.  After giving effect to the Transactions, there shall be no conflict with, or default under, any material Contractual Obligation of Borrower and its Restricted Subsidiaries (including any such material Contractual Obligations (i) entered into pursuant to the Transactions and (ii) in respect of the Borrower Outstanding Bonds) (except as Lead Arrangers shall otherwise agree).

(n)           Approvals.  All necessary Gaming Approvals and Governmental Authority and third party approvals and/or consents in connection with the Transactions, including without limitation, the transactions contemplated by the Credit Documents (excluding consents from third parties pertaining to collateral and security for the Loans which are addressed elsewhere in this Article VII) shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, enjoins, prevents or imposes materially adverse conditions upon the consummation of the Transactions.  In addition, there shall not exist any judgment, order, injunction or other restraint, and there shall be no pending litigation or proceeding by any Governmental Authority, prohibiting, enjoining or imposing materially adverse conditions upon the Transactions, or on the consummation thereof.

(o)           Solvency.  The Lenders shall have received a certificate in the form of Exhibit G from the chief financial officer of Borrower with respect to the Solvency (on a consolidated basis) of the Credit Parties, taken as a whole, immediately after giving effect to the consummation of the Transactions (which may assume the absence of a Default or Event of Default, regardless of the existence thereof).

(p)           Payment of Fees and Expenses.  All costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Cahill Gordon & Reindel LLP and of local counsel to Lead Arrangers, if any) of Administrative Agent, Lead Arrangers and (in the case of fees only) the Lenders, and other compensation contemplated hereby, by the Fee Letter, in each case payable to Administrative Agent, Lead Arrangers and/or the Lenders in respect of the Transactions shall have been paid to the extent due.

SECTION 7.02.        Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder (including the initial borrowing) is subject to the further conditions precedent that:

(i)            No Default or Event of Default; Representations and Warranties True.  Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(a)           no Default or Event of Default shall have occurred and be continuing;

(b)           each of the representations and warranties made by the Credit Parties in Article VIII and by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date); and

(c)           the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments then in effect.

(ii)           Notice of Borrowing.  Administrative Agent shall have received a Notice of Borrowing and/or Letter of Credit Request, as applicable, duly completed and complying with Section 4.05.  Each Notice of Borrowing or Letter of Credit Request delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the applicable conditions in Sections 7.01 or 7.02, as the case may be, have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Creditors that at and as of each Funding Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date (including, with respect to the Closing Date, the Transactions):

SECTION 8.01.        Corporate Existence; Compliance with Law.

(a)           Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or other power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (i), (ii) and (iii) where the failure thereof individually or in the aggregate would not have a Material Adverse Effect; and

(b)           Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would have a Material Adverse Effect.

SECTION 8.02.        Financial Condition; Etc.  Borrower has delivered to the Lenders (i) the audited consolidated balance sheets of Borrower and its Subsidiaries (before giving effect to the Transactions) as of December 31, 2008, 2009 and 2010 and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants and (ii) unaudited interim consolidated balance sheet of Borrower and its Subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for each fiscal quarter ended after March 31, 2011 and at least 45 days prior to the Closing Date.  All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries as of the respective dates of said balance sheets and the results of their operations for the respective periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03.        Litigation.  Except as set forth on Schedule 8.03, there is no Proceeding (other than any (a) qui tam Proceeding, to which this Section 8.03 is limited to  knowledge of any Responsible Officer of Borrower, and (b) normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of  any Responsible Officer of Borrower, threatened in writing against or affecting, Borrower or any of its Restricted Subsidiaries or any of its respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04.        No Breach; No Default.

(a)           None of the execution, delivery and performance by any Credit Party of any Credit Document or Transaction Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under, any Organizational Document of any Credit Party or any applicable Requirement of Law (including, without limitation, any Gaming Law) or any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, or tortiously interfere with, result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation, or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to each of the foregoing which would not result in a Material Adverse Effect.

(b)           No Default or Event of Default has occurred and is continuing.

SECTION 8.05.        Action.  Each Company has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document and Transaction Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by each Company of each Credit Document and Transaction Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Notes and the other Credit Documents and Transaction Documents to which it is a party when executed and delivered by such Credit Party (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 8.06.        Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by any Company of the Credit Documents and the Transaction Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the transactions herein and therein contemplated, except for: (i) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) the filing of executed copies of the Credit Agreement, the Security Agreement and the Notes executed on the Closing Date with the Mississippi Gaming Commission and the Colorado Division of Gaming within 30 days after the Closing Date, (iii) the filing of executed copies of the Credit Agreement, the Security Agreement and the Notes executed on the Closing Date with the Pennsylvania Gaming Control Board and the Pennsylvania Horse Racing

Commission promptly after the Closing Date, (iv) the filing of executed copies of the Credit Agreement, the Security Agreement, the Notes and any Iowa Ship Mortgage Documents to the Iowa Racing and Gaming Commission in electronic form within 30 days after the Closing Date (v) the delivery of executed copies of the Credit Agreement, the Security Agreement, the Notes executed on the Closing Date and the Indiana Mortgage Documents to the Indiana Gaming Commission, (vi) the filings referred to in Section 8.14, (v) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify or are not banks or licensed lending institutions, (vii) prior approval of the Transactions by the Gaming Authorities, (viii) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not have a Material Adverse Effect, (ix) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Agent, Lender or participant is required to obtain from requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13) and (x) prior approval from the Nevada Gaming Commission of the pledge of any membership interests of LV Gaming Ventures, LLC.

SECTION 8.07.        ERISA and Foreign Employee Benefit Matters.  Except as set forth on Schedule 8.07, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect.  Except as set forth on Schedule 8.07, as of the Closing Date, no member of the ERISA Group maintains or contributes to any Pension Plan.  Except as set forth on Schedule 8.07, each ERISA Entity is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not have a Material Adverse Effect).  Except as disclosed on Schedule 8.07, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan that precedes the Closing Date, would not result in a Material Adverse Effect.

Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan (other than to the extent such failure to comply would not have a Material Adverse Effect).  The aggregate of the liabilities to provide all of the accrued benefits under any funded Foreign Plan (based on reasonable assumptions used by such Foreign Plan) does not as of the most recent valuation report (or as of the end of the most recent plan year if there is no recent valuation report) exceed the current fair market value of the assets held in the trust or other funding vehicle for such Foreign Plan by an amount that would have a Material Adverse Effect.  Other than to the extent such failure to comply would not have a Material Adverse Effect, with respect to any unfunded Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained.  There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of Borrower, threatened against Borrower or any of its Restricted Subsidiaries or any ERISA Entity with respect to any Foreign Plan that would result in a Material Adverse Effect.

SECTION 8.08.        Taxes.  Except as set forth on Schedule 8.08 or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, Borrower and each of its Restricted Subsidiaries have been timely filed in accordance with all applicable laws; (ii) Borrower and each of its Restricted Subsidiaries has timely paid or made provision for payment of all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and such proceedings operate to suspend collection of the contested Taxes and enforcement of a Lien in respect thereof) and each Tax Return is accurate and complete in all material respects; and (iii) Borrower and each of its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Restricted Subsidiary for which no Tax Return has yet been filed.  Neither Borrower nor any of its Restricted Subsidiaries has received written notice of any proposed or pending tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would in the aggregate have a Material Adverse Effect.  As of the Closing Date, there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Borrower or any of its Restricted Subsidiaries other than between or among Borrower and its Restricted Subsidiaries.

SECTION 8.09.        Investment Company Act; Other Restrictions.  Neither Borrower nor any of its Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” required to be regulated under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X and the Gaming Laws.

SECTION 8.10.        Environmental Matters.  Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, result in a Material Adverse Effect:  (i) each of Borrower and its Restricted Subsidiaries and each of their businesses, operations and Real Property is and in the last five years has been in material compliance with, and each has no liability under any Environmental Law; (ii) each of Borrower and its Restricted Subsidiaries has obtained all Permits material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and its Restricted Subsidiaries, no material expenditures or operational adjustments could reasonably be expected to be required during the next five years in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, used for waste disposal by Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors in interest that could reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, threatened, against Borrower or any of its Restricted Subsidiaries or, relating to real property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, used for waste disposal, by Borrower or any of its Restricted Subsidiaries or relating to the operations of Borrower or its Restricted Subsidiaries; (v) none of Borrower or any of its Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of its Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) no circumstances exist that could reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of its Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law; (vii) no real property or facility presently or formerly owned, operated or leased by Borrower or any of its Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, no real property or facility presently or formerly used for waste disposal by Borrower or any of its Restricted Subsidiaries or owned, leased, operated or used for waste disposal by any of their respective predecessors in interests is (a) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (b) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum; (viii) no real property or facility presently or formerly owned, or presently leased or operated by Borrower or any of its Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, no real property or facility formerly leased or operated by Borrower or any of its Restricted Subsidiaries is listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated pursuant to CERCLA as potentially requiring future Response Action; (ix) no Lien has been recorded or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of its Restricted Subsidiaries; and (x) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Permit held by Borrower or any of its Restricted Subsidiaries under any Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements with respect to each of Borrower and its Restricted Subsidiaries or any of their respective predecessors in interest.

SECTION 8.11.        Use of Proceeds.

(a)           Borrower will use the proceeds of:

(i)      Term A Facility Loans and the Term B Facility Loans made on the Closing Date to finance the Transactions and for general corporate purposes, and

(ii)     Revolving Loans for working capital, capital expenditures, Permitted Acquisitions to the extent permitted hereunder and general corporate purposes.

(b)           No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.  The pledge of any Equity Interests by any Credit Party pursuant to the Security Agreement does not violate such regulations.

SECTION 8.12.        Subsidiaries.

(a)           Schedule 8.12(a) sets forth a true and complete list of the following:  (i) all the Subsidiaries of Borrower as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by Borrower and its Subsidiaries as of the Closing Date.

(b)           Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c)           Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

SECTION 8.13.        Ownership of Property; Liens.

(a)           Except as set forth on Schedule 8.13(a), Borrower and each of its Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property) leasehold interest in, all material assets and Property (including Mortgaged Real Property) (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are subject to no Liens other than Permitted Collateral Liens.  Except as may be disclosed to the Lenders and/or Collateral Agent prior to the date of the applicable Borrowing substantially all of the assets and Property owned by, leased to or used by Borrower and each of its Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects, ordinary wear and tear excepted, except in each case where the failure of such asset to meet such requirements would not result in a Material Adverse Effect.

(b)           Schedule 8.13(b) sets forth a true, complete and correct list of each of the Vessels owned, used or occupied by Borrower or a Restricted Subsidiary as of the Closing Date, including the owner of the Vessel, the name of the Vessel, the official number (if any) of the Vessel and the location where such Vessel is docked or stored.  Borrower or a Restricted Subsidiary owns all right, title and interest in and to each of the Mortgaged Vessels subject to no Liens other than Permitted Collateral Liens.

SECTION 8.14.        Security Interest; Absence of Financing Statements; Etc.

(a)           The Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral, and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by Collateral Agent of the Pledged Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the Security Agreement) and (iii) delivery of the applicable documents to Collateral Agent in accordance with the provisions of the applicable Security Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Agreement with respect to limitations as to perfection of Liens on the Pledged Collateral described therein) superior to and prior to the rights of all third persons and subject to no Liens other than Permitted Collateral Liens.

(b)           Each Ship Mortgage, once executed and delivered, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage upon the applicable Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Collateral Liens.

SECTION 8.15.        Licenses and Permits.  Except as set forth on Schedule 8.15, Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not have a Material Adverse Effect.  None of the Permits has been modified in any way since the Closing Date that would have a Material Adverse Effect.  Except as set forth on Schedule 8.15, all Permits are in full force and effect except where the failure to be in full force and effect would not have a Material Adverse Effect.  Except as set forth on Schedule 8.15, neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would have a Material Adverse Effect.

SECTION 8.16.        True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Creditor in connection with this Agreement and the other Credit Documents or included or delivered pursuant thereto, but in each case excluding all projections and general industry or economic data, whether prior to or after the date of this Agreement, when taken as a whole, do not, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information furnished at any time by any Credit Party to any Creditor pursuant to this Agreement have been prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.  As of the Closing Date, the documents filed by Borrower with the SEC under the Exchange Act (including, in each case, all amendments and supplements thereto) since December 31, 2010, in each case, shall be true and correct in all material respects and no such document contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.  There is no fact known to Borrower or any of its Restricted Subsidiaries that would have a Material Adverse Effect that has not been disclosed herein, in the other Credit Documents, in the Confidential Information Memorandum, or in any other documents, certificates and written statements furnished to Lead Arrangers, the other Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents, or in any documents filed by Borrower with the SEC under the Exchange Act.

SECTION 8.17.        Solvency.  As of each Funding Date, immediately prior to (in the case of the initial Funding Date) and immediately following the consummation of the Transactions and the extensions of credit to occur on such Funding Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07) (in the case of the initial Funding Date, assuming the absence of a Default or Event of Default, regardless of the existence thereof).

SECTION 8.18.        Subordinated Debt.  The Obligations are senior debt with respect to all Indebtedness of Borrower or any other Credit Party that is contractually subordinated in right of payment to any other Indebtedness of Borrower or any other Credit Party and entitled to the full benefits of all subordination provisions therein and such subordination provisions are in full force and effect.

SECTION 8.19.        Intellectual Property.  Except as set forth on Schedule 8.19, Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 9(a), 9(b) and 9(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 9(a), 9(b) and 9(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 8.20.        Existing Indebtedness.  Schedule 8.20 sets forth a true and complete list of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any intercompany Indebtedness and Indebtedness with an outstanding balance of less than $20,000,000) as of the Closing Date (after giving effect to the Transactions) (the “Existing Indebtedness”), in each case (other than the Obligations (other than Indebtedness under Credit Swap Contracts)) showing the aggregate principal amount thereof and the name of each respective borrower and any other entity that guaranteed such Indebtedness.

SECTION 8.21.        Regulation H.  Except for the Real Property listed on Schedule 8.21 attached hereto, as of the Closing Date, no Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 8.22.        Insurance.  Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged, except, with respect to wind and flood damage insurance on any property for any insurance coverage period, to the extent that the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that such coverage is not available to the Borrower and/or its Restricted Subsidiaries on such property on commercially reasonable terms.

SECTION 8.23.        Real Estate.

(a)           Schedule 8.23(a) sets forth a true, complete and correct list of all material Real Property owned and all material Real Property leased by Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name.  Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases.

(b)           Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of knowledge of any Responsible Officer of Borrower no Taking has been commenced or is contemplated with respect to all or any portion of the Real Property or for the relocation of roadways providing access to such Real Property that either individually or in the aggregate would have a Material Adverse Effect.

SECTION 8.24.        Leases.

(a)           Schedule 8.24(a) sets forth a true and complete list of all material leases of Real Property as of the Closing Date under which Borrower or any of its Restricted Subsidiaries is a tenant.  Borrower and its Restricted Subsidiaries have paid all material payments required to be made by it under leases of Real Property where any of the Collateral is or may be located from time to time, including, without limitation, the Ground Leases (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent) except where failure to make such payments would not have a Material Adverse Effect.

(b)           As of the Closing Date, each of the material leases of Real Property listed on Schedule 8.24(a) is in full force and effect and is legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  As of the Closing Date, no such lease has been amended, modified or assigned in any materially adverse manner except as set forth on Schedule 8.24(b).  Except as set forth on Schedule 8.24(b), as of the Closing Date, Borrower has not received written notice from any landlord under any such lease listed on Schedule 8.24(a) of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of the Borrower, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party party to such lease that would have a Material Adverse Effect.

(c)           As of the Closing Date, with respect to each Ground Lease with respect to which a Credit Party has granted a Mortgage on its interest thereunder, Borrower has used commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses reasonably incidental thereto) to obtain the applicable Estoppel from the ground lessor, and, to the extent obtained, such Estoppel does not reveal any breach or default by any party thereto or any facts which would, in the case of any of the foregoing, constitute a Material Adverse Effect.

(d)           As of the Closing Date, the interest of the tenant under the Ground Leases is vested in the applicable Credit Party as set forth on Schedule 1.01(A).  Borrower will, and will cause each applicable Restricted Subsidiary to, use its commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses reasonably incidental thereto) to (x) obtain duly executed and delivered subordination, non-disturbance and attornment agreements (“Lender SNDAs”) in form and substance reasonably satisfactory to Administrative Agent by the fee mortgagees under the Leases set forth on Schedule 8.24(d)(x) and (y) obtain the agreement of the ground lessors under the Leases set forth on Schedule 8.24(d)(y) that they will use commercially reasonable efforts to obtain Lender SNDAs from any future fee mortgagees and cause any existing or future fee mortgage on all or any part of the ground lessor’s interest in any Real Property under a Ground Lease then in effect with respect to which Borrower or a Restricted Subsidiary has granted a Mortgage on its leasehold interest thereunder to be at all times subject and subordinate to, and not attach to or encumber or otherwise affect, the lien of the applicable Mortgages.  If, at any time after the Closing Date, Borrower or any Restricted Subsidiary obtains knowledge of or receives written notice from a ground lessor under a Ground Lease with respect to which Borrower or any Restricted Subsidiary has granted a Mortgage on its interest thereunder that a fee mortgage is encumbering the fee interest underlying any other Ground Lease not set forth on Schedule 8.24(d)(x) or Schedule 8.24(d)(y), Borrower will, and will cause each applicable Restricted Subsidiary to, use its commercially reasonable efforts (which shall not include the payment of consideration other than attorneys’ fees and other expenses reasonably incidental thereto) to obtain a duly executed and delivered Lender SNDA by the fee mortgagee.

SECTION 8.25.        Mortgaged Real Property.  Except as set forth on Schedule 8.25(a) or as would not have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of Borrower has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to Borrower’s knowledge only.

SECTION 8.26.        Material Adverse Effect.  Since December 31, 2010, there shall not have occurred a Material Adverse Effect.

SECTION 8.27.        Anti-Terrorism Law.

(a)           No Credit Party and, to the knowledge of any Responsible Officer of Borrower, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Credit Party and, to the knowledge of any Responsible Officer of the Borrower, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)      a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)     a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Credit Party and, to the knowledge of any Responsible Officer of the Borrower, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.27(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Creditors that, so long as any Commitment, Loan or L/C Liability is outstanding and until payment in full of all amounts payable by Borrower hereunder (other than contingent indemnification obligations described in Section 13.03(b) which are not yet due and payable and, in the case of any L/C Liability, except to the extent cash has been provided to L/C Lender to collateralize to the reasonable satisfaction of L/C Lender the aggregate amount of all such

L/C Liabilities) (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 9.01.        Existence; Business Properties.

(a)           Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not result in a Material Adverse Effect.

(b)           Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful to its business.

SECTION 9.02.        Insurance.

(a)           Borrower and its Restricted Subsidiaries shall, except, with respect to wind and flood damage insurance on any property for any insurance coverage period, to the extent that the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that such coverage is not available to the Borrower and/or its Restricted Subsidiaries on such property on commercially reasonable terms, maintain with financially sound and reputable insurance companies (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and owning similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and furnish to Administrative Agent, upon written request, information as to the insurance carried.  Collateral Agent shall be named as an additional insured on all liability insurance policies of Borrower and each of its Restricted Subsidiaries (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions) and Collateral Agent shall be named as mortgagee/loss payee on all property insurance policies of each such person.

(b)           Borrower and each of its Restricted Subsidiaries shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $25.0 million with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

(c)           If any portion of any Mortgaged Real Property at any time is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d)           In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure.  Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03.        Taxes.  Borrower and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of Collateral, Borrower and each of its Subsidiaries shall have otherwise complied with the provisions of the applicable Security Document in connection with such nonpayment.

SECTION 9.04.        Financial Statements, Etc.  Borrower shall deliver to Administrative Agent (for distribution by Administrative Agent to the Lenders) (unless a Lender expressly declines in writing to accept):

(a)           Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year beginning with the fiscal quarter ending June 30, 2011, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Consolidated Companies as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of operations, cash flows and stockholders’ equity for the corresponding period in the preceding fiscal year to the extent such financial statements are available, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes);

(b)           Annual Financials.  As soon as available and in any event within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2011, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such year and the related consolidated balance sheet of Consolidated Companies as at the end of such year, setting forth in each case in comparative form the corresponding consolidated information as of the end of and for the preceding fiscal year to the extent such financial statements are available, and, in the case of such consolidated financial statements, accompanied by an opinion, without a going concern or similar qualification or exception as to scope, thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies as at the end of, and for, such fiscal year in conformity with GAAP, consistently applied (except as noted therein);

(c)           Auditor’s Certificate; Compliance Certificate.  (i) Concurrently with the delivery of the financial statements referred to in Section 9.04(b), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines or to the extent not available on commercially reasonable terms as determined in consultation with the Administrative Agent) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenants, except as specified in such certificate; and (ii) at the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of Borrower (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with Section 10.08 as of the end of the respective fiscal quarter or fiscal year;

(d)           [Reserved];

(e)           Interest Rate Certificates.  From and after the Trigger Date, together with the financial statements delivered pursuant to Section 9.04(a) or Section 9.04(b), an Interest Rate Certificate;

(f)            Notice of Default.  Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

(g)           Environmental Matters.  Written notice of any claim, release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would have, individually or in the aggregate, a Material Adverse Effect;

(h)           Annual Budgets.  Unless a Lender declines to accept, beginning with the fiscal year of Borrower commencing on January 1, 2012, as soon as practicable and in any event within 10 days after the approval thereof by the board of directors of Borrower (but not later than 90 days after the beginning of each fiscal year of Borrower), a consolidated plan and financial forecast for such fiscal year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Consolidated Companies for such fiscal year and for each quarter of such fiscal year, together with an Officer’s Certificate containing an explanation of the assumptions on which such forecasts are based and stating that such plan and projections have been prepared using assumptions believed in good faith by management of Borrower to be reasonable at the time made (it being recognized by the Lenders that such plan and projections are not to be viewed as fact and that actual results during the period or periods covered by such plan and projections may differ from the forecasted results set forth therein by a material amount and no Company makes any representation as to the ability of any Company to achieve the results set forth in any such plan or projections);

(i)            Auditors’ Reports.  Promptly upon receipt thereof, copies of all annual, interim or special reports issued to Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;

(j)            Lien Matters; Casualty and Damage to Collateral.

(A)          Prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien (but excluding Liens incurred pursuant to Section 10.02(l))) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(B)           Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 1(c), 2, 3(a), 3(b), 4, 5, 6(a), 6(b), 6(c), 7, 8, 9(a), 9(b), 9(c), 10 and 11 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(j)(B);

(k)           Notice of Material Adverse Effect.  Written notice of the occurrence of any Material Adverse Effect;

(l)            [Reserved];

(m)          ERISA Information.  Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability to Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $50.0 million, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; and

(n)           Miscellaneous.  Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request; provided that, notwithstanding the foregoing, nothing in this Section 9.02 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that:  Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the compliance certificate and the Interest Rate Certificate required by Section 9.04(c)(ii) and Section 9.04(e), respectively, to Administrative Agent.

SECTION 9.05.        Maintaining Records; Access to Properties and Inspections.  Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made.  Borrower and its Restricted Subsidiaries will, subject to applicable Gaming Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by the Lenders (in their capacity as Lenders) shall be permitted in any fiscal year (at the Lenders’ expense).  Borrower shall cause each of its Restricted Subsidiaries to (i) maintain accounting records and other corporate records and its documents separate from its Unrestricted Subsidiaries, (ii) maintain its own bank accounts in their own name, separate from its Unrestricted Subsidiaries and (iii) not pay or become liable for the Indebtedness of its Unrestricted Subsidiaries except to the extent expressly permitted under this Agreement.  Notwithstanding anything to the contrary in this Section 9.05, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06.        Use of Proceeds.  Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11.

SECTION 9.07.        Compliance with Environmental Law.  Borrower and its Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens under Environmental Law, unless, in each case, failure to do so would not have a Material Adverse Effect; (b) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, in each case which would have a Material Adverse Effect, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent or any Creditor, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; and (c) at the written request of Administrative Agent, in its reasonable discretion, provide, at no cost or expense to Administrative Agent or any Creditor, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that reasonably could be expected to form the basis of an Environmental Action against such Company or any such Real Property which would have a Material Adverse Effect; if Borrower or any of its Restricted Subsidiaries fails to provide the same within 60 days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents access at reasonable times, and upon reasonable notice to Borrower, to such Real Property and specifically grants Administrative Agent an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at no cost or expense to Administrative Agent or any Creditor.  Administrative Agent will use its reasonable best efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

SECTION 9.08.        Equal Security for Loans and Notes; Pledge or Mortgage of Real Property and Vessels.

(a)           Subject to compliance with applicable Gaming Laws, if any Credit Party shall acquire any Property (other than any Real Property, any Vessel or Replacement Vessel or any Property that is subject to a Lien permitted under Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such Property) after the Closing Date, including, without limitation, pursuant to any Permitted Acquisition, or as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Security Documents are intended to cover, such Credit Party shall (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and perfections of Liens on such assets or Pledged Collateral) promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest, subject to no Liens other than Permitted Collateral Liens.

(b)           If, after the Closing Date, any Credit Party acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest with a fair market value of $25.0 million or more in any other Real Property located in the United States (other than to the extent such Real Property was financed through the incurrence of any Purchase Money Obligation permitted by Section 10.01 or such Real Property is subject to a Lien permitted under Section 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such Real Property), such Credit Party shall notify Collateral Agent and, if requested by Required Lenders or Collateral Agent and subject to any applicable

Gaming Laws, within ninety (90) days of such request (or such longer period that is reasonably acceptable to the Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Collateral Liens, including the following:

(1)           a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a valid, perfected, Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Collateral Liens; and

(2)           with respect to each Mortgage and each Mortgaged Real Property, in each case to the extent reasonably requested by Required Lenders or Collateral Agent, each of the items set forth in Sections  7.01(h)(i)(2), 7.01(i) and 7.01(j).

(c)                                  If, after the Closing Date, any Credit Party acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any other Vessel or a Replacement Vessel with a fair market value of $25.0 million or more located or otherwise maintained in the United States and registered with the United States Coast Guard (other than to the extent such other Vessel or Replacement Vessel was financed through the incurrence of any Purchase Money Obligation permitted by Section 10.01 or such Vessel or Replacement Vessel is subject to a Lien permitted under Section 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such Vessel or Replacement Vessel), such Credit Party shall notify Collateral Agent and, if requested by Required Lenders or Collateral Agent and subject to any applicable Gaming Laws, within ninety (90) days of such request (or such longer period that is reasonably acceptable to the Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage, if applicable, or to create a new Ship Mortgage on such other Vessel or Replacement Vessel and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, including the following:

(1)           a Ship Mortgage reasonably satisfactory to Collateral Agent, granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on each such other Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such other Vessel or Replacement Vessel; and

(2)           with respect to each Ship Mortgage and each such other Vessel or Replacement Vessel, in each case to the extent reasonably requested by Required Lenders or Collateral Agent, certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage.

(d)                                 Notwithstanding anything contained in Sections 9.08(a), 9.08(b) and 9.08(c) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by (i) the applicable Gaming Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals or (ii) Contractual Obligation.

(e)           With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall use commercially reasonable efforts to seek the approval from the applicable Gaming Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained, Borrower shall comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

SECTION 9.09.        Security Interests; Further Assurances.  Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and assuming the request does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered thereby (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and perfections of Liens on such Pledged Collateral) subject to no Liens other than Permitted Collateral Liens.  Upon the exercise by Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain.  If Collateral Agent reasonably determines that it is required by applicable law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 9.10.        [Reserved.]

SECTION 9.11.        Additional Credit Parties.  Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Wholly-Owned Restricted Subsidiary (other than an Immaterial Subsidiary) after the Closing Date, (ii) any Wholly-Owned Restricted Subsidiary of a Credit Party ceasing to be an Immaterial Subsidiary or otherwise designated pursuant to Section 9.13 as an Excluded Immaterial Subsidiary or (iii) any Unrestricted Subsidiary becoming a Wholly-Owned Restricted Subsidiary (other than an Immaterial Subsidiary) pursuant to Section 9.12 (such Wholly-Owned Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming Law or assuming and to the extent it obtains the approval of the Gaming Authority to the extent such approval is required by applicable Gaming Laws, (A) cause each such Wholly-Owned Restricted Subsidiary (other than a Foreign Subsidiary or an Excluded Foreign Subsidiary) to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii), (iii) or (iv) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its sole discretion), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements, any amendments to the Credit Documents and a Perfection Certificate)) as Administrative Agent may reasonably request in order to have such Wholly-Owned Restricted Subsidiary become a Subsidiary Guarantor and (B) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Wholly-Owned Restricted Subsidiary (limited, in the case of Excluded Foreign Subsidiaries, to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiaries) which are owned by any Credit Party and required to be pledged pursuant to the Security Agreement, (II) deliver to Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Wholly-Owned Restricted Subsidiary (other than a Foreign Subsidiary or an Excluded Foreign Subsidiary) to take such actions necessary or advisable (including executing and delivering a Joinder Agreement) to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and perfections of Liens on such Pledged Collateral) the Security Agreement and all other Property (limited, in the case of Excluded Foreign Subsidiaries, to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiaries) of such Wholly-Owned Restricted Subsidiary in accordance with the provisions of Section 9.08 hereof with respect to such new Wholly-Owned Restricted Subsidiary, or by law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Subsidiary Guarantor; provided, however, that Borrower shall use its commercially reasonable efforts to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Wholly-Owned Restricted Subsidiary and for the Guarantee of such Wholly-Owned Restricted Subsidiary as soon as reasonably practicable.  All of the foregoing actions shall be at the sole cost and expense of the Credit Parties.

Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in the paragraph above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited (i) by the applicable Gaming Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee or (ii) any Contractual Obligation.

SECTION 9.12.        Limitation on Designations of Unrestricted Subsidiaries.

(a)           Borrower may, on or after the Closing Date, designate any Subsidiary of Borrower (other than a Subsidiary of Borrower which owns one or more Principal Assets as of the Closing Date) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i)      no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation; and

(ii)     Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the fair market value of the Equity Interest of such Subsidiary owned by Borrower and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to Borrower and the Restricted Subsidiaries on such date.

(b)           Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(i)      no Default or Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation;

(ii)     after giving effect to such Revocation as of the end of the most recently ended fiscal quarter of Borrower for which financial statements were required to have been delivered under Section 9.04(a) or (b) on a pro forma basis, no Default or Event of Default would exist under the financial covenants set forth in Sections 10.08(a), 10.08(b) and 10.08(c); and

(iii)    all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement.

(c)           All Designations and Revocations must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d)           If Borrower designates a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, so long as no Default or Event of Default exists, the Obligations of such Subsidiary Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Subsidiary Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Subsidiary Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent; and, at Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administration Agent and/or Collateral Agent shall be at the sole cost and expenses of Borrower.

SECTION 9.13.        Limitation on Designation of Immaterial Subsidiaries.

(a)           If any of the following events occurs:  (i) Borrower or any Credit Party acquires or forms any Subsidiary having assets with an aggregate fair market value of less than $25.0 million, (ii) any existing Subsidiary that had not been an Immaterial Subsidiary subsequently has assets with an aggregate fair market value of less than $25.0 million or (iii) the aggregate fair market value of all the assets of an existing Subsidiary increases but the aggregate fair market value thereof still is less than $25.0 million, and as a result of any of the foregoing events referred to in clause (i), (ii) or (iii) above the aggregate fair market value of the assets of all the Immaterial Subsidiaries exceeds the Immaterial Subsidiary Threshold Amount, then, promptly after the occurrence of such event that causes the aggregate fair market value of all Immaterial Subsidiaries to exceed the Immaterial Subsidiary Threshold Amount, Borrower shall designate (an “Excluded Designation”) one or more Immaterial Subsidiaries that, but for this sentence, shall not constitute Immaterial Subsidiaries for all purposes of this Agreement (an “Excluded Immaterial Subsidiary”).  Borrower may redesignate (a “Redesignation”) an Excluded Immaterial Subsidiary as constituting an Immaterial Subsidiary for purposes of this Agreement so long as such redesignated Excluded Immaterial Subsidiary is in compliance with the requirements of the definition of Immaterial Subsidiary and such Redesignation does not cause or otherwise result in the aggregate fair market value of the assets of all Immaterial Subsidiaries (after giving effect to the Redesignation of the Excluded Immaterial Subsidiary as an Immaterial Subsidiary) to exceed the Immaterial Subsidiary Threshold Amount.  For purposes of this Section 9.13(a), fair market value shall be determined as of the most recently ended fiscal quarter of Borrower.

(b)           Any such Excluded Designation or Redesignation must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with this Section 9.13.

(c)           If Borrower redesignates an Excluded Immaterial Subsidiary as an Immaterial Subsidiary in accordance with this Section 9.13, so long as no Default or Event of Default exists, the Obligations of such Excluded Immaterial Subsidiary (as a Subsidiary Guarantor) under the Credit Documents shall terminate and be of no further force and all Liens granted by such Excluded Immaterial Subsidiary (as a Subsidiary Guarantor) under the applicable Security Documents shall terminate and be released and be of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent; and, at Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect the termination and release of such Lien and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administration Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.14.        Post Closing Matters.

(a)           Within five (5) Business Days (or such longer period that is reasonably acceptable to the Administrative Agent) of Louisiana Casino Cruises, Inc.’s receipt of approval from the Louisiana Gaming Control Board to become a Credit Party, the Borrower shall cause Louisiana Casino Cruises, Inc. to take all actions required under Section 9.11 for Louisiana Casino Cruises, Inc. to become a Credit Party hereunder and the other Credit Documents to which it is required to be a party.

(b)           To the extent not delivered by the Closing Date, the Borrower shall as soon as practicable, but not later than ninety (90) days after the Closing Date (or such later date as the Administrative Agent may determine in its reasonable discretion), deliver to the Collateral Agent the following items with respect to each Mortgaged Real Property, each in form and substance reasonably acceptable to the Administrative Agent:

(i)      a Mortgage encumbering each Mortgaged Real Property identified on Schedule 1.01(C) reasonably satisfactory to Lead Arrangers and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of the Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected first priority Lien on such Mortgaged Real Property subordinate to no Liens other than Permitted Collateral Liens;

(ii)     a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party relating thereto);

(iii)    with respect to each Mortgaged Real Property and Mortgage, such fixture filings, title insurance policies, insurance certificates, surveys, consents, estoppels, subordination, nondisturbance and attornment agreements, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents delivered in connection with the Existing Borrower Credit Agreement;

(iv)    a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) (each, a “Title Policy”) insuring the Lien of the applicable Real Property Mortgage as a valid first lien mortgage Lien (subject only to exceptions described in clause (c) of the definition of Permitted Collateral Liens) in the respective amount set forth on Schedule 9.14(b)(i) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) substantially in the form delivered in connection with the Existing Borrower Credit Agreement with such endorsements and changes thereto as shall be necessary to reflect the Transactions and otherwise reasonably satisfactory to the Administrative Agent (and if any Title Policy shall be delivered by the Closing Date, such Title Policy shall have been revised (in the case of pro forma policies or marked up commitments) or endorsed (in the case of final Title Policies), as necessary or applicable, in order to replace any standard survey exception with an exception for matters shown on the Survey (as defined below) for such Mortgaged Real Property);

(v)     a survey which is (a) (i) is prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Real Property is located, (ii) is dated (or redated) not earlier than 60 days prior to the date of delivery thereof, (iii) is certified by the surveyor to the Collateral Agent and the Title Company, (iv) complies in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) is sufficient for the Title Company to remove all standard survey exceptions from the applicable Title Policy and to issue endorsements on matters relating to zoning, contiguity, public road access, survey, subdivision, separate tax lot, and so-called comprehensive coverage over covenants and restrictions (to the extent each such endorsement is available in the applicable jurisdiction at commercially reasonable rates and is applicable to such Mortgaged Real Property) or (b) is otherwise acceptable to the Administrative Agent (each, a “Survey”); and

(vi)    to the extent necessary in the Administrative Agent’s reasonable discretion as a result of matters revealed by or in connection with any Title Policy or Survey delivered after the Closing Date, a fully executed and acknowledged amendment to the applicable Real Property Mortgage (together with an opinion of counsel with respect thereto) as may reasonably be requested by the Administrative Agent in order to protect the Lien of such Real Property Mortgage.

(c)           (x) Promptly following the substantial completion of the ongoing construction projects underway as of the date hereof at each Mortgaged Real Property identified on Schedule 9.14(c) (individually and collectively, the “Projects”), Borrower shall deliver to Collateral Agent a certificate executed by Borrower (a “Completion Certificate”) which Completion Certificate shall (i) state that construction of the respective Project has been substantially completed in all material respects and (ii) include a copy of the final certificate of occupancy for such Project (or if not available, a temporary certificate of occupancy), and (y) within ninety (90) days after the delivery of the Completion Certificate for each such Mortgaged Real Property (or such later date as the Administrative Agent may determine in its reasonable discretion), Borrower shall deliver to Collateral Agent the following items with respect to such Mortgaged Real Property, (i) a survey which (A) (1) is prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Real Property is located, (2) is dated (or redated) not earlier than ninety (90) days prior to the date of delivery thereof, (3) is certified by the surveyor to the Collateral Agent, and (4) complies in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey or (B) is otherwise acceptable to the Administrative Agent, and (ii) an endorsement or amendment to the Title Policy for such Mortgaged Real Property removing the standard mechanics’ lien exception (which such endorsement may be subject to any Permitted Collateral Liens), changing the effective date of the policy and each survey-related endorsement therein to the date of issuance of such endorsement.

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Creditors that, so long as any Commitment, Loan or L/C Liability is outstanding and until payment in full of all amounts payable by Borrower hereunder (other than contingent indemnification obligations described in Section 13.03(b) which are not yet due and payable and, in the case of any L/C Liability, except to the extent cash or letters of credit have been provided to L/C Lender to collateralize to the reasonable satisfaction of L/C Lender the aggregate amount of all such L/C Liabilities) (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 10.01.      Indebtedness.  Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)           Indebtedness outstanding on the Closing Date and listed on Schedule 8.20, and any Permitted Refinancings thereof;

(c)           (i) Indebtedness under any Interest Rate Protection Agreements, provided that (x) such Interest Rate Protection Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Credit Documents, (y) the notional principal amount of such Interest Rate Protection Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate and (z) the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes; and (ii) Indebtedness under any other Swap Contracts (other than Interest Rate Protection Agreements) so long as such other Swap Contracts are unsecured and the entering into of such other Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(d)           intercompany Indebtedness of Borrower and the Restricted Subsidiaries outstanding to the extent permitted by Section 10.04(d);

(e)           in addition to any Indebtedness permitted by the preceding Section 10.01(d), Indebtedness of any Restricted Subsidiary to Borrower or another Restricted Subsidiary or of Borrower to a Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money;

(f)            Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming Licenses or for the purposes referenced in this clause (f));

(g)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(h)           Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, $100.0 million;

(i)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)            (A) guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary under this Section 10.01 and (B) Investments permitted under Section 10.04(k) or 10.04(l) and refinancings thereof;

(k)           Indebtedness of a person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition; provided, however, that such Indebtedness existed at the time such person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l)            (i) Permitted Unsecured Indebtedness and Permitted Second Lien Indebtedness so long as (x) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such incurrence of Indebtedness and to the application of all proceeds thereof, with the covenants set forth in Section 10.08 as of the most recently ended Test Period, as if such Indebtedness and such applications had occurred on the first day of the relevant Test Period, (y) no Event of Default shall have occurred and be continuing after giving effect thereto and (z) in the reasonable judgment of the Borrower, the terms of such Indebtedness, when taken as a whole, are no more restrictive in any material respect than the terms of this Agreement, and (iii) any Permitted Refinancing of Indebtedness incurred pursuant to clause (i);

(m)          other Indebtedness of any Company not to exceed $25.0 million in aggregate principal amount at any time outstanding; provided, however, that any Liens which secure any Indebtedness incurred pursuant to this Section 10.01(m) shall be permitted to the extent permitted to be incurred pursuant to Section 10.02(l) and such Liens (to the extent constituting Liens on Collateral) shall be junior or otherwise subordinated in all respects to any Liens in favor of Collateral Agent on any of the Collateral to the reasonable satisfaction of Administrative Agent;

(n)           unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness”;

(o)           Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, in each case of a Credit Party;

(p)           unsecured Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $25.0 million at any time outstanding; and

(q)           Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

In the event that any item of Indebtedness meets more than one of the categories set forth above in this Section 10.01, Borrower may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

SECTION 10.02.      Liens.  Neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a)           Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(b)           Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)           Liens in existence on the Closing Date and set forth on Schedule 10.02 and Liens relating to any refinancing of the obligations secured by such Liens; provided, however, that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase (except to the extent of fees and interest on such Indebtedness, and refinancings, refundings, renewals or extensions of such Indebtedness); and (ii) such Liens do not encumber any Property other than the Property (including proceeds) subject thereto on the Closing Date of Borrower or any Restricted Subsidiary;

(d)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(e)           Liens arising out of judgments or awards not resulting in an Event of Default;

(f)            Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure Borrower’s or any of its Subsidiaries’ Gaming License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g)           Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the material Leases entered into after the date hereof with respect to owned Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole;

(h)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business;

(i)            Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, accrued interest on the Indebtedness refinanced and fees relating thereto) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time);

(j)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)           Liens on assets of a person existing at the time such person is acquired or merged with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l)            other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that (i) the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed $25.0 million at any time outstanding and (ii) any such Liens on Collateral shall be junior or otherwise subordinated in all respects to any Liens in favor of Collateral Agent on any of the Collateral to the reasonable satisfaction of Administrative Agent;

(m)          licenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(n)           Liens pursuant to the Security Documents or in respect of Cash Collateral (to the extent required by the definition of “Cash Collateralize”) provided pursuant to Section 2.10 or 2.14 hereof;

(o)           Permitted Vessel Liens;

(p)           Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q)           Liens to secure Indebtedness and other obligations permitted under Section 10.01(c)(i) to the extent that the secured party under such Indebtedness and other obligations is a Swap Provider;

(r)            Liens to secure Indebtedness and other obligations permitted under Section 10.01(c)(ii) to the extent that the secured party under such Indebtedness and other obligations is a Swap Provider;

(s)           Prior Mortgage Liens with respect to the applicable Mortgaged Real Property;

(t)            Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness;

(u)           Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business; and

(v)           Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt and subject to the Pari Passu Intercreditor Agreement or (ii) Permitted Second Lien Indebtedness or Permitted Second Priority Refinancing Debt and subject to the Second Lien Intercreditor Agreement;

(w)          [Reserved];

(x)            Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment permitted under this Agreement;

(y)           in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z)            Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa)         licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(bb)         any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc)         Liens created by the applicable Transfer Agreement; and

(dd)         Liens securing obligations of any Person in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements.

In connection with the granting of Liens of the types described in clauses (c), (i), (k), (l), (s), (t) and (u) of this Section 10.02 by Borrower of any of its Restricted Subsidiaries, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination or intercreditor agreements).

SECTION 10.03.      Sale and Leaseback Transactions.  Neither Borrower nor any Restricted Subsidiary will enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 10.05 and (b) any Liens arising in connection with its use of such property are permitted by Section 10.02.

SECTION 10.04.      Investment, Loan and Advances.  Neither Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a)           Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b)           Investments in cash and Cash Equivalents;

(c)           Borrower may enter into Swap Contracts to the extent permitted by Section 10.01(c);

(d)           Investments (i) by Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in Borrower and (iii) by a Restricted Subsidiary in another Restricted Subsidiary; provided, however, that any intercompany loans (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $10,000,000 in the aggregate shall be evidenced by promissory notes and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party as Pledged Collateral pursuant to the Security Agreement in accordance with Section 9.08;

(e)           Borrower and the Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f)            Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(g)           Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.05;

(h)           Investments consisting of moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding;

(i)            Permitted Acquisitions (including Complementary Asset Acquisitions); provided, that, the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Permitted Acquisition, with the covenants set forth in Section 10.08 as of the most recently ended Test Period, as if such Permitted Acquisition had occurred on the first day of the relevant Test Period;

(j)            extensions of trade credit (including to gaming customers) in the ordinary course of business;

(k)           in addition to Investments otherwise permitted by this Section 10.04, Investments (other than Investments consisting of Principal Assets) by Borrower or any of its Restricted Subsidiaries so long as (i) such Investments to be made, together with all existing Investments made pursuant to this Section 10.04(k)(i), do not exceed in the aggregate at any time outstanding $1,500.0 million (plus the Available Equity Amount); provided that the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Investment, with the covenants set forth in Section 10.08 as of the most recently ended Test Period, as if such Investment had occurred on the first day of the relevant Test Period or (ii) at the time of such Investment, the Consolidated Senior Secured Leverage ratio is less than or equal to 3.0 to 1.0 on a pro forma basis after giving effect to such Investment as of the most recently ended Test Period, as if such Investment had occurred on the first day of the relevant Test Period.  (For purposes of this Section 10.04(k), the amount of such Investments outstanding shall be deemed to equal the aggregate amount of such Investments minus (i) the amounts received by Borrower and its Restricted Subsidiaries with respect to such Investments (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts), and (ii) reductions in the amount of such Investments as provided in the definition of “Investment”); and

(l)                                     in addition to Section 10.04(k) above, Investments (other than Investments consisting of Principal Assets) (A) in any Joint Ventures in which Borrower or any of its Restricted Subsidiaries has control or with whom it has a management or similar contract and in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (B) in casinos and “racinos” where Borrower or any of its Restricted Subsidiaries has entered into a management or similar contract and such contract remains in full force and effect at the time of such Investment in each case so long as (i) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Investment, with the covenants set forth in Section 10.08 as of the most recently ended Test Period, as if such Investment had occurred on the first day of the relevant Test Period and (ii) at the time of such Investment, the Consolidated Senior Secured Leverage Ratio is less than or equal to 3.75 to 1.00 on a pro forma basis as if such Investment had occurred on the first day of the relevant Test Period.

(m)                               Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into the Borrower or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)                                 Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(o)                                 The occurrence of a Reverse Trigger Event under any applicable Transfer Agreement.

SECTION 10.05.                  Mergers, Consolidations and Sales of Assets.  Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization (to the extent done in compliance with the applicable provisions of the Security Agreement)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any Principal Asset or all or any substantial part of its business, property or assets, except for:

(a)                                  Capital Expenditures by Borrower and the Restricted Subsidiaries;

(b)                                 Sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer useful in the business of Borrower by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole shall be permitted; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect;

(c)                                  Asset Sales by the Borrower or any Restricted Subsidiary; provided that (i) at the time of such Asset Sale, no Default or Event of Default then exists or would arise therefrom, (ii) the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) in the case of an Asset Sale of assets that are not Principal Assets, Permitted Business Assets (in each case, free and clear of all Liens at the time received other than Liens permitted by Section 10.02) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash:  (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash

Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d)                                 Liens permitted by Section 10.02, Investments may be made to the extent permitted by Sections 10.04 and Restricted Payments may be made to the extent permitted by Section 10.06;

(e)                                  Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f)                                    Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property;

(g)                                 licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;

(h)                                 (A) Borrower or any Restricted Subsidiary may transfer or lease property to or acquire or lease property from Borrower or any Restricted Subsidiary; provided, however, that the sum of (x) the aggregate fair market value of all Property transferred by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower and acquired by Foreign Subsidiaries of Borrower from Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries under this clause (A) plus (y) all lease payments made by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower in respect of leasing of property by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries from Foreign Subsidiaries under this clause (A) shall not exceed $25.0 million in any fiscal year of Borrower; (B) any Restricted Subsidiary may merge or consolidate with or into Borrower (as long as Borrower is the surviving corporation) or any Subsidiary Guarantor (as long as, if such Restricted Subsidiary is to survive, such Restricted Subsidiary at the time of such merger or consolidation is a Subsidiary Guarantor); (C) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is not a Subsidiary Guarantor (so long as, if either Restricted Subsidiary is a Subsidiary Guarantor, the surviving Restricted Subsidiary is or becomes a Subsidiary Guarantor in compliance with Section 9.11); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any person other than to Borrower or any other Restricted Subsidiary or any other owner of equity interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to the foregoing in this Section 10.05(h), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i)                                     voluntary terminations of Swap Contracts and other assets or contracts shall be permitted in the ordinary course of business;

(j)                                     conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k)                                  any taking by a Governmental Authority of assets or property, or any part thereof, for public or quasi-public use under the power of eminent domain or condemnation shall be permitted under this Section 10.05, so long as the net proceeds, if any, of any such disposition received by the Borrower or any Subsidiary shall be treated as if they were Net Available Proceeds of a Casualty Event and applied in accordance with Section 2.10(a)(i);

(l)                                     the Borrower and its Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event upon receipt of the Net Available Proceeds of such Casualty Event;

(m)                               the Borrower and its Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(n)                                 any transfer of Equity Interests of any Restricted Subsidiary or any Gaming Subsidiary in connection with the occurrence of a Trigger Event.

Notwithstanding anything contained in this Agreement to the contrary, in no event may any transfer, sale, conveyance or other disposition to any Person other than a Credit Party constitute all or substantially all of Borrower’s property or assets, on a consolidated basis.

To the extent the Required Lenders waive the provisions of this Section 10.05 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05, so long as no Default or Event of Default exists, such Collateral (unless sold to Borrower or a Subsidiary Guarantor) shall be sold free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions appropriate in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  To the extent the Collateral so sold, transferred or otherwise disposed constitutes at least a majority of the Equity Interests in a Subsidiary Guarantor such that it no longer constitutes a Subsidiary, so long as no Default or Event of Default exists, the Obligations of such Subsidiary Guarantor and all obligations of such Subsidiary Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are appropriate in connection with such termination.

SECTION 10.06.                  Restricted Payments.  Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication, (a) Borrower or any Restricted Subsidiary may make Restricted Payments to the extent permitted pursuant to Section 2.09(b), (b) any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary, (c) any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof), (d) Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.04 and Section 10.05, (e) Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof, (f) Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (f) shall not exceed $10.0 million in any fiscal year of Borrower, (g) the Borrower and its Restricted Subsidiaries may make Restricted Payments so long as (i) the Consolidated Senior Secured Leverage Ratio is less than or equal to 3.00 to 1.00 as of the most recently ended Test Period (on a pro forma basis after giving effect to such Restricted Payment as of the most recently ended Test Period, as if such Restricted Payment had occurred on the first day of the relevant Test Period), or (ii) any such Restricted Payments made during any period in which the Consolidated Senior Secured Leverage Ratio is greater than 3.0 to 1.0 as of the most recently ended Test Period pursuant to this Section 10.06(g)(ii) shall be in an aggregate amount not to exceed (x) $250.0 million less any Junior Prepayments made pursuant to Section 10.09(a)(ii)(x), plus (y) the Available Equity Amount; and (h) the Borrower or any of its Restricted Subsidiaries may purchase, redeem, acquire or otherwise acquire for value or retire, any or all of its Series B Preferred Stock; provided that the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Restricted Payment, with the covenants set forth in Section 10.08 as of the most recently ended Test Period, as if such Restricted Payment had occurred on the first day of the relevant Test Period.

SECTION 10.07.                  Transactions with Affiliates.  Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than

Borrower or any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a person that is not an Affiliate; provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees, (ii) may enter into the transactions described in Borrower’s SEC filings prior to the Closing Date, (iii) may make Investments and Restricted Payments permitted hereunder, (iv) may enter into the transactions contemplated by each applicable Transfer Agreement and (v) may enter into transactions with Unaffiliated Joint Ventures and Wholly-Owned Subsidiaries of Unaffiliated Joint Ventures, in each case, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs.

SECTION 10.08.                  Financial Covenants.

(a)                                  Maximum Consolidated Total Leverage Ratio.  Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter ending immediately after the Closing Date to exceed 5.25 to 1.00.

(b)                                 Maximum Consolidated Senior Secured Leverage Ratio.  Borrower shall not permit the Consolidated Senior Secured Leverage Ratio as of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter ending immediately after the Closing Date to exceed 3.75 to 1.00.

(c)                                  Minimum Interest Coverage Ratio.  Borrower shall not permit the Interest Coverage Ratio as of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter ending immediately after the Closing Date to be less than 2.00 to 1.00.

(d)                                 Calculations.  For purposes of calculating Consolidated Total Leverage Ratio, Consolidated Senior Secured Leverage Ratio and Consolidated Interest Expense, the following shall be excluded from the calculations thereof:

(i)                  any Contingent Obligations in respect of Indebtedness (including any Consolidated Interest Expense relating thereto) of (A) any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture permitted under Section 10.04(l) and (B) any Joint Venture permitted under Section 10.04(l) in which Borrower or any of its Restricted Subsidiaries has control; and

(ii)               any Contingent Obligations (including any Consolidated Interest Expense relating thereto) of Borrower or any of its Restricted Subsidiaries provided in connection with any casinos or “racinos” managed or controlled by Borrower or any of its Restricted Subsidiaries pursuant to a management or similar contract permitted under Section 10.04(l);

provided, however, that with respect to each of clauses (i) and (ii) above in this Section 10.08(d), if and when any such Contingent Obligation is demanded for payment from the Borrower or any of its Restricted Subsidiaries, then the amounts of such Contingent Obligation shall be included in such calculations.

Components of Consolidated EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by Borrower and reasonably acceptable to Administrative Agent which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any Acquisition and Asset Sales consummated since the beginning of any Test Period of Borrower as if each such Acquisition had been effected on the first day of such Test Period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

In addition, if Borrower or any Restricted Subsidiary has incurred any Indebtedness (including, without limitation, Incremental Term Loans) or repaid, repurchased, acquired, defeased or otherwise Discharged any Indebtedness since the beginning of any Test Period, Consolidated Indebtedness, Consolidated EBITDA and Consolidated Interest Expense shall each be calculated (for all purposes in this Agreement) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or Discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.  If any Indebtedness has been incurred under a revolving credit facility or revolving advances and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

SECTION 10.09.                  Certain Payments of Indebtedness.  None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Junior Financing or make any payment in violation of any subordination terms of any Junior Financing Documentation (such payments, “Junior Prepayments”), except (a) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Junior Prepayments so long as (i) the Consolidated Senior Secured Leverage Ratio is less than 3.0 to 1.0 (on a pro forma basis after giving effect to such Junior Prepayment as of the most recently ended Test Period, as if such Junior Prepayment had occurred on the first day of the relevant Test Period), or (ii) any such Junior Prepayments pursuant to this Section 10.09(a)(ii) shall be in an aggregate amount not to exceed (x) $250 million less Restricted Payments made pursuant to Section 10.06(g)(ii)(x), plus the (y) Available Equity Amount, (b) a Permitted Refinancing of any Junior Financing (including through exchange offers and similar transactions), (c) the conversion of any Junior Financing to Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Equity Interests), (d) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereto, (e) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers, (f) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to Investments or Permitted Acquisitions permitted under this Agreement, and (g) Junior Prepayments made pursuant to Section 2.10(b).

SECTION 10.10.                  Limitation on Certain Restrictions Affecting Subsidiaries.  None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Borrower to (a) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (b) make Investments in or to Borrower or any of its Restricted Subsidiaries, or (c) transfer any of its Property to Borrower or any of its Restricted Subsidiaries, except that each of the following shall be permitted (i) any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming Law and any regulations, order or decrees of any Gaming Authority or other applicable Governmental Authority) or (y) the Credit Documents, (ii) restrictions on the transfer of Property subject to a Permitted Lien, (iii) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company, (iv) restrictions on the transfer of any Property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (v) restrictions contained in the Existing Indebtedness, (vi) restrictions contained in Indebtedness of persons acquired after the Closing Date in Permitted Acquisitions, (vii) restrictions contained in Permitted Unsecured Indebtedness and Permitted Refinancings thereof, or Permitted Second Lien Indebtedness and Permitted Refinancings thereof, or other Indebtedness permitted hereunder, in each case to the extent no more restrictive, taken as a whole, than those under the Borrower Outstanding Bonds, (viii) customary restrictions in joint venture arrangements or management contracts or management contracts, (ix) customary non-assignment provisions or other customary restrictions arising under licenses and other contracts entered into in the ordinary course of business, and (x) restrictions contained in subordination provisions applicable to intercompany debt.

SECTION 10.11.                  Limitation on Lines of Business.  Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

SECTION 10.12.                  Limitation on Changes to Fiscal Year; Limitation on Investment Company Status.  Neither Borrower nor any Restricted Subsidiary shall change its fiscal year end (December 31 of each year).  No Credit Party shall be or become an investment company subject to the registration requirements under the Investment Company Act of 1940, as amended.

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.                  Events of Default.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party pursuant to any Credit Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)                                 default shall be made in the payment of (i) any principal of any Loan or the reimbursement with respect to any Reimbursement Obligation when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) and (ii) any interest on any Loans when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)                                  default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)                                 default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 9.01(a), 9.04(f) or 9.06 or in Article X;

(e)                                  default shall be made in the due observance or performance by Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from Administrative Agent to Borrower;

(f)                                    Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due prior to its stated maturity; provided, however, that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $50.0 million at any one time;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of Borrower or of its Restricted Subsidiaries (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(j)                                     an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, is reasonably likely to result in a liability of Borrower or any of its Restricted Subsidiaries in an aggregate amount exceeding $50.0 million;

(k)                                  with respect to any material Collateral, any security interest and Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted by any Credit Party or any Affiliate thereof not to be a valid, perfected (except as otherwise provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)                                     any Guarantee shall cease to be in full force and effect or any of the Subsidiary Guarantors repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Section 10.05);

(m)                               any Credit Document (other than a Security Document which, for the avoidance of doubt, shall be governed by Section 11.01(k)) or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party or any other person seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Credit Document;

(n)                                 there shall have occurred a Change of Control; or

(o)                                 there shall have occurred a License Revocation by any Gaming Authority in a jurisdiction in which Borrower or any of its Restricted Subsidiaries owns or operates a Gaming Facility which, individually or in the aggregate, could reasonably be expected to result in a reduction of more than 10% of the gross revenues of Borrower and its Restricted Subsidiaries on a consolidated basis; provided, however, that such License Revocation continues for at least 30 consecutive days;

then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Swap Contracts and Cash Management Agreements), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Swap Contracts and Cash Management Agreements) to the contrary notwithstanding; and (iii) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower, to pay) to Collateral Agent at the Principal Office such additional amounts of cash, to be held as security by Collateral Agent for L/C Liabilities then outstanding, equal to the aggregate L/C Liabilities then outstanding; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

SECTION 11.02.                  Application of Proceeds.  The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a)                                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith and all amounts for which Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations; and

(d)                                 Fourth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (c) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.  Each Cash Management Bank or Swap Provider not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XII.

AGENTS

SECTION 12.01.                  Appointment.  Each Lender hereby irrevocably designates and appoints Wells Fargo as Administrative Agent of such Lender (for purposes of this Article XII, the term “Administrative Agent” shall mean Wells Fargo in its capacity as Administrative Agent hereunder and as Collateral Agent pursuant to the Security Documents), to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto, including, in the case of the Administrative Agent and the Collateral Agent, the execution and filing of a “Corporate Securities and Finance Compliance Affidavit” with the Missouri Gaming Commission pursuant to 11 CSR 45-10.040 and other regulatory requirements of any Gaming Authority consistent with the intents and purposes of this Agreement and the other Credit Documents (it being understood and agreed that neither the Documentation Agent nor any Co-Syndication Agent has any duties or responsibilities hereunder or under any other Credit Documents).  Wells Fargo is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that the Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to the Administrative Agent and any such replacement shall also be so authorized to act in such capacity.  The Lenders agree that the Auction Manager shall have solely the obligations in its capacity as Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of Article XII, as applicable.  Each of the Agents agrees to act as such upon the express conditions contained in this Article XII.  Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, each Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Agent.  The provisions of this Article XII are solely for the benefit of each Agent and the Lenders, and neither Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof except to the extent set forth in Section 12.06 and 12.10.

SECTION 12.02.                  Delegation of Duties.  Each Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents (or sub-agents) and/or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents (or sub-agents) or attorneys-in-fact selected by it with reasonable care.

SECTION 12.03.                  Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person in its capacity as an Agent under or in connection with this Agreement or the other Credit Documents (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents, any other document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other document or for any failure of Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other documents, or to inspect the properties, books or records of Borrower or any of its Subsidiaries (except to the extent expressly requested to do so by the Required Lenders).  No Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to the Lenders or by or on behalf of Borrower or any of its Subsidiaries to any Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

SECTION 12.04.                  Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower or any of their respective Subsidiaries), independent accountants and other experts selected by it.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 12.05.                  Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actually received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders.  Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that, unless and until Administrative Agent shall have received such directions, Administrative Agent, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 12.06.                  Nonreliance on Agents and Other Lenders.  Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by such Agent to any Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of any Borrower or any of its Subsidiaries which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) Borrower may purchase or acquire Term Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee, (ii) Borrower currently may have, and later may come into possession of, information regarding such Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement.  Each Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders hereunder.

SECTION 12.07.                  Indemnification.  The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting primarily from the gross negligence or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Fee Letter or the Administrative Agent’s Fee Letter.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 12.07 shall survive the payment of all Obligations.

SECTION 12.08.                  Agents in Their Individual Capacities.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and its Subsidiaries as though such Agent were not an Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 12.09.                  Holders.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent.  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.10.                  Resignation of Agents.

(a)                                  Administrative Agent.

(i)                  Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.01(g) or 11.01(h) then exists, Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation (if applicable) as an L/C Lender and Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as an L/C Lender or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (ii) and (iii) below of this Section 12.10(a) or as otherwise provided below.

(ii)               Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower, which acceptance shall not be unreasonably withheld or delayed; provided, however, that Borrower’s approval shall not be required if a Default or an Event of Default then exists.

(iii)            If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, Administrative Agent, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed; provided, however, that Borrower’s consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(iv)           If no successor Administrative Agent has been appointed pursuant to Section 12.10(a)(ii) or 12.10(a)(iii) by the 30th Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(v)              If the Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of Borrower (so long as no payment Default, bankruptcy Default or Event of Default is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.  With effect from the Removal Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Security Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Lender under any of the Security, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Security Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Security Documents, the provisions of this Article XII and Section 12.10 shall continue in effect for the benefit of such retiring or removed Administrative Agent and its sub agents in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(b)                                 Collateral Agent.

(i)                  Collateral Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to Administrative Agent, the Lenders and, unless a Default or an Event of Default under Section 11.01(g) or 11.01(h) then exists, Borrower.  Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (ii) and (iii) below of this Section 12.10(b) or as otherwise provided below.

(ii)               Upon any such notice of resignation, the Required Lenders shall appoint a successor Collateral Agent hereunder and/or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower, which acceptance shall not be unreasonably withheld or delayed; provided, however, that Borrower’s approval shall not be required if a Default or an Event of Default then exists.

(iii)            If a successor Collateral Agent shall not have been so appointed within such 30 Business Day period, Collateral Agent, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed; provided, however, that Borrower’s consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder and/or thereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above.

(iv)           If no successor Collateral Agent has been appointed pursuant to Section 12.10(a)(ii) or 12.10(a)(iii) by the 30th Business Day after the date such notice of resignation was given by Collateral Agent, Collateral Agent’s resignation shall become effective and Administrative Agent shall thereafter perform all the duties of Collateral Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above (except that in the case of any Collateral security held by the retiring Collateral Agent for the benefit of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such Collateral security as nominee until such time as a successor Collateral Agent is appointed).

(c)                                  Other Agents.

(i)                  Each Lead Arranger may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the other Agents and the Lenders.  Such resignation shall take effect at the end of such five Business Day period.  Upon the effectiveness of the resignation of such Lead Arranger, Administrative Agent shall assume all of the functions and duties, if any, of such Lead Arranger hereunder and/or under the other Credit Documents.

(ii)               Each Co-Syndication Agent may resign as a Co-Syndication Agent hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the other Agents and the Lenders.  Such resignation shall take effect at the end of such five Business Day period.  Upon the effectiveness of the resignation of such Co-Syndication Agent, Administrative Agent shall assume all of the functions and duties, if any, of such Co-Syndication Agent hereunder and/or under the other Credit Documents.

(iii)            Documentation Agent may resign as a Documentation Agent and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the other Agents and the Lenders.  Such resignation shall take effect at the end of such five Business Day period.  Upon the effectiveness of the resignation of the Documentation Agent, Administrative Agent shall assume all of the functions and duties, if any, of the Documentation Agent hereunder and/or under the other Credit Documents.

(d)                                 Continued Indemnification.  Upon a resignation of any Agent pursuant to this Section 12.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Article XII shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.

SECTION 12.11.                  Collateral Matters.

(a)                                  Each Lender authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties.  Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The Lenders hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g).  Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11.

(b)                                 Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.12.                  Withholding Tax.  To the extent required by any applicable Requirement of Law, an Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 5.06, each Lender shall, and does hereby, indemnify the relevant Agent, and shall make payable in respect thereof within 30 calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Security Document against any amount due the Administrative Agent under this Section 12.12.  The agreements in this Section 12.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.                  Waiver.  No failure on the part of any Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 13.02.                  Notices.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                  if to any Credit Party, any Agent, L/C Lender, and the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii)               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each Credit Party, each Agent, L/C Lender and the Swingline Lender may change its address, telecopier, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, L/C Lender and the Swingline Lender.

(d)                                 Reliance by Agents and Lenders.  The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence or willful misconduct).  All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 13.03.                  Expenses, Indemnification, Etc.

(a)                                  The Credit Parties, jointly and severally, agree to pay or reimburse:

(i)                  Agents and the Swingline Lender for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of Cahill Gordon & Reindel LLP and one local counsel in each jurisdiction reasonably deemed necessary by Agents) and any “ClearPar” costs and expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii)               each Creditor for all reasonable and documented out-of-pocket costs and expenses of such Creditor (provided that any legal expenses shall be limited to the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents and of one local counsel in each jurisdiction reasonably deemed necessary by Agents) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, (3) the enforcement of this Section 13.03 and (4) any documentary taxes; and

(iii)            Administrative Agent or Collateral Agent for all reasonable and documented costs, expenses, assessments and other charges (including reasonable fees and disbursements of counsel, incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Lender under this Section 13.03(a), each Lender, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be recovered under this Section 13.03(a).

(b)                                 The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, Lead Arranger, Creditor and their respective Affiliates, directors, trustees, officers, employees, representatives, advisors and agents (each, an “Indemnitee”) from, and hold each of them harmless against, and that no Indemnitee will have any liability for, any and all Losses incurred by, imposed on or asserted against any of them (including any and all Losses incurred by any Agent, Lead Arranger, the Swingline Lender or L/C Lender to any Lender, whether or not any Creditor is a party thereto) directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Company of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or the use of any collateral security for the Obligations (including the exercise by any Creditor of the rights and remedies or any power of attorney with respect thereto and any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.07, but excluding (i) any such Losses relating to matters referred to in Sections 5.01 or 5.06 (which shall be the sole remedy in respect of matters set forth therein) and (ii) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by the Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Creditor and each other Indemnitee from, and hold each Creditor and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Creditor shall be in possession of any such site or facility following the exercise by such Creditor of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the persons indemnified hereunder.

To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

SECTION 13.04.                  Amendments and Waiver.

(a)                                  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by the respective Credit Parties party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or wavier set forth below in this paragraph shall only require the approval of the Creditors whose consent is required therefor pursuant to the succeeding provisions of this paragraph): (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the R/C Maturity Date (unless such Letter of Credit is required to be cash collateralized or the participations therein are required to be assumed by Lenders that have commitments which extend beyond such R/C Maturity Date), or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction); (ii) release (x) all or substantially all of the Collateral (except as provided in the Security Documents) under all the Security Documents or (y) all or substantially all of the Subsidiary Guarantors from the Guarantees, without the consent of each Lender; (iii) amend, modify, change or waive any provision of Section 11.02 or this Section 13.04, without the consent of each Lender directly affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Commitments and/or Revolving Loans); (iv) reduce the percentage specified in the definition of Required Lenders or otherwise amend the definition of Required Lenders without the consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date); or (v) amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans or the Revolving Commitments and/or Revolving Loans); provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitment shall not constitute an increase of the Commitment of any Lender), (B) without the consent of each L/C Lender, amend, modify, change or waive any provision of Section 2.03 or alter its rights or obligations with respect to Letters of Credit, (C) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (D) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent, (E) without the consent of Collateral Agent, amend, modify, change or waive any provision relating to the rights or obligations of Collateral Agent, (F) without the consent of the Required Tranche Lenders of a relevant Tranche, reduce the amount of or extend the date of, any scheduled principal repayment (except that, if additional Loans are made pursuant to a given Tranche, the repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (F)), or (G) amend, modify, change or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans or Extended Revolving Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans or Revolving Loans, as applicable); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered, or (H) amend or modify the definition of “Alternate Currency” or Section 1.06 without the prior written consent of all the Revolving Lenders (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates) without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding the foregoing, the Fee Letter may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the consent of Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans or any Tranche of Term Loans (“Refinanced Term Loans”) with a replacement term loan facility hereunder which shall be Term Loans hereunder (“Replacement Term Loans”); provided, however, that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing, and (iv) all other terms applicable to such Replacement Term Loans shall be substantially similar to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(b)                                 If, in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.04(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of Borrower if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche of Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.11 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay Loans held by such Lender (of the applicable Tranche) which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable R/C Percentage of the L/C Liability, in accordance with Sections 2.04(e) and/or 2.09(c); provided, however, that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must consent thereto), then, in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clauses (A) through (E) of the second proviso to Section 13.04(a).

(c)                                  The Administrative Agent and the Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Revolving Loans, Incremental Term Loans, Other Term Loans, Other Revolving Loans, Extended Term Loans and Extended Revolving Loans.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document.  In addition, upon the effectiveness of any Refinancing Amendment, the Administrative Agent, the Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Credit Loans, Other Revolving Credit Commitments and/or Other Term Commitments).  The Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any Refinancing Amendment.  The Administrative Agent and the Collateral Agent may enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Sections 2.12 or 2.15 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.12 or Section 2.15.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof in the case of additional Term Loans) and the Revolving Loans (or any Tranche of Revolving Commitments in the case of additional Revolving Loans or Revolving Commitments) and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)                                  Notwithstanding anything to the contrary herein, (i) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming Authorities or Gaming Laws and (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies).  Notwithstanding anything to the contrary herein, additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments) and (i) the Collateral Agent shall enter into the Pari Passu Intercreditor Agreement upon the request of the Borrower in connection with the incurrence of Permitted First Priority Refinancing Debt (or any

amendments thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt) and the (ii) Collateral Agent shall enter into the Second Lien Intercreditor Agreement upon the request of the Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt or Permitted Second Lien Indebtedness (or any amendments thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt or Permitted Second Lien Indebtedness).

(f)                                    Notwithstanding anything to the contrary herein, the applicable Credit Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g)                                 Notwithstanding anything to the contrary herein, the Administrative Agent and the Collateral Agent shall (A) release any Lien granted to or held by the Administrative Agent or Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby (other than (x) obligations under any Swap Contracts or Cash Management Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Credit Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any person other than a Credit Party, or upon the sale or other disposition of Collateral to the extent required pursuant to the last paragraph in Section 10.05, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary, (vi) or other assets subject to Liens permitted under Section 10.02(i) or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by Borrower with respect to leases entered into by Borrower and its Restricted Subsidiaries, to the extent requested by the Borrower.

SECTION 13.05.                  Benefit of Agreement; Assignments; Participations.

(a)                                  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder and provided, further, that no Lender shall transfer, assign or grant any participation (i) to a Competitor or (ii) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the R/C Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments or of a mandatory prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Credit Document to which it is a party or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto).  Subject to the last sentence of this paragraph (a), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01, and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(b) and (c)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  A participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the entitlement to a greater payment results from any change in Law after the date the participant became a participant.

(b)                                 No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of the Administrative Agent and, so long as no Event of Default pursuant to Sections 11.01(b), 11.01(g) or 11.01 (h) has occurred and is continuing, the Borrower otherwise (each such consent not to be unreasonably withheld or delayed); provided that (x) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than $1,000,000; no such consent shall be necessary in the case of (i) an assignment of Revolving Loans or Revolving Commitments by a Revolving Lender to another Revolving Lender or of Term A Facility Loans by a Term A Facility Lender to another Term A Facility Lender and (ii) an assignment of Term B Facility Loans by a Lender to (A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this subclause (x)(ii)(B)), or (C) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 days after having received notice thereof. Notwithstanding the foregoing, no such assignment will be permitted to any Lender that will result in such Lender holding, collectively with its Affiliates, Loans and Commitments having an aggregate principal amount of $100 million, or greater, without the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 2 Business Days after a Responsible Officer has received notice thereof.   Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that (i) at such time, Annex A-1, A-2 or A-3, as applicable, shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, and (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.08 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be.  The Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08 and such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations).  To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.05(b) to a person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Borrower and Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Foreign Lender Certificate) as described in Section 5.06(b) or 5.06(c), as applicable.  To the extent that an assignment of all or any portion of a Lender’s Commitments, Loans and related outstanding Obligations pursuant to Section 2.11 or this Section 13.05(b) would, under the laws in effect at the time of such assignment, result in increased costs under Section 5.01, 5.03 or (subject to clause (c) in the definition of Excluded Taxes as it relates to assignments pursuant to Section 2.11(a)) 5.06 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to Administrative Agent (but without the consent of Administrative Agent or Borrower), any Lender may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

(d)                                 Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) at the time of and after giving effect to such purchase and cancellation (as described below), the sum of (1) the aggregate cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (excluding any cash and Cash Equivalents held to satisfy minimum cash-on-hand requirements under Gaming Laws and “cage cash”), plus (2) the aggregate Unutilized R/C Commitments would not be less than $300.0 million, Borrower may purchase outstanding Term Loans on the following basis:

(i)                  At any time the Borrower shall have the right to purchase, for cash, Term Loans up to an amount to be specified by Borrower at a purchase price to be determined, in each case in accordance with the Auction Procedures established for each such purchase; provided, however, that Borrower shall be entitled to purchase Term Loans pursuant to this Section 13.05(d) solely pursuant to an auction managed by the Auction Manager and shall not be permitted to purchase Term Loans in any other manner (including pursuant to secondary market purchases).

(ii)               With respect to all purchases and cancellation by Borrower of the Term Loans pursuant to this Section 13.05(d), such purchases and cancellation shall not, for the avoidance of doubt, constitute prepayments or repayments of the Loans (including, without limitation, pursuant to Section 2.09, Section 2.10 or Article IV) for any purpose hereunder.

(iii)            Immediately upon any Borrower Loan Purchase, the Term Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of

Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

(iv)           Any Borrower Loan Purchase shall be effective upon recordation in the Register (in the manner set forth below) by the Administrative Agent (it being understood that such recordation by the Administrative Agent shall only occur following receipt by the Administrative Agent of (x) a fully executed and completed Borrower Letter, (y) a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof and (z) a written representation from the Borrower that the funds required to be paid with respect to such Borrower Loan Purchase have been transmitted to the assigning Lender).  The Administrative Agent shall deliver to the Lenders upon receipt thereof, the Borrower Letter as described in clause (x) above.  Each assignment shall be recorded in the Register following the completion of the relevant auction conducted pursuant to the relevant Auction Procedures on the Business Day that the Administrative Agent has received the items noted in clauses (x), (y) and (z) above, if received by 1:00 p.m. New York time, and on the following Business Day if received after such time.  Prompt notice of such recordation shall be provided to Borrower and a copy of such Borrower Assignment Agreement shall be maintained by the Administrative Agent.  The date of such recordation of a transfer shall be referred to herein as the “Borrower Assignment Effective Date.”  After such assignment has been recorded in the Register, the Borrower and such Term Loans shall each be removed by the Administrative Agent from the Register in their entirety.  The assignment fee as set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).

(v)              Borrower shall make payment of the purchase price for Term Loans accepted for purchase pursuant to the Auction Procedures by transmitting funds directly to the assigning Lender.

(vi)           The provisions of this Section 13.05(d) shall not require Borrower to offer to purchase any Term Loans.

(vii)        An Auction may be conducted with respect to any Tranche of Term Loans and shall be open and offered to all Lenders of the relevant Tranche on a pro rata basis.

SECTION 13.06.                  Survival.  The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06 and 13.03, the obligations of each Subsidiary Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.07, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or L/C Interest (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07.                  Captions.  The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08.                  Counterparts; Interpretation; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Administrative Agent’s Fee Letter and the Fee Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein).  This Agreement shall become effective when the Closing Date shall have occurred and this Agreement shall have been executed and delivered by the Credit Parties and each Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  Upon the Closing Date, all commitments to provide any financing pursuant to the Commitment Letter shall permanently terminate.

SECTION 13.09.                  Governing Law; Submission to Jurisdiction; Waivers; Etc.

(a)                                  Each Credit Document shall be governed by, and construed in accordance with, the law of the State of New York (except in the case of the other Credit Documents, to the extent otherwise expressly stated therein).  Each Credit Party hereby irrevocably and unconditionally:  (i) submits for itself and its Property in any Proceeding relating to any Credit Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts thereof; (ii) consents that any such Proceeding may be brought in any such court; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth on the signature page hereto or at such other address of which Administrative Agent shall have been notified pursuant thereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)                                 EACH CREDIT PARTY, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.10.                  Confidentiality.  Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature thereof or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provision of this Section 13.10, such Agent or such Lender being liable for any breach of confidentiality by any person described in this clause (a) and with respect to disclosures to Affiliates to the extent disclosed by such Lender to such Affiliate), (b) to the extent such information presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that notice thereof is promptly furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) to the extent required in connection with any litigation between any Credit Party and any Creditor with respect to the Loans or any Credit Document or (g) with Borrower’s prior written consent.

SECTION 13.11.                  Independence of Representations, Warranties and Covenants.  The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12.                  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13.                  Gaming Laws.

(a)                                  This Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”).  Without limiting the foregoing, each of Administrative Agent, Lead Arrangers, Co-Syndication Agents, the Documentation Agent, Lenders and participants acknowledges that (i) it is the subject of being called forward by the Gaming Authority or Governmental Authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)                                 Each of Administrative Agent, Lead Arrangers, Co-Syndication Agents and the Documentation Agent and Lenders agrees to cooperate with the Gaming Authority or Liquor Authority (or, in each case, to be subject to Section 2.11) in connection with the provisions of such documents or other information as may be requested by such Gaming Authority or Liquor Authorities relating to Borrower and its Subsidiaries or to the Credit Documents.

(c)                                  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Louisiana Casino Cruises, Inc., shall not, nor shall it be deemed to, guarantee any Obligations, grant any Liens or be a party to this Agreement or any other Credit Document until the taking of such actions or the entering into of such documents has been approved by the Louisiana Gaming Control Board.  Upon approval of the Louisiana Gaming Control Board, the Borrower shall cause Louisiana Casino Cruises, Inc. to comply with Section 9.14.

SECTION 13.14.                  USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) to the extent required hereby, notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act, and Borrower agrees to provide such information from time to time to any Lender.

SECTION 13.15.                  Judgment Currency.

(a)                                  Borrower’s obligations hereunder and under the other Credit Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by Administrative Agent, the Collateral Agent, the respective L/C Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to Administrative Agent, the Collateral Agent, such L/C Lender or such Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent thereof and, in the case of other currencies the rate of exchange (as quoted by Administrative Agent or if Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion and the date of actual payment of the amount due by Borrower, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 13.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 13.16.                  Waiver of Claims.  Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant Assignor in a Borrower Loan Purchase, including in the Standard Terms and Conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PENN NATIONAL GAMING, INC.

By:
	Name:	Robert S. Ippolito
	Title:	Treasurer

Address for Notices for Borrower and each Subsidiary
Guarantor:

Penn National Gaming, Inc.

825 Berkshire Boulevard

Suite 200

Wyomissing, Pennsylvania  19610

Contact person:  Robert S. Ippolito

Facsimile No.:  (610) 376-2842

Telephone No.:  (610) 378-8384

Email:  robert.ippolito@pngaming.com

Website:  www.pngaming.com

SUBSIDIARY GUARANTORS:

BSL, INC.

BTN, INC.

CHC CASINOS CORP.

CRC HOLDINGS, INC.

HOLLYWOOD CASINO CORPORATION

HWCC-TUNICA, INC.

LOUISIANA CASINO CRUISES, INC.

MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION

PENN BULLPEN, INC.

PENN BULLWHACKERS, INC.

PENN NATIONAL HOLDING COMPANY

PENNSYLVANIA NATIONAL TURF CLUB, INC.

ARGOSY GAMING COMPANY

THE INDIANA GAMING COMPANY

INDIANA GAMING HOLDING COMPANY

THE MISSOURI GAMING COMPANY

OHIO RACING COMPANY

RACEWAY PARK, INC.

CRAZY HORSES, INC.

For each of the foregoing entities:

By:
Name:
Title:

PNGI CHARLES TOWN GAMING LIMITED
LIABILITY COMPANY

By:	Penn National Holding Company
Its:	Managing Member

By:
Name:
Title:

PNGI CHARLES TOWN FOOD & BEVERAGE
LIMITED LIABILITY COMPANY

By:
Name:
Title:

INDIANA GAMING II, L.P.

By:	Indiana Gaming Holding Company
Its:	General Partner

By:
Name:
Title:

INDIANA GAMING COMPANY, L.P.

By:	The Indiana Gaming Company
Its:	General Partner

By:
Name:
Title:

PENN NATIONAL GSFR, LLC

By:	Penn National Gaming, Inc.
Its:	Sole Member

By:
Name:
Title:

ALTON GAMING COMPANY ARGOSY OF IOWA, INC. BANGOR ACQUISITION CORP. BANGOR HISTORIC TRACK, INC. EMPRESS CASINO JOLIET CORPORATION HOLLYWOOD CASINO-AURORA, INC. IOWA GAMING COMPANY

By:
Name:
Title:

BELLE OF SIOUX CITY, L.P.

By:	Iowa Gaming Company
Its:	General Partner

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Co-Syndication Agent and Lender

By:
Name:
Title:

Address for Notices: Bank of America, N.A. 901 Main Street, 64th Floor Dallas, TX 75202 Attention: Email:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender,
Collateral Agent, L/C Lender and Lender

By:
Name:
Title:

Address for Notices:

Wells Fargo Bank, National Association
333 S Grand Ave, 12th Floor
Los Angeles, CA 90071
Attention: Donald Schubert
Email: Donald.Schubert@wellsfargo.com

COMMERZBANK AG, NEW YORK AND GRAND
CAYMAN BRANCHES,
as Co-Syndication Agent and Lender

By:
Name:
Title:

Address for Notices:

Commerzbank AG

Attention:
Email:

THE ROYAL BANK OF SCOTLAND PLC,
as Documentation Agent

By:
Name:
Title:

Address for Notices:

The Royal Bank of Scotland PLC
600 Washington Boulevard
Stamford, Connecticut 06901
Attention:
Email:

UBS LOAN FINANCE LLC,
as Lender

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Samantha Mason
Email: samantha.mason@ubs.com

[OTHER LENDERS]

ANNEX A-1

REVOLVING COMMITMENTS

Lender	Revolving Commitment

Wells Fargo Bank, National Association	$97,325,581.40
Bank of America, N.A.	$97,325,581.40
Commerzbank AG	$97,325,581.40
UBS Loan Finance LLC	$97,325,581.40
The Royal Bank of Scotland plc	$75,697,674.40
U.S. Bank National Association	$50,000,000.00
Credit Agricole Corporate and Investment Bank	$37,500,000.00
KeyBank National Association	$25,000,000.00
Sumitomo Mitsui Banking Corporation	$25,000,000.00
Compass Bank	$15,000,000.00
Capital One, N.A.	$15,000,000.00
Raymond James Bank, FSB	$15,000,000.00
Comerica Bank	$12,500,000.00
TD Bank, N.A.	$12,500,000.00
Manufacturers and Traders Trust Company	$7,500,000.00
National Penn Bank	$7,500,000.00
United Bank, Inc.	$7,500,000.00
The Peoples Bank, Biloxi, Mississippi	$5,000,000.00
Total:	$700,000,000.00

A-1-1

ANNEX A-2

TERM A FACILITY COMMITMENTS

Lender	Term A Facility Commitment

Wells Fargo Bank, National Association	$97,325,581.40
Bank of America, N.A.	$97,325,581.40
Commerzbank AG	$97,325,581.40
UBS Loan Finance LLC	$97,325,581.40
The Royal Bank of Scotland plc	$75,697,674.40
U.S. Bank National Association	$50,000,000.00
Credit Agricole Corporate and Investment Bank	$37,500,000.00
KeyBank National Association	$25,000,000.00
Sumitomo Mitsui Banking Corporation	$25,000,000.00
Compass Bank	$15,000,000.00
Capital One, N.A.	$15,000,000.00
Raymond James Bank, FSB	$15,000,000.00
Comerica Bank	$12,500,000.00
TD Bank, N.A.	$12,500,000.00
Manufacturers and Traders Trust Company	$7,500,000.00
National Penn Bank	$7,500,000.00
United Bank, Inc.	$7,500,000.00
The Peoples Bank, Biloxi, Mississippi	$5,000,000.00
Total:	$700,000,000.00

A-2-1

ANNEX A-3

TERM B FACILITY COMMITMENTS

LENDER	TERM B FACILITY COMMITMENT

Bank of America, N.A.	$750,000,000.00
Total:	$750,000,000.00

A-3-1

ANNEX B

Applicable Margin For Revolving Loans,
Swingline Loans and Term A Facility Loans
and
Applicable Fee Percentage

		Applicable Margin for Revolving Loans and Swingline Loans(1)		Applicable Margin for Term A Facility Loans		Applicable Fee
Pricing Level	Consolidated Total Leverage Ratio	LIBOR+	ABR+	LIBOR+	ABR+	Percentage(2)
Level I	Greater than or equal to 4.00 to 1.00	2.250%	1.250%	2.250%	1.250%	0.450%
Level II	Less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00	2.000%	1.000%	2.000%	1.000%	0.400%
Level III	Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	1.750%	0.750%	1.750%	0.750%	0.350%
Level IV	Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	1.500%	0.500%	1.500%	0.500%	0.300%
Level V	Less than or 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	1.250%	0.250%	1.250%	0.250%	0.250%
Level VI	Less than 2.00 to 1.00	1.000%	0.000%	1.000%	0.000%	0.200%

(1)           Swingline Loans may only be maintained as ABR Loans.

(2)           Applies to Revolving Facility.

B-1

ANNEX C-1

AMORTIZATION PAYMENTS
TERM A FACILITY LOANS

DATE(1)	PRINCIPAL AMOUNT
September 30, 2011	$8,750,000
December 31, 2011	$8,750,000
March 31, 2012	$8,750,000
June 30, 2012	$8,750,000
September 30, 2012	$8,750,000
December 31, 2012	$8,750,000
March 31, 2013	$8,750,000
June 30, 2013	$8,750,000
September 30, 2013	$13,125,000
December 31, 2013	$13,125,000
March 31, 2014	$13,125,000
June 30, 2014	$13,125,000
September 30, 2014	$17,500,000
December 31, 2014	$17,500,000
March 31, 2015	$17,500,000
June 30, 2015	$17,500,000
September 30, 2015	$17,500,000
December 31, 2015	$17,500,000
March 31, 2016	$17,500,000
The date that is the fifth anniversary of the Closing Date	$455,000,000.00

(1)           If such date is not a Business Day, then the date shall be the next succeeding Business Day.

C-2-1

ANNEX C-2

AMORTIZATION PAYMENTS
TERM B FACILITY LOANS

DATE(1)	PRINCIPAL AMOUNT
September 30, 2011	$1,875,000
December 31, 2011	$1,875,000
March 31, 2012	$1,875,000
June 30, 2012	$1,875,000
September 30, 2012	$1,875,000
December 31, 2012	$1,875,000
March 31, 2013	$1,875,000
June 30, 2013	$1,875,000
September 30, 2013	$1,875,000
December 31, 2013	$1,875,000
March 31, 2014	$1,875,000
June 30, 2014	$1,875,000
September 30, 2014	$1,875,000
December 31, 2014	$1,875,000
March 31, 2015	$1,875,000
June 30, 2015	$1,875,000
September 30, 2015	$1,875,000
December 31, 2015	$1,875,000
March 31, 2016	$1,875,000
June 30, 2016	$1,875,000
September 30, 2016	$1,875,000
December 31, 2016	$1,875,000
March 31, 2017	$1,875,000
June 30, 2017	$1,875,000
September 30, 207	$1,875,000
December 31, 2017	$1,875,000
March 31, 2018	$1,875,000
The date that is the seventh anniversary of the Closing Date	$699,375,000.00

(1)           If such date is not a Business Day, then the date shall be the next succeeding Business Day.

C-2-1

EXHIBIT A-1

FORM OF REVOLVING NOTE

THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS REVOLVING NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

REVOLVING NOTE

$[ ]	[Date] New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Tranche [   ] Revolving Loans (the “Applicable Tranche Revolving Loans”) made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Applicable Tranche Revolving Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Applicable Tranche Revolving Loan until, but excluding, the date on which such Applicable Tranche Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Applicable Tranche Revolving Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Revolving Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent, and evidences Revolving Loans made by Lender thereunder.  Terms used but not defined in this Revolving Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events and for prepayments of the Applicable Tranche Revolving Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Revolving Note may not be assigned by Lender to any other Person.

This Revolving Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Revolving Note in respect thereof.

[Remainder of page intentionally left blank]

2

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

3

SCHEDULE OF REVOLVING LOANS

This Revolving Note evidences Applicable Tranche Revolving Loans made by Lender, Continued or Converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

EXHIBIT A-2

FORM OF TERM A FACILITY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

PROMISSORY NOTE

$[ ]	[Date] New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of the Term A Facility Loan made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Term A Facility Loan, at such office, in like money and funds, for the period commencing on the date of such Term A Facility Loan until, but excluding, the date on which such Term A Facility Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Term A Facility Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Note is one of the Term A Facility Notes referred to in the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent, and evidences the Term A Facility Loan made by Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Term A Facility Loan upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Note may not be assigned by Lender to any other Person.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

[Remainder of page intentionally left blank]

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

3

SCHEDULE OF TERM A FACILITY LOAN

This Note evidences the Term A Facility Loan made by Lender, Continued or Converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

EXHIBIT A-3

FORM OF TERM B FACILITY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

PROMISSORY NOTE

$[ ]	[Date] New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Term B Facility Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Term B Facility Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Term B Facility Loan until, but excluding, the date on which such Term B Facility Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Term B Facility Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Note is one of the Term B Facility Notes referred to in the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, each of the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent, and evidences Term B Facility Loans made by Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Term B Facility Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Note may not be assigned by Lender to any other Person.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

[Remainder of page intentionally left blank]

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

3

SCHEDULE OF TERM B FACILITY LOANS

This Note evidences the Term B Facility Loans made by Lender, Continued or Converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

EXHIBIT A-4

FORM OF SWINGLINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

PROMISSORY NOTE

$[ ]	[Date] New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Swingline Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Swingline Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until, but excluding, the date on which such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Swingline Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Note is the Swingline Note referred to in the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent, and evidences Swingline Loans made by Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Swingline Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Note may not be assigned by Lender to any other Person.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

[Remainder of page intentionally left blank]

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

3

SCHEDULE OF SWINGLINE LOANS

This Note evidences the Swingline Loans made by Lender under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

EXHIBIT B

FORM OF NOTICE OF BORROWING

Date:  [          ]

To:    Administrative Agent under the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.

Ladies and Gentlemen:

The undersigned Borrower refers to the Credit Agreement (the terms defined therein, being used as defined therein), hereby gives you irrevocable notice pursuant to Sections 2.01(e) (in the case of Swingline Loans only), 2.02 and 4.05 of the Credit Agreement that Borrower desires to make a borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to the Proposed Borrowing:

(A)          Proposed Borrowing:

(i)            The Business Day of the Proposed Borrowing is [         ];

(ii)           The aggregate amount of the Proposed Borrowing is $[               ];

(iii)          The Proposed Borrowing shall consist of:

[a $          [Tranche [   ]](1) Revolving Loan, which shall initially be [an ABR Loan][a LIBOR Loan]; [The amount of Revolving Loans that are requested to be LIBOR Loans are requested to have the following Interest Period(s): [    ]],

(1)           Except as otherwise permitted by Section 2.02 of the Credit Agreement, borrowings of Revolving Loans shall be made pro rata across all outstanding Tranches of Revolving Commitments.

[a $                        Term [B][   ] Facility Loan, which shall initially be [an ABR Loan][a LIBOR Loan], [The amount of such Term Loans that are requested to be LIBOR Loans are requested to have the following Interest Period(s): [     ]],

[a $                        [Swingline Loan], which shall be an ABR Loan]; and

(iv)          The proceeds of the Proposed Borrowing are to be deposited into the account or accounts described in the letter attached hereto and in the respective amounts set forth therein.(2)

(B)           Borrower hereby certifies and represents that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)            Each of the representations and warranties made by each Credit Party contained in the Credit Agreement or otherwise made in any other Credit Documents to which it is a party is true and correct in all material respects, with the same force and effect as if made on and as of the date of the Proposed Borrowing (except insofar as any such representation or warranty which by its terms is made as of an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date); and

(ii)           No Default or Event of Default has occurred and is continuing, or would result from the Proposed Borrowing or from the intended use of the proceeds therefrom immediately after giving effect to the Proposed Borrowing.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

(2)           Borrower to attach letter that describes the account or accounts and wire instructions and the amounts to be deposited in such account or accounts.

2

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date:  [          ]

To:  Administrative Agent under the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement), among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.

Borrower hereby gives notice pursuant to Sections 2.09(a) and 4.05 of the Credit Agreement that it requests a Continuation or Conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such Continuation or Conversion is requested to be made:

(A)	Date of [Continuation] [Conversion]

(B)	Aggregate Amount of [LIBOR]

[ABR] Loans of

[identify applicable Tranche of Loans]

to be [Continued] [Converted]

(C)           The [LIBOR] [ABR] Loans are to be [Continued as] [Converted into] [ABR] [LIBOR] Loans.

(D)          The duration of the Interest Period for the LIBOR Loans being Continued is a [           ] period.(3)

(E)           The duration of the Interest Period for such LIBOR Loans being Converted is a [           ] period.(4)

Borrower hereby certifies that no Event of Default has occurred and is continuing, or would result from the [Conversion] [Continuation] or would otherwise exist immediately after giving effect to the [Conversion] [Continuation].

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

(3)           Applicable if this is a Continuation of the Interest Period of outstanding LIBOR Loans.

(4)           Applicable if this is a Conversion to a LIBOR Loan.

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EXHIBIT D

FORM OF INTEREST RATE CERTIFICATE

INTEREST RATE CERTIFICATE

Fiscal quarter ended [          ], [    ]

Reference is made to the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 9.04(e) of the Credit Agreement, the undersigned, in [his/her] capacity as an officer of Borrower and not individually, hereby certifies that, to the best of [his/her] knowledge, attached hereto as Annex I is a true and accurate calculation of the Consolidated Total Leverage Ratio as at the end of the fiscal quarter ended [           ], [    ], determined in accordance with the requirements of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the [   ] day of [       ], [   ].

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF FOREIGN LENDER CERTIFICATE

Reference is made to the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

(a)                                  1.  [              ] (the “Lender”) is the sole record and beneficial owner of the Commitments, Loans and participations and Letters of Credit (collectively, the “Credit Extensions”) in respect of which it is providing this certificate, and it shall remain the sole beneficial owner of such Credit Extensions at all times during which it is the record holder thereof.

(b)                                 2.  The Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code.  In this regard, the Lender further represents and warrants that:

(i)                                                     (a)           the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(ii)                                                  (b)           the Lender has not treated itself as a bank for purposes of any tax, securities law or other filing or submis sion made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

(c)                                  3.  The Lender is not a 10% shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code.

(d)                                 4.  The Lender is not a controlled foreign corporation receiving portfolio interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

(e)                                  5.  The Lender will promptly notify Borrower and Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-US LENDER]

By:
Name:
Title:

Date:

2

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

July 14, 2011

I, the undersigned, the Chief Financial Officer of Penn National Gaming, Inc., a Pennsylvania corporation (“Borrower”), do hereby certify that:

2.             This Certificate is furnished to the Lenders pursuant to Section 7.01(o) of the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

3.             Solely in my capacity as Chief Financial Officer of Borrower, I hereby certify that:

(a)           I am familiar with the financial condition of Borrower; and

(b)           For purposes of this Certificate, I am familiar with and have considered information regarding the fair market value of the assets of Borrower and its Restricted Subsidiaries and the probable liabilities and obligations of Borrower and its Restricted Subsidiaries, contingent or otherwise, to creditors, in each case after giving effect to the Transactions and the extensions of credit to be provided thereunder, and I have made a reasonable inquiry with respect to, and made reasonable estimate of, the contingent liabilities of Borrower and its Restricted Subsidiaries.

4.             Based on and subject to the foregoing, taking into account Section 6.07 of the Credit Agreement, I hereby certify that, immediately before and immediately after giving effect to the consummation of the Transactions and the extensions of credit to be provided thereunder (and assuming no Default or Event of Default exists), it is my opinion that:

(a)           the fair value of the assets of Borrower and its Restricted Subsidiaries on a consolidated basis is greater than the total amount of their liabilities on a consolidated basis, including without limitation, contingent liabilities;

(b)           the present fair salable value of the assets of Borrower and its Restricted Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of Borrower and its Restricted Subsidiaries on a consolidated basis on debts as they become absolute and matured;

(c)           Borrower and its Restricted Subsidiaries on a consolidated basis do not intend to nor do they believe they will, incur debts and liabilities beyond their ability to pay as such debts and liabilities mature;

(d)           Borrower and its Restricted Subsidiaries on a consolidated basis are not engaging in a business or a transaction, and are not about to engage in a business or a transaction, for which their assets would constitute unreasonably small capital; and

(e)           Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts as they mature.

For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

[Signature page follows]

2

IN WITNESS WHEREOF, I have hereto set my hand on the date first written above, in my official (and not individual) capacity and without personal liability.

[ ]

By:
Name:
Title: Chief Financial Officer

3

EXHIBIT H

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

By

PENN NATIONAL GAMING, INC.,
as a Pledgor,

and

THE SUBSIDIARY GUARANTORS PARTY HERETO
as Pledgors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

Dated as of July 14, 2011

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		Page

ARTICLE V

CERTAIN PROVISIONS CONCERNING PLEDGED SECURITIES

SECTION 5.1	Pledge of Additional Pledged Securities	19
SECTION 5.2	Voting Rights; Distributions; etc.	20
SECTION 5.3	Defaults, etc. Relating to Pledged Securities	21
SECTION 5.4	Certain Agreements of Pledgors As Issuers and Holders of Equity Interests	21

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

SECTION 6.1	Grant of License	21
SECTION 6.2	Protection of Collateral Agent’s Security	22
SECTION 6.3	After-Acquired Property	22
SECTION 6.4	Litigation	23

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1	Maintenance of Records	23
SECTION 7.2	Legend	24

ARTICLE VIII REMEDIES

SECTION 8.1	Remedies	24
SECTION 8.2	Notice of Sale	26
SECTION 8.3	Waiver of Notice and Claims	26
SECTION 8.4	Certain Sales of Pledged Collateral	26
SECTION 8.5	No Waiver; Cumulative Remedies	28
SECTION 8.6	Certain Additional Actions Regarding Intellectual Property	28
SECTION 8.7	Special Gaming Requirements	28

ARTICLE IX

COLLATERAL ACCOUNT

SECTION 9.1	Establishment of Collateral Account	29
SECTION 9.2	Cover for L/C Liabilities	30

ii

SIGNATURES

EXHIBIT 1	Form of Issuers Acknowledgment
EXHIBIT 2	Form of Security Agreement Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement

iii

SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 14, 2011, made by PENN NATIONAL GAMING, INC., a Pennsylvania corporation, having an office at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 (“Borrower”), and THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO (the “Guarantors”), as pledgors, assignors and debtors (Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), having an office at 600 California Street, 20th Floor, San Francisco, California 94108, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

R E C I T A L S:

A.            Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders (as defined in the Credit Agreement referred to below) from time to time party thereto, the L/C Lenders (as defined in the Credit Agreement) party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerz Markets LLC, RBS Securities Inc. and UBS Securities LLC (“UBSS”), in their capacities as joint lead arrangers and joint bookrunners (in such capacities and together with any successors in such capacities, the “Lead Arrangers”), Bank of America, N.A. (“Bank of America”), Commerzbank AG, New York and Grand Cayman Branches and UBSS, as co-syndication agents (in such capacities and together with any successors in such capacities, the “Co-Syndication Agents”), the Collateral Agent, Wells Fargo, in its capacity as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), The Royal Bank of Scotland plc, as documentation agent (in such capacity and together with any successors in such capacity, the “Documentation Agent” and U.S. Bank National Association, as senior managing agent and together with the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Co-Syndication Agents, the “Agents”), have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.            The Guarantors have, or will have, as the case may be, among other things, fully and unconditionally guaranteed the obligations of Borrower under the Credit Agreement.

C.            Each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations of Borrower under the Credit Agreement and the other Credit Documents and is, therefore, willing to enter into this Agreement.

D.            The Collateral Agent has been authorized and directed to enter into this Agreement pursuant to the Credit Agreement.

E.             It is a condition precedent to (i) the obligations of the Lenders to make Loans under the Credit Agreement, (ii) the obligations of the L/C Lender to issue Letters of Credit under the Credit Agreement and (iii) the performance of the obligations of the applicable Swap Providers under the Credit Swap Contracts that each Pledgor execute and deliver the applicable Credit Documents, including this Agreement.

F.             This Agreement is made by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1               Definitions.

(a)           Unless otherwise defined herein or in the Credit Agreement, terms used herein that are defined in the UCC (as hereinafter defined) shall have the meanings assigned to them in the UCC, including the following that are capitalized herein:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Entitlement”; “Securities Intermediary”; “Supporting Obligations”; and “Tangible Chattel Paper”.

(b)           Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement

(c)           The following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or Supporting Obligation related thereto.

“Administrative Agent” shall have the meaning assigned to such term in Recital A hereof.

“Agents” shall have the meaning assigned to such term in Recital A of this Agreement.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Casino Rama Management Contract” shall mean the Amended and Restated Development and Operating Agreement dated as of March 18, 1996 among Ontario Lottery and Gaming Corporation, Chippewas of Rama First Nation (also known as the Chippewas of Mnjikaning First Nation), Casino Rama Inc., Casino Rama Holdings Inc., Casino Rama Services Inc., Weat Access Inc., Weat Holdings Inc., Weat Parking Inc., CRC Holdings, Inc. and CHC Casinos Canada Limited.

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“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law) against, all or any portion of the Pledged Collateral.

“Co-Syndication Agents” shall have the meaning assigned to such term in Recital A hereof.

“Collateral Account” shall mean a Deposit Account or Securities Account of Borrower established and maintained with the Collateral Agent in accordance with the provisions of this Agreement and with respect to which the Collateral Agent has Control.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Company Account” shall mean a Deposit Account or a Securities Account.

“Concentration Account” shall mean a Company Account that in the ordinary course of business is not a zero-balance, controlled disbursement, lock box or similar account, and into which funds from other Company Accounts are transferred for the principal purpose of consolidating funds from such other Company Accounts from time to time in the ordinary course of business, whether by direct cash deposit, wire transfer, automated-clearing-house debit, or otherwise.

“Contracts” shall mean, collectively, with respect to each Pledgor, all contracts and agreements, including, without limitation, all sale, service, performance, equipment or property lease contracts and agreements, to which such Pledgor is a party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control”, as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement or “Security” (as defined in the UCC), “control”, as such term is defined in Section 8-106 of the UCC, (iii) in the case of any Commodity Contract, “control”, as such term is defined in Section 9-106 of the UCC and (iv) in the case of any Securities Account or Commodities Account, “control” as provided in Section 9-106(c) of the UCC.

“Control Agreement” shall mean a control agreement in form and substance reasonably acceptable to the Collateral Agent establishing Collateral Agent’s Control with respect to any Concentration Account.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 9(c) to the applicable Perfection Certificate), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, all “deposit accounts” as such term is defined in Article 9 of the UCC and shall also include any sub-accounts relating to any of the foregoing deposit accounts.

3

“Documentation Agent” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

Notwithstanding the foregoing in the definition of “Distributions” to the contrary: (i) for purposes of such definition, the defined terms “Pledged Securities” and “Intercompany Notes” as used therein shall be defined without giving effect to the “notwithstanding” paragraph in each of such definitions; and (ii) the term “Distributions” shall not include any Distribution only to the extent and for so long as such Distribution constitutes Excluded Property and, if such Distribution ceases to constitute Excluded Property then, immediately upon such cessation, the term “Distributions” shall also include such Distribution made after such time; provided that the term “Distribution” shall not include any shares of any of the outstanding Equity Interests of an Excluded Foreign Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Excluded Foreign Subsidiary entitled to vote.

“Excluded Account” shall mean any of the following:

(a)           any Deposit Account or Securities Account of a Pledgor which is subject to a Lien permitted pursuant to Sections 10.02(f), (i), (k), (l), (n), (p), (q), (r), (t), (x), (z), (cc) and (dd) of the Credit Agreement;

(b)           any Deposit Account or Securities Account of a Pledgor in or to which only Excluded Collateral and/or Pledged Securities constituting “Excluded Property” are deposited and/or credited from time to time;

(c)           any Deposit Account of a Pledgor established and maintained for the sole purpose of depositing, and withdrawing for payment to horsemen, funds for “horsemen wages”;

(d)           (i) any Deposit Account (excluding any Deposit Accounts referred to in clauses (e) through (g) below) with an average daily balance (determined on a monthly basis) of less than $10.0 million individually and less than $50.0 million for all such Deposit Accounts in the aggregate and (ii) any Securities Account (excluding any Securities Accounts referred to in clauses (e) through (g) below) with an average daily balance (determined on a monthly basis) of less than $10.0 million individually and less than $50.0 million for all such Securities Accounts in the aggregate;

(e)           any Deposit Account or Securities Account of a Pledgor from which the amounts deposited in or credited to are swept or otherwise transferred in the ordinary course of business to a Concentration Account subject to a Control Agreement;

(f)            any Deposit Account or Securities Account used solely for payroll, taxes, 401(k) plans, retiree benefits, healthcare benefits (including any flexible spending accounts) or other employee benefits, deferred compensation or withholding tax; and

(g)           any Deposit Account or Securities Account used for escrow, customs or other fiduciary purposes, in each case, that solely contains property not beneficially owned by any Pledgor and

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accounts established to comply with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon.

“Excluded Collateral” shall mean (i) to the extent so required by West Virginia law and with respect to the Charles Town Facility only, (w) all monies and other funds on account of purses, taxes and breeders funds distributable from pari-mutual commissions as a result of wagering on live racing, simulcast or export signals, (x) all monies and other funds on account of pension contributions, host fees, association’s shares, all governmental entities’ shares and simulcast transmission fees and transmission costs, (y) all taxes owing to the West Virginia Lottery Commission from the operation of West Virginia Lottery Table Games and (z) all monies payable to customers with respect to outstanding winning tickets, (ii) the West Virginia Racing License, (iii) the West Virginia Race Track Video Lottery License, (iv) the West Virginia Racetrack Table Games License, (v) all monies from video lottery due to the thoroughbred and greyhound development funds, regular purse accounts, racing commission, employees pension funds and all other recipients of video lottery monies, (vi)(1) all funds, monies or other amounts derived from the operation of Gaming Facilities in the Commonwealth of Pennsylvania and owing to any Governmental Authority on or with respect to gaming revenues under the Pennsylvania Race Horse Development and Gaming Act, any rules or regulations promulgated thereunder or any successor statute, rule or regulation and (2) all accounts established for, or for the benefit of, the Commonwealth of Pennsylvania into which monies, funds or other  amounts from the operation of Gaming Facilities are paid, in order to satisfy obligations with respect to gaming revenue owing to the Commonwealth of Pennsylvania under the Pennsylvania Race Horse Development and Gaming Act, any rules or regulations promulgated thereunder or any successor statute, rule or regulation and (vii) with respect to Pledgor’s Gaming Facilities in the State of Ohio, (A) all funds, monies or other amounts derived from or in anticipation of the operation of Gaming Facilities in the State of Ohio that are owed to the state, county, municipality, political subdivision, or any other governmental agency or instrumentality pursuant to applicable law, rule, regulation, or other authority, including but not limited to taxes, fees, license payments, and revenue sharing, (B) all funds, monies or other amounts derived from the operation of Gaming Facilities in the State of Ohio that are payable or owed to customers, including customers with winning wagers and (C) any Gaming License issued to the Pledgor for any Gaming Facility Located in the State of Ohio, (viii) any property or assets to the extent the granting of a Lien on such property or assets is not permitted under applicable Gaming Laws of any jurisdiction, including as a result of  interpretations of such Gaming Laws by the applicable Gaming Authorities in any applicable jurisdiction; provided that, with respect to this clause (viii), such property or assets will cease to constitute Excluded Collateral at the time a Lien on such property or assets under this Agreement is permitted under applicable Gaming Laws (including, as a result of all required approvals from applicable Gaming Authorities or Governmental Authorities) , (ix) all monies and other funds held on behalf of customers, including, without limitation, front money deposits and safekeeping deposits held in any casino cage and (x) cash collateral provided by Pledgor pursuant to Section 2.10(f) or 2.14 of the Credit Agreement.

“Excluded Property” shall mean Special Property other than the following:

(a)           the right to receive any payment of money (including, without limitation, any Receivables) or any Special Property to the extent the terms thereof or any Requirement of Law applicable thereto which make such property “Special Property” would be rendered ineffective pursuant to Section 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC; and

(b)           any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

Notwithstanding the foregoing in this definition of “Excluded Property”, any Special Property constituting a Gaming License to which a Pledgor is a party and held by such Pledgor and any

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interest of such Pledgor in such Gaming License (including, without limitation, any gaming license (or any interest in such gaming license) issued by the Missouri Gaming Commission, the Nevada Gaming Commission, the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Ohio Casino Control Commission, the Ohio State Racing Commission, the Ohio Lottery Commission, or the State of Ohio to and held by any Pledgor) shall constitute “Excluded Property”.

“Financial Intermediary” shall mean any Securities Intermediary or Commodity Intermediary.

“Future Jurisdiction” shall mean any jurisdiction where the Borrower or any Restricted Subsidiary conducts gambling operations, other than jurisdictions where the Borrower or any Restricted Subsidiary conducts gambling operations (excluding horse racing or off track wagering) as of the date hereof.

“Gambling Device” shall have the meaning assigned to such term in Section 11.19 hereof.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in Article 9 of the UCC.  Notwithstanding the foregoing in the definition of “General Intangibles” to the contrary, the term “General Intangibles” shall not include any shares of any of the outstanding Equity Interests of an Excluded Foreign Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Excluded Foreign Subsidiary entitled to vote.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean all “instruments”, as such term is defined in Article 9 rather than Article 3, of the UCC.

“Insurance Policies” shall mean the insurance policies and coverages maintained by the Pledgors with respect to any Collateral and all renewals and extensions thereof.

“Intellectual Property Collateral” shall mean  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, the Trade Secrets, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes that are issued in favor of such Pledgor by another Company and each note hereafter acquired by such Pledgor that is issued in favor of such Pledgor by another Company and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

Notwithstanding the foregoing in the definition of “Intercompany Notes” to the contrary, the term “Intercompany Notes” shall not include any Intercompany Note only to the extent and for so long as such Intercompany Note constitutes Excluded Property and, if such Intercompany Note ceases to constitute Excluded Property then, immediately upon such cessation, the term “Intercompany Notes” shall also include such Intercompany Note and such Intercompany Note shall, for purposes of the definition of “Intercompany Notes”, be deemed an Intercompany Note hereafter acquired.

“Investment Property” shall mean all “investment property”, as such term is defined in Article 9 of the UCC.  Notwithstanding the foregoing in the definition of “Investment Property” to the

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contrary, the term “Investment Property” shall not include any shares of any of the outstanding Equity Interests of an Excluded Foreign Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Excluded Foreign Subsidiary entitled to vote.

“Issuer” shall mean any corporation, company, limited liability company, general partnership, limited partnership, limited liability partnership or other entity that is a Wholly-Owned Subsidiary of the Borrower.

“Joinder Agreement” shall mean a joinder agreement substantially in the form attached hereto as Exhibit 3.

“Lead Arrangers” shall have the meaning assigned to such term in Recital A hereof.

“L/C Sub-Account” shall have the meaning assigned to such term in Section 9.2 hereof.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Pledgor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 9(a) to the applicable Perfection Certificate.

“Patents” shall mean (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 9(a) to the applicable Perfection Certificate, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 9(a) to the applicable Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Pennwood Stock” shall mean those shares of capital stock of Pennwood Racing, Inc. owned by Penn National Holding Company (or any assignee, transferee, successor or assign thereof).

“Permitted Liens” shall mean Liens permitted under the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Investment Property Account” shall have the meaning assigned to such term in Section 3.4(c)(ii) hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (a) all issued and outstanding Equity Interests owned by each Pledgor (other than directors’ qualifying shares) in any Issuer, including, without limitation, all issued and outstanding Equity Interests of each Issuer set forth on Schedule 5 to the applicable Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such Issuer or under any limited liability company operating agreement or any partnership agreement of each such Issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any applicable Financial Intermediary pertaining to such Equity Interests, (b) all Equity Interests of any Issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any limited liability company

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operating agreement or any partnership agreement of any such Issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any applicable Financial Intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (c) all Equity Interests issued in respect of the Equity Interests referred to in clause (a) or (b) above in this definition upon any consolidation or merger of any Issuer of such Equity Interests.(1)

Notwithstanding the foregoing in the definition of “Pledged Securities” to the contrary, the term “Pledged Securities” shall not include any of the following:  (1) all Equity Interests of any Unrestricted Subsidiary only to the extent and for so long as such Unrestricted Subsidiary constitutes an “Unrestricted Subsidiary” in accordance with the terms of the Credit Agreement and, if such Unrestricted Subsidiary ceases to constitute an “Unrestricted Subsidiary” in accordance with the terms of the Credit Agreement, then, immediately upon such cessation, the term “Pledged Securities” shall also include all such Equity Interests of such Unrestricted Subsidiary and all such Equity Interests of such Unrestricted Subsidiary shall, for purposes of the definition of “Pledged Securities”, be deemed Equity Interests hereafter acquired; (2) any Equity Interests constituting Special Property of the types described in clauses (a)(1), (d), (e) and (f) of the definition of “Special Property” only to the extent and for so long as such Special Property constitutes Excluded Property and, if such Equity Interests ceases to be Excluded Property, then, immediately upon such cessation, the term “Pledged Securities” shall also include such Equity Interests and such Equity Interests shall, for purposes of the definition of “Pledged Securities”, be deemed Equity Interests hereafter acquired; or (3) any of the outstanding Equity Interests of an Excluded Foreign Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Excluded Foreign Subsidiary entitled to vote.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean (i) all Accounts, (ii) all Chattel Paper, (iii) all Payment Intangibles, (iv) all Instruments and (v) all other rights to payment, whether or not earned by performance for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any General Intangible, and all Supporting Obligations related to any of the foregoing; provided, however, that Receivables shall not include any Investment Property.

“Responsible Officer” shall mean, with respect to any Pledgor, the chief executive officer, any senior or executive vice president, the chief financial officer or the treasurer of such Pledgor.

“Secured Obligations” shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of Borrower and any and all of the Guarantors from time to time arising under or in respect of this Agreement, the Credit Agreement, the Credit Swap Contracts, the Secured Cash Management Agreements and the other Credit Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Credit Agreement, the Credit Swap Contracts, the Secured Cash Management Agreements and the other Credit Documents), in each case whether (i) such obligations are direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration

(1)  Skadden advised that Nevada pledge will require prior approval.

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or otherwise, (ii) arising in the regular course of business or otherwise, and/or (iii) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Pledgor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding); provided, however, that with respect to any Guarantor, the term “Secured Obligations” shall be limited to the same extent that such Guarantor’s Guarantee is limited by Section 6.07 of the Credit Agreement.

“Secured Parties” shall mean the Agents, the Lenders and any Swap Provider that are party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Skrmetta Lease” shall mean the Ground Lease, dated as of October 19, 1993, by and between Raphael Skrmetta, as landlord, and BTN, Inc. (successor-in-interest to Mississippi I Gaming, L.P.), as tenant, as the same may be amended.

“Special Property” shall mean, with respect to a Pledgor,

(a)           any permit, lease, license, contract or other agreement to which such Pledgor is a party that by its terms prohibits the creation by such Pledgor of a security interest therein without the consent of any other party thereto (other than Borrower or any of its Wholly-Owned Subsidiaries), including, without limitation, (1) any limited partnership interest, general partnership interest or membership interest in a limited liability company as to which such Pledgor is a partner, member or the equivalent only to the extent the terms of the applicable Organizational Documents of the Issuer (other than Borrower or any Wholly-Owned Subsidiary of Borrower) of such interests prohibits the creation of a security interest in such interests without the consent of any other party thereto (other than Borrower or any of its Wholly-Owned Subsidiaries), (2) the Casino Rama Management Contract, (3) Gaming Licenses, and (4) the Skrmetta Lease (in each case, after giving effect to Sections 9-406(d), 9 407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(b)           any permit, lease, license, contract or other agreement to which such Pledgor is a party to the extent that any Requirement of Law applicable thereto prohibits the creation of the Liens in favor of the Collateral Agent as contemplated under this Agreement (in each case, after giving effect to Sections 9 406(d), 9 407(a), 9 408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(c)           Equipment or other assets owned by such Pledgor on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of the Liens in favor of the Collateral Agent as contemplated under this Agreement on such Equipment or other assets without the consent of any other party thereto (other than Borrower or any of its Wholly-Owned Subsidiaries);

(d)           any lease, license, contract, property rights or agreement to which any Pledgor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Pledgor therein or (ii) in a breach or termination pursuant to the terms

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of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above;

(e)           Equity Interests of any Excluded Foreign Subsidiary;

(f)            any United States applications for trademarks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the trademark in interstate commerce is submitted to the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d).

(g)           the Pennwood Stock to the extent owned by such Pledgor;

(h)           the Equity Interests of any Unrestricted Subsidiary to the extent owned by such Pledgor;

(i)            any asset of any Pledgor if, under the terms of any contract, lease, permit, license, charter or license agreement, the grant of a security interest or lien therein is prohibited as a matter of law; and

(j)            any asset of any Pledgor if, under the terms of any contract, lease, permit, license, charter or license agreement, the grant of a security interest or lien therein constitutes a breach or default under or results in the termination of or requires any consent not obtained under such contract, lease, permit, license, charter or license agreement, and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement; provided, however, such asset shall not constitute “Special Property” if the grant or lien on such asset would violate Section 10.10 of the Credit Agreement;

provided, however, that: (1) in each case with respect to each property described in clauses (a), (b), (c), (d), (e) and (g) above of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or Requirement of Law applicable thereto, validly prohibits the creation of a Lien on such property in favor of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall immediately cease to constitute “Special Property”; and (2) in the case of the property described in clause (h) above of this definition, such property shall constitute “Special Property” only to the extent and for so long as such Unrestricted Subsidiary constitutes an “Unrestricted Subsidiary” in accordance with the terms of the Credit Agreement and, if such Unrestricted Subsidiary ceases to constitute an “Unrestricted Subsidiary” in accordance with the terms of the Credit Agreement, then, immediately upon such cessation, all such property shall cease to constitute “Special Property”.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Pledgor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 9(b) to the applicable Perfection Certificate.

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“Trademarks” shall mean (i) all trademarks, trade names, organizational names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 9(b) to the applicable Perfection Certificate, and (ii) the right to obtain all renewals thereof.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” shall mean the United States of America.

“West Virginia Lottery Table Games” shall mean any game played with cards, dice or any mechanical, electromechanical or electronic device or machine for money, credit or any representative of value expressly authorized by rule of the West Virginia Lottery Commission.

“West Virginia Race Track Table Games License” shall mean the license granted by the West Virginia Lottery Commission to PNGI Charles Town Gaming Limited Liability Company which permits the operation of West Virginia Lottery Table Games.

“West Virginia Race Track Video Lottery License” shall mean the race track video lottery license granted by the West Virginia Lottery Commission to PNGI Charles Town Gaming Limited Liability Company.

“West Virginia Racing License” shall mean the horse racing license granted by the West Virginia Racing Commission to PNGI Charles Town Gaming Limited Liability Company.

SECTION 1.2               Interpretation.  The rules of construction set forth in Section 1.05 of the Credit Agreement shall be applicable to this Agreement.

SECTION 1.3               Resolution of Drafting Ambiguities.  Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1               Grant of Security Interest.

(a)           As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Pledgor in, to and

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under the following property, in each case wherever located and whether now owned or existing or hereafter owned, arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)                  all Accounts;

(ii)               all Equipment, Goods, Inventory and Fixtures;

(iii)            all Documents, Instruments and Chattel Paper;

(iv)           all Letters of Credit and Letter-of-Credit Rights;

(v)              all Pledged Securities;

(vi)           all Investment Property;

(vii)        all Intellectual Property Collateral;

(viii)  the Commercial Tort Claims described on Schedule 8 to the applicable Perfection Certificate;

(ix)             all General Intangibles;

(x)     all Deposit Accounts;

(xi)    all Money;

(xii)          all Supporting Obligations;

(xiii)  all books and records relating to the items described in clauses (i) through (xii) above; and

(xiv)  to the extent not covered by clauses (i) through (xiii) above of this Section 2.1(a), all other personal property of such Pledgor, whether tangible or intangible and all Proceeds and products of any of the foregoing and all accessions to, substitutions of and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiv) above, the security interest created by this Agreement shall not attach to, and the term “Pledged Collateral” shall not include, any Excluded Property or Excluded Collateral; provided, however, that if any portion of Excluded Property ceases to constitute “Excluded Property” then, immediately upon such cessation, the term “Pledged Collateral” shall also include such portion of Excluded Property and such security interest and lien in favor of the Collateral Agent created by this Agreement shall attach to such portion of Excluded Property.  The Pledgors shall from time to time at the reasonable request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Special Property identified in clauses (a)(2) and (a)(4) of the definition of “Special Property” (and stating in such notice that such Special Property constitutes “Excluded Property”) and shall provide to the Collateral Agent such other information regarding the Special Property as the Collateral Agent may reasonably request.

(b)           Without limiting the generality of the foregoing, each Pledgor hereby acknowledges and agrees that the security interest and lien granted in favor of the Collateral Agent for the benefit

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of the Secured Parties on the Pledged Collateral pursuant to this Agreement shall be subject only to Permitted Collateral Liens and other Permitted Liens.

SECTION 2.2               Secured Obligations.  This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3               Security Interest.

(a)           Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office and/or recording or registration office in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including, without limitation, (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates.  Such financing statements may describe the Pledged Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledged Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or words of similar import.  Each Pledgor agrees to provide all information described clauses (i) through (iii) above in this Section 2.3(a) to the Collateral Agent promptly upon request.  The Collateral Agent shall provide reasonable notice to Borrower of all such financing statement filings and amendments thereto made from time to time.

(b)           Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Pledged Collateral and filed in connection with the Credit Documents if filed prior to the date hereof.

(c)           Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, any trademark, patent or copyright security agreement in form and substance reasonably satisfactory to Borrower and Collateral Agent, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.  The Collateral Agent shall provide reasonable notice to Borrower of all such filings and amendments thereto made from time to time.

SECTION 2.4               No Release.  Nothing set forth in this Agreement or any other Credit Document shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral (except to the extent any Pledged Collateral consisting of a contract or agreement has been assigned to the Collateral Agent or any Secured Party following an exercise of remedies by the Collateral Agent) or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor

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relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement, any Credit Swap Contract or the other Security Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith.  The obligations of each Pledgor contained in this Section 2.4 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement and the other Credit Documents.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1               Delivery of Certificated Pledged Securities.  Each Pledgor represents and warrants, as of the date hereof, that all certificates representing or evidencing the Pledged Securities in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein.  Each Pledgor hereby agrees that all certificates or instruments representing or evidencing Pledged Securities acquired by such Pledgor after the date hereof shall promptly, but in any event within thirty (30) days (or such longer period of time as the Collateral Agent may agree in its sole discretion) upon receipt thereof by such Pledgor (or, in the case of any such Pledged Securities, within the time periods set forth in Section 9.11 of the Credit Agreement to the extent such Section is applicable thereto), be delivered to the Collateral Agent, and shall be accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent (it being understood and agreed that prior to such delivery, during such period Pledgor acquires any such certificates or instruments such Pledgor shall hold such certificates or instrument in trust for the benefit of the Collateral Agent).  The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees, or endorse for negotiation, any or all of the Pledged Securities, without any indication that such Pledged Securities is subject to the security interest hereunder.  In addition, the Collateral Agent shall have the right at any time and from time to time to exchange certificates representing or evidencing Pledged Securities for certificates of smaller or larger denominations.  Subject to the release of any Pledged Collateral as contemplated by any of the Credit Documents, the Collateral Agent shall (or through one or more of its agents shall), to the extent required by any Gaming Laws, retain possession of all Pledged Securities delivered to it at a location designated by the applicable Gaming Authority.

SECTION 3.2               Perfection of Uncertificated Pledged Securities.  Each Pledgor represents and warrants, as of the date hereof, that the Collateral Agent has a perfected first priority security interest for the benefit of the Secured Parties in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof.  If any Pledged Securities now or hereafter acquired by any Pledgor are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly, but in any event within thirty (30) days (or such longer period of time as the Collateral Agent may agree in its sole discretion), notify the Collateral Agent thereof.  Each Pledgor hereby agrees that if any issuer of any Pledged Securities is organized in a jurisdiction that does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall promptly to the extent permitted by applicable law (or, in the case of any such Pledged Securities, within the time periods set forth in Section 9.11 of the Credit Agreement to the extent such Section is applicable thereto), (i) cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) cause such pledge to be recorded on the equityholder register or the books of the issuer, (iii) execute any customary pledge forms or other documents necessary or appropriate to complete

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the pledge and (iv) give the Collateral Agent the right to transfer such Pledged Securities at the times and to the extent permitted by this Agreement.

SECTION 3.3               Financing Statements and Other Filings; Maintenance of Perfected Security Interest.

Each Pledgor agrees that, at the sole cost and expense of the Pledgors, (i) such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected, continuing security interest therein (subject to any applicable provisions set forth in this Agreement with respect to limitations on perfections of Liens on Pledged Collateral), prior to all Liens except for the Permitted Collateral Liens, and (ii) at any time and from time to time, upon the written request of the Collateral Agent, such Pledgor shall promptly and, to the extent necessary or appropriate, duly execute and deliver such further financing statements, assignments, instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements (solely to the extent otherwise required hereunder), all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain a valid, enforceable, first priority security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral.

SECTION 3.4               Other Actions.  In order to further insure the attachment, perfection and priorities of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interests in the Pledged Collateral, each Pledgor agrees, in each case at such Pledgor’s own cost and expense, to take the following actions with respect to the following Pledged Collateral:

(a)           Instruments and Tangible Chattel Paper.  As of the date hereof, each Pledgor hereby represents and warrants that (i) no amount in excess of $10.0 million individually or $50.0 million in the aggregate payable under or in connection with any of the Pledged Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 7 to the Initial Perfection Certificate and (ii) each Instrument and each item of Tangible Chattel Paper listed in Schedule 7 to the Initial Perfection Certificate (other than such Instrument or Chattel Paper that constitutes Excluded Property) has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank, all in form and substance reasonably acceptable to the Collateral Agent.  If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper (other than such Instrument or Chattel Paper that constitutes Excluded Property), and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $10.0 million individually or $50.0 million in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty (30) days (or such longer period of time as the Collateral Agent may agree in its sole discretion)) after acquiring such Instrument or Tangible Chattel Paper, notify the Collateral Agent thereof, and, upon written request of the Collateral Agent, shall endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Collateral

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Agent shall return such Instrument or Tangible Chattel Paper to such Pledgor from time to time, to the extent necessary for collection in the ordinary course of such Pledgor’s business.

(b)           Concentration Accounts.

(i)      As of the Closing Date, Schedule 10 to the Initial Perfection Certificate sets forth all of the Concentration Accounts of each Pledgor.

(ii)     For each Concentration Account set forth on Schedule 10 to the Initial Perfection Certificate, or that any Pledgor at any time opens or maintains, such Pledgor shall (i) pursuant to a Control Agreement, cause the bank or financial institution with respect to such Concentration Account to agree to comply at any time with instructions from Collateral Agent to such bank or financial institution directing the disposition of assets from time to time credited to such Concentration Account, without further consent of such Pledgor or any other person, or (ii) close such Concentration Account and transfer the assets held in such Concentration Account to a Concentration Account that is subject to a Control Agreement.  Such Pledgor shall promptly notify Collateral Agent of the opening of any new Concentration Account and within sixty (60) days (or such longer period of time as the Collateral Agent may agree in its sole discretion) of opening such Concentration Account execute and deliver to the Collateral Agent a Control Agreement with respect to such Concentration Account.  Notwithstanding the foregoing, (i) additional Pledgors acquired after the Closing Date pursuant to a Permitted Acquisition shall not be required to comply with this clause (a) until sixty (60) days (or such longer period of time as the Collateral Agent may agree in its sole discretion) following the date such Pledgor becomes a party hereto, and (ii) in respect of those Concentration Accounts set forth on Schedule 10 to the Initial Perfection Certificate that are not subject to a Control Agreement in form and substance reasonably acceptable to the Collateral Agent as of the Closing Date, such Pledgor shall comply with clause (i) of the first sentence of this Section 3.4(b)(ii) within sixty (60) days (or such longer period of time as the Collateral Agent may agree in its sole discretion) following the Closing Date.

(iii)    The Collateral Agent agrees that, so long as no Event of Default shall have occurred and be continuing, it shall not deliver any notice of sole control, direction to transfer funds, money or investments, direction to limit the access of any Pledgor to any funds, money, or investments or similar directions in respect of any Company Account subject to a Control Agreement.

(iv)    Notwithstanding anything to the contrary herein, the provisions of this Section 3.4(b) shall not apply to any Excluded Account.

(v)     As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the control of, the Collateral Agent, a Financial Intermediary, any Pledgor or any other Person; provided, however, that nothing contained in this Section 3.4(b) shall release or relieve any Financial Intermediary of its duties and obligations to the Pledgors or any other Person under any Control Agreement or under applicable Law.

(c)           Electronic Chattel Paper and Transferable Records.  As of the date hereof, each Pledgor hereby represents and warrants that no amount individually in excess of $10.0 million or in the aggregate in excess of $50.0 million payable under or in connection with any of the

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Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, other than such Electronic Chattel Paper or transferable records listed in Schedule 7 to the Initial Perfection Certificate.  If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly (but in any event within thirty (30) days (or such longer period of time as the Collateral Agent may agree in its sole discretion)) after acquiring such Electronic Chattel Paper or transferable record, notify the Collateral Agent thereof and take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under Section 9-105 of the UCC of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The requirement in the immediately preceding sentence shall apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in such immediately preceding sentence exceeds $50.0 million in the aggregate for all Pledgors.  The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing.

(d)           Commercial Tort Claims.   As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 8 to the Initial Perfection Certificate.  If any Pledgor shall at any time hold or acquire a Commercial Tort Claim having a value together with the value of all other Commercial Tort Claims of all Pledgors in which the Collateral Agent does not have a security interest in excess of $50.0 million in the aggregate, such Pledgor shall promptly (but in any event within thirty (30) days (or such longer period of time as the Collateral Agent may agree in its sole discretion)) after it comes into possession, becomes a party to or otherwise acquires such Commercial Tort Claim, notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

(e)           Excluded Accounts.

(A)          With respect to any Excluded Account of the type referred to in clause (a) in the definition of “Excluded Account”, to the extent that any funds, securities and/or Cash Equivalents held therein and/or credited thereto shall not be used to so Discharge, defease or redeem the applicable Indebtedness, the applicable Pledgor shall be in compliance with Section 3.4(b).

(B)           With respect to any Excluded Account of the type referred to in clause (b) in the definition of “Excluded Account”, to the extent any Pledged Securities held and/or credit thereto ceases to constitute “Excluded Property” or any Excluded Collateral ceases to constitute “Excluded Collateral”, the applicable Pledgor shall, be in compliance with Section 3.4(b).

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(C)           With respect to any Excluded Account of the type referred to in clause (c) in the definition of “Excluded Account”, to the extent that any portion of the funds and/or Cash Equivalents held in and/or credited to such Excluded Account are not used for “horsemen wages”, the applicable Pledgor shall be in compliance with Section 3.4(b).

SECTION 3.5               Joinder of Additional Guarantors.  The Pledgors shall cause each Restricted Subsidiary of Borrower that, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 annexed hereto and (ii) a Perfection Certificate, in each case, within the period of time provided in Section 9.11 of the Credit Agreement for the delivery of the documents and agreements referred to therein, and upon such execution and delivery, such Restricted Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein.  The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder.  The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6               Use and Pledge of Pledged Collateral.  Unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time execute and deliver, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, any and all instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use, enjoy and protect the Pledged Collateral in accordance with the terms hereof and of the Credit Agreement.  The Pledgors and the Collateral Agent acknowledge that this Agreement is intended to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in and lien on all of the right, title and interest of each Pledgor in the Pledged Collateral and shall not constitute or create a present assignment of any of the Pledged Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1               Defense of Claims; Transferability of Pledged Collateral.  Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against any and all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein materially adverse to the Collateral Agent or any other Secured Party other than Permitted Collateral Liens and as otherwise permitted by the Credit Documents.

SECTION 4.2               Other Financing Statements.  There is no (nor will there be any) valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than UCC financing statements relating to the Permitted Collateral Liens and any UCC financing statements relating to the Permitted Liens.  No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Pledged Collateral, except UCC financing statements filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Collateral Liens and any UCC financing statements relating to Permitted Liens.

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SECTION 4.3               Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a)           As of the date hereof, (i) the exact legal name, type of organization, jurisdiction of organization, and organizational identification number (if any) of such Pledgor is indicated next to its name in Schedule 1(a) of the Initial Perfection Certificate and (ii) the chief executive office and places of business of such Pledgor is indicated next to its name in Schedule 2 to the Initial Perfection Certificate.  Such Pledgor shall not change (i) its corporate or organizational name, (ii) the location of its chief executive office, (iii) its identity, type of organization, or organizational structure, (iv) its organizational identification number (if issued), or (v) its jurisdiction of organization (in each case, including, without limitation, by merging or consolidating with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction) until (A) it shall have given the Collateral Agent not less than ten (10) days’ (or such shorter period as the Collateral Agent shall agree) prior written notice of its intention so to do, describing in reasonable detail such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) with respect to such change, such Pledgor shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereunder, in each case to the extent required hereunder and/or pursuant to Section 9.09 of the Credit Agreement (subject to any applicable provisions set forth in this Agreement with respect to limitations on perfections of Liens on Pledged Collateral).  Each Pledgor agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b)           If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes.  The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 4.4               Due Authorization and Issuance.  All of the Pledged Securities existing on the date hereof have been duly authorized, validly issued and fully paid and non-assessable.

SECTION 4.5               Benefit to Guarantors.  Each Guarantor will receive substantial benefit as a result of the execution, delivery and performance of this Agreement and the Credit Agreement and other documents evidencing the Secured Obligations.

ARTICLE V

CERTAIN PROVISIONS CONCERNING PLEDGED SECURITIES

SECTION 5.1               Pledge of Additional Pledged Securities.  Each Pledgor shall, upon obtaining any Pledged Securities (other than Special Property) of any Person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within thirty (30) days after receipt thereof) (or such longer period of time as the Collateral Agent may agree in its sole discretion) (or, in the case of any such Pledged Securities, within the time periods set forth in Section 9.11 of the Credit Agreement to the extent such Section is applicable thereto), deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Sections 3.1 and 3.2 hereof

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in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Liens hereby created on and in respect of such additional Pledged Securities or Intercompany Notes.  Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2               Voting Rights; Distributions; etc.

(i)      So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not issued the written demand contemplated in clause (ii) below:

(A)          Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms or purposes hereof or of the Credit Agreement, the other Credit Documents or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would have a Material Adverse Effect.

(B)           Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral (to the extent required to be pledged hereunder) and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event with thirty (30) days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement), accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent.

(C)           The Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(i)(A) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(i)(B) hereof.

(ii)     Upon the occurrence and during the continuance of any Event of Default:

(A)          Upon written demand by the Collateral Agent, all rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(i)(A) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(B)           Upon written demand by the Collateral Agent, all rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(i)(B) hereof shall immediately cease, and all such rights shall thereupon become vested

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in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(iii)    Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(ii)(A) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(ii)(B) hereof.

(iv)    All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(ii)(B) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly (but in any event, with five (5) Business Days after receipt thereof) be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3               Defaults, etc. Relating to Pledged Securities.  As of the date hereof, such Pledgor is not in material default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not as of the date hereof in material violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder.  As of the date hereof, no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor, to the knowledge of such Pledgor, have any of the foregoing been asserted or alleged against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates and instruments representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4               Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(i)      In the case of each Pledgor that is an issuer of Pledged Securities, such Pledgor agrees to be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it.

(ii)     In the case of each Pledgor that is a shareholder, partner or member in a corporation, partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such corporation, partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted shareholder, partner or member in such corporation, partnership, limited liability company or other entity with all the rights, powers and duties of a shareholder, general partner, a limited partner or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1               Grant of License.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under Article VIII hereof at such time as the Collateral Agent shall be lawfully

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entitled to exercise, upon the occurrence and during the continuance of an Event of Default, such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, and to the extent not resulting in a breach, violation or termination of any Intellectual Property Collateral an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided that such use is consistent with the use of such Intellectual Property Collateral employed by the Pledgors in the ordinary conduct of their business and, with respect to Trademarks owned by a Pledgor and used by the Collateral Agent under this Section 6.1, such Grantor shall have rights of quality control and inspection that are reasonably necessary to maintain the validity and enforceability of such Trademarks).

SECTION 6.2               Protection of Collateral Agent’s Security.  On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following any Responsible Officer of such Pledgor obtaining knowledge thereof, notify the Collateral Agent of (A) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright or (B) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Pledgor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Real Property, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, (ii) upon any Responsible Officer of such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral or Mortgaged Real Property, the ability of such Pledgor or the Collateral Agent to dispose of the Intellectual Property Collateral or any material portion thereof or the rights and remedies of the Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, (iii) not license the Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, without the consent of the Collateral Agent, and (iv) until the Collateral Agent exercises its rights to make collection as permitted under this Agreement, diligently keep adequate records respecting the Intellectual Property Collateral.

SECTION 6.3               After-Acquired Property.  If any Pledgor shall, at any time before the Secured Obligations have been paid in full in cash, all of the Commitments of the Lenders to make any Loans under the Credit Agreement have expired or been sooner terminated in full and all of the commitments of any L/C Issuer to issue Letters of Credit under the Credit Agreement have expired or been sooner terminated in full (other than contingent indemnification obligations not yet due and payable which, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof and, in the case of any L/C Liability, except to the extent cash or a replacement letter of credit (other than a Letter of Credit issued under the Credit Agreement) has been provided to L/C Lender to collateralize such L/C Liability to the reasonable satisfaction of the applicable L/C Lender and excluding Credit Swap Contracts and obligations in respect of Cash Management Agreements), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item

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enumerated in clause (i) or (ii) above of this Section 6.3 with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Liens and security interests created by this Agreement without further action by any party.  Each Pledgor shall, within thirty (30) days (or such longer period of time as the Collateral Agent may agree in its sole discretion) following delivery of any Perfection Certificate pursuant to Section 9.04(j)(B) of the Credit Agreement provide notice of the attachment of the Liens and security interests created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.3 by execution of an instrument in form reasonably acceptable to the Collateral Agent.

SECTION 6.4               Litigation.  Unless there shall occur and be continuing any Event of Default and the Collateral Agent has provided notice to the Borrower thereof, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral or any part thereof.  Upon the occurrence and during the continuance of any Event of Default, each Pledgor’s right provided in the immediately preceding sentence shall cease immediately, unless the Collateral Agent notifies the Pledgors otherwise.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or, bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder.  In the event of such suit, upon the occurrence and during the continuance of any Event of Default, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent, as the case may be, for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 11.3 hereof and Section 13.03 of the Credit Agreement.  In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent upon the occurrence and during the continuance of any Event of Default, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1               Maintenance of Records.  Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including, without limitation, all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor) (for avoidance of doubt, the foregoing shall not in any way limit any other requirement or obligation of each Pledgor herein or in the Credit Agreement to delivery any tangible evidence of Receivables to perfect the Collateral Agent’s security interest granted hereunder therein).  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any Person that has acquired or is contemplating acquisition

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of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2               Legend.  Upon the occurrence and during the continuance of an Event of Default, each Pledgor shall legend, at the request of the Collateral Agent made at any time after the occurrence and during the continuance of an Event of Default, in form and manner satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

ARTICLE VIII

REMEDIES

SECTION 8.1               Remedies.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral or any part thereof, in addition to the other rights and remedies provided for herein or otherwise available to it, without limitation, any of the following:

(i)      Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii)     Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii)    Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv)    Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense:  (A) forthwith cause the same to be moved to the place or places

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reasonably designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 8.1(iv) is of the essence hereof.  Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v)     Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;

(vi)    Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii)   Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral;

(viii)  Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 8.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.  The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any party thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such Person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part

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thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree; and

(ix)    The Collateral Agent shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any Person or entity then legally or equitably liable for the Secured Obligations or any portion thereof.  The Pledgors hereby consent to the appointment of such receiver.  Notwithstanding the appointment of any receiver, the Collateral Agent shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of this Agreement, the Credit Agreement or any other Credit Document.

SECTION 8.2               Notice of Sale.  Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 8.3               Waiver of Notice and Claims.  Each Pledgor hereby waives, following the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law, following the occurrence and during the continuance of an Event of Default,:  (i) all damages occasioned by such taking of possession; (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law.  The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to Article VIII and/or Article IX hereof in the absence of gross negligence or willful misconduct.  Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 8.4               Certain Sales of Pledged Collateral.

(i)      Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority.  Each Pledgor acknowledges that any such sales may be at

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prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(ii)     Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Securities, to limit purchasers to Persons who will agree, among other things, to acquire such Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Securities for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(iii)    Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Collateral Agent, cause any registration, qualification under or compliance with any federal or state securities law or laws to be effected with respect to all or any part of the Pledged Securities as soon as practicable and at the sole cost and expense of the Pledgors.  Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Pledged Securities including, without limitation, registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority.  Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may reasonably request, and shall indemnify and shall cause the issuer of the Pledged Securities to indemnify the Collateral Agent and all others participating in the distribution of such Pledged Securities against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv)    If the Collateral Agent determines to exercise its right to sell any or all of the Pledged Securities, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Pledged Securities which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

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SECTION 8.5               No Waiver; Cumulative Remedies.

(i)      No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties.  All rights and remedies herein provided are cumulative and are not exclusive of any rights and remedies provided by law or otherwise available.

(ii)     In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Credit Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6               Certain Additional Actions Regarding Intellectual Property.  If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

SECTION 8.7               Special Gaming Requirements.  Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, the Collateral Agent acknowledges and agrees that, as long as any applicable Pledgor is licensed by any Gaming Authorities during the term of this Agreement:

(i)      the pledge of the Pledged Securities by any applicable Pledgor, and any restrictions on the transfer of and agreements not to encumber the Pledged Securities or other equity securities of such Pledgor, may require approval by the Gaming Authorities in order to remain in full force and effect, and such approval may require amendment of this Agreement to include additional references to regulatory requirements;

(ii)     any foreclosure or transfer of the possessory security interest in the Pledged Securities (except back to such Pledgor), and before any other resort to the Pledged Securities or other enforcement of the security interests in the Pledged Securities, may require the prior approval of the Gaming Authorities and the licensing of the Collateral Agent, unless such licensing requirement is waived by the Gaming Authorities upon application of the Collateral Agent;

(iii)    the exercise by the Collateral Agent of any of its remedies set forth in Article VIII hereof with respect to any Pledged Securities, and of any of the voting and consensual rights afforded the Collateral Agent thereunder, upon the occurrence and during the continuance of an Event of Default, may require the prior approval of the Gaming Authorities, including, without limitation, any separate prior approvals required in connection with the sale, transfer or other disposition if the Pledged Securities; and

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(iv)           the Collateral Agent may be required to maintain the Pledged Securities at all times at a location required (to the extent so required) by the applicable Gaming Authority, and shall make the certificate(s) or instrument(s) representing or evidencing the Pledged Securities available for inspection by agents or employees of such Gaming Authority immediately upon request during normal business hours.

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, the Collateral Agent expressly acknowledges and agrees that its exercise of its rights and remedies hereunder is subject, in all events, to all applicable Gaming Laws and to the mandatory provisions of all federal, state and local laws, rules and regulations relating to gaming at or from any of the properties of any applicable Pledgor.

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, the Collateral Agent expressly acknowledges and agrees that in no event shall the Collateral Agent’s exercise of its rights and remedies hereunder result in the Collateral Agent (or any other Person) obtaining an ownership interest, directly or indirectly, in any gaming license of any Pledgor, unless any necessary Gaming Approvals have been obtained to the extent such approval is required by applicable Gaming Laws.  Without limiting any of the foregoing, the Collateral Agent acknowledges that any foreclosure, possession, sale, transfer or disposition of certain gaming equipment and machinery or the Pledged Collateral is subject to compliance with applicable Gaming Laws which may be proscriptive or require prior consent or approval by applicable Gaming Authorities to such foreclosure, possession, sale, transfer or disposition.

ARTICLE IX

COLLATERAL ACCOUNT

SECTION 9.1               Establishment of Collateral Account.

(a)           The Collateral Agent is hereby authorized to establish and maintain at its office at 333 S Grand Ave, 12th Floor, Los Angeles, CA  90071, the Collateral Account.  Borrower shall not have any right to give any Entitlement Orders, instructions, directions or other orders with respect to, or withdraw any securities, cash or Cash Equivalents from time to time credited to, the Collateral Account (including, without limitation, the L/C Sub-Account) without the prior written consent of the Collateral Agent (which consent may be withheld in its sole discretion); provided, however, that, so long as no Event of Default has occurred and is continuing, such consent of the Collateral Agent shall not be required (i) for any withdrawal of funds therefrom to the extent that such funds are to be applied by Borrower in accordance with the second sentence in Section 9.1(b) or (ii) for any instructions regarding in vestments in Cash Equivalents of amounts held in and/or credited to the Collateral Account to the extent such investments are permitted pursuant to Section 9.1(d).  Any funds, cash, Cash Equivalent and/or securities held in and/or credit to the Collateral Account from time to time shall constitute part of the Pledged Collateral and shall not constitute payment of any of the Secured Obligations until applied as hereinafter provided.

(b)           Borrower shall deposit into the Collateral Account from time to time the amounts Borrower elects to so deposit in such Collateral Account pursuant to the last paragraph in Section 2.10(f) of the Credit Agreement.  So long as no Event of Default has occurred and is continuing, any amounts on deposit in the Collateral Account constituting the amounts so deposited into the Collateral Account pursuant to the last paragraph in Section 2.10(f) of the Credit Agreement shall be applied in accordance with clause (i) in the last paragraph in Section 2.10(f) of the Credit Agreement.

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(c)           Upon the occurrence and during the continuance of Event of Default, the Collateral Agent may in its sole discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding in the Collateral Account to the payment of the Secured Obligations in the manner specified in Article X hereof.

(d)           Amounts on deposit in the Collateral Account shall be invested from time to time in Cash Equivalents as, so long as no Event of Default has occurred and is continuing, Borrower shall determine or as, after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall determine, which Cash Equivalents shall be under the control of the Collateral Agent; provided, however, that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may in its sole discretion at any time and from time to time elect to liquidate such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Article X hereof.

SECTION 9.2               Cover for L/C Liabilities.  Amounts deposited into the Collateral Account as cover for L/C Liabilities pursuant to Section 2.10(d) of the Credit Agreement shall be held by the Collateral Agent in a separate sub-account of such Collateral Account designated as the “L/C Sub-Account” (the “L/C Sub-Account”) and, notwithstanding any other provision hereof to the contrary, all amounts held in the L/C Sub-Account shall constitute collateral security first for the L/C Liabilities outstanding from time to time and second as collateral security for the other Secured Obligations hereunder until, so long as no Event of Default has occurred and is continuing, such time as (i) all such Letters of Credit shall have been terminated and all of the L/C Liabilities in respect of such Letters of Credit have been paid in full or a replacement letter of credit (other than a Letter of Credit issued under the Credit Agreement) has been provided to the applicable L/C Lender(s) to collateralize such L/C Liabilities to the reasonable satisfaction of the applicable L/C Lender(s) , at which time all balances in the Collateral Account shall be returned to the Borrower or (ii) the balance in the Collateral Account exceeds 105% of the outstanding L/C Liabilities, at which time such excess shall be returned to the Borrower; provided, that, any balances returned to the Borrower shall not constitute a release of such amounts from the security interest of the Collateral Agent created hereunder.

ARTICLE X

APPLICATION OF PROCEEDS

The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in Article VIII hereof shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in the manner as provided in Section 11.02 of the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1             Concerning Collateral Agent.

(i)      The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement and this Agreement.  The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Pledged Collateral), in accordance with

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this Agreement and the Credit Agreement.  The Collateral Agent may employ agents (or sub-agents) and/or attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement.  After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(ii)     The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Securities, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

(iii)    The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)    If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 11.2             Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact.  If any Pledgor shall fail to perform any covenants contained in this Agreement after notice from the Collateral Agent (including, without limitation, such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any repre sentation or warranty on the part of any Pledgor contained herein shall be breached and, in each case, such failure or breach constitutes an Event of Default, the Collateral Agent may reasonably (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with, and permitted pursuant to, the provisions of the Credit Agreement.  Any and all reasonable amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.3 hereof and Section 13.03 of the Credit Agreement.  Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default.  Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact (to the extent such action is permitted by any applicable law), effective upon the occurrence of and during the continuance of an Event of Default, with full authority in the place and stead of such Pledgor and in

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the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof in accordance with the terms hereof (but the Collateral Agent shall not be obligated to and shall have no liability to any Pledgor or any third party for failure to do so or to take such action).  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.  The foregoing power of attorney described in this Section 11.2 shall terminate upon payment in full of all Secured Obligations (or the collateralization thereof in a manner reasonably satisfactory to the Collateral Agent) and the termination of the Credit Agreement.

SECTION 11.3             Expenses.  In addition to (but without duplication of) and without limiting Section 13.03 of the Credit Agreement, each Pledgor will upon demand pay to the Collateral Agent the amount of any and all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of one primary legal counsel and one local counsel in each jurisdiction reasonably deemed necessary by the Collateral Agent) and the reasonable fees and expenses of any experts and agents which the Collateral Agent may incur in connection with (i) any action, suit or other proceeding affecting the Pledged Collateral or any part thereof commenced, in which action, suit or proceeding the Collateral Agent is made a party or participates or in which the right to use the Pledged Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Collateral Agent to defend or uphold the Lien hereof (including, without limitation, any action, suit or proceeding to establish or uphold the compliance of the Pledged Collateral with any requirements of any Governmental Authority or law), (ii) the administration hereof or (iii) the failure by any Pledgor to perform or observe any of the provisions hereof (to the extent reimbursable pursuant to the terms of Section 11.2 hereof).  Furthermore, each Pledgor will upon demand pay to the Collateral Agent the amount of any and all reasonable out-of-pocket costs and expenses, including fees and expenses of one primary legal counsel and one local counsel in each jurisdiction reasonably deemed necessary by the Collateral Agent) and the reasonable fees and expenses of any experts which the Collateral Agent may incur in connection with the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral.  All amounts expended by the Collateral Agent and payable by any Pledgor under this Section 11.3 shall be due upon demand therefor (together with interest thereon accruing at the highest rate then in effect under the Credit Agreement during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Secured Obligations.  Each Pledgor’s obligations under this Section 11.3 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement, any Credit Swap Contract and the other Security Documents.

SECTION 11.4             Continuing Security Interest.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns.  No other Persons (including, without limitation, any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto.

SECTION 11.5             Termination; Release.  When all the Secured Obligations (other than contingent indemnification obligations which are not yet due and payable and Secured Obligations constituting Credit Swap Contracts and obligations pursuant to Cash Management Agreements) have been paid in full and the Commitments of the Lenders to make any Loan have expired or terminated, the commitment of any L/C Lender to issue any Letter of Credit under the Credit Agreement shall have expired or terminated and all Letters of Credit have been terminated or cash collateralized or a replacement letter of

32

credit (other than a Letter of Credit issued under the Credit Agreement) has been provided to the applicable L/C Lender(s) to the reasonable satisfaction of the applicable L/C Lender(s), in each case, in accordance with the provisions of the Credit Agreement, this Agreement shall terminate.  Upon termination of this Agreement the Pledged Collateral shall be automatically released from the Lien granted pursuant to this Agreement.  Upon such release or any release of Pledged Collateral in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to such Pledgors, against receipt and without recourse to or warranty by the Collateral Agent, such of the Pledged Collateral to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination statements or releases, and, to the extent necessary or advisable, shall authorize the delivery and/or filing of any such documents or instruments) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.  To the extent (a) the Required Lenders waive the provisions of Section 10.05 of the Credit Agreement with respect to the sale of any Pledged Collateral, or (b) any Pledged Collateral is sold as permitted by Section 10.05 of the Credit Agreement and no Default or Event of Default exists, such Pledged Collateral (unless sold to Borrower or a Subsidiary Guarantor) shall be sold free and clear of the Liens created by this Agreement and the other Security Documents, and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC-3 termination statements and such other instruments and releases as may be necessary and appropriate to effect such release and, to the extent necessary or advisable, shall authorize the delivery and/or filing of any such documents or instruments).  To the extent the Pledged Collateral so sold constitutes at least a majority of the Equity Interests in a Subsidiary Guarantor, so long as no Default or Event of Default exists, the Obligations of such Subsidiary Guarantor and all obligations of such Subsidiary Guarantor under the Credit Documents shall terminate and be of no further force and effect, and the Collateral Agent shall take such actions, at the sole expense of the Pledgors, as are appropriate in connection with such termination, and the Collateral Agent shall take all actions appropriate in order to effect the foregoing at the sole cost and expense of the Pledgors and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC-3 termination statements and such other instruments and releases as may be necessary and appropriate to effect such release and, to the extent necessary or advisable, shall authorize the delivery and/or filing of any such documents or instruments).

SECTION 11.6             Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent and, in the case of any amendment, modification or supplement, the Pledgors.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.7             Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.7.

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SECTION 11.8             GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11.9             CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS OF ANY THEREOF, AND BY EXECUTION AND DELIVERY HEREOF, EACH PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  EACH PLEDGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS RESPECTIVE ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO.  IF ANY AGENT APPOINTED BY ANY PLEDGOR REFUSES TO ACCEPT SERVICE, SUCH PLEDGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST ANY PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.  THE PLEDGORS AND THE COLLATERAL AGENT EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10           Severability of Provisions.  Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.11           Execution in Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of image scan transmission (e.g., “PDF” or “tif” via email) shall be equally as effective as delivery of an original executed counterpart of this Agreement.

SECTION 11.12           Business Days.  In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.13           No Credit for Payment of Taxes or Imposition.  Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become

34

payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.14           No Claims Against Collateral Agent.  Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Liens hereof.

SECTION 11.15           Obligations Absolute.  All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)                  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

(ii)               any lack of validity or enforceability of the Credit Agreement, any Swap Contract, any Letter of Credit or any other Security Document, or any other agreement or instrument relating thereto;

(iii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Swap Contract, any Letter of Credit or any other Security Document, or any other agreement or instrument relating thereto;

(iv)           any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)              any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Security Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.6 hereof; or

(vi)           any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor (other than payment or other satisfaction of the Secured Obligations).

SECTION 11.16           Application of Gaming Laws.  Notwithstanding anything to the contrary contained herein, the terms and provisions of this Agreement, including, but not limited to all rights and remedies of the Collateral Agent and the other Secured Parties and powers of attorney and appointment, are expressly subject to all Gaming Laws, which may include, but not be limited to, the necessity for the Collateral Agent and the other Secured Parties to obtain the prior approval of the applicable Gaming Authorities before taking any action hereunder and to be licensed by such Gaming Authorities before exercising any rights and remedies hereunder.

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SECTION 11.17           Missouri Gaming Law Specific Provisions.

(a)           Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Missouri Gaming Commission shall occur unless at least thirty (30) days’ prior written notice of such transfer or exercise is provided to the Missouri Gaming Commission and (ii) the Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any slot machine (as defined in Title 11, Division 45, Section 10.055 of the Rules of the Department of Public Safety) located or to be located in the State of Missouri unless the Collateral Agent (1) holds the applicable valid license issued by the Missouri Gaming Commission or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Missouri laws and is acceptable to the Missouri Gaming Commission (which mechanism could include, subject to the Missouri Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such slot machine to a Person which holds the applicable valid license issued by the Missouri Gaming Commission, provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Missouri Gaming Commission to own or possess slot machines).  The Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII hereof to the extent necessary to comply with and give effect to the Missouri Gaming Commission requirements set forth in this Section 11.17(a).

(b)           The Collateral Agent hereby acknowledges that Missouri law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under the Missouri Riverboat Gambling Act or any security interest attached to any such license.  The Collateral Agent hereby further acknowledges that Missouri law does not presently permit, and the security interest granted in this Security Agreement does not authorize, the Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any slot machine (as defined in Title 11, Division 45, Section 10.055 of the Rules of the Department of Public Safety) located or to be located in the State of Missouri without the Collateral Agent holding a valid license issued by the Missouri Gaming Commission or, in the alternative, the creation of a different mechanism that is in compliance with applicable Missouri laws and is acceptable to the Missouri Gaming Commission (which mechanism could include, subject to the Missouri Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such slot machine to a Person which holds a license issued by the Missouri Gaming Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Missouri Gaming Commission to own or possess slot machines).

SECTION 11.18           Indiana Gaming Law Specific Provisions.

(a)           Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Indiana Gaming Commission shall occur unless prior written application is made to the Indiana Gaming Commission seeking its approval for the same and the Indiana Gaming Commission has granted such approval, and (ii) the Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment (as defined in Title 68, Article 1, Rule 1, Section 43 of the Indiana Administrative Code (68 IAC 1-1-43)) located or to be located in the State of Indiana unless the Collateral Agent (1) holds the applicable valid license issued by the Indiana Gaming Commission or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Indiana laws and is acceptable to the Indiana Gaming Commission (which mechanism could include, subject to the Indiana Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds the applicable valid license issued by the Indiana Gaming Commission, provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Indiana Gaming Commission to own or possess gaming equipment).  The Collateral

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Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII hereof to the extent necessary to comply with and give effect to the Indiana Gaming Commission requirements set forth in this Section 11.18(a).

(b)           The Collateral Agent hereby acknowledges that Indiana law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under the Indiana Riverboat Gambling Act or any security interest attached to any such license.  The Collateral Agent hereby further acknowledges that Indiana law does not presently permit, and the security interest granted in this Security Agreement does not authorize, the Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment (as defined in 68 IAC 1-1-43) without the Collateral Agent holding a valid license issued by the Indiana Gaming Commission or, in the alternative, the creation of a different mechanism that is in compliance with applicable Indiana laws and is acceptable to the Indiana Gaming Commission (which mechanism could include, subject to the Indiana Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds a license issued by the Indiana Gaming Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Indiana Gaming Commission to own or possess gaming equipment).

SECTION 11.19           Iowa Gaming Law Specific Provisions.

(a)           Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Iowa Racing and Gaming Commission shall occur unless prior written application is made to the Iowa Racing and Gaming Commission seeking its approval for the same and the Iowa Racing and Gaming Commission has granted such approval, and (ii) the Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment, any gaming device or any gambling device as defined in Iowa Code Section 725.9 (2011) (hereinafter collectively, “Gambling Device”) located or to be located in the State of Iowa unless the Collateral Agent (1) holds the applicable valid license issued by the Iowa Racing and Gaming Commission or, in the alternative and (2) uses a different mechanism that is in compliance with applicable Iowa laws and is acceptable to the Iowa Racing and Gaming Commission (which mechanism could include, subject to the Iowa Racing and Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such Gambling Device to a Person which holds the applicable valid license issued by the Iowa Racing and Gaming Commission, provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Iowa Racing and Gaming Commission to own or possess a Gambling Device).  The Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII hereof and all other provisions hereof to the extent necessary to comply with and give effect to the Iowa Racing and Gaming Commission requirements set forth in this Section 11.19.

(b)           The Collateral Agent hereby acknowledges that Iowa law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under Iowa Code Chapter 99D or 99F or any security interest attached to any such license.  The Collateral Agent hereby further acknowledges that Iowa law does not presently permit, and the security interest granted in this Security Agreement does not authorize, the Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any Gambling Device without the Collateral Agent holding a valid license issued by the Iowa Racing and Gaming Commission or, in the alternative, the creation of a different mechanism that is in compliance with applicable Iowa laws and is acceptable to the Iowa Racing and  Gaming Commission (which mechanism could include, subject to the Iowa Racing and Gaming Commission’s

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approval, the sale, transfer or disposition by any Pledgor of such Gambling Device to a Person which holds a license issued by the Iowa Racing and Gaming Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Iowa Racing and  Gaming Commission to own or possess a Gambling Device).

SECTION 11.20           Illinois Gaming Law Specific Provisions.

(a)           Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Illinois Gaming Board shall occur unless prior written application is made to the Illinois Gaming Board seeking its approval for the same and the Illinois Gaming Board has granted such approval, and (ii) the Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices located or to be located in the State of Illinois unless the Collateral Agent (1) holds the applicable valid license issued by the Illinois Gaming Board or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Illinois laws and is acceptable to the Illinois Gaming Board (which mechanism could include, subject to the Illinois Gaming Board’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds the applicable valid license issued by the Illinois Gaming Board, provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Illinois Gaming Board to own or possess gaming equipment).  The Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII hereof to the extent necessary to comply with and give effect to the Illinois Gaming Board requirements set forth in this Section 11.20(a).

(b)           The Collateral Agent hereby acknowledges that Illinois law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under the Illinois Riverboat Gambling Act or any security interest attached to any such license.  The Collateral Agent hereby further acknowledges that Illinois law does not presently permit, and the security interest granted in this Security Agreement does not authorize, the Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices without the Collateral Agent holding a valid license issued by the Illinois Gaming Board or, in the alternative, the creation of a different mechanism that is in compliance with applicable Illinois laws and is acceptable to the Illinois Gaming Board (which mechanism could include, subject to the Illinois Gaming Board’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds a license issued by the Illinois Gaming Board provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Illinois Gaming Board to own or possess gaming equipment).Ohio Gaming Law Specific Provisions.

SECTION 11.21           Ohio Gaming Law Specific Provisions

(a)           Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a ma-terial right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds, or will hold, a license or a permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission, shall occur unless prior written application is made to the respec-tive Ohio Casino Control Commission, Ohio Lottery Commission or Ohio State Racing Commission seeking its approval for the same and the respective Ohio Casino Control Commission, Ohio Lottery Commission or the Ohio State Racing Commission has granted such approval, and (ii) the Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices located or to be located in the State of Ohio unless the Collateral

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Agent (1) holds the applicable valid license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Ohio laws and is acceptable to the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission (which mechanism could include, subject to the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds the applicable valid license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed or permitted by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission to own or possess gaming equipment). The Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII hereof to the extent necessary to comply with and give effect to the Ohio Casino Control Commission, the Ohio Lottery Commission and the Ohio State Racing Commission requirements set forth in this Section 11.21(a).

(b)           The Collateral Agent hereby acknowledges that Ohio law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses or permits (or any interest therein) issued, or will be issued, under the Ohio Revised Code Chapters 3769, 3770, and 3772 or any security interest attached to any such license or permit. The Collateral Agent hereby further acknowledges that Ohio law does not presently permit, and the security interest granted in this Security Agreement does not authorize, the Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices without the Collateral Agent holding a valid license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission, or, in the alternative, the creation of a different mechanism that is in compliance with applicable Ohio laws and is acceptable to the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission (which mechanism could include, subject to the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission’s approval, the sale transfer or disposition by any Pledgor of such gaming equipment to a Person which holds a license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission to own or possess gaming equipment.

SECTION 11.22           Colorado Gaming Law Specific Provisions.

(a)           Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Colorado Limited Gaming Control Commission may require prior written application is made to the Colorado Limited Gaming Control Commission seeking its approval for the same and the prior approval of the Colorado Limited Gaming Control Commission, and (ii) the Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices located or to be located in the State of Colorado unless the Collateral Agent (1) holds the applicable valid license issued by the Colorado Limited Gaming Control Commission or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Colorado laws, rules and regulations and is acceptable to the Colorado Limited Gaming Control Commission (which mechanism could include, subject to the Colorado Limited Gaming Control Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds the applicable valid license issued by the Colorado Limited Gaming Control Commission, provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Colorado Limited Gaming Control

39

Commission to own or possess gaming equipment).  The Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII hereof to the extent necessary to comply with and give effect to the Colorado Limited Gaming Control Commission requirements set forth in this Section 11.22(a).

(b)           The Collateral Agent hereby acknowledges that Colorado law, including the rules and regulations of the Colorado Limited Gaming Control Commission and the Colorado Division of Gaming, does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued by the Colorado Limited Gaming Control Commission or any security interest attached to any such license.  The Collateral Agent hereby further acknowledges that Colorado law, including the rules and regulations of the Colorado Limited Gaming Control Commission and the Colorado Division of Gaming, does not presently permit, and the security interest granted in this Security Agreement does not authorize, the Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices without the Collateral Agent holding a valid license issued by the Colorado Limited Gaming Control Commission or, in the alternative, the creation of a different mechanism that is in compliance with applicable Colorado laws, including the rules and regulations of the Colorado Limited Gaming Control Commission and the Colorado Division of Gaming, and is acceptable to the Colorado Limited Gaming Control Commission (which mechanism could include, subject to the Colorado Limited Gaming Control Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds a license issued by the Colorado Limited Gaming Control Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Colorado Limited Gaming Control Commission to own or possess gaming equipment).

SECTION 11.23           Nevada Gaming Law Specific Provisions.

(a)           Notwithstanding anything to the contrary in this Agreement or any other Credit Document, (i) the membership interests of LV Gaming Ventures, LLC shall not, nor shall they be deemed to, constitute Pledged Securities or Pledged Collateral, and such membership interests shall not, nor shall they be deemed to be, pledged or granted as security for the Obligations until such pledge or grant has been approved by the Nevada Gaming Commission, and (ii) any lien on and security interest in personal property gaming collateral located in the State of Nevada granted to the Collateral Agent by any Pledgor or on the membership interests of LV Gaming Ventures, LLC, as approved by the Nevada Gaming Commission, may not be enforced or foreclosed upon by the Collateral Agent until such enforcement or foreclosure has been approved by the Nevada Gaming Commission.

(b)           If the pledge or grant of membership interests in LV Gaming Ventures, LLC, has been approved by the Nevada Gaming Commission and the membership interests of LV Gaming Ventures, LLC, are or become certificated, the physical location of each certificate evidencing one or more of the membership interests in LV Gaming Ventures, LLC, must at all times remain within the territory of the State of Nevada at a location disclosed to the Nevada State Gaming Control Board.  Each certificate shall be made available for inspection by the Nevada State Gaming Control Board agents or Nevada Gaming Commission immediately upon request during normal business hours.

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IN WITNESS WHEREOF, the Pledgors and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

PENN NATIONAL GAMING, INC.,
as Borrower and Pledgor

By:
	Name:	Robert S. Ippolito
	Title:	Treasurer

SUBSIDIARY GUARANTORS AND PLEDGORS:

ARGOSY GAMING COMPANY
BEULAH PARK GAMING VENTURES, INC.
BSL, INC.
BTN, INC.
CRAZY HORSES, INC.
CRC HOLDINGS, INC.
DELVEST CORP.
DELVEST SUB CORP.
EBETUSA.COM, INC.
HOLLYWOOD CASINO CORPORATION
HWCC-TUNICA, INC.
MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION
MTB TRANSPORTATION, INC.
NEVADA GAMING VENTURES, INC.
OHIO OPCO VENTURES, INC.
OHIO RACING COMPANY
PENN BULLPEN, INC.
PENN BULLWHACKERS, INC.
PENN CECIL MARYLAND, INC.
PENN MILLSITE, INC.
PENN NATIONAL HOLDING COMPANY
PENN SILVER HAWK, INC.
PENNSYLVANIA NATIONAL TURF CLUB, INC.
PNGI HOLDING COMPANY
RACEWAY PARK, INC.
TGV HOLDINGS, INC.
THE INDIANA GAMING COMPANY
THE MISSOURI GAMING COMPANY

By:
Name:	Robert S. Ippolito
Title:	Secretary and Treasurer

PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY

By:	Penn National Holding Company, its sole Member

By:
	Name:	Robert S. Ippolito
	Title:	Secretary and Treasurer

INDIANA GAMING COMPANY, L.P.

By:	The Indiana Gaming Company, its General Partner

By:
	Name:	Robert S. Ippolito
	Title:	Secretary and Treasurer

ALTON GAMING COMPANY
BANGOR HISTORIC TRACK, INC.
EMPRESS CASINO JOLIET CORPORATION
HOLLYWOOD CASINO-AURORA, INC.

By:
	Name:	Timothy J. Wilmott
	Title:	President

IOWA GAMING COMPANY

By:
	Name:	William Clifford
	Title:	President

BELLE OF SIOUX CITY, L.P.

By:	Iowa Gaming Company, its General Partner

By:
		Name:	William Clifford
		Title:	President

RIVER YAUN, LLC
SOUTHERN LOUISIANA GAMING VENTURES, LLC

By:	CRC Holdings, Inc., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

TOLEDO GAMING VENTURES, LLC

By:	TGV Holdings, Inc., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

CD GAMING PARKING, LLC
CD GAMING FUTURE EXPANSION, LLC
CD GAMING FUTURE DEVELOPMENT, LLC

By:	CD Gaming Ventures, LLC, its sole Member

By:	Delvest Corp., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

CENTRAL OHIO GAMING VENTURES, LLC

By:	Penn Ventures, LLC, its sole Member

By:	Delvest Corp., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

PENN BULLWHACKERS RETAIL, LLC

By:	Penn Bullwhackers, Inc., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

CLEVELAND REAL ESTATE VENTURES, LLC
CD GAMING VENTURES, LLC
DAYTON REAL ESTATE VENTURES, LLC
FRGV, LLC
PENN VENTURES, LLC
YOUNGSTOWN REAL ESTATE VENTURES, LLC

By:	Delvest Corp., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

HJC/PDC HOLDINGS, LLC

By:	Beulah Park Gaming Ventures, Inc., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

KANSAS PENN GAMING LLC
LV GAMING VENTURES, LLC
PA GAMING VENTURES, LLC
PENN SANFORD, LLC
PRINCE GEORGE’S RACING VENTURES, LLC
SOKC, LLC
ZIA PARK LLC

By:	Penn National Gaming, Inc., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Treasurer

LVGV PROPERTIES I, LLC
LVGV PROPERTIES II, LLC

By:	LV Gaming Ventures, LLC, its sole Member

By:	Penn National Gaming, Inc., its sole Member

By:
		Name:	Robert S. Ippolito
		Title:	Secretary and Teasurer

LOUISIANA CASINO CRUISES, INC.

By:
	Name:	Robert S. Ippolito
	Title:	Secretary and Treasurer

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT 1

ISSUERS ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of a copy of that certain Security Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation, the SUBSIDIARY GUARANTORS from time to time party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Pledged Securities without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any Person in the applicable Pledged Securities that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Pledged Securities thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

SECURITY AGREEMENT PLEDGE AMENDMENT

This Security Agreement Pledge Amendment, dated as of [            ], 201[  ], is delivered pursuant to Section 5.1 of the Security Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation, the undersigned, the other SUBSIDIARY GUARANTORS from time to time party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).  The undersigned hereby agrees that this Security Agreement Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Security Agreement Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S). (IF ANY)	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

2

EXHIBIT 3

[FORM OF JOINDER AGREEMENT]

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as Collateral Agent
California Street, 20th Floor

San Francisco, California 94108
Attention:  [                        ]

Ladies and Gentlemen:

Reference is made to the Security Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), each of the SUBSIDIARY GUARANTORS from time to time party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This joinder agreement (“Joinder Agreement”) supplements the Security Agreement and is delivered by the undersigned,                             , a                    (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement.  The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement and without limiting the generality of the foregoing, hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, and in favor of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder.  The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement as of the date hereof.

Attached hereto are supplements to each of the applicable schedules to the Perfection Certificate with respect to the New Pledgor.  Such supplements shall be deemed to be part of the Security Agreement and the Perfection Certificate.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this letter agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

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EXHIBIT I

FORM OF MORTGAGE

[The aggregate maximum principal amount of indebtedness that may be secured hereby is $[        ].](1)

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

BY

[                                                            ], as Mortgagor,

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent, as

Mortgagee

Dated as of July     , 2011

Relating to Premises in:

[            ] County, [                ]

This instrument was prepared by
Athy A. Mobilia, Esq., Cahill Gordon & Reindel LLP,
80 Pine Street, New York, NY  10005, and

(1)               TO BE INCLUDED ONLY IN MORTGAGE RECORDING TAX STATES AND OTHER STATES WHERE REQUIRED BY LAW.

[FILL IN LOCAL COUNSEL INFORMATION],
and after recording, please return to:

Athy A. Mobilia, Esq.
Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY  10005

[Notice:                                This instrument contains, inter alia, obligations which may provide for:

(a)                                  a variable rate of interest and/or

(b)                                 future and/or revolving credit advances or readvances, which when made, shall have the same priority as advances or readvances made on [    ], 2011 whether or not (i) any advances or readvances were made on [    ], 2011 and (ii) any indebtedness is outstanding at the time any advance or readvance is made.]

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	6

ARTICLE II

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1.	Grant of Mortgaged Property	6
SECTION 2.2.	Assignment of Leases and Rents	7
SECTION 2.3.	Secured Obligations	8
SECTION 2.4.	Future Advances	8
SECTION 2.5.	Maximum Indebtedness	8
SECTION 2.6.	No Release	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1.	Warranty of Title	9
SECTION 3.2.	Condition of Mortgaged Property	9
SECTION 3.3.	Leases	10
SECTION 3.4.	Charges	11

ARTICLE IV

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1.	Payment and Performance	11
SECTION 4.2.	Title	11
SECTION 4.3.	Maintenance and Use of Mortgaged Property; Alterations	12
SECTION 4.4.	Notices Regarding Certain Defaults	12
SECTION 4.5.	Limitation on Liens; Transfer Restrictions	12
SECTION 4.6.	Insurance	12

ARTICLE V

LEASES

SECTION 5.1.	Mortgagor’s Affirmative Covenants with Respect to Leases	13
SECTION 5.2.	Mortgagor’s Negative Covenants with Respect to Leases	13
SECTION 5.3.	Additional Requirements with Respect to New Leases	14

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ARTICLE VI

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 6.1.	Present Assignment; License to the Mortgagor	14
SECTION 6.2.	Collection of Rents by the Mortgagee	15
SECTION 6.3.	No Release	15
SECTION 6.4.	Irrevocable Interest	15
SECTION 6.5.	Amendment to Leases	15

ARTICLE VII

TAXES AND CERTAIN STATUTORY LIENS

SECTION 7.1.	Payment of Charges	16
SECTION 7.2.	Escrow of Taxes	16
SECTION 7.3.	[INTENTIONALLY OMITTED]	16
SECTION 7.4.	Stamp and Other Taxes	16
SECTION 7.5.	Certain Tax Law Changes	16
SECTION 7.6.	Proceeds of Tax Claim	17

ARTICLE VIII

DESTRUCTION, CONDEMNATION AND RESTORATION

SECTION 8.1.	Destruction	17
SECTION 8.2.	Condemnation	17
SECTION 8.3.	Restoration	17

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

SECTION 9.1.	Events of Default	17
SECTION 9.2.	Remedies in Case of an Event of Default	17
SECTION 9.3.	Sale of Mortgaged Property if Event of Default Shall Have Occurred and be Continuing; Proceeds of Sale	18
SECTION 9.4.	Additional Remedies in Case of an Event of Default	20
SECTION 9.5.	Legal Proceedings After the Occurrence and During the Continuance of an Event of Default	20
SECTION 9.6.	Remedies Not Exclusive	21

ARTICLE X

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 10.1.	Security Agreement	21
SECTION 10.2.	Fixture Filing	22

ii

iii

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY
AGREEMENT AND FIXTURE FILING

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Mortgage”), dated as of July     , 2011 (the “Effective Date”), made by [                                        ], an [                          ] having an office at 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, the “Mortgagor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, having an office at 333 Grand Avenue, 12th Floor, Los Angeles, California 90071, in its capacity as collateral agent for the Secured Parties (as hereinafter defined), as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”).

R E C I T A L S :

A.            Pursuant to that certain credit agreement, dated as of the Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc., a Pennsylvania corporation (“Borrower”); the Mortgagor and the other Subsidiary Guarantors party thereto from time to time; the Lenders from time to time party thereto; the L/C Lenders party thereto; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerz Markets LLC, RBS Securities Inc. and UBS Securities LLC (“UBSS”) as joint lead arrangers and joint bookrunners (in such capacities, together with their respective successors in such capacities, “Lead Arrangers”); Bank of America, N.A., Commerzbank AG, New York and Grand Cayman Branches, and UBSS as co-syndication agents (in such capacities, together with their respective successors in such capacities, “Co-Syndication Agents”); Wells Fargo Bank, National Association, as swingline lender (in such capacity, together with its successors in such capacity, “Swingline Lender”), as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”); The Royal Bank of Scotland PLC, as documentation agent (in such capacity, together with its successors in such capacity, “Documentation Agent”), the Lenders (as hereinafter defined); and U.S. Bank National Association, as senior managing agent (in such capacity, together with its successors in such capacity, “Senior Managing Agent”) have agreed to make to or for the account of the Borrower certain Loans and issue certain Letters of Credit [in the aggregate principal amount of up to $2,150,000,000 on the terms and subject to the conditions set forth therein, comprised of: (i) a revolving credit facility in an initial aggregate principal amount of $700,000,000 and having a final maturity of [July     ], 2016; (ii) a Term A Facility (as defined in the Credit Agreement) in an initial aggregate principal amount of $700,000,000 and having a final maturity of [July     ], 2016; (iii) a Term B Facility (as defined in the Credit Agreement) in an initial aggregate principal amount of $750,000,000, and having a final maturity of [July     ], 2018; (iv) future Incremental Term A Loans in an aggregate amount of up to $400,000,000 having a final maturity of on or about [July     ] 2016; (v) future Incremental Term B Loans having a final maturity date on or about [July     ], 2018; and (vi) future New Incremental Term Loans having a final maturity date on or about [July     ], 2016](2).

(2)              Required in Illinois only.

B.            The Borrower owns, directly or through its Subsidiaries, all of the issued and outstanding shares of the Mortgagor.

C.            The Mortgagor has, pursuant to Article VI of the Credit Agreement, among other things, fully and unconditionally guaranteed the Loans (as hereinafter defined) made by the Lenders to, and the Notes (as hereinafter defined) held by each Lender of, Borrower and all other obligations of Borrower under the Credit Agreement and the other Credit Documents (as hereinafter defined).

D.            The Mortgagor will receive substantial benefits from the execution, delivery and performance of the obligations of Borrower under the Credit Agreement and the other Credit Documents and is, therefore, willing to enter into this Mortgage.

E.             The Mortgagee has been authorized and directed to accept delivery of this Mortgage pursuant to the Credit Agreement.

F.             It is a condition precedent to (i) the obligations of the Lenders to make Loans under the Credit Agreement, (ii) the obligations of the L/C Lender to issue Letters of Credit under the Credit Agreement and (iii) the performance of the obligations of the applicable Swap Providers under the Credit Swap Contracts (as hereinafter defined) that the Mortgagor execute and deliver the applicable Credit Documents, including this Mortgage.

G.            This Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.              Definitions.

(a)           Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Business Day”; “Cash Management Agreements”; “Commitments”; “Credit Documents”; “Credit Parties”; “Credit Swap Contract”; “Event of Default”; “Gaming Authority”; “Gaming Laws”; “Gaming License”; “Governmental Authority”; “Laws”; “L/C Lender”; “Lenders”; “Letter of Credit”; “Lien”; “Loans”; “Material Adverse Effect”; “Net Available Proceeds”; “Notes”; “Permitted Collateral Liens”; “person”; “Person”; “Property”; “Secured Parties”; “Security Agreement”; and “Subsidiary.”

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(b)           The following terms used in this Mortgage shall have the following meanings:

“Allocated Indebtedness” shall have the meaning assigned to such term in Section 12.19(i) hereof.

“Allocation Notice” shall have the meaning assigned to such term in Section 12.19(i) hereof.

“Alteration” shall mean any and all alterations, installments, improvements, additions, modifications or changes of a structural or nonstructural nature.

“Bankruptcy Code” shall have the meaning assigned to such term in Section 6.1(ii) hereof.

“Charges” shall mean any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.

“Collateral” shall have the meaning assigned to such term in Section 12.19(i) hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Default Rate” shall mean the rate per annum equal to the highest rate then payable under the Credit Agreement.

“Destruction” shall mean any and all damage to, or loss or destruction of, the Premises or any part thereof that would result in a Material Adverse Effect.

“Fixture” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever as of the Effective Date or thereafter attached or affixed to the Land or any other Improvement used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility

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equipment and facilities, pipes, fittings and other items of every kind and description as of the Effective Date or thereafter attached to or located on the Land.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all Alterations as of the Effective Date or thereafter located, attached or erected on the Land including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials as of the Effective Date or thereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land and to be part of the improvements immediately upon their incorporation therein.

“Insurance Certificate” shall mean a certificate evidencing the Insurance Requirements that otherwise complies with the requirements set forth in Section 4.6 hereof.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to Section 4.6 hereof and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Mortgagor and applicable to the Mortgaged Property or any use or condition thereof.

“Land” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by Mortgagor.

“Landlord” shall mean any landlord, sublandlord, lessor, sublessor, franchisor, licensor or grantor, as applicable.

“Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements existing as of the Effective Date or thereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals if any thereof, whether in effect as of the Effective Date or thereafter coming into effect.

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“Mortgage” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1(a) hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any Person acting on behalf of a Governmental Authority) as of the Effective Date or thereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Premises” shall mean, collectively, the Land and the Improvements.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance (except payments made to a Person which is not a party to this Mortgage), indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property including, without limitation, all Net Available Proceeds from a Destruction, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any Person acting on behalf of a Governmental Authority) including, without limitation, all Net Available Proceeds from a Taking, (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Prudent Operator” shall mean a prudent operator of property substantially similar in use and configuration to the Premises and located in a locality substantially similar to where the Premises are located.

“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any Alteration or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance

5

rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, due as of the Effective Date or thereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Requirements of Law” shall mean, as to any person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Secured Obligations” shall have the meaning assigned to such term in the Security Agreement.

“Subordination Agreement” shall mean a subordination, nondisturbance and attornment agreement substantially in the form of Exhibit 1 annexed to this Mortgage.

“Taking” shall mean any taking of the Mortgaged Property or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Mortgaged Property or any part thereof, by any Governmental Authority, civil or military that would result in a Material Adverse Effect.

“Tax Escrow Fund” shall have the meaning assigned to such term in Section 7.2 hereof.

“Tenant” shall mean any tenant, subtenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect as of the Effective Date in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

“UCC Collateral” shall mean that portion of the Mortgaged Property that constitutes personal property in which a security interest may be created under Article 9 of the UCC.

SECTION 1.2.              Interpretation.  The rules of construction set forth in Section 1.05 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1.              Grant of Mortgaged Property.

(a)           In order to secure the due and punctual payment and performance of all of the Secured Obligations for the benefit of the Secured Parties, the Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, for the benefit of the Secured Parties, and hereby grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in and

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lien upon, all of the Mortgagor’s estate, right, title and interest in, to and under all of the following described property, whether owned or held as of the Effective Date or thereafter acquired from time to time (collectively, the “Mortgaged Property”):

(i)         Land;

(ii)        Improvements;

(iii)       Leases;

(iv)       Rents;

(v)        Permits;

(vi)       Contracts;

(vii)      Fixtures;

(viii)     Records; and

(ix)        Proceeds;

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the benefit of the Secured Parties, for the purpose of securing the payment and performance in full of all the Secured Obligations.

(b)           Without limiting the generality of the foregoing, the Mortgagor hereby acknowledges and agrees that, the lien on and security interest in the Mortgaged Property granted to the Mortgagee for the benefit of the Secured Parties as security for the payment and performance in full of the Secured Obligations shall be a first priority lien on and security interest in the Mortgaged Property subject only to Permitted Collateral Liens.

(c)           Notwithstanding the foregoing, any Mortgaged Property constituting a Gaming License held by or to which Mortgagor is a party and any interest of such Mortgagor in such Gaming License shall not constitute “Mortgaged Property”.

SECTION 2.2.              Assignment of Leases and Rents.  As additional security for the payment and performance in full of all the Secured Obligations and subject to the provisions of Article VI hereof, as of the Effective Date, the Mortgagor absolutely, presently, unconditionally and irrevocably pledges, grants, sells, conveys, delivers, hypothecates, assigns, transfers and sets over to the Mortgagee (for its benefit and for the benefit of the Secured Parties), and grants to the Mortgagee (for its benefit and for the benefit of the Secured Parties), all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Mortgagor’s Interest”):

(i)      the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

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(ii)     all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases, including damages or other amounts payable to the Mortgagor as a result of such failure;

(iii)    all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv)    the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

SECTION 2.3.              Secured Obligations.  This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.4.              Future Advances.  This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever made after the Effective Date with respect to or under the Credit Agreement or the other Credit Documents and shall secure not only Secured Obligations with respect to indebtedness existing as of the Effective Date under the Credit Agreement or the other Credit Documents, but also any and all other indebtedness which may thereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement or the other Credit Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Credit Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the Effective Date.

SECTION 2.5.              Maximum Indebtedness.  The maximum aggregate amount of all indebtedness constituting the Secured Obligations that is, or under any contingency may be secured as of the Effective Date or at any time thereafter by this Mortgage is $4,000,000,000.00 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.(3)

SECTION 2.6.              No Release.  Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any

(3)     To be included only in the mortgage tax states and where required by law.

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liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage, any Credit Swap Contract or any other Credit Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith.  The obligations of the Mortgagor contained in this Section 2.6 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage, any Credit Swap Contract and the other Credit Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1.              Warranty of Title.  The Mortgagor represents and warrants, as of the Effective Date, that:

(i)      it has good and valid title to the Premises and the Landlord’s interest and estate under or in respect of the Leases and good title to the interest it purports to own or hold in and to each of the material Permits, the material Contracts and the material Records, in each case subject to no Liens, except for Permitted Collateral Liens;

(ii)     it has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Mortgaged Property, subject to Permitted Collateral Liens;

(iii)    it is in material compliance with each term, condition and provision of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property, except as would not result in a Material Adverse Effect; and

(iv)    upon recordation in the official real estate records of the county (or other applicable jurisdiction) in which the Premises are located this Mortgage will create and constitute a valid and enforceable first priority mortgage Lien on the Mortgaged Property in favor of the Mortgagee for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures, in favor of the Mortgagee for the benefit of the Secured Parties a first priority security interest in the Fixtures, which first priority mortgage Lien and first priority security interest are subject only to Permitted Collateral Liens.

SECTION 3.2.              Condition of Mortgaged Property.  The Mortgagor represents and warrants, as of the Effective Date, that:

(i)      to the Mortgagor’s knowledge there are no disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and no state of facts exists which could give rise to any such claim, except as would not result in a Material Adverse Effect;

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(ii)     the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof;

(iii)    there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property; and

(iv)    prior to the date hereof, the Mortgagor has delivered to the Mortgagee a completed “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with notices about special flood hazard area status and flood disaster assistance relating thereto, duly executed by the Borrower and the Mortgagor) with respect to each portion of the Mortgaged Property.

SECTION 3.3.              Leases.  Mortgagor represents and warrants, as of the Effective Date, as follows with respect to the material Leases in existence as of the Effective Date with respect to the Premises:

(i)      true copies of such Leases have been previously delivered to the Mortgagee and there are no material agreements with any Tenant under such Leases other than those agreements expressly set forth therein;

(ii)     the Mortgagor is the sole owner of all of the Mortgagor’s Interest in such Leases;

(iii)    each of such Leases is in full force and effect, constitutes a legal, valid and binding obligation of the Mortgagor and is enforceable against the Mortgagor in accordance with its terms subject to bankruptcy, reorganization or similar other laws of general applicability and the application of general principles of equity;

(iv)    except as would not result in a Material Adverse Effect, there is no default under any of such Leases and to Mortgagor’s knowledge there is existing no condition which with the giving of notice or passage of time or both would cause a default thereunder;

(v)     except as would not result in a Material Adverse Effect, all Rents due under such Leases have been paid in full;

(vi)    none of the Rents reserved under such Leases have been assigned or otherwise pledged or hypothecated except in favor of the Mortgagee pursuant to the provisions hereof;

(vii)   except as would not result in a Material Adverse Effect, none of the Rents (other than any security deposit collected in accordance with the provisions of the applicable Lease) have been collected for more than one (1) month in advance;

(viii)  except as would not result in a Material Adverse Effect, the Mortgagor owes no monetary obligation to any Tenant under any such Lease and to Mortgagor’s knowledge there exists no offsets or defenses to the payment of any portion of the Rents;

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(ix)    the Mortgagor has received no notice from any Tenant challenging the validity or enforceability of any such Lease;

(x)     no such Lease contains any option to purchase, right of first refusal to purchase, right of first refusal to relet, or any other similar provision; and

(xi)    each such Lease is subordinate to this Mortgage either pursuant to its terms or pursuant to a recordable Subordination Agreement.

SECTION 3.4.              Charges.  The Mortgagor represents and warrants, as of the Effective Date, that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute a Lien due and payable but not yet delinquent or otherwise constitute a Permitted Collateral Lien.

ARTICLE IV

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1.              Payment and Performance.  The Mortgagor shall pay and perform the Secured Obligations in full as and when the same shall become due under the Credit Documents and when they are required to be performed thereunder.

SECTION 4.2.              Title.  The Mortgagor shall:

(i)      (A) keep in effect all material rights and appurtenances to or that constitute a part of the Mortgaged Property, except as otherwise permitted by the Credit Agreement and (B) protect, preserve and defend its interest in the Mortgaged Property and title thereto, except where the failure to do so would not result in a Material Adverse Effect;

(ii)     (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property except as would not result in a Material Adverse Effect or the noncompliance with which may result in the imposition of a Lien (other than Permitted Collateral Liens) on the Mortgaged Property, (B) forever warrant and defend to the Mortgagee the Liens and security interests created and evidenced hereby and the validity and priority hereof in any action or proceeding against the claims of any and all Persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder, subject to Permitted Collateral Liens and except as otherwise permitted by the Credit Agreement, and (C) maintain this Mortgage as a valid and enforceable first priority mortgage Lien on the Mortgaged Property in favor of the Mortgagee for the benefit of the Secured Parties subject to Permitted Collateral Liens and except as otherwise permitted by the Credit Agreement; and

(iii)    promptly upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof.  Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments requested

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by the Mortgagee to permit such participation.  In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the expense of the Mortgagor.  If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds shall be applied in accordance with the provisions of Section 2.10 of the Credit Agreement.

SECTION 4.3.              Maintenance and Use of Mortgaged Property; Alterations.

(i)      [INTENTIONALLY OMITTED].

(ii)     Maintenance of Premises.  The Mortgagor shall not commit or suffer any waste on the Premises.  Except to the extent permitted pursuant to the applicable provisions of the Credit Agreement, the Mortgagor shall not remove, demolish or alter the design or structural character of any Improvement now or hereafter erected upon all or any portion of the Premises, or permit any such removal, demolition or alteration, without the prior written consent of the Mortgagee (which consent shall not be unreasonably withheld or delayed).

(iii)    Alterations.  The Mortgagor shall not, without the prior written consent of the Mortgagee which shall not be unreasonably withheld or delayed, make any Alteration to the Premises other than as permitted by and in accordance with the applicable provisions of the Credit Agreement.  Whether or not the making of any Alteration shall require the consents of the Mortgagee pursuant to the immediately preceding sentence, the Mortgagor shall (A) complete each Alteration promptly, in a good and workmanlike manner and in compliance in all material respects with all applicable Requirements of Law and (B) pay when due all claims for labor performed and materials furnished in connection with such Alteration, unless contested in accordance with the provisions of the Credit Agreement.

(iv)    [INTENTIONALLY OMITTED].

(v)     Zoning.  The Mortgagor shall not initiate, join in, or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Mortgagee if such change would no longer permit the operation of the material business presently being conducted at the Premises.

SECTION 4.4.              Notices Regarding Certain Defaults.  The Mortgagor shall, promptly upon receipt of any written notice regarding (i) any default by the Mortgagor relating to the Mortgaged Property or any portion thereof or (ii) the failure to discharge any of Mortgagor’s obligations with respect to the Mortgaged Property or any portion thereof described herein which would result in a Material Adverse Effect, furnish a copy of such notice to the Mortgagee.

SECTION 4.5.              Limitation on Liens; Transfer Restrictions.  Except to the extent permitted under the Credit Agreement, the Mortgagor may not further mortgage, encumber, hypothecate, sell, convey, transfer or assign all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.

SECTION 4.6.                    Insurance.  The Mortgagor shall obtain and keep in full force and effect the Insurance Policies (including, without limitation, all flood insurance) required by the Credit Agreement pursuant to the terms thereof.  Without limiting the generality of  the preceding

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sentence, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area  with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Mortgagor shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Mortgagee evidence of such compliance in form and substance reasonably acceptable to the Mortgagee.

ARTICLE V

LEASES

SECTION 5.1.              Mortgagor’s Affirmative Covenants with Respect to Leases.  With respect to each Lease, the Mortgagor shall:

(i)      observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease, except as would not result in a Material Adverse Effect;

(ii)     promptly send copies to the Mortgagee of all notices of default which the Mortgagor shall send or receive thereunder, except as would not result in a Material Adverse Effect; and

(iii)    enforce in all material respects all of the terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed, except as would not result in a Material Adverse Effect.

SECTION 5.2.              Mortgagor’s Negative Covenants with Respect to Leases.  With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(i)      receive or collect, or permit the receipt or collection of, any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except as would not result in a Material Adverse Effect;

(ii)     assign, transfer or hypothecate (other than to the Mortgagee hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease, except as would not result in a Material Adverse Effect;

(iii)    enter into any amendment or modification of such Lease which would change the unexpired term thereof or decrease the amount of the Rents payable thereunder in any material respect or impair the value or utility of the Mortgaged Property or the security provided by this Mortgage, except as would not result in a Material Adverse Effect;

(iv)    terminate or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Mortgagor, except as would not result in a Material Adverse Effect; or

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(v)        waive, excuse, condone or in any manner discharge or release any Tenants of or from the material obligations of such Tenants under their respective Leases or guarantors of Tenants from material obligations under any guarantees of the Leases, except as would not result in a Material Adverse Effect.

SECTION 5.3.              Additional Requirements with Respect to New Leases.  In addition to the requirements of Sections 5.1 and 5.2 hereof, the Mortgagor shall not enter into any material Lease after the Effective Date unless the Tenant under such Lease has used commercially reasonable efforts to enter into a Subordination Agreement or such new lease is by its express terms subordinate to this Mortgage.

ARTICLE VI

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 6.1.              Present Assignment; License to the Mortgagor.

(i)         As of the Effective Date, Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by the Mortgagor to the Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to the Mortgagor thereunder and apply the same as the Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon the Mortgagee being in possession of the Premises.  This assignment is an absolute assignment and not an assignment for additional security only.  The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases.  Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Secured Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

(ii)        The Mortgagor acknowledges that the Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, the Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Collateral Liens and in the case of security deposits, rights of depositors and Requirements of Law.  The Mortgagor acknowledges and agrees that upon recordation of this Mortgage, the Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title II of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(iii)       Without limitation of the absolute nature of the assignment of the Rents hereunder, the Mortgagor and the Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by

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this Mortgage extends to property of the Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 6.2.              Collection of Rents by the Mortgagee.

(i)         Any Rents receivable by the Mortgagee hereunder, upon the occurrence and during the continuance of an Event of Default, after payment of all proper costs and expenses (including, but not limited to, the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 11.02 of the Credit Agreement.  The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee.  The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(ii)        The Mortgagor hereby irrevocably authorizes and directs Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee made in compliance with the applicable provisions of the Credit Documents and the Mortgagor shall have no claim against Tenant for Rents paid by Tenant to the Mortgagee pursuant to such notice or demand.

SECTION 6.3.              No Release.  Neither this Mortgage nor any action or inaction on the part of the Mortgagee shall release Tenant under any Lease, any guarantor of any Lease or the Mortgagor from any of their respective obligations under such Leases or constitute an assumption of any such obligation on the part of the Mortgagee.  No action or failure to act on the part of the Mortgagor shall adversely affect or limit the rights of the Mortgagee under this Mortgage or, through this Mortgage, under such Leases.  Nothing contained herein shall operate or be construed to (i) obligate the Mortgagee to perform any of the terms, covenants or conditions contained in any Lease or otherwise to impose any obligation upon the Mortgagee with respect to such Lease (including, without limitation, any obligation arising out of any covenant of quiet enjoyment contained in such Lease in the event that Tenant under such Lease shall have been joined as a party defendant in any action by which the estate of such Tenant shall be terminated) or (ii) place upon the Mortgagee any responsibility for the operation, control, care, management or repair of the Premises.

SECTION 6.4.              Irrevocable Interest.  All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

SECTION 6.5.              Amendment to Leases.  Each Lease, including, without limitation, all amendments, modifications, supplements, replacements, extensions and renewals thereof, shall continue to be subject to the provisions hereof without the necessity of any further act by any of the parties hereto.

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ARTICLE VII

TAXES AND CERTAIN STATUTORY LIENS

SECTION 7.1.              Payment of Charges.  Unless and to the extent permitted by the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time when the same shall become due, all Charges.  The Mortgagor shall, upon the Mortgagee’s reasonable request, deliver to the Mortgagee receipts evidencing the payment of all such Charges.

SECTION 7.2.              Escrow of Taxes.  After the occurrence and during the continuance of an Event of Default, at the option and upon the request of the Mortgagee, the Mortgagor shall deposit with the Mortgagee in an account maintained by the Mortgagee (the “Tax Escrow Fund”), on the first day of each month, an amount estimated by the Mortgagee to be equal to one-twelfth of the annual real property taxes and other annual Charges required to be discharged by the Mortgagor under Section 7.1 hereof.  Such amounts shall be held by the Mortgagee without interest to the Mortgagor and applied to the payment of the obligations in respect of which such amounts were deposited, in such priority as the Mortgagee shall determine, on or before the respective dates on which such obligations or any part thereof would become delinquent.  Nothing contained in this Article VII shall (i) affect any right or remedy of the Mortgagee under any provision hereof or of any statute or rule of law to pay any such amount as provided above from its own funds and to add the amount so paid, together with interest at the Default Rate during such time that any amount remains outstanding, to the Secured Obligations or (ii) relieve the Mortgagor of its obligations to make or provide for the payment of the annual real property taxes and other annual Charges required to be discharged by the Mortgagor under Section 7.1 hereof.  During the continuance of any Event of Default, the Mortgagee may, at its option, apply all or any part of the sums held pursuant to this Section 7.2 to payment and performance of the Secured Obligations.  The Mortgagor shall redeposit with the Mortgagee an amount equal to all amounts so applied as a condition to the cure, if any, of such Event of Default in addition to fulfillment of any other required conditions.

SECTION 7.3.              [INTENTIONALLY OMITTED].

SECTION 7.4.              Stamp and Other Taxes.  Unless and to the extent contested by the Mortgagor in accordance with the provisions of Section 10.02 of the Credit Agreement, the Mortgagor shall pay any United States documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Secured Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 13.03 of the Credit Agreement.

SECTION 7.5.              Certain Tax Law Changes.  In the event of the passage after the Effective Date of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any Charges, and imposing any Charges, either directly or indirectly, on this Mortgage, any Credit Swap Contract or any other Credit Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such Charges.

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SECTION 7.6.              Proceeds of Tax Claim.  In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure.  The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period.  The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VIII

DESTRUCTION, CONDEMNATION AND RESTORATION

SECTION 8.1.              Destruction.  If there shall occur any Destruction (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof.  The proceeds of each Destruction shall be paid to Mortgagee and shall be applied, allocated and distributed in accordance with the provisions of the Credit Agreement.

SECTION 8.2.              Condemnation.  In the case of any Taking, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any Taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation.  The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation.  The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof.  The Mortgagor shall take all steps necessary to notify the condemning authority of such assignment.  The proceeds of each Taking shall be applied, allocated and distributed in accordance with the provisions of the Credit Agreement.

SECTION 8.3.              Restoration.  In the event the Mortgagor is permitted or required to perform any restoration in accordance with the provisions of Section 2.10 the Credit Agreement, the Mortgagor shall complete such restoration in accordance with provisions thereof.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

SECTION 9.1.              Events of Default.  It shall be an Event of Default hereunder if there shall have occurred and be continuing an Event of Default under the Credit Agreement.

SECTION 9.2.              Remedies in Case of an Event of Default.  If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or the Credit Agreement or by law, including, without limitation, all the rights and remedies available pursuant to [the Illinois Mortgage Foreclosure Act, 735 ILCS 5/15-1101

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et seq. (the “Illinois Mortgage Foreclosure Act”)](4), statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

(i)         by written notice to the Mortgagor, declare the entire unpaid amount of the Secured Obligations to be due and payable immediately;

(ii)        personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents.  The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of Section 11.02 of the Credit Agreement;

(iii)       with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 9.3 or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby;

(iv)       foreclose the lien of this Mortgage for such Secured Obligations or part thereof and/or exercise any right, power or remedy provided in this Mortgage in accordance with the Illinois Mortgage Foreclosure Act; or

(v)        take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Credit Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

SECTION 9.3.              Sale of Mortgaged Property if Event of Default Shall Have Occurred and be Continuing; Proceeds of Sale.

(i)         If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Secured Obligations, and in

(4)               Illinois only.

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furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity.  The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple and an assignment or conveyance of all the Mortgagor’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed.  The Mortgagor agrees that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property.  The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity.  So long as the Secured Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over.  In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect.  One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(ii)        In the event of any sale made under or by virtue of this Article IX, the entire principal of, and interest in respect of the Secured Obligations, if not previously due and payable, shall, at the option of the Mortgagee, immediately become due and payable, anything in this Mortgage to the contrary notwithstanding.

(iii)       The proceeds of any sale made under or by virtue of this Article IX, together with any other sums which then may be held by the Mortgagee under this Mortgage, shall be applied in accordance with Section 11.02 of the Credit Agreement.

(iv)       The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Secured Party may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article IX and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Secured Party in respect of the Secured Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Mortgagee or such Secured Party is authorized to deduct under this Mortgage.

(v)        The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

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(vi)       If the Premises are comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 9.3 in respect of any or a number of individual parcels.

SECTION 9.4.              Additional Remedies in Case of an Event of Default.

(i)         The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof, and to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Mortgage.  In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Secured Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

(ii)        Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii)       Any monies collected by the Mortgagee under this Section 9.4 shall be applied in accordance with the provisions of Section 11.02 of the Credit Agreement.

SECTION 9.5.              Legal Proceedings After the Occurrence and During the Continuance of an Event of Default.

(i)         After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Secured Obligations or any part thereof, or of any proceedings to foreclose the Liens and security interests created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.

(ii)        Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Secured Obligations or any portion thereof.  The Mortgagor hereby consents to the appointment of such receiver.  Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the

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possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.

(iii)       The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof.  To the extent permitted by applicable law, the Mortgagor hereby expressly (A) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (B) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (C) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (D) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.  The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct.

SECTION 9.6.              Remedies Not Exclusive.  No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity.  Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default.  Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect.  If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults.  If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE X

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 10.1.            Security Agreement.  To the extent the Mortgaged Property consists of UCC Collateral or items of personal property which are or are to become Fixtures under

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applicable law, this Mortgage shall also be construed as a security agreement under the UCC.  The Mortgagor, in order to secure the due and punctual payment and performance of the Secured Obligations, hereby grants to the Mortgagee for its benefit and for the benefit of the Secured Parties, a security interest in and to such UCC Collateral and Fixtures.  Upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to the UCC Collateral and Fixtures to exercise all remedies hereunder or any other Credit Document or available under the UCC with respect thereto and all other remedies available under applicable law.  Without limiting the foregoing, the UCC Collateral and Fixtures may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold separately pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law.  The Mortgagee may require the Mortgagor to assemble the UCC Collateral and Fixtures and make it available to the Mortgagee at a place to be designated by the Mortgagee.  The Mortgagor acknowledges and agrees that a disposition of such collateral in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.

SECTION 10.2.            Fixture Filing.  To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the time of filing as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor:	Name and Address of the secured party:

The Mortgagor having the address described in the Preamble hereof.

The Mortgagor is a corporation organized under the laws of the State of [                    ] whose Organizational Number is [                        ], and whose Taxpayer Identification Number is [                        ].

The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property consisting of goods or items of personal property which are or are to become fixtures relating to the Land.

The name of the record owner of the Land on which such fixtures are or are to be located is the Mortgagor.

In addition, the Mortgagor hereby authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located as may be required by law in order to create, establish, preserve and protect the liens and

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security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

ARTICLE XI

FURTHER ASSURANCES

SECTION 11.1.            Recording Documentation To Assure Security.  The Mortgagor shall, forthwith after the execution and delivery hereof as of the Effective Date and thereafter, from time to time, cooperate with Mortgagee as requested to cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the Liens hereof to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as the Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the Liens or the security interests created hereby purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein.  The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all reasonable expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

SECTION 11.2.            Further Acts.  The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof.  Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its reasonable efforts to assist and aid the Mortgagee to obtain as soon as reasonably practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.  In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 11.2, the Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

SECTION 11.3.            Additional Security.  Upon notice to, but without consent of, the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other Person, additional security for the Secured Obligations.  Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

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SECTION 11.4.            Additions to Mortgaged Property.  All right, title and interest of the Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1.            Covenants To Run with the Land; Joint and Several.  All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and shall apply to, and bind the successors and assigns of, the Mortgagor.  If there shall be more than one mortgagor with respect to the Mortgaged Property, the covenants and warranties hereof shall be joint and several.

SECTION 12.2.            No Merger.  The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

SECTION 12.3.            Concerning Mortgagee.

(i)         The Mortgagee has been appointed as Collateral Agent pursuant to the Credit Agreement.  The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement.  The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement.  The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by it in good faith.  The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage.  After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(ii)        The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is

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accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar property, instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Mortgaged Property.

(iii)       The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(iv)       With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder.  The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender.  The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Collateral Agent.

(v)        If any portion of the Mortgaged Property also constitutes collateral granted by any Credit Party to the Mortgagee to secure the Secured Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control, unless the Mortgaged Property to which such conflict relates constitutes personal property, in which case the provisions of the Security Agreement shall control.

SECTION 12.4.            Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact.  If the Mortgagor shall fail to perform any covenants contained in this Mortgage and such failure constitutes an Event of Default or if any warranty on the part of the Mortgagor contained herein shall be breached, and such failure constitutes an Event of Default, the Mortgagee may reasonably (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the applicable provisions of the Credit Agreement.  Any and all reasonable amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Article IX hereof.  Neither the provisions of this Section 12.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 12.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default.  The Mortgagor hereby appoints the Mortgagee its attorney-in-fact, effective upon the occurrence and during the continuance of an Event of Default with full authority in the place and stead of the Mortgagor and in the name of the Mortgagor, or otherwise, from time to time in the Mortgagee’s reasonable discretion to take any action and to execute any instrument consistent with the terms hereof and the other Credit Documents which the Mortgagee may reasonably deem necessary or advisable to accomplish the purposes hereof in accordance with the terms hereof (but the Mortgagee shall have no liability to the Mortgagor or any third party for failure to do so or take action).  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  The Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.  The foregoing power of attorney described in this Section 12.4 shall terminate upon payment in full of

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all Secured Obligations and the termination of the Credit Agreement (or the collateralization thereof in a manner reasonably satisfactory to the Administrative Agent).

SECTION 12.5.            [Conflicts.  If any provision in this Mortgage shall be inconsistent with any provision of the Illinois Mortgage Foreclosure Act, the provisions of the Illinois Mortgage Foreclosure Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Illinois Mortgage Foreclosure Act.](5)

SECTION 12.6.            [INTENTIONALLY OMITTED].

SECTION 12.7.            Continuing Security Interest; Assignment.  This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its respective successors and assigns and (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee and the other Secured Parties and each of their respective successors, transferees and assigns.  No other Persons (including, without limitation, any other creditor of any Credit Party) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and any applicable Credit Swap Contract. The Mortgagor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Credit Party or otherwise.

SECTION 12.8.            Termination; Release.  When all the Secured Obligations (other than contingent indemnification obligations which are not yet due and payable and Secured Obligations constituting Credit Swap Contracts and obligations pursuant to Cash Management Agreements) have been paid in full and the Commitments of the Lenders to make any Loan have expired or terminated, the commitment of any L/C Lender to issue any Letter of Credit under the Credit Agreement shall have expired or terminated and all Letters of Credit have been terminated or cash collateralized or a replacement letter of credit (other than a Letter of Credit issued under the Credit Agreement) has been provided to the applicable L/C Lender(s) to the reasonable satisfaction of the applicable L/C Lender(s), in each case, in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate.  Upon termination hereof or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of the Mortgaged Property.

(5)               Illinois only.

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SECTION 12.9.            Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee and, in the case of any amendment, modification or supplement, the Mortgagor.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Mortgage or any other Credit Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.

SECTION 12.10.          Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor or the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.10.

SECTION 12.11.          GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.  THE MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO.  IF ANY AGENT APPOINTED BY THE MORTGAGOR REFUSES TO ACCEPT SERVICE, THE MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE MORTGAGEE TO BRING PROCEEDINGS AGAINST THE MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION.  THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.12.          Severability of Provisions.  Wherever possible, each provision of this Mortgage shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Mortgage shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Mortgage.

SECTION 12.13.          Limitation on Interest Payable.  It is the intention of the parties to conform strictly to the usury laws, whether state or Federal, that are applicable to the transaction of

27

which this Mortgage is a part.  All agreements between the Mortgagor and the Mortgagee whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by the Mortgagor for the use, forbearance or detention of the money to be loaned under the Credit Agreement, any Credit Swap Contract or any other Credit Document, or for the payment or performance of any covenant or obligation contained herein or in the Credit Agreement, any Credit Swap Contract or any other Credit Document, exceed the maximum amount permissible under applicable Federal or state usury laws.  If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity.  If under any circumstances the Mortgagor shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Secured Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to the Mortgagor.  All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit by the Mortgagee shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the Effective Date until payment in full of the Secured Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

SECTION 12.14.          Business Days.  In the event any time period or any date provided in this Mortgage ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 12.15.          Relationship.  The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage, any Credit Swap Contract or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.

SECTION 12.16.          No Credit for Payment of Taxes or Impositions.  The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

SECTION 12.17.          No Claims Against the Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect

28

thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 12.18.          Obligations Absolute.  All obligations of the Mortgagor hereunder shall be absolute and unconditional irrespective of:

(i)         any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Mortgagor or any other Obligor;

(ii)        any lack of validity or enforceability of the Credit Agreement, any Credit Swap Contract, any Letter of Credit, any other Credit Document, or any other agreement or instrument relating thereto;

(iii)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Credit Swap Contract, any Letter of Credit, any other Credit Document, or any other agreement or instrument relating thereto;

(iv)       any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)        any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof, any Credit Swap Contract or any other Credit Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 12.9 hereof; or

(vi)       any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Mortgagor (other than payment or other satisfaction of the Secured Obligations).

SECTION 12.19.          Mortgagee’s Right To Sever Indebtedness.

(i)         The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Secured Obligations and that the Secured Obligations are also secured by property of the Borrower and its Subsidiaries in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement or Credit Swap Contract and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement or Credit Swap Contract, mortgage or security instrument.  In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time during the continuance of an Event of Default by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Secured Obligations to the Mortgaged Property and sever from the remaining Secured Obligations the Allocated Indebtedness.  From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Secured Obligations hereunder shall be limited to the extent set forth in the Allocation

29

Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any Credit Swap Contract, any other Credit Document or any document related to any thereof.  To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Secured Obligations of the Mortgagor other than the Allocated Indebtedness.  In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Secured Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding.  Notwithstanding any provision of this Section 12.19, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 11.02 of the Credit Agreement.

(ii)        The Mortgagor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Secured Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Secured Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment.  In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement, any Credit Swap Contract or any other Credit Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.

(iii)       In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 12.19, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, the Mortgagor agrees to execute all such amendments, notes, affidavits or certificates reasonably requested by the Mortgagee and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorneys-in-fact to, following and during the continuance of an Event of Default, execute, deliver or record such amendments, notes, affidavits or certificates in the name and on behalf of the Mortgagor.  Such power of attorney is coupled with an interest and is irrevocable.

(iv)       Notwithstanding anything set forth herein to the contrary, the provisions of this Section 12.19 shall be effective only to the maximum extent permitted by law.

SECTION 12.20.          Last Dollar Secured.  So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

SECTION 12.21.          Application of Gaming Laws.  Notwithstanding anything to the contrary contained herein, the terms and provisions of this Mortgage, including, but not limited to all rights and remedies of the Mortgagee and the other Secured Parties and powers of attorney and appointment, are expressly subject to all Gaming Laws, which may include, but not be limited to, the necessity for the Mortgagee and the other Secured Parties to obtain the prior approval of the applicable

30

Gaming Authorities before taking any action hereunder and to be licensed by such Gaming Authorities before exercising any rights and remedies hereunder.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK].

31

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered effective as of the day and year first above written.

[ ], a [ ]

By:
Name:	Robert S. Ippolito
Title:	Treasurer

Address for Notices:

825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610

Contact person:	Robert S. Ippolito
Facsimile No.:	(610) 376-2842
Telephone No.:	(610) 378-8384

S-1

ACKNOWLEDGMENT

State of	)
) ss.:
County of	)

I,                                                      a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that Robert S. Ippolito, personally known to me to be the Treasurer of [                            ], an [                                ] as aforesaid, whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer s/he signed and delivered the said instrument as his/her free and voluntary act and as free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal, this          day of                           , 2011.

Notary Public

My Commission Expires:

Schedule A

Legal Description

Address:
[                                                        ]

Index Number:
[                                  ]

See attached for legal description

Schedule A-1

Schedule B

Permitted Collateral Liens (existing on the Effective Date)

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked title insurance commitment issued by First American Title Insurance Company, and delivered to Collateral Agent on the Effective Date, bearing First American Title Insurance Company reference number [                                ] relating to the real property described in Schedule A attached hereto.

Schedule B-1

Exhibit 1

FORM OF SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made and entered into as of the          day of               ,          by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent, having an office at                                    (in such capacity, “Collateral Agent”), and                                           , having an office at                                                      (“Tenant”).

R E C I T A L S :

A.                                   Tenant is the tenant under a certain lease dated                        ,          between                                            , as landlord (“Landlord”), and Tenant, as tenant (as amended through the date hereof, the “Lease”), pursuant to which Tenant leased a portion (the “Leased Premises”) of the property known as                                                           , located at                                                           , as more particularly described in Schedule A attached hereto (the “Property”).

B.                                     Landlord has or will grant a mortgage lien on and security interest in the Property to Collateral Agent (for its benefit and for the benefit of the lending institutions from time to time party to that certain credit agreement dated as of                          , 2011) pursuant to one or more mortgages, deeds of trust, deeds to secure debt or similar security instruments (collectively, the “Security Instruments”).

C.                                     Tenant has agreed to subordinate the Lease to the Security Instruments and to the lien thereof and Collateral Agent has agreed not to disturb Tenant’s possessory rights in the Leased Premises under the Lease on the terms and conditions hereinafter set forth.

A G R E E M E N T :

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.                                       Subordination.  Notwithstanding anything to the contrary set forth in the Lease, the Lease and the leasehold estate created thereby and all of Tenant’s rights thereunder are and shall at all times be subject and subordinate in all respects to the Security Instruments and the lien thereof, and to all rights of Collateral Agent thereunder, and to any and all advances to be made thereunder, and to all renewals, modifications, consolidations, replacements and extensions thereof.

2.                                       Nondisturbance.  So long as Tenant complies with the provisions of this Agreement, pays all rents and other charges as specified in the Lease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and covenants pursuant to the Lease, Collateral Agent agrees for itself and its successors in interest and for any other person acquiring title to the Property through a foreclosure (an “Acquiring Party”), that Tenant’s possession of the Leased Premises as described in the Lease will not be disturbed during the term of the Lease by reason of a foreclosure.  For purposes of this Agreement, a “foreclosure” shall include (but not be limited to) a sheriff’s or trustee’s sale under the power of sale contained in the Security Instruments,

Exhibit 1-1

the termination of any superior lease of the Property and any other transfer of the Landlord’s interest in the Property under peril of foreclosure, including, without limitation to the generality of the foregoing, an assignment or sale in lieu of foreclosure.

3.                                       Attornment.  Tenant agrees to attorn to, accept and recognize any Acquiring Party as the landlord under the Lease pursuant to the provisions expressly set forth therein for the then remaining balance of the term of the Lease, and any extensions thereof as made pursuant to the Lease.  The foregoing provision shall be self-operative and shall not require the execution of any further instrument or agreement by Tenant as a condition to its effectiveness.

4.                                       No Liability.  Notwithstanding anything to the contrary contained herein or in the Lease, it is specifically understood and agreed that neither the Collateral Agent, any receiver nor any Acquiring Party shall be:

(a)                                  liable for any act, omission, negligence or default of any prior landlord (including Landlord); or

(b)                                 liable for any failure of any prior landlord (including Landlord) to construct any improvements or bound by any covenant to construct any improvement either at the commencement of the term of the Lease or upon any renewal or extension thereof or upon the addition of additional space pursuant to any expansion right contained in the Lease; or

(c)                                  subject to any offsets, credits, claims or defenses which Tenant might have against any prior landlord (including Landlord); or

(d)                                 bound by any rent or additional rent which is payable on a monthly basis and which Tenant might have paid for more than one (1) month in advance to any prior landlord (including Landlord) or by any security deposit or other prepaid charge which Tenant might have paid in advance to any prior landlord (including Landlord); or

(e)                                  liable to Tenant hereunder or under the terms of the Lease beyond its interest in the Property; or

(f)                                    bound by any assignment, subletting, renewal, extension or any other agreement or modification of the Lease made without the written consent of Collateral Agent; or

(g)                                 bound by any consensual or negotiated surrender, cancellation or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action (i) against such prior landlord for prior losses or damages and (ii) against the successor landlord for all losses or damages arising from and after the date that such successor landlord takes title to the Property.

5.                                       Certain Acknowledgments and Agreements by Tenant.  (a)  Tenant has notice that the Lease and the rents and all other sums due thereunder have been assigned to Collateral Agent as security for the notes secured by the Security Instruments.  In the event Collateral Agent notifies

Exhibit 1-2

Tenant of the occurrence and continuance of an Event of Default under the Security Instruments and demands that Tenant pay its rents and all other sums due or to become due under the Lease directly to Collateral Agent, Tenant shall honor such demand and pay its rent and all other sums due under the Lease directly to Collateral Agent or as otherwise authorized in writing by Collateral Agent.  Landlord irrevocably authorizes Tenant to make the foregoing payments to Collateral Agent upon such notice and demand.

(b)                                 Tenant shall send a copy of any and all notices or statements under the Lease to Collateral Agent at the same time such notices or statements are sent to Landlord.

(c)                                  This Agreement satisfies any and all conditions or requirements in the Lease relating to the granting of a non-disturbance agreement.

6.                                       Collateral Agent to Receive Default Notices.  Tenant shall notify Collateral Agent of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective unless Collateral Agent shall have received notice of default giving rise to such cancellation and shall have failed within sixty (60) days after receipt of such notice to cure such default or, if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

7.                                       Estoppel.  Tenant hereby certifies and represents to Collateral Agent that as of the date of this Agreement:

(a)                                  the Lease is in full force and effect;

(b)                                 all requirements for the commencement and validity of the Lease have been satisfied and there are no unfulfilled conditions to Tenant’s obligations under the Lease;

(c)                                  Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease; to the best of Tenant’s knowledge, Landlord is not in default under the Lease; no act, event or condition has occurred which with notice or the lapse of time, or both, would constitute a default by Tenant or Landlord under the Lease; no claim by Tenant of any nature exists against Landlord under the Lease; and all obligations of Landlord have been fully performed;

(d)                                 there are no defenses, counterclaims or setoffs against rents or charges due or which may become due under the Lease;

(e)                                  none of the rent which Tenant is required to pay under the Lease has been prepaid, or will in the future be prepaid, more than one (1) month in advance;

(f)                                    Tenant has no right or option contained in the Lease or in any other document to purchase all or any portion of the Leased Premises;

(g)                                 the Lease has not been modified or amended and constitutes the entire agreement between Landlord and Tenant relating to the Leased Premises;

Exhibit 1-3

(h)                                 Tenant has not assigned, mortgaged, sublet, encumbered, conveyed or otherwise transferred any or all of its interest under the Lease; and

(i)                                     Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary action.

8.                                       Notices.  All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above or addressed as such party may from time to time designate by written notice to the other parties.  For purposes of this Section 8, the term “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York.  Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9.                                       Successors.  The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties; provided, however, that in the event of the assignment or transfer of the interest of Collateral Agent, all obligations and liabilities of Collateral Agent under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Collateral Agent’s interest is assigned or transferred; and provided, further, that the interest of Tenant under this Agreement may not be assigned or transferred without the prior written consent of Collateral Agent.  In addition, Tenant acknowledges that all references herein to Landlord shall mean the owner of the landlord’s interest in the Lease, even if said owner shall be different from the Landlord named in the Recitals.

10.                                 Duplicate Original; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

11.                                 Limitation of Collateral Agent’s Liability.  (a)  Collateral Agent shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession.

(b)                                 In the event that Collateral Agent shall acquire title to the Leased Premises or the Property, Collateral Agent shall have no obligation, nor incur any liability, beyond Collateral Agent’s then equity interest, if any, in the Leased Premises, and Tenant shall look exclusively to such equity interest of Collateral Agent, if any, in the Leased Premises for the payment and discharge of any obligations imposed upon Collateral Agent hereunder or under the Lease, and Collateral Agent is hereby released and relieved of any other obligations hereunder and under the Lease.

12.                                 Modification in Writing.  This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

Exhibit 1-4

13.                                 Lien of Security Instruments.  Nothing contained in this Agreement shall in any way impair or affect the lien created by the Security Instruments or the provisions thereof.

14.                                 Compliance with Lease.  Tenant agrees that in the event there is any inconsistency between the terms and provisions hereof and the terms and provisions of the Lease, the terms and provisions hereof shall be controlling.

15.                                 Governing Law; Severability.  This Agreement shall be governed by the laws of the State of Illinois.  If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                                 Further Actions.  Tenant agrees at its own expense to execute and deliver, at any time and from time to time upon the request of Collateral Agent or any Acquiring Party, such documents and instruments (in recordable form, if requested) as may be necessary or appropriate, in the opinion of Collateral Agent or any Acquiring Party, to fully implement or to further evidence the understandings and agreements contained in this Agreement.  Moreover, Tenant hereby irrevocably appoints and constitutes Collateral Agent or any Acquiring Party as its true and lawful attorney-in-fact to execute and deliver any such documents or instruments which may be necessary or appropriate, in the opinion of Collateral Agent or any Acquiring Party, to implement or further evidence such understandings and agreements and which Tenant, after thirty (30) days’ notice from Collateral Agent or any Acquiring Party, has failed to execute and deliver.

Exhibit 1-5

IN WITNESS WHEREOF, Collateral Agent and Tenant have duly executed this Agreement as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

,
as Tenant

By:
Name:
Title:

The undersigned, as the Landlord named in the Recitals, having duly executed this Agreement as of the date first written above, and as mortgagor, pledgor, assignor or debtor under the Security Instruments, hereby accepts and agrees for itself and its successors and assigns, (i) to be bound by the provisions of Section 5 hereof, (ii) that nothing contained in the foregoing Agreement (x) shall in any way be deemed to constitute a waiver by Collateral Agent of any of its rights or remedies under the Security Instruments or (y) shall in any way be deemed to release Landlord from its obligations to comply with the terms, provisions, conditions, covenants and agreements set forth in the Security Instruments and (iii) that the provisions of the Security Instruments remain in full force and effect and must be complied with by Landlord.

, a

By:
Name:
Title:

Exhibit 1-6

ACKNOWLEDGMENT

State of	)
) ss.:
County of	)

[Local counsel to provide appropriate acknowledgment]

Exhibit 1-7

SCHEDULE A to EXHIBIT 1

Description of Real Property

Schedule A to Exhibit 1-1

EXHIBIT J

FORM OF SHIP MORTGAGE

PREFERRED SHIP MORTGAGE
ON THE WHOLE OF THE

(Official Number               )

Owner and Mortgagor

In Favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION
333 S. Grand Ave., 12th Floor,
Los Angeles, CA  90071

Collateral Agent and Mortgagee

Dated July       , 2011
Effective as of July 14, 2011

Discharge Amount:  $4,000,000,000.00 (or such lesser amount of principal as shall have been advanced), together
with Interest and Performance
of Mortgage Covenants

i

ii

PREFERRED SHIP MORTGAGE

THIS PREFERRED SHIP MORTGAGE dated July       , 2011, but effective as of July 14, 2011 is granted by:

a corporation organized and existing under and by virtue of the laws of the State of Louisiana (the “Mortgagor”) in favor of:

WELLS FARGO BANK, NATIONAL ASSOCIATION, Collateral Agent

333 S. Grand Ave., 12th Floor

Los Angeles, CA  90071

a national banking association (the “Mortgagee”) for the benefit of the Secured Parties.

W H E R E A S:

A.            The Mortgagor is the sole owner of the whole of the Vessel identified and described in the Granting Clause of this Preferred Ship Mortgage (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Mortgage”).

B.            Pursuant to that certain credit agreement, dated as of the Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of the indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement), among Penn National Gaming, Inc., a Pennsylvania corporation (“Borrower”); the Mortgagor and the other Subsidiary Guarantors party thereto from time to time; the Lenders from time to time party thereto; the L/C Lenders party thereto; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerz Markets LLC, RBS Securities Inc. and UBS Securities LLC (“UBSS”) as joint lead arrangers and joint bookrunners (in such capacities, together with their respective successors in such capacities, “Lead Arrangers”); Bank of America, N.A., Commerzbank AG, New York and Grand Cayman Branches, and UBSS as co-syndication agents (in such capacities, together with their respective successors in such capacities, “Co-Syndication Agents”); Wells Fargo Bank, National Association, as Swingline Lender (in such capacity, together with its successors in such capacity, “Swingline Lender”), as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”); The Royal Bank of Scotland PLC, as documentation agent (in such capacity, together with its successors in such capacity, “Documentation Agent”); and U.S. Bank National Association, as senior managing agent (in such capacity, together with its successors in such capacity, “Senior Managing Agent”), the Lenders have agreed to make to or for the account of the Borrower certain Loans and issue certain Letters of Credit.  Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

C.            The Borrower owns, directly or through its Subsidiaries, all of the issued and outstanding shares of the Mortgagor.

D.            The Mortgagor has, pursuant to Article VI of the Credit Agreement, among other things, fully and unconditionally guaranteed the obligations of Borrower under the Credit Agreement and the other Credit Documents.

E.             The Mortgagor will receive substantial benefits from the execution, delivery and performance of the obligations of Borrower under the Credit Agreement and the other Credit Documents and is, therefore, willing to enter into this Mortgage.

F.             The Mortgagee has been authorized and directed to accept delivery of this Mortgage pursuant to the Credit Agreement.

G.            It is a condition precedent to (i) the obligations of the Lenders to make Loans under the Credit Agreement, (ii) the obligations of the L/C Lender to issue Letters of Credit under the Credit Agreement and (iii) the performance of the obligations of the applicable Swap Providers under the Credit Swap Contracts that the Mortgagor execute and deliver the applicable Credit Documents, including this Mortgage.

H.            This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Secured Obligations.

GRANTING CLAUSE

In consideration of the premises and of the additional covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and for the purpose of securing as a first preferred mortgage lien on and security interest in favor of the Mortgagee for the benefit of the Secured Parties all obligations (whether or not constituting future advances, obligatory or otherwise) of Borrower and any and all of the other Credit Parties from time to time arising under or in respect of this Mortgage, the Credit Agreement, the Credit Swap Contracts and the other Credit Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Mortgage, the Credit Agreement, the Credit Swap Contracts and the other Credit Documents), in each case whether (i) such obligations are direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, and/or (iii) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Credit Party or any other person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding); provided, however, that with respect to any Subsidiary Guarantor, the term “Secured Obligations” shall be limited to the same extent that such Subsidiary Guarantor’s Guarantee is limited by Section 6.07 of the Credit Agreement (collectively, the “Secured Obligations”), THE MORTGAGOR HAS:  granted, conveyed, mortgaged, pledged, hypothecated, set over, transferred, assigned and confirmed AND THE MORTGAGOR DOES BY THESE PRESENTS grant, convey, mortgage, pledge, hypothecate, set over, transfer, assign and confirm UNTO AND IN FAVOR OF THE MORTGAGEE, for the benefit of the Secured Parties, the whole of the following named and described Vessel (the “Vessel”) to wit:

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NAME	OFFICIAL NO.	HOME PORT

[VESSEL NAME]	[OFFICIAL NUMBER]	[CITY, STATE]

TOGETHER WITH all of its boilers, engines, machinery, masts, spars, boats, cables, motors, tools, anchors, chains, booms, cranes, rip, pumps, pipe, tanks, tackle, apparel, furniture, fixtures, rigging, supplies, fittings and gaming machinery, equipment and accessories relating to the gaming operations, including but not limited to communication systems, visual and electronic surveillance systems and transportation systems, tools, utensils, food and beverage, liquor, uniforms, linens, housekeeping and maintenance supplies, fuel, all gaming equipment and devices, gaming and financial equipment, computer equipment calculators, adding machines, video game and slot machines, and any other electronic equipment of every nature used in connection with the operation of the Vessel, all machinery, equipment, engines, appliances and fixtures for generating or distributing air, water, heat, electricity, light, fuel or refrigeration, or for ventilating or sanitary purposes, or for the exclusion of vermin or insects, or for the removal of dust, refuse or garbage, all wall-beds, wall safes, built-in furniture and installations, shelving, lockers, partitions, doorstops, vaults, elevators, dumb-waiters, awnings, window shades, venetian blinds, light fixtures, fire hoses and brackets and boxes for the same, fire sprinklers, alarm, surveillance and security systems, computers, drapes, drapery rods and brackets, mirrors, mantels, screens, linoleum, carpets and carpeting, plumbing, bathtubs, sinks, basins, pipes, faucets, water closets, laundry equipment, washers, dryers, ice-boxes and heating units, all kitchen and restaurant equipment, including but not limited to silverware, dishes, menus, cooking utensils, stoves, refrigerators, ovens, ranges, dishwashers, disposals, water heaters, incinerators, furniture, fixtures and furnishings, all cocktail lounge supplies, including but not limited to bars, glassware, bottles and tables used in connection with the Vessel, all chaise lounges, hot tubs, swimming pool heaters and equipment, and all other recreational equipment (computerized and otherwise), beauty and barber equipment, and maintenance supplies used in connection with the Vessel, all specifically designed installations and furnishings, and all furniture, furnishings and personal property of every nature whatsoever now or hereafter owned or leased by the Mortgagor or in which the Mortgagor has any rights or interest and located in or on, or attached to, or used or intended to be used or which are now or may hereafter be appropriated for use on or in connection with the operation of the Vessel, or in connection with any construction being conducted or which may be conducted thereon, and all extensions, additions, accessions, improvements, betterments, renewals, substitutions, and replacements to any of the foregoing, all of which (to the fullest extent permitted by law) shall be conclusively deemed appurtenances to the Vessel, and all other appurtenances to the Vessel appertaining or belonging, whether now owned or hereafter acquired, whether on board or not, and all additions, improvements and replacements hereafter made in or to the Vessel.  The Mortgagor acknowledges that significant structures, improvements, additions, equipment and other appurtenances may be added to the Vessel after the execution of this Mortgage, and the Mortgagor specifically affirms and agrees that all such structures, improvements, additions, equipment and other appurtenances to the Vessel shall be subject to this Mortgage.

TO HAVE AND HOLD the same unto the Mortgagee, its successors and assigns, forever upon the terms herein set forth to secure the performance and observance of and compliance with the covenants, terms and conditions in the Credit Documents and the Secured Obligations secured hereunder.

AND NOW, THE MORTGAGOR HEREBY FURTHER AGREES, COVENANTS AND DECLARES that the Vessel is to be held subject to the following covenants, conditions, provisions, terms and uses:

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ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

For all purposes of this Mortgage, unless the context otherwise requires:

SECTION 1.01.  Definition of Terms

(a)           “Act” shall mean Chapter 313 of Title 46 United States Code.

(b)           “Office of the Documentation Officer” shall mean the Office of the Documentation Officer of the United States Coast Guard at the National Vessel Documentation Center in Falling Waters, West Virginia.

SECTION 1.02.  Rules of Construction.  The rules of construction set forth in Section 1.05 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II

GENERAL MORTGAGE PROVISIONS

SECTION 2.01.  General.  For purposes of this Mortgage and in order to comply with Section 31321(b) (3) of the Act, the Mortgagor hereby declares that the indebtedness which is now or may in the future be owed in respect of the Secured Obligations secured hereby is an amount up to the sum of $4,000,000,000.00, the maximum amount that may be outstanding at any one time, together with interest and performance of the covenants of this Mortgage and the other Credit Documents.  The discharge amount is the same as the total amount, together with interest and performance of the covenants of this Mortgage, the Credit Agreement, the Guarantee, the Credit Swap Contracts and the other Credit Documents.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF MORTGAGOR

SECTION 3.01.  Status of Mortgagor.  The Mortgagor is, as of the date hereof, a                              organized and existing under and by virtue of the laws of the State of                              and is and will remain a citizen of the United States of America within the meaning of Title 46, Section 50501 of the United States Code, entitled to own the Vessel and to operate the Vessel in the trade in which it is engaged under the laws of the United States of America.

SECTION 3.02.  Outstanding Liens.  The Mortgagor (i) lawfully owns and is lawfully possessed of the Vessel free and clear of all Liens except for Permitted Liens and (ii) will and does hereby warrant and defend the title and possession thereto and to every part thereof for the benefit of Mortgagee against the claims and demands of all persons whomsoever, except for (x) Permitted Vessel Liens and (y) Permitted Collateral Liens (the Liens described in clauses (x) and (y), collectively, “Permitted Ship Mortgage Liens”).

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SECTION 3.03.  Compliance With Law.  The Mortgagor will comply with and satisfy all applicable formalities and provisions of the laws and regulations of the United States of America in order to perfect, establish and maintain this Mortgage, any supplement or amendment thereto, and any assignment thereof by the Mortgagee as a mortgage for the benefit of the Mortgagee upon the Vessel and upon all additions, improvements and replacements made in or to the same subject only to the Permitted Ship Mortgage Liens.  The Mortgagor shall furnish to the Mortgagee, from time to time, such proofs as the Mortgagee may reasonably request with respect to the Mortgagor’s compliance with the foregoing covenant.  The Mortgagor shall promptly pay and discharge all United States Coast Guard fees and expenses in connection with the recordation of this Mortgage, any supplement or amendment thereto and any assignment thereof by the Mortgagee.  In the event that the Credit Agreement, the Guarantee, the Credit Swap Contracts or any of the other Credit Documents secured hereby, or any provisions hereof or thereof, shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any court, the Mortgagor will execute such other and further assurances and documents as may be required by the Mortgagee to more effectually subject the Vessel to the lien of this Mortgage to secure the payment and the performance of the Secured Obligations.  In addition, the Mortgagor will furnish to the Mortgagee such additional information as the Mortgagee may reasonably require in connection with the foregoing.  The Vessel shall, and the Mortgagor covenants that it will, at all times comply with all applicable laws, treaties and covenants and rules and regulations issued thereunder except such violations which would not have a Material Adverse Effect.

SECTION 3.04.  Operation of Vessel.  The Mortgagor will not cause or permit the Vessel to be operated in any manner contrary to law and the Mortgagor will not engage in any unlawful trade or violate any law or expose the Vessel to penalty or forfeiture, and will not do, or suffer or permit to be done, anything which can or may injuriously affect the documentation, endorsement or flag of the Vessel under the laws and regulations of the United States of America, except to the extent failure to comply with the foregoing would not result in a Material Adverse Effect.  Mortgagor will never operate the Vessel outside the navigation limits of the insurance carried pursuant to Section 3.12 of Article III of this Mortgage.

SECTION 3.05.  [INTENTIONALLY OMITTED].

SECTION 3.06.  Notice of Mortgage.  To the extent required under applicable Requirements of Law, the Mortgagor will place, and at all times will retain, properly certified copies of this Mortgage and a notice of this Mortgage with the certificate of documentation on board the Vessel.

SECTION 3.07.  Release From Arrest.  If a material complaint be filed against the Vessel, or if the Vessel is otherwise attached, arrested, levied upon or taken into custody by virtue of any legal proceeding in any court, the Mortgagor will promptly notify the Mortgagee thereof in the manner set forth in the Credit Agreement.

SECTION 3.08.  [INTENTIONALLY OMITTED].

SECTION 3.09.  [INTENTIONALLY OMITTED].

SECTION 3.10.  Documentation of Vessel.  Except as permitted pursuant to the Credit Agreement, the Mortgagor will keep the Vessel duly documented as a Vessel of the United States of America, under the flag of the United States of America, entitled to engage in the operations conducted by the Mortgagor and eligible for the trade in which the Vessel is operating.

SECTION 3.11.  Sale, Charter or Mortgage of Vessel.  Except as permitted pursuant to the Credit Agreement, the Mortgagor will not mortgage, transfer, or demise charter the Vessel; and any

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such mortgage, transfer, or demise charter shall not be construed to be a waiver of this provision in respect of any subsequent proposed mortgage, transfer, or demise charter.  Any such mortgage, transfer, or demise charter of the Vessel shall be subject to the provisions of this Mortgage and the lien it creates, unless released therefrom by the Mortgagee in accordance with the provisions of the Credit Agreement.

SECTION 3.12.  Insurance.  The Mortgagor shall at its own expense keep the Vessel insured in accordance with the terms of Section 9.02 of the Credit Agreement.  If the Mortgagor shall at any time fail to comply with the foregoing, the Mortgagee may, but shall not be obligated to, procure such insurance and pay any unpaid premiums.  The reasonable costs and expenses of said procurement and payment, together with interest at the rate of 2% per annum from the date of such expenditure, shall become an additional indebtedness due from the Mortgagor to the Mortgagee and part of the Secured Obligations secured by this Mortgage and which shall be paid by the Mortgagor on demand (accompanied by reasonable back-up documentation therefor).

SECTION 3.13.  Requisition of Title to Vessel.  In the event that the title or ownership of the Vessel shall be requisitioned, purchased or taken by the United States of America or any government of any state of the United States or any other country or any department, agency or representative thereof, pursuant to any present or future law, proclamation, decree, order or otherwise, the lien of this Mortgage shall be deemed to attach to the claim for compensation, and the compensation, purchase price, reimbursement or award for such requisition, purchase or other taking of such title or ownership shall be applied as set forth in the Credit Agreement.

SECTION 3.14.  Requisition of Vessel but not Title.  In the event that the United States of America or any government of any other country or any department, agency or representative thereof shall not take the title or ownership of the Vessel but shall requisition, charter, or in any manner take over the use of the Vessel pursuant to any present or future law, proclamation, decree, order or otherwise, and in the event an Event of Default has occurred and is continuing, upon demand by the Mortgagee, all charter hire and compensation resulting therefrom shall be payable to the Mortgagee, and if, as a result of such requisitioning, chartering or taking of the use of the Vessel such government, department, agency or representative thereof shall pay or become liable to pay any sum by reason of the loss of or injury to or depreciation of the Vessel, any such sum is hereby made payable to the Mortgagee, who shall be entitled to receive the same and shall apply it to the extent provided in the Credit Agreement or the other Credit Documents.  In the event of any such requisitioning, chartering or taking of the use of the Vessel, and if an Event of Default has occurred and is continuing, upon demand by the Mortgagee, the Mortgagor shall promptly execute and deliver to the Mortgagee such documents, if any, and shall promptly do and perform such acts, if any, as in the opinion of counsel for the Mortgagee may be necessary or useful to facilitate or expedite the collection by the Mortgagee or such claims arising out of the requisitioning, chartering or taking of the use of the Vessel in accordance with the applicable provisions of the Credit Agreement.

SECTION 3.15.  Execution of Additional Documents.  The Mortgagor agrees to execute all additional documents, instruments, UCC financing statements and other agreements that the Mortgagee may reasonably deem necessary and appropriate, within its sole discretion, in form and substance reasonably satisfactory to the Mortgagee, to keep this Mortgage in effect and to better reflect the true intent of this Mortgage.

SECTION 3.16.  Interest of Mortgagor.  The interest of the Mortgagor in the Vessel and the interest mortgaged by this Mortgage is that of one hundred percent (100%) absolute and sole ownership.

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ARTICLE IV

EVENTS OF DEFAULT AND REMEDIES

SECTION 4.01.

A.                                   Events of Default.  It shall be an Event of Default hereunder if there shall have occurred and be continuing an Event of Default under the Credit Agreement.

B.                                     Remedies.  Then, upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall have the right to:

(1)                                  To the extent permitted pursuant to the Credit Agreement, declare all the Secured Obligations to be due and payable immediately, and upon such declaration such principal, together with interest and other sums, shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which the Mortgagor waives to the greatest extent permitted by law) notwithstanding anything in this Mortgage or any other Credit Document or applicable law to the contrary;

(2)                                  Exercise all the rights and remedies in foreclosure, including but not limited to self-help remedies and otherwise given to the Mortgagee by the laws and regulations of the United States of America or of the country wherein the Vessel shall then be found or of any country wherein the Vessel may thereafter be found or of any other applicable jurisdiction;

(3)                                  Bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for any and all amounts due under the Credit Agreement, the Guarantee, the Credit Swap Contracts and the other Credit Documents and this Mortgage, or otherwise hereunder, and collect the same from the Mortgagor and/or out of any and all property of the Mortgagor whether covered by this Mortgage or otherwise;

(4)                                  Take the Vessel without legal process wherever the same may be; and the Mortgagor or other person in possession, forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessel and the Mortgagee may, without being responsible for loss or damage, hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to Subsection (5) of Section 4.01 next following, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessel, the Mortgagee shall have the right to dock the Vessel for a reasonable time at any dock, pier, or other premises of the Mortgagor or leased by the Mortgagor without charge, or to dock it at any other place at the cost and expense of the Mortgagor;

(5)                                  Without being responsible for loss or damage, sell the Vessel at any place and at such time as the Mortgagee may specify and in such manner as the Mortgagee may deem advisable free from any claim by the Mortgagor in admiralty, in equity, at law or by statute, after first giving notice of the time and place of sale with a general description of the Vessel in the following manner:

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(a)                                  By publishing such notice three (3) times a week for two consecutive weeks, with the publication commencing not more than twenty (20) days after seizure of the Vessel in daily newspapers of general circulation published in                     ,                           ;

(b)                                 If the place of sale should not be                     ,                   , then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

(c)                                  By mailing a similar notice to the Mortgagor on the day of first publication.

The Mortgagee may adjourn any such sale from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice or publication the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned.  Any such sale may be conducted without bringing the Vessel to be sold to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage.

(6)                                  The Mortgagor hereby consents to the appointment of a consent keeper or substitute custodian by the Mortgagee with the costs thereof to be a cost of the sale to be paid from the proceeds of the sale or by the Mortgagor.

SECTION 4.02.  Sale of Vessel by Mortgagee.  Any sale of the Vessel made in pursuance of Article IV of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Mortgagor therein and thereto, and shall bar the Mortgagor, its successors and assigns, and all persons claiming by, through or under them.  At any such sale, the Mortgagee or any other Lender may bid for and purchase the Vessel and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.  In case of any such sale, such Lender shall be entitled, for the purpose of making settlement or payment for the property purchased, to use and apply the Secured Obligations or any portion thereof in order that there may be credited against the amount remaining due and unpaid thereon the sums payable to the Lenders out of the net proceeds of such sale after allowing for the reasonable costs and expense of sale and other charges; and thereupon the Lenders shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited upon the Secured Obligations.  No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale or as to the application of the proceeds thereof.

SECTION 4.03.  Mortgagee to Sign for Mortgagor.  For purposes of any sale of the Vessel made by the Mortgagee in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, the Mortgagee is hereby appointed attorney-in-fact of the Mortgagor to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and in behalf of the Mortgagor, a good conveyance of the title to the Vessel so sold.  In the event of any sale of the Vessel under any power contained in Article IV hereof, the Mortgagor will, if and when required by the Mortgagee, execute such form of conveyance of the Vessel as the Mortgagee may reasonably direct or approve.

SECTION 4.04.  Mortgagee to Collect, Hire, etc.  The Mortgagee is hereby appointed attorney-in-fact of the Mortgagor upon the happening of and during the continuance of any Event of Default, in the name of the Mortgagor, (a) to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all earnings, tolls, rents, issues, revenues, income and profits of the Vessel and

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all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, and all other sums, due or to become due at the time of the happening of and during the continuance of any Event of Default in respect of any Vessel, or in respect of any insurance thereof from any person whomsoever, (b) to make, give and execute in the name of the Mortgagor acquittances, receipts, releases, or other discharges for the same, whether under seal or otherwise, and (c) to endorse and accept in the name of the Mortgagor all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing.  All amounts so received shall first be applied to operating expenses and then in the manner set forth in Section 11.02 of the Credit Agreement.

SECTION 4.05.  Mortgagee’s Right to Possession.  Whenever any right to enter and take possession of the Vessel accrues to the Mortgagee, it may require the Mortgagor to deliver, and the Mortgagor shall on demand, at its own cost and expense, deliver the Vessel to the Mortgagee as demanded.  If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and the earnings, tolls, rents, issues, revenues, income and profits due or to become due and arising from the operation thereof.

SECTION 4.06.  Appearance by Mortgagee on Behalf of Mortgagor.  Upon the occurrence and during the continuance of an Event of Default, the Mortgagor authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Mortgagor, its successors and assigns, in any court where a suit is pending against the Vessel because of or on account of any alleged lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the discharge of such lien, in the event that the Mortgagor shall not be taking proceedings reasonably satisfactory to the Mortgagee, and in such case all expenditures made or incurred by the Mortgagee or its appointees for the purpose of such defense or discharge shall be a debt due from the Mortgagor, its successors and assigns, to the Mortgagee, and shall be secured by the liens of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

SECTION 4.07.  [INTENTIONALLY OMITTED].

SECTION 4.08.  Right of Mortgagee.  Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power to remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy.  No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any default as above defined shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be any acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account after any Event of Default or of any payment on account of any past Event of Default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.

SECTION 4.09.  Cure of Defaults.  If at any time upon the occurrence and during the continuance of an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to any foreclosure proceedings, Events of Default may be cured and any acceleration of maturity of the Secured Obligations may be rescinded, but in such case the Mortgagor shall upon demand promptly pay to the Mortgagee all expenses, costs and attorneys’ fees incurred by the Mortgagee in connection with the enforcement of the Mortgagee’s rights and remedies under this Mortgage.

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SECTION 4.10.  Restoration of Position.  In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

SECTION 4.11.  Proceeds of Sale.  The proceeds of any sale of the Vessel received by the Mortgagee under this Article IV and the net earnings from the hire or from any operation or use of the Vessel by the Mortgagee under any of the powers herein specified and any and all other money received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder, the application of which has not elsewhere herein been specifically provided, shall be applied in accordance with the provisions of Section 11.02 of the Credit Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.01.  Addresses.  Any notice to be given under this Mortgage shall be given in the manner required by the Credit Agreement, addressed as follows:

(a)                                  To Mortgagor:

c/o Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: Chief Financial Officer
Telecopy: (610) 373-4966

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: David C. Reamer, Esq.
Telecopy: (213) 687-5600

(b)                                 To Mortgagee:

WELLS FARGO BANK, NATIONAL ASSOCIATION, Collateral Agent
333 S. Grand Avenue, 12th Floor
Los Angeles, CA  90071
Attention:  Donald Shubert

Telephone:  213-253-7309

Email:  Donald.Shubert@Wellsfargo.com

SECTION 5.02.  [INTENTIONALLY OMITTED].

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SECTION 5.03.  Survivorship of Covenants.  All the covenants, promises, stipulations and agreements of the Mortgagor in the Secured Obligations secured hereby and contained herein shall bind the Mortgagor and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns.

SECTION 5.04.  Amendments.  This Mortgage may not be modified, supplemented or amended in any respect, or any waiver given in regard to any of the provisions hereof, in any case which might affect the rights of Mortgagee hereunder, except in accordance with the provisions of the Credit Agreement.

SECTION 5.05.  Termination; Release.  When all the Secured Obligations (other than contingent indemnification obligations which are not yet due and payable and Secured Obligations constituting Credit Swap Contracts and obligations pursuant to Cash Management Agreements) have been paid in full and the Commitments of the Lenders to make any Loan have expired or terminated, the commitment of any L/C Lender to issue any Letter of Credit under the Credit Agreement shall have expired or terminated and all Letters of Credit have been terminated or cash collateralized or a replacement letter of credit (other than a Letter of Credit issued under the Credit Agreement) has been provided to the applicable L/C Lender(s) to the reasonable satisfaction of the applicable L/C Lender(s), in each case, in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate.  Upon termination hereof or any release of the Vessel in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of the Vessel.

SECTION 5.06.  Incorporation into Mortgage.  The Whereas Clauses and the Granting Clause of this Mortgage are incorporated in and are made a part of this Mortgage.

SECTION 5.07.  Governing Law.  This Mortgage shall be governed by and construed according to the provisions of the Act, and where silent, by the General Maritime Law of the United States, except to the extent that the perfection of the security interest granted hereunder or the remedies hereunder, in respect of any particular property, are governed by the laws of another jurisdiction other than the Act and the General Maritime Law of the United States.

SECTION 5.08.  Repairs to Vessel and Sale of Equipment.  Except to the extent prohibited by the Credit Agreement, the Mortgagor (a) shall be suffered and permitted to retain actual possession and use of the Vessel; (b) may at any time alter, repair, change or re-equip the Vessel and (c) shall have the right, from time to time in its discretion and without obtaining a release thereof by the Mortgagee, to dispose of, free from the liens hereof, equipment or other appurtenances, including any gaming machinery, any equipment and accessories relating to the gaming operations of the Vessel that may become worn out or obsolete or otherwise are no longer useful, necessary, profitable or advantageous in the operation of the Vessel.

SECTION 5.09.  Application of Gaming Laws.  Notwithstanding anything to the contrary contained herein, the terms and provisions of this Mortgage, including, but not limited to all rights and remedies of the Mortgagee and the other Secured Parties and powers of attorney and appointment, are expressly subject to all Gaming Laws, which may include, but not be limited to, the necessity for the Mortgagee and the other Secured Parties to obtain the prior approval of the applicable Gaming Authorities before taking any action hereunder and to be licensed by such Gaming Authorities before exercising any rights and remedies hereunder.

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[Signature page follows.]

12

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage on the day and year first above written.

MORTGAGOR:

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF
ss:
COUNTY OF

On the            day of                             , 2011, before me personally came                                      to me known, who, being by me duly sworn, did depose and say that his address is c/o Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, that he is the [                              ]of                                                         , the [                      ] described in and on whose behalf he executed the above instrument; and that he acknowledged and executed the instrument by order of the [Board of Directors] of said                         , as its own free act and deed, after being duly so authorized.

NOTARY PUBLIC

My Commission expires:

EXHIBIT K

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	](5)

(5)                If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[1][3].	Credit Agreement:

Credit Agreement, dated as of July 14, 2011, among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.

[2.	Assigned Interest:(6)

Assignor	Assignee	Tranche Assigned(7)	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/ Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

(6)                Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

(7)                For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

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[4.                                   Assigned Interest: (8)

Tranche Assigned	Aggregate Amount of Commitment/ Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Insert Relevant Tranche]	$	$
[Insert Relevant Tranche]	$	$

Effective Date                               , 20      .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

(8)                Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

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Reference:	Reference:

4

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE](9)

By:
Name:
Title:

(9)                Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

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[Consented to and](10) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[PENN NATIONAL GAMING, INC.] (11)

By:
Name:
Title:

(10)          Insert only if assignment is being made to an Eligible Assignee pursuant to Section 13.05(b) of the Credit Agreement.

(11)          Insert only if required under Section 13.05(b) of the Credit Agreement.

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ANNEX I

PENN NATIONAL GAMING, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                       Representations and Warranties.

1.1.                              Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or affiliates or any other person of any of their respective obligations under any Credit Document.

1.2.                              Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or any Affiliate of [the] [an] Assignor which is at least 50% owned by [the] [an] Assignor or its parent company, (C) a fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) or (D) an Eligible Assignee under Section 13.05(b) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent

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financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision, (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (vi) it is not a “Competitor” as defined in Section 1.01 of the Credit Agreement and (vii) such assignment does not result in such Lender holding, collectively with its Affiliates, Loans and Commitments having an aggregate principal amount of $100 million, or greater; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents, the Documentation Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents, the Documentation Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                       Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.                                       Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.

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THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*                                         *                                         *

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EXHIBIT L

FORM OF LETTER OF CREDIT REQUEST

Wells Fargo Bank, National Association,	Date:

as Administrative Agent

333 S Grand Ave, 12th Floor
Los Angeles, CA 90071

Attention:  [                    ]

                                     , as L/C Lender(12)

[Address]

Attention:

Ladies and Gentlemen:

The undersigned, Penn National Gaming, Inc., a Pennsylvania corporation (the “Borrower”), refers to the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.  For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Credit Agreement.

The undersigned hereby requests that                                         (13), as L/C Lender, issue a [standby] [commercial] Letter of Credit at the request of the Borrower for the

(12)                            Insert name of L/C Lender.

(13)                            Insert name of L/C Lender.

account of                     (14) on                        , 20      (15) (the “Date of Issuance”) in the aggregate Stated Amount of               (16).  The requested Letter of Credit shall be denominated in [Dollars] [the Alternate Currency].

The beneficiary of the requested Letter of Credit will be                         (17) and the Letter of Credit will have a stated expiration date of                           (18).  The Letter of Credit will support                                     (19).

The undersigned hereby certifies on behalf of the Borrower and not in his individual capacity that the following statements are true and correct on the date hereof, and will be true and correct on the Date of Issuance:

(f)                                    Each of the representations and warranties made by each Credit Party contained in the Credit Agreement or otherwise made in any other Credit Documents to which it is a party, is true and correct in all material respects, with the same force and effect as if made on and as of such date and such Date of Issuance (except insofar as any such representation or warranty which by its terms is made as of an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date); and

(g)                                 no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

Copies of all documentation which Administrative Agent and/or L/C Lender has reasonably requested with respect to the supported transaction are attached hereto.

(14)                            Insert name of Credit Party the Letter of Credit is being issued on behalf of.

(15)                            Insert proposed issuance date (date must not be beyond the five Business Days prior to the R/C Maturity Date).

(16)                            Insert Stated Amount of Letter of Credit.

(17)                           Insert name and address of beneficiary.

(18)                            Insert the last date upon which drafts may be presented which may not be later than the dates referred to in Section 2.03(a)(v) of the Credit Agreement.

(19)                            Insert brief description of obligations to be supported by the Letter of Credit.

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PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[ ] (20)

By:
Name:
Title:

(20)                            Insert name of Credit Party if different than Borrower.

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EXHIBIT M

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [               ], [     ], made by [                 ], (the “Additional Credit Party”), in favor of Wells Fargo Bank, National Association, as administrative agent (in such capacity, “Administrative Agent”) for the several banks and other financial institutions (“Lenders”) from time to time parties to the Credit Agreement, dated as of July 14, 2011 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms not defined herein have the meanings given to them in the Credit Agreement), among Penn National Gaming, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, the L/C Lenders party thereto, Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.

W I T N E S S E T H :

WHEREAS, the parties to this Joinder Agreement wish to add the Additional Credit Party as a Credit Party under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises herein contained, the parties hereto hereby agree as follows:

1.                                       The undersigned Additional Credit Party hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and acknowledges and agrees to:

(a)                                  join the Credit Agreement as a Subsidiary Guarantor, as indicated with its signature below;

(b)                                 be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Guarantor in the Credit Agreement; and

(c)                                  perform all obligations and duties required of it by the Credit Agreement as a Subsidiary Guarantor.

2.                                       The undersigned hereby represents and warrants that the representations and warranties with respect to it contained in Article VIII of the Credit Agreement and in each of the other Credit Documents to which such signatory is a party, by virtue of this Joinder Agreement or otherwise, are true and correct in all material respects on the date hereof as if made on and as of the date hereof.

3.                                       The address and jurisdiction of [organization] [incorporation] of the Additional Credit Party is set forth below its name on the signature pages hereto.

4.                                       This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

5.                                       THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

Dated: [ ]

[ ],
as Subsidiary Guarantor

By:
Name:
Title:

Address:

Jurisdiction of [Organization] [Incorporation]:

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ACKNOWLEDGED AND AGREED TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

4

EXHIBIT N

LESSOR CONSENT, WAIVIER AND ESTOPPEL CERTIFICATE

by:

[                                            ], as Lessor

for the benefit of

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

for the Secured Parties (as defined below)

                     , 2011

This instrument affects real and personal property situated, lying and being in the City of                         County of                 , State of [                    ], known as follows:

See Exhibit A to this Lessor Consent, Waiver and Estoppel Certificate.

[RECORD AND RETURN TO:

Cahill Gordon & Reindel
80 Pine Street
New York, New York 10005
Attn: Athy A. Mobilia, Esq.(21)

(21)                            TO BE RECORDED IF UNDERLYING LEASE IS OF RECORD.

EXHIBIT O

FORM OF PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

July 14, 2011

Reference is made to that Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc., a Pennsylvania corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L.C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerz Markets LLC, RBS Securities Inc. and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N/A., Commerzbank AG, New York and Grand Cayman Branches, and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Administrative Agent, as Collateral Agent (in such capacity, the “Collateral Agent”) and as Swingline Lender, and The Royal Bank of Scotland PLC, as Documentation Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used in this Perfection Certificate, “Company” shall mean each of the following:  Borrower and each Restricted Subsidiary of Borrower that is a Credit Party or is otherwise required as of the date hereof to become a Credit Party pursuant to the terms of the Credit Agreement.  In this Perfection Certificate, unless the context clearly requires otherwise, any reference in this Perfection Certificate to a Schedule is to a Schedule to this Perfection Certificate and constituting a part of this Perfection Certificate.

Each of the undersigned, a Responsible Officer (as defined in the Security Agreement) of each Company, as applicable, hereby certifies, represents and warrants to the Collateral Agent and each other Secured Party on behalf of such Company as follows, in each case as of the date hereof:

1.                                      Names.

(a)                                  Schedule 1(a) sets forth (i) the exact legal name of each Company as such name appears in its Organizational Document, (ii) the type of organization of each Company, (iii) the jurisdiction of organization of each Company and (iv) the organizational identification number, if any, issued with respect to each Company.

(b)                                 Schedule 1(b) sets forth a list of all other names (including, without limitation, other corporate or organizational names or trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger (other than any merger with a Person that was a Credit Party prior to the consummation of such merger), consolidation (other than any consolidation with a Person that was a Credit Party prior to the consummation of such consolidation), acquisition (other than (i) any acquisition from another Credit Party and (ii) any acquisition involving amounts that are not material to the Companies taken as a whole), change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

(c)                                  Except as set forth in Schedule 1(b), no Company has changed its identity, organizational (i.e., corporate, partnership, or limited liability company) structure or jurisdiction of organization in any way during the past five years, including mergers (other than any merger with a Person that was a Credit Party prior to the consummation of such merger), consolidations (other than any consolidation with a Person that was a Credit Party prior to the consummation of such consolidation) and acquisitions (other than (i) any acquisition from a Person that was a Credit Party prior to the consummation of such acquisition and (ii) any acquisition involving amounts that are not material to the Companies taken as a whole), as well as any change in the form or nature of organization.  If any such change has occurred, include in Schedule 1(b) a brief statement of such change and the name of each acquiree or constituent party to such merger, consolidation or acquisition at the time of consummation of such merger, consolidation or acquisition.

2.                                      Current Locations.

Schedule 2 sets forth the following:

(i)                                     the chief executive office of each Company;

(ii)                                  all locations where each Company maintains any books, records or documents relating to any of the Collateral; and

(iii)                               all the other places of business of each Company.

3.                                      Prior Locations.

(a)                                  Schedule 3(a) sets forth all the information required by Section 2(i), 2(ii) or 2(iii) above with respect to each location or place of business previously maintained by each Company at any time during the past five years not previously identified in Section 2(i), 2(ii) and 2(iii) with respect to such Company.

(b)                                 Schedule 3(b) sets forth all the information required by Section 2(iv) or 2(v) above with respect to each other location at which, or other Person with which, any of the Collateral consisting of inventory or equipment with a value in excess of $50,000,000 has been previously held at any time during the past five years.

4.                                      [Reserved]

5.                                      Stock Ownership and Other Equity Interests.

Schedule 5 sets forth a true and correct list of the following:

(i)                                       all the issued and outstanding Equity Interests owned by each Company in any Issuer (as defined in the Security Agreement) (other than directors’ qualifying shares) (collectively, the “Owned Equity Interests”);

(ii)                                    the name of each Issuer;

(iii)                                 the type of each such Owned Equity Interests (e.g., corporation, partnership (general, limited or limited liability), limited liability company or other entity);

(iv)                                the number of each certificate(s), if any, representing or evidencing each such Owned Equity Interests;

(v)                                   the par values (if any) of each such Owned Equity Interests;

(vi)                                the number and class (if any) of each such Owned Equity Interests; and

(vii)                             the total ownership percentage in such Issuer such Owned Equity Interests represent.

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6.                                      Real Property Locations.

(a)                                  Schedule 6 sets forth, with respect to each material Real Property owned by each Company, (i) the exact name of the Person that owns such Real Property, (ii) if different from the name identified pursuant to clause (i) above, in the case of any Mortgaged Real Property, the exact name of the current record owner of such Mortgaged Real Property reflected in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, (iii) in the case of any Mortgaged Real Property, the filing, registration or recording office in which a Mortgage with respect to such Mortgaged Real Property must be filed, registered or recorded in order for the Collateral Agent to obtain a perfected security interest therein, and (iv) the address (or, if there is not an address, a description of the location) of such Mortgaged Real Property.

(b)                                 Schedule 6 sets forth, with respect to each Mortgaged Real Property leased by each Company, (i) the exact name of the Person that is the lessee under the lease for such Mortgaged Real Property, (ii) if a memorandum of said lease is of record in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, if different from the name identified pursuant to clause (i) above, the exact name of the current lessee of record of such Mortgaged Real Property reflected in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, (iii) the filing, registration or recording office in which a Mortgage with respect to the lessee’s interest in such Mortgaged Real Property must be filed, registered or recorded in order for the Collateral Agent to obtain a perfected security interest therein, and (iv) the address (or, if there is not an address, a description of the location) of such Mortgaged Real Property.

(c)                                  Except as described on Schedule 6, no Company has entered into any leases, subleases or other occupancy arrangements as owner, lessor, sublessor or grantor with respect to any of the Mortgaged Real Property described on Schedule 6.

7.                                      Instruments, Chattel Paper, Etc.

Schedule 7 sets forth a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business), transferable records, Electronic Chattel Paper, Tangible Chattel Paper, and Intercompany Notes held by each Company evidencing an amount in excess of $10.0 million individually.

8.                                      Commercial Tort Claims.

Schedule 8 sets forth a true and correct list of each commercial tort claim held by each Company, including a brief description thereof.

9.                                      Intellectual Property.

(a)                                  Schedule 9(a) sets forth all of each Company’s issued and applied for Patents (as defined in the Security Agreement) and material Patent Licenses (as defined in the Security Agreement), including the name of the registered owner, the registration number and the issue date of such Patent owned by such Company.

(b)                                 Schedule 9(b) sets forth all of each Company’s registered and applied for Trademarks (as defined in the Security Agreement) and material Trademark Licenses (as defined in the Security Agreement), including the name of the registered owner, the

3

registration number and the registration date of such Trademark owned by such Company.

(c)                                  Schedule 9(c) sets forth all of each Company’s registered Copyrights (as defined in the Security Agreement) and material Copyright Licenses (as defined in the Security Agreement) (excluding licenses for commercially available software), including the name of the registered owner, the registration number and the registration date of such Copyright or Copyright license owned by such Company.

10.                               Concentration Accounts.

Schedule 10 sets forth a true and correct list of each Concentration Account, including the name of each institution where each such account is held, the name of such account, the account number of such account and the name of each Person that holds such account.

11.                               Vessels.

Schedule 11 sets forth, with respect to each vessel, barge or riverboat owned, used or occupied by each Company, (i) the owner of such vessel, barge or riverboat, (ii) the name of such vessel, barge or riverboat, (iii) the official number (if any) of such vessel, barge or riverboat, (iv) the location where such vessel, barge or riverboat is docked or stored and (v) in the case of any Mortgaged Vessel, the filing, registration or recording office in which a Ship Mortgage with respect to such vessel, barge or riverboat must be filed, registered or recorded in order for the Collateral Agent to obtain a perfected security interest therein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has signed this Perfection Certificate as of the date first written above.

Penn National Gaming, Inc.

By:
Name:	Robert S. Ippolito
Title:	Vice President, Secretary & Treasurer

[Signature page to Perfection Certificate]

EXHIBIT P

FORM OF AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the Auction Procedures pursuant to and in accordance with the terms and conditions of Section 13.05(d) of the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.  It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”).  Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates may tender Return Bids and be a participating Lender on the same terms and conditions set forth in this Outline and the applicable Offer Document, and such participation may not be deemed a recommendation to any Lender to submit a Return Bid or to take part in this or any other offer.  Capitalized terms used but not defined in this Outline shall have the meanings assigned to them in the Credit Agreement.

1.                                      Summary.  Borrower may conduct one or more Auctions in order to purchase outstanding Term Loans, which Auctions shall be conducted pursuant to the procedures described herein.

No Auction may be commenced if any other Auction has been previously commenced and not yet completed, terminated or expired.  Two separate Auctions may not be commenced on the same day.

2.                                      Notice Procedures.  In connection with each Auction, Borrower will notify the Auction Manager (for distribution to all Lenders) prior to 1:00 p.m. New York time on the date on which Borrower proposes to commence such Auction of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall specify (i) the Tranche and maximum principal face amount of Term Loans Borrower is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 in the aggregate amount or an integral multiple of $500,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which Borrower would be willing to purchase such Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding five (5) Business Days upon notice by Borrower to the Auction Manager not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Auction shall be permitted.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Return Bids having been received.  In the event of a Failed Auction,

Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.

3.                                      Reply Procedures.  In connection with any Auction, each Lender holding Term Loans of the Tranche identified in the Auction Notice wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation (the “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) of Term Loans of such Tranche (the “Reply Price”) (which, for the avoidance of doubt, shall be the discount to par applicable to the outstanding principal amount of such Term Loans) within the Discount Range and (ii) the principal amount of Term Loans of such Tranche, in an amount not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Term Loans of such Tranche of the assigning Lender), that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that a Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of such Tranche held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, the Borrower Assignment Agreement in the form included in the Offer Document.  Borrower will not have any obligation to purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

4.                                      Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with Borrower, will calculate the lowest Reply Price (the “Applicable Threshold Price”) within the Discount Range received in the Auction that will allow Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which Borrower has received Return Bids within the Discount Range).  No Return Bid (or, if applicable, any component bid thereof) will be accepted which specifies a Reply Price outside of the applicable Discount Range.  Subject to Section 5 below, Borrower shall purchase Term Loans from each Lender whose Return Bid contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All principal amounts of Term Loans included in Return Bids received at a Reply Price that is equal to or lower than the Applicable Threshold Price will be purchased at the Applicable Threshold Price, subject to proration as described below.

5.                                      Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at or lower than the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at or lower than the Applicable Threshold Price would exceed the Auction Amount (or, for the avoidance of doubt, the remaining unutilized portion of the Borrower Maximum Permitted Auction Amount), then Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at or lower than the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the Auction Amount.  No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

6.                                      Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks or such other electronic workspace reasonably acceptable to Borrower) in accordance

2

with the Auction Manager’s standard dissemination practices promptly after the Return Bids were due.  The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date onto each applicable Borrower Assignment Agreement received in connection with a Qualifying Bid.  Upon request of the submitting Lender, the Auction Manager will promptly return any Borrower Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

7.                                      Additional Procedures.  Once initiated by an Auction Notice, Borrower may withdraw an Auction only in the event that, as of such time, no Return Bid has been received by the applicable Auction Manager.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by Borrower required by the terms and conditions of Section 13.05(d) of the Credit Agreement are not met.  The purchase price for each Borrower Loan Purchase shall be paid directly by Borrower, in each case directly to the respective assigning Lender on a settlement date as determined by the Auction Agent in consultation with Borrower (which shall be no later than five (5) Business Days after the date Return Bids are due).

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with Borrower, and their determination will be final and binding.  The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with Borrower, will be final and binding.

This Exhibit P shall not require Borrower to initiate any Auction.

3

ANNEX A TO EXHIBIT P

FORM OF AUCTION NOTICE

Date:  [                          ]

To:            Auction Manager under the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc., the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

Penn National Gaming, Inc. (the “Purchaser”), hereby gives notice to the Lenders that it desires to conduct the following Auction:

Auction Amount:  $[                          ] of Term [  ] Facility Loans (“Applicable Tranche Term Loans”)

Discount Range:  Not less than $[                ] nor greater than $[                ] per $1,000 principal amount of Applicable Tranche Term Loans.  Such discount is to the principal amount of outstanding Applicable Tranche Term Loans and excludes accrued but unpaid interest with respect thereto prior to the applicable settlement date.  Interest on such Applicable Tranche Term Loans accrued through the applicable settlement date shall be paid to the Lender that has assigned such Applicable Tranche Term Loans to Purchaser on the next Interest Payment Date.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures.  The Auction shall be consummated in accordance with the Auction Procedures with each Return Bid due by [      ] p.m. (New York time) on [          ].

Very truly yours,

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

ANNEX B TO EXHIBIT P

FORM OF RETURN BID

Date:  [                          ]

To:                              Auction Manager under the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Purchaser”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement or, if not defined therein, as defined in the Auction Notice to which this Return Bid relates.

Ladies and Gentlemen:

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid:(22)

	Reply Price (price per $1,000)	Reply Amount
Applicable Tranche Term Loans	US$	US$
Applicable Tranche Term Loans	US$	US$
Applicable Tranche Term Loans	US$	US$

The undersigned Lender acknowledges that interest on such Applicable Tranche Term Loans accrued through the applicable settlement date shall be paid to the Lender that has assigned such Applicable Tranche Term Loans to Purchaser on the next Interest Payment Date.

(22)                            Lender may submit up to three component bids but need not submit more than one.  The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Applicable Tranche Term Loans held by it.

The purchase price of any Applicable Tranche Term Loans that are assigned pursuant to a Borrower Assignment Agreement is requested to be disbursed to the undersigned Lender’s account as follows:

Bank:	[ ]

Account Name:	[ ]

Acct#:	[ ]

ABA#:	[ ]

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Borrower Assignment Agreement, to be held in escrow by the Auction Manager, obligates such Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

2

ANNEX C TO EXHIBIT P

FORM OF BORROWER ASSIGNMENT AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Borrower Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and PENN NATIONAL GAMING, INC. (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) or, if not defined therein, as defined in the Auction Notice to which this Assignment relates.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Borrower Assignment Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Applicable Tranche Term Loans (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	PENN NATIONAL GAMING, INC.

3.	Borrower:	PENN NATIONAL GAMING, INC.

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION

5.	Credit Agreement:

Credit Agreement, dated as of July 14, 2011, among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.

6.                                     Assignor’s Interest in respect of Applicable Tranche Term Loans under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Applicable Tranche Term Loans of Assignor
Applicable Tranche Term Loans	$

7.                                       Assigned Interest:

List below the Applicable Tranche Term Loans to be assigned by Assignor to Assignee subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Reply Price with respect to Applicable Tranche Term Loans being tendered to Assignee (price per $1,000 principal amount)(23)	Reply Amount (principal face amount of Applicable Tranche Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)(24)	Applicable Threshold Price with respect to Applicable Tranche Term Loans Assigned (price per $1,000 principal amount)(25)	Pro Rated Principal Face Amount of Applicable Tranche Term Loans Assigned(26)	Percentage Assigned of Applicable Tranche Term Loans (27)
$	$	$	$		%
$	$	$	$		%
$	$	$	$		%

Borrower Assignment Effective Date:                           , 20     [TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE BORROWER ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.                                     Notice Instructions:

(23)                          To be completed by Assignor.

(24)                          To be completed by Assignor.  The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Applicable Tranche Term Loans held by it.

(25)                          To be completed by the Auction Manager.

(26)                          To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.

(27)                          To be completed by the Auction Manager to at least 9 decimals as a percentage of the Applicable Tranche Term Loans of all Lenders thereunder.

2

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	PENN NATIONAL GAMING, INC.

Notices:	Notices:

Attention:
Attention:	Telecopier:
Telecopier:
with a copy to:
with a copy to:

Attention:
Attention:	Telecopier:
Telecopier:

9.                                       The Assignor acknowledges and agrees that (i) tenders of the Applicable Tranche Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) validly tendered Applicable Tranche Term Loans will be deemed to have been accepted by the Assignee to the extent such Applicable Tranche Term Loans are part of a Qualifying Bid upon notification by the Auction Manager to the Assignor that such Applicable Tranche Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction Procedures); and (iii) it does not have any withdrawal rights with respect to any tender of its Applicable Tranche Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Applicable Tranche Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Applicable Tranche Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature page follows]

3

The Assignor acknowledges and agrees that tenders of its Applicable Tranche Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Auction Manager

By:
Name:
Title:

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR BORROWER
ASSIGNMENT AND ACCEPTANCE

1.                                       Representations and Warranties.

1.1                                 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Borrower Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other  instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or any other person of any of their respective obligations under any Credit Document, (c) it has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents and (d) acknowledges that (i) Assignee currently may have, and later may come into possession of, information regarding the Applicable Tranche Term Loans or the Credit Parties that is not known to it and that may be material to a decision to enter into this Assignment (“Assignee Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignee Excluded Information, (iii) the Assignee shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against Assignee under applicable laws or otherwise, with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties set forth below in Section 1.2 of this Standard Terms and Conditions and (iv) the Assignee Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders.  The Assignor will, upon request, execute and deliver any additional documents deemed by the Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.

1.2                                 Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans assigned hereunder are automatically cancelled without further action by any person on the Borrower Assignment Effective Date, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement, and (iii) it has transmitted same day funds to the Assignor on the Borrower Assignment Effective Date; (b) acknowledges that Assignor (i) currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties that is not known to it and that may be material to a decision to enter into this Assignment (“Assignor Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Assignor Excluded Information and (iii) Assignor shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against such Assignor under applicable laws or otherwise, with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Assignor as set forth in Section 1.1 of this Standard Terms and Condition; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender until such time as the Loans assigned to it hereunder are automatically cancelled on the Borrower Assignment Effective Date.

1.3                                 No Violation of Laws.  Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.                                       Payments.  From and after the Borrower Assignment Effective Date, the Administrative Agent shall make all payments of interest in respect of the Assigned Interest (excluding payments of principal) to the Assignor for amounts which have accrued to but excluding the Borrower Assignment Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Borrower Assignment Effective Date.

3.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy (or email) shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

2

EXHIBIT Q

FORM OF BORROWER LETTER

Date:  [          ]

To:            Administrative Agent under the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement or, if not defined therein, as defined in the Auction Notice delivered in connection with the Borrower Loan Purchase referred to below.

Ladies and Gentlemen:

This letter is being delivered by the undersigned pursuant to Section 13.05(d)(iv) of the Credit Agreement in connection with the Borrower Loan Purchase to be made by the undersigned on       [      ][          ], 20[  ] and is provided for the benefit of the Administrative Agent, the Auction Manager and the Lenders assigning Term Loans to the Borrower in connection with such Borrower Loan Purchase.

In connection with the assignment pursuant to Section 13.05(d) of the Credit Agreement, the undersigned in its capacity as purchaser of the tendered Applicable Tranche Term Loans acknowledges as of the Borrower Assignment Effective Date that (i) the Borrower Loan Purchase and the assignment are in accordance with the terms of Section 13.05(d) of the Credit Agreement, (ii) the assigning Lenders party to the Borrower Assignment Agreements delivered in connection with the Borrower Loan Purchase referenced above currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties that is not known to Borrower and that may be material to a decision by Borrower to enter into the Borrower Assignment Agreements (“Excluded Information”), (iii) Borrower has independently and without reliance on the other party made its own analysis and determined to enter into such Borrower Assignment Agreements and to consummate the transactions contemplated thereby notwithstanding Borrower’s lack of knowledge of the Excluded Information and (iv) the other parties to such Borrower Assignment Agreements shall have no liability to Borrower with respect to the nondisclosure of such Excluded Information, and Borrower hereby waives and releases, to the extent permitted by law, any claims it may have against such assigning Lenders, under applicable laws or otherwise, with respect to the nondisclosure of such Excluded Information; provided that such Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of any such assigning Lender in the Standard Terms and Conditions set forth in such Borrower Assignment Agreements.  The undersigned in its capacity as purchaser of the tendered Applicable Tranche Term Loans further acknowledges that the Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders.  Borrower further acknowledges and agrees that Borrower shall not acquire any rights as a Lender under the Credit Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to the Credit Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assigning Lender in a Borrower Loan Purchase, including in the Standard Terms and Conditions set forth in any Borrower Assignment Agreement to which such assigning Lender is party.

The undersigned hereby consents to reliance on the representation and warranty set forth herein by each assigning Lender under a Borrower Loan Purchase pursuant to an assignment that is made in accordance with Section 13.05(d) of the Credit Agreement, on the condition and understanding that this representation and warranty speaks only as of the date referred to in this paragraph, and we hereby consent to the delivery of this letter to each such assigning Lender.

Very truly yours,

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

2

EXHIBIT R

FORM OF TERM LOAN EXTENSION AMENDMENT

This form is intended to summarize certain basic terms of a Term Loan Extension Amendment pursuant to and in accordance with the terms and conditions of Section 2.13 of the Credit Agreement.  The following provisions may be modified or deleted and additional provisions added as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.13 of the Credit Agreement.

TERM LOAN EXTENSION AMENDMENT, dated as of                           , 20[  ] (this “Agreement”), by and among the Lenders party hereto (each, an “Extending Lender” and, collectively, the “Extending Lenders”), PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent; capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request that all or a portion of the Term Loans of any Tranche be modified to constitute another Tranche of Term Loans in order to extend the final maturity date thereof, in each case, by, among other things, entering into one or more Extension Amendments with Lenders of the applicable Term Loans;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Extending Lender hereby agrees to modify the Term Loans set forth on Schedule A annexed hereto into Extended Term Loans, on the terms and subject to the conditions set forth below:(28)

(28)                            Insert items as applicable, with respect to the Extended Term Loans, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

1.                                     Term Loans Extended.  Upon the effectiveness hereof, Term [   ](29) Facility Loans of each Extending Lender, in the aggregate principal amount specified on Schedule A hereto, shall be modified into Term [         ](30) Facility Loans (the “Extended Term Loans”).  Except as set forth below or in the Credit Agreement, the Extended Term Loans shall have all of the same terms as the Term Loans from which they were modified.

2.                                     Maturity Date.  The Extended Term Loans shall mature on [          ], 20[  ].

3.                                     Interest Rates.  The Applicable Margin with respect to the Extended Term Loans shall be (A) [     ]% per annum, in the case of ABR Loans, and (B) [     ]% per annum, in the case of LIBOR Loans.(31)

4.                                     Amortization.  The amortization schedule set forth on Annex C-2 of the Credit Agreement is hereby replaced in its entirety with the amortization schedule set forth on Schedule B hereto, which reflects (i) the amortization schedule (including the principal amounts payable pursuant thereto) of the Extended Term Loans and (ii) ratable adjustments to the existing amortization schedule (including the principal amounts payable pursuant thereto) of the Term Loans of the Existing Term Loan Tranche to reflect the amount of the Extended Term Loans (it being understood, for the avoidance of doubt, that such adjustments shall not reduce the amount of any previously scheduled amortization payment payable to any Lender with respect to Term Loans of the Existing Term Loan Tranche which are not extended pursuant hereto).  In any event, the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche.

[5.                                 Financial Covenants.  The covenants set forth in Section 10.08 are hereby modified as set forth on Schedule C hereto; provided that such modifications shall become effective only after the Final Maturity Date in effect immediately prior to giving effect to this Agreement](32)

[6.                                 Other Fees.  The Borrower agrees to pay each Extending Lender a fee equal to [   ]% of the aggregate principal amount of such Lender’s Term Loans being extended hereby on [                        , 20[    ]].](33)

7.                                     Credit Agreement.  The Credit Agreement shall be deemed amended to reflect (x) the terms set forth in Sections 1 through [5] of this Agreement and (y) the additional amendments set forth on

(29)                            Insert Tranche letter of Term Loans being extended.

(30)                            Insert Tranche letter of Extended Term Loans.

(31)                            Insert pricing grid if applicable.

(32)                            Insert modifications to financial covenants, if any.

(33)                            Insert fees to be paid to Extending Lenders, if any.

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Schedule D hereto(34).  Except as set forth in this Agreement (including the Schedule hereto), the Extended Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

8.                                     Borrower’s Certifications.  By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certify that:

(i)                                   Both before and after giving effect to this Agreement, the representations and warranties of each Credit Party set forth in the Credit Documents (including, without limitation, the representations and warranties set forth in Article VIII of the Credit Agreement) are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(ii)                                Both before and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

9.                                     Borrower Covenants.  By its execution of this Agreement and as a condition to the effectiveness hereof, the Borrower hereby covenants that the Borrower shall deliver or cause to be delivered the following documents: [                      ], together with all other documents reasonably requested by the Administrative Agent in connection with this Agreement.

10.                               Recordation of the Extended Term Loans.  Upon execution and delivery hereof, the Administrative Agent will revise the Register to reflect the modification of Term Loans into Extended Term Loans as provided herein.

11.                               Amendment, Modification and Waiver.  Subject to future amendments and other modifications to the Credit Agreement made pursuant to the terms thereof, this Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

12.                               Entire Agreement.  This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.                               GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND

(34)                          To include such amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.13 of the Credit Agreement (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of the Extended Term Loans or to enable Extended Term Loans to be treated in a manner generally consistent with existing Term Loans (subject to any exceptions to be set forth herein or in the Credit Agreement)).

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INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14.                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or email) shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Term Loan Extension Amendment as of the date set forth above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

5

[NAME OF EXTENDING LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

Amount of Term [ ] Facility Loans
Held: $

Amount of Term [ ] Facility Loans
Requested to be Extended: $

6

Consented to by:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

7

SCHEDULE A
TO TERM LOAN EXTENSION AMENDMENT

Name of Extending Lender	Principal Amount Extended
[ ]	$
[ ]	$
Total: $

8

SCHEDULE B
TO TERM LOAN EXTENSION AMENDMENT

Amortization Schedule

9

SCHEDULE C
TO TERM LOAN EXTENSION AMENDMENT

Financial Covenant Modifications

10

SCHEDULE D
TO TERM LOAN EXTENSION AMENDMENT

Additional Amendments to Credit Agreement

11

EXHIBIT S

FORM OF REVOLVING EXTENSION AMENDMENT

This form is intended to summarize certain basic terms of a Revolving Loan Extension Amendment pursuant to and in accordance with the terms and conditions of Section 2.13 of the Credit Agreement.  The following provisions may be modified or deleted and additional provisions added as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.13 of the Credit Agreement.

REVOLVING EXTENSION AMENDMENT, dated as of                           , 20[  ] (this “Agreement”), by and among the Lenders party hereto (each, an “Extending Lender” and, collectively, the “Extending Lenders”), PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of July 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches (“Commerz”), RBS Securities Inc., and UBS Securities LLC (“UBSS”), as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Commerz and UBSS, as Co-Syndication Agents, Wells Fargo Bank, National Association, as Swingline Lender, as Administrative Agent and as Collateral Agent, and The Royal Bank of Scotland plc, as Documentation Agent; capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request that all or a portion of the Revolving Commitments of any Tranche be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof, in each case, by, among other things, entering into one or more Extension Amendments with Lenders of the applicable Revolving Commitments;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Extending Lender hereby agrees to modify the Revolving Commitments and related Revolving Loans set forth on Schedule A annexed hereto into Extended Revolving Commitments and Extended Revolving Loans, respectively, in each case, on the terms and subject to the conditions set forth below:(35)

1.                                     Revolving Commitments and Revolving Loans Extended.  Upon the effectiveness hereof,  [   ](36) Revolving Commitments and Tranche [   ] Revolving Loans of each Extending Lender, in the amounts specified on Schedule A hereto, shall be modified into Tranche [   ](37) Revolving Commitments (the “Extended Revolving Commitments”) and Tranche [   ] Revolving Loans (the “Extended Revolving Loans”), respectively.  Except as set forth below or in the Credit Agreement, the Extended Revolving Commitments and Extended Revolving Loans shall have all of the same terms as the Revolving Commitments and Revolving Loans, as applicable, from which they were modified.

2.                                     Termination Date/Maturity Date.  The Extended Revolving Commitments and the Extended Revolving Loans shall mature, in each case, on [          ], 20[  ].

3.                                     Interest Rates.  The Applicable Margin with respect to the Extended Revolving Loans shall be (A) [     ]% per annum, in the case of ABR Loans, and (B) [     ]% per annum, in the case of LIBOR Loans.(38)

[4.                                 Financial Covenants.  The covenants set forth in Section 10.08 are hereby modified as set forth on Schedule B hereto; provided that such modifications shall become effective only after the Final Maturity Date in effect immediately prior to giving effect to this Agreement](39)

5.                                     Applicable Fee Percentage.  The Applicable Fee Percentage with respect to the Extended Revolving Commitments shall be [     ]% per annum.(40)

(35)                          Insert items as applicable, with respect to the Extended Revolving Commitments, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

(36)                            Insert Tranche letter of Revolving Commitments being extended.

(37)                            Insert Tranche letter of Extended Revolving Commitments.

(38)                            Insert pricing grid if applicable.

(39)                            Insert modifications to financial covenants, if any.

(40)                            Insert grid if applicable.

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[6.                                   Other Fees.  The Borrower agrees to pay each Extending Lender a fee equal to [   ]% of the aggregate amount of such Lender’s Revolving Commitments being extended hereby on [                        , 20[    ].

7.                                       Credit Agreement.  The Credit Agreement shall be deemed amended to reflect (x) the terms set forth in Sections 1 through [5] of this Agreement and (y) the additional amendments set forth on Schedule C hereto(41).  Except as set forth in this Agreement (including the Schedule hereto), the Extended Revolving Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

(41)                            To include such amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.13 of the Credit Agreement (including, without limitation, with respect to (i) the re-allocation of participations in Letters of Credit expiring on or after the latest R/C Maturity Date then in effect to Lenders holding Extended Revolving Commitments maturing after such latest R/C Maturity Date, (ii) providing for participations in Letters of Credit (excluding Letters of Credit referred to in clause (i)) outstanding immediately prior to the effectiveness hereof relating to the applicable Tranche of Revolving Commitments being extended hereunder to be deemed to be allocated to the Extended Revolving Commitments on a ratable basis, (iii) providing for commitment reductions and related repayments with respect to any Tranche of Revolving Commitments that has a R/C Maturity Date earlier than such Extended Revolving Commitments without a concurrent reduction of such Extended Revolving Commitments, (iv) providing for borrowings under all Revolving Commitments to be made on a ratable basis (subject to any exceptions to be set forth herein or in the Credit Agreement), (v) providing for participations in Letters of Credit issued after the date hereof which expire on or after the latest R/C Maturity Date then in effect to be held by Lenders holding Extended Revolving Commitments maturing after such latest R/C Maturity Date, (vi) providing for participations in other Letters of Credit issued after the date hereof not referred to in clause (v) to be held ratably among all Revolving Lenders and (vii) such other technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of the Extended Revolving Commitments and the Revolving Loans and Swingline Loans to be made, and the Letters of Credit to be issued, renewed and extended, thereunder or to enable Extended Revolving Commitments and such Revolving Loans, Swingline Loans and Letters of Credit to be treated in a manner generally consistent with existing Revolving Commitments, Revolving Loans, Swingline Loans and Letters of Credit (subject to any exceptions to be set forth herein or in the Credit Agreement)).

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8.                                       Borrower’s Certifications.  By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certify that:

(i)                                     Both before and after giving effect to this Agreement, the representations and warranties of each Credit Party set forth in the Credit Documents (including, without limitation, the representations and warranties set forth in Article VIII of the Credit Agreement) are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(ii)                                  Both before and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

9.                                       Borrower Covenants.  By its execution of this Agreement and as a condition to the effectiveness hereof, the Borrower hereby covenants that the Borrower shall deliver or cause to be delivered the following  documents: [                      ], together with all other documents reasonably requested by the Administrative Agent in connection with this Agreement.

10.                                Recordation of the Extended Revolving Commitments and the Extended Revolving Loans.  Upon execution and delivery hereof, the Administrative Agent will revise the Register to reflect the modification of Revolving Commitments and Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans as provided herein.

11.                                 Amendment, Modification and Waiver.  Subject to future amendments and other modifications to the Credit Agreement made pursuant to the terms thereof, this Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

12.                                 Entire Agreement.  This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.                                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14.                                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so

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broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or email) shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Revolving Extension Amendment as of the date set forth above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

6

[NAME OF EXTENDING LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

Amount of Tranche [ ]
Revolving Commitments Held: $

Amount of Tranche [ ]
Revolving Commitments
Requested to be Extended: $

7

Consented to by:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:

8

SCHEDULE A
TO REVOLVING EXTENSION AMENDMENT

Name of Extending Lender	Revolving Commitments Extended	Revolving Loans Extended(42)
[ ]	$	$
[ ]	$	$
	Total: $	Total: $

(42)                            To be in same proportion as Revolving Commitments extended.

9

SCHEDULE B
TO TERM LOAN EXTENSION AMENDMENT

Financial Covenant Modifications

10

SCHEDULE C
TO TERM LOAN EXTENSION AMENDMENT

Additional Amendments to Credit Agreement

11

EXHIBIT T

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

EXHIBIT T

FORM OF

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[               ], 20[   ]

Among

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender and L/C Lender for the Credit Agreement Secured Parties,

[                                       ],
as the Initial Other Authorized Representative,

[                                       ],
as the Initial Other Collateral Agent,

and

each additional Authorized Representative and Collateral Agent from time to time party hereto

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Construction; Certain Defined Terms	1

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims	10
SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	11
SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions	13
SECTION 2.04	Automatic Release of Liens	14
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	14
SECTION 2.06	Reinstatement	15
SECTION 2.07	Insurance	15
SECTION 2.08	Refinancings	16
SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee for Perfection	16
SECTION 2.10	Amendments to First Lien Security Documents	16

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01	Authority	17

ARTICLE V

MISCELLANEOUS

SECTION 5.01	Notices	18
SECTION 5.02	Waivers; Amendment; Joinder Agreements	19
SECTION 5.03	Parties in Interest	20
SECTION 5.04	Survival of Agreement	20
SECTION 5.05	Counterparts	20
SECTION 5.06	Severability	20

i

ii

FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of [                  ], 20[  ], among Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [                                                   ], as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), [                                 ], as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Collateral Agent”) and each additional Authorized Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

Reference is made to (i) the Credit Agreement dated as of July 14, 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Borrower”), each Subsidiary of the Borrower party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the other parties named therein and (ii) the Security Agreement dated as of July 14, 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among the Borrower, each Subsidiary of the Borrower party thereto from time to time and the Administrative Agent.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative and Collateral Agent (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01                    Construction; Certain Defined Terms.

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)                                 Without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations.  In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment.  Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c)                                  As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.

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“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Applicable Collateral Agent” means (i) until the earlier of (x) Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

 “Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations, the Initial Other Collateral Agent, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Collateral Agent named for such Series in the applicable Joinder Agreement.

“Controlling Secured Parties” means (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative.

“Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all amounts owing to any lender, or agent under any Credit Document or any affiliate thereof, pursuant to the terms of any Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including, without limitation, the “Obligations” as defined in the Security Agreement; provided that Credit Agreement Obligations shall include obligations under Swap Contracts or Cash Management Agreements owing to any person that was a lender or agent under any Credit Document (or an affiliate thereof) at the time the applicable Credit Agreement Obligations were entered into or incurred.

“Credit Agreement Secured Parties” means the holders of Credit Agreement Obligations, including the “Secured Parties” as defined in the Credit Agreement.

“Credit Documents” mean the Credit Agreement, each Credit Agreement Collateral Document and the other Credit Documents (as defined in the Credit Agreement).

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

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“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by Shared Collateral.  The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) or the Borrower to each Other First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.

“First Lien Documents” means, with respect to the Credit Agreement Obligations, the Credit Agreement Documents, and with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness and other obligations thereunder, and the liens securing such Indebtedness and other obligations, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Initial Other Security Agreement” means the Security Agreement dated as of                         among the Initial Other Authorized Representative and                        .

“Insolvency or Liquidation Proceeding” means:

(i)                                     any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)                                  any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)                               any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims; provided, that none of the foregoing acts, events or circumstances in clauses (i), (ii) or (iii) shall constitute an Insolvency or Liquidation Proceeding if an event of default under any First Lien Document has not occurred as a result of such act, event or circumstance.

 “Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

“Joinder Agreement” means the document in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.14 of this Agreement in order to create

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an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Series of Other First Lien Obligations with an aggregate outstanding principal amount in excess of $100,000,000 that constitutes the largest outstanding principal amount (including contingent reimbursement agreements in respect of letters of credit) of any then outstanding Series of First Lien Obligations; provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is [150] days (throughout which [150]-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (A) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (B) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

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“Other First Lien Agreement” means any indenture, including the Initial Other First Lien Agreement and/or credit agreement (excluding the Credit Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Administrative Agent.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including the Initial Other First Lien  Secured Party) pursuant to the terms of any Other First Lien Agreement (including the Initial Other First Lien Agreement), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Other First Lien Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, obligations under Swap Contracts or Cash Management Agreements with any Other First Lien Secured Party or affiliate thereof (or a person that was an Other First Lien Secured Party or affiliate thereof at the time the applicable Other First Lien Obligations were entered into), reimbursement obligations in respect of letters of credit whether drawn or undrawn and guarantees of the foregoing amounts and including, without limitation, the “Obligations” as defined in the Other First Lien Security Documents; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of Indebtedness permitted to be secured on a pari passu basis with the Credit Agreement Obligations pursuant to the Credit Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Other First Lien Security Documents” means any security agreement, mortgage, ship mortgage, pledge or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.

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“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise.  Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Security Documents.  All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Credit Documents (as defined in the Credit Agreement), (ii) the Initial Other First Lien Documents and (iii) the Other First Lien Documents.

“Security Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Series” means (i) with respect to the First Lien Secured Parties, each of (A) the Credit Agreement Secured Parties (in their capacities as such), (B) the Initial Other First Lien Secured Parties (in their capacities as such), and (C) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (ii) with respect to any First Lien Obligations, each of (A) the Credit Agreement Obligations, (B) the Initial Other First Lien Obligations and (C) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest or Lien at such time.  If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

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“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate option, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect the Borroer or any of its subsidiaries against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01                    Priority of Claims.

(a)                                  Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i)                                     FIRST, to the payment of all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Secured Credit Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Documents;

(ii)                                  SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the First Lien Obligations of each Series (the amounts so applied to be distributed among the First Lien Secured Parties pro rata in accordance with the respective amounts of the First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Credit Documents); and

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(iii)                               THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b)                                 Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(c)                                  It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(d)                                 Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), (i) each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein, regardless of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations, granted on the Shared Collateral.

SECTION 2.02                    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)                                  With respect to any Shared Collateral, notwithstanding Section 2.01, only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral).  At any time when the Administrative Agent is the Applicable Collateral Agent, no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar

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official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any intercreditor agreement with respect to Shared Collateral), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b)                                 With respect to any Shared Collateral at any time when any Other First Lien Collateral Agent is the Applicable Collateral Agent, (i) such Other First Lien Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) such Other First Lien Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct such Other First Lien Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, such Shared Collateral (including with respect to any intercreditor agreement with respect to such Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only such Other First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c)                                  Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Collateral.  No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so.  The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)                                 So long as the Administrative Agent is a party to this Agreement, this Agreement shall not apply to any assets a security interest in which was not granted to the Administrative Agent.

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SECTION 2.03                    No Interference; Payment Over; Exculpatory Provisions.

(a)                                  Except, in each case, with respect to any Excess Other First Lien Obligations or any Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b)                                 Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent for such Shared Collateral, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

(c)                                  None of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other

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First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement

SECTION 2.04                    Automatic Release of Liens.

(a)                                  If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)                                 Each Collateral Agent and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05                    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)                                  This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b)                                 If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable Loan Document or Other First Lien Documents), or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to

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such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to (x) the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral, (y) any aspect of a DIP Financing relating to any provision or content of a plan of reorganization or any similar dispositive restructuring plan other than to the extent such provision or content provides for payment of the DIP Financing in full and (z) any DIP Financing to the extent that the economic terms thereof including, without limitation, interest rate, fees, advance rates, lending limits or amortization schedule are not on commercially reasonable terms as determined in good faith by the First Lien Secured Parties; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06                    Reinstatement.  In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07                    Insurance.  As between the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized Representative), shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral solely to the extent the First Lien Secured Parties or holders of any Series of First Lien Obligations possess such right in the First Lien Documents.

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SECTION 2.08                    Refinancings.  The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09                    Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)                                  The Possessory Collateral shall be delivered to the Administrative Agent and the Administrative Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Collateral Agent, the Administrative Agent shall, at the request of the Applicable Collateral Agent, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (or otherwise allow the Applicable Collateral Agent to obtain control of such Possessory Collateral).  The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence.

(b)                                 Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)                                  The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

SECTION 2.10                    Amendments to First Lien Security Documents.

(a)                                  Without the prior written consent of the Administrative Agent, each Other First Lien Collateral Agent agrees that no Other First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Other First Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

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(b)                                 Without the prior written consent of each Other First Lien Collateral Agent, the Administrative Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)                                  In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company.  Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01                                            Authority.

(a)                                  Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)                                 In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared

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Collateral as provided herein and in the First Lien Security Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties.  Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.  Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession.

ARTICLE V

MISCELLANEOUS

SECTION 5.01                                            Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                  if to the Initial Other Collateral Agent, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

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(b)                                 if to the Initial Other Authorized Representative, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(c)                                  if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.  As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02                                            Waivers; Amendment; Joinder Agreements.

(a)                                  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification to Section 2.10 or which otherwise by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company).

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(c)                                  Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

(d)                                 Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary or advisable to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03                                            Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04                                            Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05                                            Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06                                            Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07                                            Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.08                                            Submission to Jurisdiction; Waivers.  Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of

20

any judgment in respect thereof, to the general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09                                            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10                                            Headings.  Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11                                            Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.12                                            Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another.  None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V).  Nothing in this Agreement is

21

intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13                                            Integration.  This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.14                                            Other First Lien Obligations.

To the extent, but only to the extent not prohibited by the provisions of the Credit Agreement and the Other First Lien Documents, the Company may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the Credit Agreement Obligations and the Other First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”).  Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Collateral Agent and Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i)                                     such Additional Senior Class Debt Representative, such Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)                                  the Company shall have (x) delivered to each Collateral Agent true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Company and (y) identified in a certificate of an authorized officer the obligations to be

22

designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof;

(iii)                               all First Lien Security Documents, filings and recordations necessary or desirable in the reasonable judgment of the Additional Senior Class Debt Collateral Agent to create and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent); and

(iv)                              the Other First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and an Additional Collateral Agent in accordance with this Section 5.14, each other Authorized Representative and Collateral Agent shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14.    Each Collateral Agent and each Authorized Representative agrees to enter into an instrument substantially in the form of Exhibit A hereto upon the request of the Borrower in connection with the incurrence of any Additional Senior Class Debt.

SECTION 5.15                                            Agent Capacities.  Except as expressly provided herein, Wells Fargo Bank, National Association is acting in the capacity of Administrative Agent solely for the Credit Agreement Secured Parties.  Except as expressly provided herein, the Initial Other Authorized Representative and the Initial Other Collateral Agent is acting in the capacity of a collateral agent and authorized representative solely for the Initial Other Secured Parties.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Authorized Representative

By:
Name:
Title:

[Signature Page to First Lien Intercreditor Agreement]

CONSENT OF GRANTORS

Dated:

Reference is made to the First Lien Intercreditor Agreement dated as of the date hereof between Wells Fargo Bank, National Association, as Administrative Agent, [                  ], as Initial Other Authorized Representative and [                    ], as Initial Other Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The Company has read the foregoing Intercreditor Agreement and consents thereto.  The Company agrees that it will not, and will cause each of the other Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement.  The Company confirms on behalf of each Grantor that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except to the extent their rights or obligations are adversely affected (in which case the Company shall have the right to consent to or approve any such amendment, modification or waiver).

Without limitation to the foregoing, the Company agrees to take, and to cause each other Grantor to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.  Notices delivered to the Company pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

Consent of Grantors - 1

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[NAMES OF SUBSIDIARY PARTIES]

By:
Name:
Title:

Consent of Grantors - 2

Exhibit A
to First Lien Intercreditor Agreement

[FORM OF] JOINDER NO. [       ] dated as of [              ], 20[   ] (the “Joinder Agreement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [         ], [  ], (the “First Lien Intercreditor Agreement”), among Wells Fargo Bank, National Association, as Administrative Agent, [                  ], as Initial Other Authorized Representative and [                    ], as Initial Other Collateral Agent, and the additional Authorized Representatives from time to time a party thereto.(1)

A.                                   Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B.                                     As a condition to the ability of the Company to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement.  Section 5.14 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the First Lien Intercreditor Agreement.  The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.                                In accordance with Section 5.14 of the First Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become an Authorized Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New

(1)                                  In the event of the Refinancing of the Credit Agreement Obligations, this Joinder will be revised to reflect joinder by a new Credit Agreement Collateral Agent

Exhibit A-1

Representative and New Collateral Agent had originally been named therein as an Authorized Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the First Lien Intercreditor Agreement applicable to them as Authorized Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Parties that they represent as Other First Lien Secured Parties.  Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative, and each reference to a “Collateral Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent.  The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.                                Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3.                                This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.                                Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                                THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 6.                                In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit A-2

SECTION 7.                                All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8.                                The Company agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

Exhibit A-3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit A-4

Acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Authorized Representative

By:
Name:
Title:

Exhibit A-5

EXHIBIT U

FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

EXHIBIT U

FORM OF

JUNIOR LIEN INTERCREDITOR AGREEMENT

among

PENN NATIONAL GAMING, INC.,

the other Grantors party hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Senior Representative for the Credit Agreement Secured Parties,

[           ]
as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [           ], 20[  ]

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[  ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Company”), the other Grantors (as defined below) party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for the Credit Agreement Secured Parties (in such capacity, together with its successors, in such capacity the “Administrative Agent”), [                   ], as a Senior Representative (in such capacity, together with its successors in such capacity, a “Senior Representative”) [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                         Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein.  As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.14 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Company after the date hereof, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement.  Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (i) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (ii) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (iii) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent as provided in Article XII of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Class Debt” has the meaning assigned to such term in Section 8.09(a).

“Class Debt Parties” has the meaning assigned to such term in Section 8.09(a).

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

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“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of July 14, 2011, among the Company, the lenders from time to time party thereto and Wells Fargo, as administrative agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Credit Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Instructing Group, in a notice to the Designated Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by Shared Collateral pursuant to the terms of the documentation governing such Debt Facility.  The term “Discharged” shall have a corresponding meaning.

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“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative and the Designated Second Priority Representative, as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Subsidiary Guarantors” as defined in the Credit Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [[Indenture] [Credit Agreement] dated as of [          ], 20[  ], among the Company, [the Guarantors identified therein,] [     ], as [trustee] [administrative agent], and [     ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.(1)

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

(1)                                  If Second Priority Debt is incurred in the form of a tranche under the Credit Agreement, changes necessary to this Form of Junior Lien Intercreditor to reflect such structure will be made to this Form of Junior Lien Intercreditor Agreement, subject to the approval of the Company and the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) or each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility), as applicable, and such changes shall not require consent of the Lenders under the Credit Agreement.

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“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(i)                                     any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)                                  any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)                               any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Security Agreement.

“Intercreditor Agreement” has the meaning assigned to such term in Section 5.03(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“parent” has the meaning assigned to such term in the definition of “Subsidiary.”

“Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09(a).

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09(a).

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to

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which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.  Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, credit agreements, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (i) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (ii) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (iii) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

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“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility and the Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Second Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means that certain Security Agreement, dated as of July 14, 2011, among the Company, the other Grantors party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09(a).

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09(a).

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09(a).

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Security Documents” as defined in the Credit Agreement, the Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed

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and delivered by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (i) the Credit Agreement Loan Documents and (ii) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest).  If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest or Lien in such Collateral at such time.

“Subsidiary” with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or

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more subsidiaries of the parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“Wells Fargo” has the meaning assigned to such term in the introductory paragraph of this Agreement.

SECTION 1.02.                                         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.                                         Subordination.  (a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (i) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (ii) any Lien on the Shared Collateral securing any Second Priority Debt Obligations

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now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations.  All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.                                         No Payment Subordination; Nature of Senior Lender Claims  (a)  Except as otherwise set forth herein, the subordination of Liens securing Second Priority Debt Obligations to Liens securing Senior Obligations set forth in Section 2.01 affects only the relative priority of those Liens and does not subordinate the Second Priority Debt Obligations in right of payment to the Senior Obligations; provided, for the avoidance of doubt, that all payments in respect of Shared Collateral and all proceeds thereof shall be subject to Section 4.01.  Except as otherwise set forth herein, nothing in this Agreement will affect the entitlement of the Second Priority Debt Parties to receive and retain required payments of interest, principal, and other amounts in respect of Second Priority Debt Obligations unless the receipt is expressly prohibited by, or results from the Second Priority Debt Parties’ breach of, this Agreement.(b)  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof.  The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof.  As between the Company and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03.                                         Prohibition on Contesting Liens  Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other

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Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral.  Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04.                                         No New Liens.  The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.05.                                         Perfection of Liens.  Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06.                                         Certain Cash Collateral.  Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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ARTICLE III

Enforcement

SECTION 3.01.                                         Exercise of Remedies.

(a)                                  So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that the Second Priority Representative or any Second Priority Debt Party may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to each Senior Representative of any Second Priority Representative’s or Second Priority Debt Party’s intention to exercise its right to take such actions which notice shall specify that an “Event of Default” as defined in the applicable Second Priority Debt Documents has occurred and as a result of such “Event of Default”, the principal and interest under such Second Priority Debt Documents have become due and payable (the “Second Priority Standstill Period”) unless a Senior Representative has commenced and is diligently pursuing remedies with respect to any material portion of the Collateral (or attempted to commence such exercise of remedies and is stayed by applicable Insolvency and Liquidation Proceedings); provided, further, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension), and make other filings, arguments, and motions with respect to the Second Priority Debt Obligations and the Shared Collateral under its Second Priority Debt Facility, in each case in a manner and to the extent consistent with the terms of this Agreement, (B)

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any Second Priority Representative may take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03.  In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.

(b)                                 So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations.  Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)                                  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that, notwithstanding the expiration of the Second Priority Standstill Period, would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)                                 Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement.

(e)                                  Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place

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for exercising such right or remedy or conducting any proceeding with respect thereto; provided, however, that the Second Priority Representative and the Second Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by provisos to Section 3.01(a).  Following the Discharge of Senior Obligations, the Second Priority Instructing Group and the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Instructing Group and Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02.                                         Cooperation.  Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.                                         Actions upon Breach.  Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (a) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

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ARTICLE IV

Payments

SECTION 4.01.                                         Application of Proceeds.  After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies with respect to Shared Collateral shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred.  Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02.                                         Payments Over.  Any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party.  This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01.                                         Releases.

(a)                                  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event the Designated Senior Representative releases its lien on any item of Shared Collateral in connection with a sale, transfer or other disposition of such specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Company) (x) pursuant to the exercise of remedies with respect to the Shared Collateral following the occurrence and during the continuance of an event of default under the Senior Debt Documents, or (y) that is permitted under the Senior Debt Documents and the Second Priority Debt Documents, other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without

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any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations.  Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Company or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Company’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens.  Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)                                  Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)                                 Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral

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cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02.                                         Insurance and Condemnation Awards.  Unless and until the Discharge of Senior Obligations has occurred, the Senior Representatives shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.  Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, but subject in all respects to the right of the Grantors under the Senior Debt Documents, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03.                                         Amendments to Second Priority Collateral Documents.

(a)                                  Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.  The Company agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

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“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Wells Fargo Bank, National Association, as administrative agent, pursuant to or in connection with the Credit Agreement dated as of July 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time), among Penn National Gaming, Inc., a Pennsylvania corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [               ], 20[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Wells Fargo Bank, National Association, as Administrative Agent, [                                            ] and its subsidiaries and affiliated entities party thereto.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b)                                 In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document upn delivery of the notice required by this clause (b) without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Collateral Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties shall not apply to the Second Priority Security Documents without the consent of the Second Priority Representative and (iii) written notice of such amendment, waiver or consent shall be given to each Second Priority Representative within ten (10) Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04.                                         Rights as Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement.  Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative

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or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral.  In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.  Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05.                                         Gratuitous Bailee for Perfection.

(a)                                  Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)                                 Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist.  The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)                                  The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05.  The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

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(d)                                 The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e)                                  Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, without recourse, representation or warranty (i) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements (such endorsements shall be without recourse, representation or warranty) and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (ii) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct.  The Company and the other Grantors shall take such further action as is reasonably required to effectuate the transfer contemplated hereby to the extent required under the Second Priority Collateral Documents.  The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)                                    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.                                         When Discharge of Senior Obligations is Deemed Not to Have Occurred.  If, at any time after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement.  Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall

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promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to approve or receive insurance proceeds as a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that it is no longer entitled to approve any awards granted in such proceeding.

SECTION 5.07.                                         Purchase Right.  Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) a payment default under (i) the Senior Facility represented by the Designated Senior Representative that has not been cured or waived by the Credit Agreement Secured Parties or the Additional Senior Debt Parties, as applicable, within sixty (60) days of the occurrence thereof, (b) acceleration of (i) the Senior Facility represented by the Designated Senior Representative in accordance with the terms of such Senior Facility or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days after the first date on which the Second Priority Debt Parties receive written notification that a Purchase Event has occurred, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest and fees, without warranty or representation or recourse (except for, in the case of the Credit Agreement Obligations, representations and warranties required to be made by assigning lenders pursuant to the Assignment Agreement (as such term is defined in the Credit Agreement)).  If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within fifteen (15) Business Days of the request.  If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Class Debt Representative.  If none of the Second Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

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ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01.                                         Financing Issues.  Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) except as otherwise set forth in Section 5.04 hereof, objection to (and will not otherwise contest) any other motion filed by the Senior Representative in any such Insolvency or Liquidiation Proceeding that is otherwise consistent with the terms hereof or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02.                                         Relief from the Automatic Stay.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

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SECTION 6.03.                                         Adequate Protection.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law.  Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law and the Senior Representatives, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

SECTION 6.04.                                         Preference Issues.  If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second

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Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.                                         Separate Grants of Security and Separate Classifications.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06.                                         No Waivers of Rights of Senior Secured Parties.  Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.                                         Application.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding.  The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement

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of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.  All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.                                         Other Matters.  To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09.                                         506(c) Claims.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10.                                         Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; etc.

SECTION 7.01.                                         Reliance.  The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to

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make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02.                                         No Warranties or Liability.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.  The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement.  Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with.  Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.                                         Obligations Unconditional.  All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)                                  any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)                                 any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)                                  any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of

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conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.                                         Conflicts.  Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern.  Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Pari Passu Intercreditor Agreement and in the event of any conflict between the Pari Passu Intercreditor Agreement and this Agreement, with respect to the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves), the provisions of the Pari Passu Intercreditor Agreement shall control.

SECTION 8.02.                                         Continuing Nature of this Agreement; Severability.  Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred.  This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon.  The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03.                                         Amendments; Waivers.

(a)                                  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right

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or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any Grantor, shall require the consent of the Company.  Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c)                                  Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04.                                         Information Concerning the Financial Condition of the Company and the Subsidiaries.  The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations.  The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

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SECTION 8.05.              Subrogation.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.              Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents.  Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.              Release of Grantors.  In the event any Subsidiary that is a Grantor hereunder is released from its Secured Obligations under the Collateral Documents, such Subsidiary shall automatically cease to be a Grantor hereunder and have no further rights or obligations hereunder.  The rights and obligations of each continuing Grantor hereunder shall remain in full force and effect notwithstanding the subtraction of any Grantor.

SECTION 8.08.              Dealings with Grantors.  Upon any application or demand by the Company or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement, the Company or such Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or any applicable Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09.              Additional Debt Facilities.  (a) To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Company may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt.  Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of subsection (b) below.  Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior

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Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of subsection (b) below.

(b)  In order for a Class Debt Representative to become a party to this Agreement:

(i)      such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)     the Company shall have delivered to the Designated Senior Representative an Officer’s Certificate designating Indebtedness as a Senior Facility or Second Priority Debt hereunder, certifying that the incurrence of such Indebtedness and its designation as such hereunder is permitted by each Senior Debt Document and Second Priority Debt Document and that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Company; and

(iii)    the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10.              Consent to Jurisdiction; Waivers.  Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

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(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)           agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11.              Notices.  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a)           if to the Company or any Grantor, to the Company, at its address at: [•], Attention of [•], telecopy [•];

(b)           if to the Initial Second Priority Representative to it at: [•] Attention of [•], telecopy [•];

(c)           if to the Administrative Agent, to it at: [[•], Attention of [•] (Fax No.:  [•]) (email:  [•]), with a copy];

(d)           if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.  As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12.              Further Assurances.  Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its

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Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.              GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

(B)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14.              Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15.              Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16.              Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.              Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.  The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties.  The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.18.              No Third Party Beneficiaries; Successors and Assigns.  The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

33

SECTION 8.19.              Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20.              Administrative Agent and Representative.  It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article XII of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [             ] is entering into this Agreement in its capacity as [Trustee] [administrative agent] under [indenture] [credit agreement] and the provisions of Article [  ] of such [indenture] [credit agreement]  applicable to the [Trustee] [administrative agent] thereunder shall also apply to the [Trustee]  [administrative agent] hereunder.

SECTION 8.21.              Relative Rights.  Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22.              Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

34

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

35

ANNEX I

Grantors

ANNEX II

[Intentionally Omitted]

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior
Representative

By:
Name:
Title:

[ ], as Designated Second Priority
Representative

By:
Name:
Title:

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [      ], 20[  ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Junior Lien Intercreditor Agreement”), among Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Wells Fargo Bank, National Association, as Administrative Agent under the Credit Agreement, [          ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.            As a condition to the ability of the Company to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement.  Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement.  The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.  In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties.  Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative.  The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (b) this Representative

Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (c) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3.  This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.  The Company agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable and documented fees, expenses and disbursements of one counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON
SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the
Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [            ], 20[  ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Junior Lien Intercreditor Agreement”), among Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Wells Fargo Bank, National Association, as Administrative Agent under the Credit Agreement, [          ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.            As a condition to the ability of the Company to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement.  Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement.  The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.  In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties.  Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative.  The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (b) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (c) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3.  This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.  The Company agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable and documented fees, expenses and disbursements of one counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON
SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the
Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors